Filed pursuant to Rule 424(b)(4)
Registration Statement No. 333-164380
Registration Statement No. 333-165647
PROSPECTUS

10,000,000 Shares

Class A Common Stock

This is the initial public offering of the Class A common stock of First Interstate BancSystem, Inc. We are offering 10,000,000 shares of our Class A common stock. No public market currently exists for our Class A common stock.

Our Class A common stock has been approved for listing on the NASDAQ Stock Market under the symbol “FIBK.”

Following this offering, we will have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to five votes per share and is convertible at any time into one share of Class A common stock.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 11 of this prospectus.

	Per Share	Total

Price to the public	$14.500	$145,000,000
Underwriting discounts and commissions	$1.015	$10,150,000
Proceeds to us (before expenses)	$13.485	$134,850,000

We have granted the underwriters the option to purchase an additional 1,500,000 shares of Class A common stock from us on the same terms and conditions set forth above if the underwriters sell more than 10,000,000 shares of Class A common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Barclays Capital, on behalf of the underwriters, expects to deliver the shares on or about March 29, 2010.

Barclays Capital

D.A. Davidson & Co.

Keefe, Bruyette & Woods	Sandler O’Neill + Partners, L.P.

Prospectus dated March 23, 2010

MONTANA
Eureka
Whitefish
Kalispell
Bigfork
Polson
Great Falls
Missoula
Helena
Miles City
Hamilton
Billings
Colstrip
Lame Deer
Hardin
Belgrade
Bozeman
Livingston
Gardiner
Red Lodge
WYOMING
Sheridan
Buffalo
Gillette
Jackson
Riverton
Lander
Casper
Laramie
Cheyenne
SOUTH DAKOTA
Belle Fourche
Spearfish
Deadwood
Sturgis
Piedmont Valley
Black Hawk
New Underwood
Wall
Lead
Hill City
Custer
Rapid City
Hot Springs
Edgemont

First Interstate BancSystem

www.firstinterstate.com

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated or the context requires, all information in this prospectus:

•	assumes that the underwriters’ option is not exercised; and

•	gives pro forma effect to a recapitalization of our previously-existing common stock, which occurred on March 5, 2010, and which included (1) a 4-for-1 split of the previously-existing common stock; (2) the redesignation of the previously-existing common stock as Class B common stock; and (3) the creation of a new class of common stock designated as Class A common stock. We refer to the new Class A common stock and Class B common stock together in this prospectus as the “common stock.”

INDUSTRY AND MARKET DATA

This prospectus includes industry and government data and forecasts that we have prepared based, in part, upon industry and government data and forecasts obtained from industry and government publications and surveys. These sources include publications and data compiled by the Board of Governors of the Federal Reserve System, or Federal Reserve, the Federal Deposit Insurance Corporation, or FDIC, the Bureau of Labor Statistics and SNL Financial LC. For example, when we refer to “our UBPR peer group” in this prospectus, we mean the group of FDIC-insured bank holding companies with assets between $3 billion and $10 billion included in our Uniform Bank Performance Report, as reported by the Federal Reserve and the FDIC.

Third-party industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. While we are responsible for the adequacy and accuracy of the disclosure in this prospectus, we have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Forecasts are particularly likely to be inaccurate, especially over long periods of time. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section captioned “Risk Factors.”

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SUMMARY

The following is a summary of certain material information contained in this prospectus. This summary does not contain all the information that you should consider before investing in our Class A common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section, the consolidated financial statements and the accompanying notes included in this prospectus, as well as the other documents to which we refer you. When we refer to “we,” “our,” “us” or the “Company” in this prospectus, we mean First Interstate BancSystem, Inc. and our consolidated subsidiaries, including our wholly-owned subsidiary, First Interstate Bank, unless the context indicates that we refer only to the parent company, First Interstate BancSystem, Inc. When we refer to the “Bank” in this prospectus, we mean First Interstate Bank.

OUR COMPANY

We are a financial and bank holding company headquartered in Billings, Montana. As of December 31, 2009, we had consolidated assets of $7.1 billion, deposits of $5.8 billion, loans of $4.5 billion and total stockholders’ equity of $574 million. We currently operate 72 banking offices in 42 communities located in Montana, Wyoming and western South Dakota. Through the Bank, we deliver a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout our market areas. Our customers participate in a wide variety of industries, including energy, healthcare and professional services, education and governmental services, construction, mining, agriculture, retail and wholesale trade and tourism.

Our company was established on the principles and values of our founder, Homer Scott, Sr. In 1968, Mr. Scott purchased the Bank of Commerce in Sheridan, Wyoming and began building his vision of a premier community bank committed to serving the local communities in Wyoming, Montana and surrounding areas. Over the past 42 years, we have expanded from one banking office to 72 branch locations through organic, de novo and acquisition-based growth, including the purchase of First Western Bank’s 18 offices in western South Dakota in January 2008. Our growth has resulted from our adherence to the principles and values of our founder and the alignment of these principles and values among our management, directors, employees and stockholders.

Our Competitive Strengths

Since our formation, we have grown our business by adhering to a set of guiding principles and a long-term disciplined perspective that emphasizes our commitment to providing high-quality financial products and services, delivering quality customer service, effecting business leadership through professional and dedicated managers and employees, assisting our communities through socially responsible leadership and cultivating a strong and positive corporate culture. We believe the following are our competitive strengths:

Attractive Footprint—The states in which we operate, Montana, Wyoming and South Dakota, have all displayed stronger economic trends and asset quality characteristics relative to the national averages during the recent economic downturn. In particular, the markets we serve have diversified economies and favorable growth characteristics. Notwithstanding challenging market conditions nationally and elsewhere in the West, we have experienced sustained profitability and stable growth due, in part, to our presence in these states.

Market Leadership—As of June 30, 2009, the most recent available published data, we were ranked first by deposits in 53% of our metropolitan statistical areas, or MSAs, and were ranked one of the top three depositories in 87% of our MSAs, as reported by SNL Financial. We were also ranked as of June 30, 2009, first by deposits in Montana, second in Wyoming and either first or second in each of the counties we serve in western South Dakota. We believe our market leading position is an important factor in maintaining long-term customer loyalty and community relationships. We also believe this leadership provides us with pricing benefits for our products and services and other competitive advantages.

Proven Model with Branch Level Accountability—Our growth and profitability are due, in part, to the implementation of our community banking model and practices. We support our branches with resources, technology, brand recognition and management tools, while at the same time encouraging local decision-making and community involvement. Our 28 local branch presidents and their teams have responsibility and discretion, within company-wide guidelines, with respect to the pricing of loans and deposits, local advertising and promotions, loan underwriting and certain credit approvals. We enhance this community banking model with monthly reporting focused on branch-level accountability for financial performance and asset quality, while providing regular opportunities for the sharing of information and best practices among our local branch management teams.

Disciplined Underwriting and Credit Culture—A vital component of the success of our company is maintaining high asset quality in varying economic cycles. This results from a business model that emphasizes local market knowledge, strong customer relationships, long-term perspective and branch-level accountability. Moreover, we have developed conservative credit standards and disciplined underwriting skills to maintain proper credit risk management. By maintaining strong asset quality, we are able to reduce our exposure to significant loan charge-offs and keep our management team focused on serving our customers and growing our business.

Stable Base of Core Deposits—We fund customer loans and other assets principally with core deposits from our customers consisting of checking and savings accounts, money market deposit accounts and time deposits (certificates of deposit) below $100,000. We do not generally utilize brokered deposits and do not rely heavily on wholesale funding sources. At December 31, 2009, our total deposits were approximately $5.8 billion, 83% of which were core deposits. Our core deposits provide us with a stable funding source while generating opportunities to build and strengthen our relationships with our customers. Furthermore, we believe that over long periods of time covering different economic cycles, our core deposits will continue to provide us with a relatively low cost of funds, an advantage that we anticipate will become more pronounced if interest rates rise.

Experienced and Talented Management Team—Our success has been built, beginning with our formation as a family-owned and operated commercial bank, upon a foundation of strong leadership. The Scott family has provided effective leadership for many years and has successfully integrated a management team of seasoned banking professionals. Members of our current executive management team have, on average, over 30 years of experience in the community or regional banking industry. Furthermore, our banking expertise is broadly dispersed throughout the organization, including 28 experienced branch presidents with oversight responsibility for multiple banking offices. The Scott family, members of which own a majority of our stock, is committed to our long-term success and plays a significant role in providing leadership and developing our strategic vision.

Sustained Profitability and Favorable Stockholder Returns—We focus on long-term financial performance, and have achieved 22 consecutive years of profitability. We have used a combination of organic growth, new branch openings and strategic acquisitions to expand our business while maintaining positive operating results and favorable stockholder returns. During the ten years from 1999 through 2008, our annual return on average common equity ranged from 14.7% to 20.4%. Even during 2009, a period of challenging market conditions for many banks, we generated a return on average common equity of 10.0%.

Our Strategy

We intend to leverage our competitive strengths as we pursue the following business strategies:

Remain a Leader in Our Markets—We have established market leading positions in Montana, Wyoming and western South Dakota. We intend to remain a leader in our markets by continuing to adhere to the core principles and values that have contributed to our growth and success. We believe we can continue to expand our market leadership by following our proven community banking model and conservative banking practices, by offering high-quality financial products and services, by maintaining a comprehensive understanding of our markets and the needs of our customers and by providing superior customer service.

Focus on Profitability and Favorable Stockholder Returns—We focus on long-term profitability and providing favorable stockholder returns by maintaining or improving asset quality, increasing our interest and non-interest income and achieving operating efficiencies. We intend to continue to concentrate on increasing customer deposits, loans and otherwise expanding our business in a disciplined and prudent manner. Moreover, we will seek to extend our track record of over 15 years of continuous quarterly dividend payments, as such payments are important to our stockholders. We believe successfully focusing on these factors will allow us to continue to achieve positive operating results and deliver favorable stockholder returns.

Continue to Expand Through Organic Growth—We intend to continue achieving organic growth through the anticipated economic and population growth within our markets and by capturing incremental market share from our competitors. We believe that our market recognition, resources and financial strength, combined with our community banking model, will enable us to attract customers from the national banks that operate in our markets and from smaller banks that face increased regulatory, financial and technological requirements.

Selectively Examine Acquisition Opportunities—We believe that evolving regulatory and market conditions will enable us to consider acquisition opportunities, including both traditional and FDIC-assisted transactions. We intend to direct any strategic expansion efforts primarily within our existing states of operation, but we will also consider compelling opportunities in surrounding markets. While we have no present agreement or plan concerning any specific acquisition or similar transaction, we believe that the capital raised from this offering, together with the ability to use our publicly-traded stock as currency should enhance our strategic expansion opportunities.

Continue to Attract and Develop High-Quality Management Professionals—The leadership skills and talents of our management team are critical to maintaining our competitive advantage and to the future of our business. We intend to continue hiring and developing high-quality management professionals to maintain effective leadership at all levels of our company. We attribute much of our success to the quality of our management personnel and will continue to emphasize this critical aspect of our business and our culture.

Contribute to Our Communities—We believe our business is driven not just by meeting or exceeding our customers’ needs and expectations, but also by establishing long-term relationships and active involvement and leadership within our communities. We believe in the importance of corporate social responsibility and have developed strong ties with our communities. We contribute to these communities through active involvement, assistance and leadership roles with various community projects and organizations.

Our Market Areas

We operate throughout Montana, Wyoming and western South Dakota. Industries of importance to our markets include energy, healthcare and professional services, education and governmental services, construction, mining, agriculture, retail and wholesale trade and tourism. While distinct local markets within our footprint are dependent on particular industries or economic sectors, the overall region we serve benefits from a stable, diverse and growing local economy. Our market areas have demonstrated strength even during the recent economic downturn. For instance, Montana, Wyoming and South Dakota have maintained low unemployment rates relative to the national average of 10.0% as of December 2009, with Montana at 6.7%, Wyoming at 7.5% and South Dakota at 4.7%.

Montana—We operate primarily in the metropolitan areas of Billings, Missoula, Kalispell, Bozeman, Great Falls and Helena. For the principal Montana communities in which we operate, the estimated weighted average population growth for 2009 through 2014 is 6.83%, as compared to the estimated national average growth rate for the same period of 4.63%. At December 31, 2009, approximately $2.9 billion, or 50%, of our total deposits were in Montana.

Wyoming—We operate primarily in the metropolitan areas of Casper, Sheridan, Gillette, Laramie, Jackson, Riverton and Cheyenne. For the principal Wyoming communities in which we operate, the estimated weighted average population growth for 2009 through 2014 is 5.16%. At December 31, 2009, approximately $2.1 billion, or 36%, of our total deposits were in Wyoming.

Western South Dakota—With the acquisition of First Western Bank in January 2008, we expanded our franchise into western South Dakota. We operate primarily in the metropolitan areas of Rapid City and Spearfish. For the principal western South Dakota communities in which we operate, the estimated weighted average population growth for 2009 through 2014 is 4.45%. At December 31, 2009, approximately $804 million, or 14%, of our total deposits were in western South Dakota.

The estimated weighted average population growth of the major MSAs we serve in all three states for 2009 to 2014 is 5.77%, a level that exceeds the estimated national growth rate. Factors contributing to the growth of our market areas include power and energy-related developments; expanding healthcare, professional and governmental services; growing regional trade center activities; and the in-flow of retirees. We expect to leverage our resources and competitive advantages to benefit from diversified economic characteristics and favorable population growth trends in our area.

Voting Control of Our Company

We have two classes of authorized common stock. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to five votes per share. Holders of the Class B common stock currently have voting control of our company. See “Risk Factors—Risks Relating to Investments in Our Class A Common Stock—Holders of the Class B common stock have voting control of our company and are able to determine virtually all matters submitted to stockholders, including potential change in control transactions.”

The following table sets forth information regarding ownership and voting control of our company as of February 28, 2010, (i) on an actual basis (pre-offering) and (ii) on an as adjusted basis, after giving effect to the offering (post-offering).

	Pre-Offering			Post-Offering
		% Total			% Total
	Shares of Class B	Common	% Total	Shares of Class B	Common	% Total
Stockholder Group	Common Stock	Stock(1)	Voting Control	Common Stock	Stock	Voting Control

All executive officers and directors	16,513,128	51.25	51.25	16,513,128	40.04	49.67
All Scott family stockholders(2)	24,928,208	79.13	79.13	24,928,208	60.44	74.99
All existing stockholders	31,243,292	100.00	100.00	31,243,292	75.75	93.98

(1)	As of February 28, 2010, there were no shares of Class A common stock outstanding. For further information regarding our Class A common stock and Class B common stock, see “Description of Capital Stock.”

(2)	Includes Scott family stockholders who are executive officers or directors.

Recent Developments — First Quarter Outlook

As we near the end of the first quarter of 2010, we have elected to present below our current expectations of results of operations for the quarter.

For the quarter ending March 31, 2010, we estimate that our net income available to common stockholders will be between approximately $10.0 million and $10.6 million. Net income is primarily a function of net interest income, provision for loan losses, non-interest income and non-interest expense. Our net income available to common stockholders is also impacted by income tax expense and dividend payments on our outstanding preferred stock. Because mortgage servicing rights are valued by a third party at the end of each quarter, our estimated net income available to common stockholders does not include the effect of any impairment adjustment.

We expect net interest income for the quarter will be between approximately $60.0 million to $62.0 million. Net interest income is derived from interest, dividends and fees received on our loans, securities and other interest earning assets, less interest costs paid on deposits and other interest bearing liabilities. Our anticipated net interest income for the quarter reflects an estimated net interest margin of 3.95% to 4.05%. Our expected net interest income also reflects the fact that the first quarter includes 90 calendar days of interest earning activity, whereas other quarters include 91 or 92 days.

We anticipate that our provision for loan losses will be between approximately $11.0 million to $12.0 million. Our anticipated loan loss provision for the quarter reflects management’s estimates of the amounts appropriate to maintain adequate balances in our loan loss reserve, in view of internal risk ratings in our loan portfolio and current market and credit conditions affecting our borrowers.

Non-interest income for the quarter is estimated to be between approximately $19.0 million to $20.0 million. A significant component of non-interest income is income from the origination and sale of loans. Origination activity, primarily with respect to residential loans, is not consistent throughout the year and varies among quarters. Our first quarter results will be impacted by changes in long-term interest rates and the seasonality of these originations.

We anticipate that our non-interest expense for the quarter will be between approximately $52.0 million to $54.0 million. Non-interest expense includes various general and administrative operating and other expenses. For the quarter, we believe non-interest expense will be favorably affected by lower levels of anticipated operating costs, including depreciation, which levels are expected to continue through the 2010 fiscal year. As indicated above, the impact of an impairment adjustment for mortgage servicing rights is not included in our estimates of non-interest expense or net income for the quarter.

Finally, our net income available to common stockholders for the quarter will also reflect anticipated income tax expense of $5.0 million to $6.0 million, and dividends to be paid on our outstanding preferred stock of $844,000.

We have presented above estimated financial information for the quarter ending March 31, 2010 based on currently available information. We do not intend to update or otherwise revise these estimates to reflect future events and do not intend to disclose publicly whether our actual results will vary from our estimates other than through the release of actual results in the ordinary course of business. No independent public accounting firm has complied, examined or performed any procedures with respect to the anticipated financial information contained below, nor have they expressed any opinion or other form of assurance on such information or its achievability. These estimates should not be regarded as a representation by us, our management or the underwriters as to our actual results for the quarter. The assumptions and estimates underlying the estimated financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties, including those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. Accordingly, there can be no assurance that the estimated financial information presented above is indicative of our future performance or that actual results will not differ materially from this estimated financial information. You should not place undue reliance on these estimates.

Our Corporate Information

We are incorporated under the laws of Montana. Our principal executive offices are located at 401 North 31st Street, Billings, Montana. Our telephone number is (406) 255-5390. Our internet address is www.firstinterstatebank.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

THE OFFERING

The following summary of the offering contains basic information about the offering and our Class A common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our Class A common stock, please refer to the section of this prospectus entitled “Description of Capital Stock—Common Stock.”

Class A Common Stock Offered	10,000,000 shares. 11,500,000 shares if the underwriters’ option is exercised in full.

Class A Common Stock to be Outstanding Immediately After this Offering	10,000,000 shares. 11,500,000 shares if the underwriters’ option is exercised in full.

Class B Common Stock Outstanding Immediately After this Offering	31,243,292 shares.

Total Common Stock Outstanding After this Offering	41,243,292 shares. 42,743,292 shares if the underwriters’ option is exercised in full.

Use of Proceeds	We estimate that our net proceeds from this offering, after deducting underwriting discounts, commissions and estimated offering expenses, will be approximately $133.1 million, or approximately $153.3 million if the underwriters’ option is exercised in full. We intend to use the net proceeds to support our long-term growth, to repay our variable rate term notes issued under our syndicated credit agreement and for general corporate purposes, including potential strategic acquisition opportunities. We have no present agreement or plan concerning any specific acquisition or similar transaction. See “Use of Proceeds.”

Dividend Policy	It has been our policy to pay a dividend to all common stockholders. Dividends are declared and paid in the month following the end of each calendar quarter. Our dividend policy and practice may change in the future, however, and our Board of Directors, or Board, may change or eliminate the payment of future dividends at its discretion, without notice to our stockholders and. Any future determination to pay dividends to our stockholders will be dependent upon our financial condition, results of operation, capital requirements, banking regulations and any other factors that the Board may deem relevant.

For information regarding our recent dividends, see “Dividend Policy.”

NASDAQ Listing	Our Class A common stock has been approved for listing on the NASDAQ Stock Market under the symbol “FIBK.”

The number of shares of common stock to be outstanding after this offering is based on 31,243,292 shares outstanding at February 28, 2010, does not reflect conversions of Class B common stock to Class A common stock since February 28, 2010, and excludes:

•	3,775,396 shares of our Class B common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $16.00 per share;

•	1,600,000 shares of our Class B common stock issuable upon conversion of our outstanding shares of our Series A preferred stock; and

•	1,280,352 shares of our Class A common stock available for future issuance under our equity compensation plans.

Stock options that are currently outstanding under our equity compensation plans are exercisable for shares of our Class B common stock. Future awards of stock options, restricted stock and other securities under our equity compensation plans will be exercisable for shares of our Class A common stock.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. These risks include, among others:

•	we may incur significant credit losses, particularly in light of current market conditions;

•	our concentration of real estate loans subjects us to increased risks in the event real estate values continue to decline due to the economic recession, a further deterioration in the real estate markets or other causes;

•	economic and market developments, including the potential for inflation, may have an adverse effect on our business, possibly in ways that are not predictable or that we may fail to anticipate;

•	many of our loans are to commercial borrowers, which have a higher degree of risk than other types of loans;

•	if we experience loan losses in excess of estimated amounts, our earnings will be adversely affected;

•	our goodwill may become impaired, which may adversely impact our results of operations and financial condition and may limit our Bank’s ability to pay dividends to us, thereby causing liquidity issues;

•	our dividend policy may change;

•	there is no prior public market for our common stock and one may not develop;

•	our Class A common stock share price could be volatile and could decline following this offering, resulting in a substantial or complete loss of your investment; and

•	holders of the Class B common stock have voting control of our company and are able to determine virtually all matters submitted to stockholders, including potential change in control transactions.

The foregoing is not a comprehensive list of the risks we face. You should carefully consider all information included in this prospectus, including information under “Risk Factors,” before investing in our Class A common stock.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth certain of our historical consolidated financial data. The summary consolidated financial data as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of December 31, 2007, 2006 and 2005 and for the years ended December 31, 2006 and 2005 have been derived from our audited consolidated financial statements that are not included in this prospectus.

In January 2008, we acquired First Western Bank which included 18 offices located in western South Dakota. At the time of the acquisition, First Western Bank had total assets of approximately $913.0 million. The results and other financial data of First Western Bank are not included in the table below for the periods prior to the date of acquisition and, therefore, the results and other financial data for such prior periods may not be comparable in all respects. In December 2008, we completed the disposition of our i_Tech subsidiary to Fiserv Solutions, Inc., which eliminated our technology services segment, one of our two historical operating segments. Because the operating results attributable to the former segment are not included in our operating results for periods subsequent to the date of disposition, our results for periods prior to the date of that transaction may not be comparable in all respects. See Note 1 of the Notes to Consolidated Financial Statements included in this prospectus.

This summary historical consolidated financial data should be read in conjunction with other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	As of or for the
	Year Ended December 31,
	2009	2008	2007	2006	2005
(Dollars in thousands, except per share data)

Selected Balance Sheet Data:
Net loans	$4,424,974	$4,685,497	$3,506,625	$3,262,911	$2,991,904
Investment securities	1,446,280	1,072,276	1,128,657	1,124,598	1,019,901
Total assets	7,137,653	6,628,347	5,216,797	4,974,134	4,562,313
Deposits	5,824,056	5,174,259	3,999,401	3,708,511	3,547,590
Securities sold under repurchase agreements	474,141	525,501	604,762	731,548	518,718
Long-term debt	73,353	84,148	5,145	21,601	54,654
Subordinated debentures held by subsidiary trusts	123,715	123,715	103,095	41,238	41,238
Preferred stockholders’ equity	50,000	50,000	—	—	—
Common stockholders’ equity	524,434	489,062	444,443	410,375	349,847

Total stockholders’ equity	$574,434	$539,062	$444,443	$410,375	$349,847

	As of or for the
	Year Ended December 31,
	2009	2008	2007	2006	2005
(Dollars in thousands, except per share data)

Selected Income Statement Data:
Interest income	$328,034	$355,919	$325,557	$293,423	$233,857
Interest expense	84,898	120,542	125,954	105,960	63,549

Net interest income	243,136	235,377	199,603	187,463	170,308
Provision for loan losses	45,300	33,356	7,750	7,761	5,847

Net interest income after provision for loan losses	197,836	202,021	191,853	179,702	164,461
Non-interest income	100,690	128,597	92,367	102,181	70,651
Non-interest expense	217,710	222,541	178,786	164,775	151,087

Income before income taxes	80,816	108,077	105,434	117,108	84,025
Income tax expense	26,953	37,429	36,793	41,499	29,310

Net income	53,863	70,648	68,641	75,609	54,715
Preferred stock dividends	3,422	3,347	—	—	—

Net income available to common stockholders	$50,441	$67,301	$68,641	$75,609	$54,715

Common Stock Data:
Earnings per share:
Basic	$1.61	$2.14	$2.11	$2.33	$1.71
Diluted	1.59	2.10	2.06	2.28	1.68
Dividends per share	0.50	0.65	0.74	0.57	0.47
Book value per share(1)	16.73	15.50	13.88	12.60	10.80
Tangible book value per share(2)	10.53	9.27	12.70	11.44	9.61
Weighted average shares outstanding:
Basic	31,335,668	31,484,136	32,507,216	32,450,440	32,006,728
Diluted	31,678,500	32,112,672	33,289,920	33,215,960	32,597,348
Financial Ratios:
Return on average assets	0.79%	1.12%	1.37%	1.60%	1.26%
Return on average common stockholders’ equity	9.98	14.73	16.14	20.38	16.79
Yield on earning assets	5.44	6.37	7.21	6.94	6.12
Cost of average interest bearing liabilities	1.63	2.50	3.43	3.05	1.99
Net interest spread	3.81	3.87	3.78	3.89	4.13
Net interest margin(3)	4.05	4.25	4.46	4.47	4.48
Efficiency ratio(4)	63.32	61.14	61.23	56.89	62.70
Common stock dividend payout ratio(5)	31.06	30.37	35.07	24.46	27.49
Loan to deposit ratio	77.75	92.24	88.99	89.26	85.53
Asset Quality Ratios:
Non-performing loans to total loans(6)	2.75%	1.90%	0.98%	0.53%	0.63%
Non-performing assets to total loans and other real estate owned (OREO)(7)	3.57	2.03	1.00	0.55	0.67
Non-performing assets to total assets	2.28	1.46	0.68	0.36	0.45
Allowance for loan losses to total loans	2.28	1.83	1.47	1.43	1.40
Allowance for loan losses to non-performing loans	82.64	96.03	150.66	269.72	220.73
Net charge-offs to average loans	0.63	0.28	0.08	0.09	0.19

	As of or for the
	Year Ended December 31,
	2009	2008	2007	2006	2005
(Dollars in thousands, except per share data)

Capital Ratios:
Tangible common equity to tangible assets(8)	4.76%	4.55%	7.85%	7.55%	6.88%
Tier 1 common capital to total risk weighted assets(9)	6.43	5.35	9.95	9.68	8.94
Leverage ratio	7.30	7.13	9.92	8.61	7.91
Tier 1 risk-based capital	9.74	8.57	12.39	10.71	10.07
Total risk-based capital	11.68	10.49	13.64	11.93	11.27

(1)	For purposes of computing book value per share, book value equals common stockholders’ equity.

(2)	Tangible book value per share is a non-GAAP financial measure. For purposes of computing tangible book value per share, tangible book value (also referred to as “tangible common stockholders’ equity” or “tangible common equity”) equals common stockholders’ equity less goodwill and other intangible assets (except mortgage servicing rights). Tangible book value per share is calculated as tangible common stockholders’ equity divided by shares of common stock outstanding, and its most directly comparable GAAP financial measure is book value per share. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Selected Historical Consolidated Financial Data.”

(3)	Net interest margin ratio is presented on a fully taxable equivalent, or FTE, basis.

(4)	Efficiency ratio represents non-interest expenses, excluding loan loss provision, divided by the aggregate of net interest income and non-interest income.

(5)	Common stock dividend payout ratio represents dividends per share divided by basic earnings per share. See “Dividend Policy.”

(6)	Non-performing loans include nonaccrual loans, loans past due 90 days or more and still accruing interest and restructured loans.

(7)	Non-performing assets include nonaccrual loans, loans past due 90 days or more and still accruing interest, restructured loans and OREO.

(8)	Tangible common equity to tangible assets is a non-GAAP financial measure. For purposes of computing tangible common equity to tangible assets, tangible common equity is calculated as common stockholders’ equity less goodwill and other intangible assets (except mortgage servicing rights), and tangible assets is calculated as total assets less goodwill and other intangible assets (except mortgage servicing rights). The most directly comparable GAAP financial measure is total stockholders’ equity to total assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Selected Historical Consolidated Financial Data.”

(9)	For purposes of computing tier 1 common capital to total risk weighted assets, tier 1 common capital is calculated on Tier 1 capital less preferred stock and trust preferred securities.

RISK FACTORS

Before investing in our Class A common stock, you should carefully consider all information included in this prospectus, including our consolidated financial statements and accompanying notes. In particular, you should carefully consider the risks described below before purchasing shares of our Class A common stock in this offering. Investing in our Class A common stock involves a high degree of risk. Any of the following factors could harm our future business, financial condition, results of operations and prospects and could result in a partial or complete loss of your investment. These risks are not the only ones that we may face. Other risks of which we are not aware, including those which relate to the banking and financial services industry in general and us in particular, or those which we do not currently believe are material, may harm our future business, financial condition, results of operations and prospects.

Risks Relating to the Market and Our Business

We may incur significant credit losses, particularly in light of current market conditions.

We take on credit risk by virtue of making loans and extending loan commitments and letters of credit. Our credit standards, procedures and policies may not prevent us from incurring substantial credit losses, particularly in light of market developments in recent years. During 2008 and 2009, we experienced deterioration in credit quality, particularly in certain real estate development loans, due, in part, to the impact resulting from the downturn in the prevailing economic, real estate and credit markets. This deterioration resulted in higher levels of non-performing assets, including other real estate owned, or OREO, and internally risk classified loans, thereby increasing our provision for loan losses and decreasing our operating income in 2008 and 2009. As of December 31, 2009, we had total non-performing assets of approximately $163 million, compared with approximately $97 million as of December 31, 2008 and approximately $36 million as of December 31, 2007. In the first two months of 2010, we have continued to experience elevated levels of non-performing assets and provisions for loan losses which will continue to affect our earnings. Given the current economic conditions and trends, management believes we will continue to experience credit deterioration and higher levels of non-performing loans in the near-term, which will likely have an adverse impact on our business, financial condition, results of operations and prospects.

Our concentration of real estate loans subjects us to increased risks in the event real estate values continue to decline due to the economic recession, a further deterioration in the real estate markets or other causes.

At December 31, 2009, we had approximately $3.0 billion of commercial, agricultural, construction, residential and other real estate loans, representing approximately 65% of our total loan portfolio. The current economic recession, deterioration in the real estate markets and increasing delinquencies and foreclosures have had an adverse effect on the collateral value for many of our loans and on the repayment ability of many of our borrowers. The continuation or further deterioration of these factors, including increasing foreclosures and unemployment, will continue to have the same or similar adverse effects. In addition, these factors could reduce the amount of loans we make to businesses in the construction and real estate industry, which could negatively impact our interest income and results of operations. A continued decline in real estate values could also lead to higher charge-offs in the event of defaults in our real estate loan portfolio. Similarly, the occurrence of a natural or manmade disaster in our market areas could impair the value of the collateral we hold for real estate secured loans. Any one or a combination of the factors identified above could negatively impact our business, financial condition, results of operations and prospects.

Economic and market developments, including the potential for inflation, may have an adverse effect on our business, possibly in ways that are not predictable or that we may fail to anticipate.

Recent economic and market developments and the potential for continued economic disruptions and inflation present considerable risks and challenges to us. Dramatic declines in the housing market, with decreasing home prices and increasing delinquencies and foreclosures throughout most of the nation, have negatively impacted the credit performance of mortgage and construction loans and resulted in significant writedowns of assets by many financial institutions. General downward economic trends, reduced availability of commercial credit and increasing unemployment have also negatively impacted the credit performance of commercial and consumer credit, resulting in additional writedowns. These risks and challenges have significantly diminished overall confidence in the national economy, the financial markets and many financial institutions. This reduced confidence could further compound the overall market disruptions and risks to banks and bank holding companies, including us.

In addition to economic conditions, our business is also affected by political uncertainties, volatility, illiquidity, interest rates, inflation and other developments impacting the financial markets. Such factors have affected and may further adversely affect, both credit and financial markets and future economic growth, resulting in adverse effects on us and other financial institutions in ways that are not predictable or that we may fail to anticipate.

Many of our loans are to commercial borrowers, which have a higher degree of risk than other types of loans.

Commercial loans, including commercial real estate loans, are often larger and involve greater risks than other types of lending. Because payments on such loans are often dependent on the successful operation or development of the property or business involved, repayment of such loans is more sensitive than other types of loans to adverse conditions in the real estate market or the general economy. Accordingly, the recent downturn in the real estate market and economy has heightened our risk related to commercial loans, particularly commercial real estate loans. Unlike residential mortgage loans, which generally are made on the basis of the borrowers’ ability to make repayment from their employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial loans typically are made on the basis of the borrowers’ ability to make repayment from the cash flow of the commercial venture. If the cash flow from business operations is reduced, the borrower’s ability to repay the loan may be impaired. Due to the larger average size of each commercial loan as compared with other loans such as residential loans, as well as the collateral which is generally less readily-marketable, losses incurred on a small number of commercial loans could have a material adverse impact on our financial condition and results of operations. At December 31, 2009, we had approximately $2.3 billion of commercial loans, including approximately $1.6 billion of commercial real estate loans, representing approximately 51% of our total loan portfolio.

If we experience loan losses in excess of estimated amounts, our earnings will be adversely affected.

The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral for the loan. We maintain an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of loan portfolio quality. Based upon such factors, our management makes various assumptions and judgments about the ultimate collectability of our loan portfolio and provides an allowance for loan losses. These assumptions and judgments are even more complex and difficult to determine given recent market developments, the potential for continued market turmoil and the significant uncertainty of future conditions in the general economy and banking industry. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, or if the banking authorities or regulations require us to increase the allowance for loan losses, our earnings, financial condition, results of operations and prospects could be significantly and adversely affected.

As of December 31, 2009, our allowance for loan losses was approximately $103 million, which represented 2.28% of total outstanding loans. Our allowance for loan losses may not be sufficient to cover future loan losses. Future adjustments to the allowance for loan losses may be necessary if economic conditions differ substantially from the assumptions used or further adverse developments arise with respect to our non-performing or performing loans. Material additions to our allowance for loan losses could have a material adverse effect on our financial condition, results of operations and prospects.

Our goodwill may become impaired, which may adversely impact our results of operations and financial condition and may limit our Bank’s ability to pay dividends to us, thereby causing liquidity issues.

The excess purchase price over the fair value of net assets from acquisitions, or goodwill, is evaluated for impairment at least annually and on an interim basis if an event or circumstance indicates that it is likely an impairment has occurred. In testing for impairment, the fair value of net assets will be estimated based on an analysis of our market value. Consequently, the determination of goodwill will be sensitive to market-based trading of our Class A common stock. As such, variability in market conditions could result in impairment of goodwill, which is recorded as a noncash adjustment to income. As of December 31, 2009, we had goodwill of approximately $184 million, which was 3% of our total assets. An impairment of goodwill could have a material adverse effect on our business, financial condition, results of operations and prospects.

Furthermore, an impairment of goodwill could cause our Bank to be unable to pay dividends to us, which would reduce our cash flow and cause liquidity issues. See below “—Our Bank’s ability to pay dividends to us is subject to regulatory limitations, which, to the extent we are not able to receive such dividends, may impair our ability to grow, pay dividends, cover operating expenses and meet debt service requirements.”

Changes in interest rates could negatively impact our net interest income, may weaken demand for our products and services or harm our results of operations and cash flows.

Our earnings and cash flows are largely dependent upon net interest income, which is the difference between interest income earned on interest-earning assets such as loans and securities and interest expense paid on interest-bearing liabilities such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies, particularly the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the amount of interest we pay on deposits and borrowings, but such changes could also adversely affect (1) our ability to originate loans and obtain deposits, (2) the fair value of our financial assets and liabilities, including mortgage servicing rights, (3) our ability to realize gains on the sale of assets and (4) the average duration of our mortgage-backed investment securities portfolio. An increase in interest rates may reduce customers’ desire to borrow money from us as it increases their borrowing costs and may adversely affect the ability of borrowers to pay the principal or interest on loans which may lead to an increase in non-performing assets and a reduction of income recognized, which could harm our results of operations and cash flows. Further, because many of our variable rate loans contain interest rate floors, as market interest rates begin to rise, the interest rates on these loans may not increase correspondingly. In contrast, decreasing interest rates have the effect of causing customers to refinance mortgage loans faster than anticipated. This causes the value of assets related to the servicing rights on mortgage loans sold to be lower than originally recognized. If this happens, we may need to write down our mortgage servicing rights asset faster, which would accelerate expense and lower our earnings. Any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on our cash flows, financial condition, results of operations and prospects. If the current low interest rate environment were to continue for a prolonged period, our interest income could decrease, adversely impacting our financial condition, results of operations and cash flows.

We may not continue to have access to low-cost funding sources.

We depend on checking and savings, negotiable order of withdrawal, or NOW, and money market deposit account balances and other forms of customer deposits as our primary source of funding. Such account and deposit balances can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments, we could lose a relatively low cost source of funds, increasing its funding costs and reducing our net interest income and net income.

Our deposit insurance premiums could be substantially higher in the future, which could have a material adverse effect on our future earnings.

The FDIC insures deposits at FDIC insured depository institutions, including the Bank. Under current FDIC regulations, each insured depository institution is subject to a risk-based assessment system and, depending on its assigned risk category, is assessed insurance premiums based on the amount of deposits held. The FDIC charges insured financial institutions premiums to maintain the Deposit Insurance Fund, or DIF, at a certain level. Recent bank failures have reduced the DIF’s reserves to their lowest level in more than 15 years. On October 16, 2008, the FDIC published a restoration plan designed to replenish the DIF over a period of five years and to increase the deposit insurance reserve ratio to 1.15% of insured deposits by December 31, 2013. To implement the restoration plan, the FDIC changed both its risk-based assessment system and its base assessment rates. For the first quarter of 2009 only, the FDIC increased all FDIC deposit assessment rates by 7 basis points. On February 27, 2009, the FDIC amended the restoration plan to extend the restoration plan horizon to seven years. The amended restoration plan was accompanied by a final rule on March 4, 2009, which adjusted how the risk-based assessment system differentiates for risk and that set new assessment rates. Under the final rule, the base assessment rates increased substantially beginning April 1, 2009.

On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis point special assessment on each insured depository institution’s assets minus Tier 1 capital, as of June 30, 2009. On November 17, 2009, the FDIC also published a final rule requiring insured depository institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012.

A change in the risk category assigned to our Bank, further adjustments to base assessment rates and additional special assessments could have a material adverse effect on our earnings, financial condition and results of operation.

We may not be able to continue growing our business.

Our total assets have grown from $5.2 billion as of December 31, 2007 to $7.1 billion as of December 31, 2009. Our ability to grow depends, in part, upon our ability to successfully attract deposits, identify favorable loan and investment opportunities, open new branch banking offices and expand into new and complementary markets when appropriate opportunities arise. In the event we do not continue to grow, our results of operations could be adversely impacted.

Our ability to grow successfully depends on our capital resources and whether we can continue to fund growth while maintaining cost controls and asset quality, as well as on other factors beyond our control, such as national and regional economic conditions and interest rate trends. If we are not able to make loans, attract deposits and maintain asset quality due to constrained capital resources or other reasons, we may not be able to continue growing our business, which could adversely impact our earnings, financial condition, results of operations, and prospects.

Adverse economic conditions affecting Montana, Wyoming and western South Dakota could harm our business.

Our customers with loan and/or deposit balances are located predominantly in Montana, Wyoming and western South Dakota. Because of the concentration of loans and deposits in these states, existing or future adverse economic conditions in Montana, Wyoming or western South Dakota could cause us to experience higher rates of loss and delinquency on our loans than if the loans were more geographically diversified. The current economic recession has adversely affected the real estate and business environment in certain areas in Montana, Wyoming and western South Dakota, especially in markets dependent upon resort communities and second homes such as Bozeman, Montana, Kalispell, Montana, and Jackson, Wyoming. In the future, adverse economic conditions, including inflation, recession and unemployment and other factors, such as political or business developments, natural disasters, wide-spread disease, terrorist activity, environmental contamination and other unfavorable conditions and events that affect these states, could reduce demand for credit or fee-based products and may delay or prevent borrowers from repaying their loans. Adverse conditions and other factors identified above could also negatively affect real estate and other collateral values, interest rate levels and the availability of credit to refinance loans at or prior to maturity. These results could adversely impact our business, financial condition, results of operations and prospects.

We are subject to significant governmental regulation and new or changes in existing regulatory, tax and accounting rules and interpretations could significantly harm our business.

The financial services industry is extensively regulated. Federal and state banking regulations are designed primarily to protect the deposit insurance funds and consumers, not to benefit a financial company’s stockholders. These regulations may impose significant limitations on operations. The significant federal and state banking regulations that affect us are described in this prospectus under the heading “Regulation and Supervision.” These regulations, along with the currently existing tax, accounting, securities, insurance and monetary laws and regulations, rules, standards, policies and interpretations control the methods by which we conduct business, implement strategic initiatives and tax compliance and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies and interpretations are undergoing significant review, are constantly evolving and may change significantly, particularly given the recent market developments in the banking and financial services industries.

Recent events have resulted in legislators, regulators and authoritative bodies, such as the Financial Accounting Standards Board, the Securities and Exchange Commission, or SEC, the Public Company Accounting Oversight Board and various taxing authorities responding by adopting and/or proposing substantive revisions to laws, regulations, rules, standards, policies and interpretations. Further, federal monetary policy as implemented through the Federal Reserve can significantly affect credit conditions in our markets.

The nature, extent and timing of the adoption of significant new laws, regulations, rules, standards, policies and interpretations, or changes in or repeal of these items or specific actions of regulators, may increase our costs of compliance and harm our business. For example, potential increases in or other modifications affecting regulatory capital thresholds could impact our status as “well capitalized.” We may not be able to predict accurately the extent of any impact from changes in existing laws, regulations, rules, standards, policies and interpretations.

Non-compliance with laws and regulations could result in fines, sanctions and other enforcement actions and the loss of our financial holding company status.

Federal and state regulators have broad enforcement powers. If we fail to comply with any laws, regulations, rules, standards, policies or interpretations applicable to us, we could face various sanctions and enforcement actions, which include:

•	the appointment of a conservator or receiver for us;

•	the issuance of a cease and desist order that can be judicially enforced;

•	the termination of our deposit insurance;

•	the imposition of civil monetary fines and penalties;

•	the issuance of directives to increase capital;

•	the issuance of formal and informal agreements;

•	the issuance of removal and prohibition orders against officers, directors and other institution-affiliated parties; and

•	the enforcement of such actions through injunctions or restraining orders.

The imposition of any such sanctions or other enforcement actions could adversely impact our earnings, financial condition, results of operations and prospects. Furthermore, as a financial holding company, we may engage in authorized financial activities provided we are in compliance with applicable regulatory standards and guidelines. If we fail to meet such standards and guidelines, we may be required to cease certain financial holding company activities and, in certain circumstances, to divest the Bank.

The effects of recent legislative and regulatory efforts are uncertain.

In response to market disruptions, legislators and financial regulators have implemented a number of mechanisms designed to stabilize the financial markets, including the provision of direct and indirect assistance to distressed financial institutions, assistance by the banking authorities in arranging acquisitions of weakened banks and broker-dealers and implementation of programs by the Federal Reserve, to provide liquidity to the commercial paper markets. On October 3, 2008, the Emergency Economic Stabilization Act of 2008, as amended, or EESA, was enacted which, among other things, authorized the United States Department of the Treasury, or the Treasury, to provide up to $700 billion of funding to stabilize and provide liquidity to the financial markets. On October 14, 2008, the Secretary of the Treasury announced the Troubled Asset Relief Program, or TARP, Capital Purchase Program, a program in which $250 billion of the funds under EESA are made available for the purchase of preferred equity interests in qualifying financial institutions. On February 17, 2009, the American Recovery and Reinvestment Act of 2009, or ARRA, was enacted which amended, in certain respects, EESA and provided an additional $787 billion in economic stimulus funding. Also in 2009, legislation proposing significant structural reforms to the financial services industry was also introduced in the U.S. Congress and passed by the House of Representatives. Among other things, the legislation proposes the establishment of a consumer financial protection agency, which would have broad authority to regulate providers of credit, savings, payment and other consumer financial products and services.

Other recent developments include:

•	the Federal Reserve’s proposed guidance on incentive compensation policies at banking organizations;

•	proposals to limit a lender’s ability to foreclose on mortgages or make such foreclosures less economically viable, including by allowing Chapter 13 bankruptcy plans to “cram down” the value of certain mortgages on a consumer’s principal residence to its market value and/or reset interest rates and monthly payments to permit defaulting debtors to remain in their home; and

•	accelerating the effective date of various provisions of the Credit Card Accountability Responsibility and Disclosure Act of 2009, which restrict certain credit and charge card practices, require expanded disclosures to consumers and provide consumers with the right to opt out of interest rate increases (with limited exceptions).

These initiatives may increase our expenses or decrease our income by, among other things, making it harder for us to foreclose on mortgages. Further, the overall effects of these and other legislative and regulatory efforts on the financial markets remain uncertain and they may not have the intended stabilization results. These efforts may even have unintended harmful consequences on the U.S. financial system and our business. Should these or other legislative or regulatory initiatives have unintended effects, our business, financial condition, results of operations and prospects could be materially and adversely affected.

In addition, we may need to modify our strategies and business operations in response to these changes. We may also incur increased capital requirements and constraints or additional costs in order to satisfy new regulatory requirements. Given the volatile nature of the current market and the uncertainties underlying efforts to mitigate or reverse disruptions, we may not timely anticipate or manage existing, new or additional risks, contingencies or developments in the current or future environment. Our failure to do so could materially and adversely affect our business, financial condition, results of operations and prospects.

Furthermore, on November 17, 2009, the Federal Reserve published a final rule under Regulation E regarding overdraft fees. Effective July 1, 2010 for new accounts and August 15, 2010 for existing account, this rule generally prohibits financial institutions from charging overdraft fees for ATM and one-time debit card transactions that overdraw consumer deposit accounts, unless the consumer “opts in” to having such overdrafts authorized and paid. The Federal Reserve’s rule will impact the amount of overdraft fees we will be able to charge and could have a material adverse effect on our financial condition and results of operations. In addition, recent legislative proposals in Congress, if enacted, could further impact how we assess fees on deposit accounts for items and transactions that either overdraw an account or that are returned for nonsufficient funds.

We are dependent upon the services of our management team.

Our future success and profitability is substantially dependent upon the management skills of our executive officers and directors, many of whom have held officer and director positions with us for many years. The unanticipated loss or unavailability of key executives, including Lyle R. Knight, President and Chief Executive Officer, who has announced his plan to retire in March 2012, Terrill R. Moore, Executive Vice President and Chief Financial Officer, Gregory A. Duncan, Executive Vice President and Chief Operating Officer, Edward Garding, Executive Vice President and Chief Credit Officer, and Julie A. Castle, President—First Interstate Bank Wealth Management, could harm our ability to operate our business or execute our business strategy. We cannot assure you that we will be successful in retaining these key employees or finding suitable successors in the event of their loss or unavailability.

We may not be able to attract and retain qualified employees to operate our business effectively.

There is substantial competition for qualified personnel in our markets. Although unemployment rates have been rising in Montana, Wyoming, South Dakota and the surrounding region, it may still be difficult to attract and retain qualified employees at all management and staffing levels. Failure to attract and retain employees and maintain adequate staffing of qualified personnel could adversely impact our operations and our ability to execute our business strategy. Furthermore, relatively low unemployment rates in certain of our markets, compared with national unemployment rates, may lead to significant increases in salaries, wages and employee benefits expenses as we compete for qualified, skilled employees, which could negatively impact our results of operations and prospects.

A failure of the technology we use could harm our business and our information systems may experience a breach in security.

We rely heavily on communications and information systems to conduct our business and we depend heavily upon data processing, software, communication and information exchange from a number of vendors on a variety of computing platforms and networks and over the internet. We cannot be certain that all of our systems are entirely free from vulnerability to breaches of security or other technological difficulties or failures. A breach in the security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan, investment, credit card and other information systems. A breach of the security of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny and expose us to civil litigation and possible financial liability.

Furthermore, the computer systems and network infrastructure we use could be vulnerable to other unforeseen problems, such as damage from fire, privacy loss, telecommunications failure or other similar events which would also have an adverse impact on our financial condition and results of operations.

An extended disruption of vital infrastructure and other business interruptions could negatively impact our business.

Our operations depend upon vital infrastructure components including, among other things, transportation systems, power grids and telecommunication systems. A disruption in our operations resulting from failure of transportation and telecommunication systems, loss of power, interruption of other utilities, natural disaster, fire, global climate changes, computer hacking or viruses, failure of technology, terrorist activity or the domestic and foreign response to such activity or other events outside of our control could have an adverse impact on the financial services industry as a whole and/or on our business. Our business recovery plan may not be adequate and may not prevent significant interruptions of our operations or substantial losses.

Recent market disruptions have caused increased liquidity risks.

The recent disruption and illiquidity in the credit markets are continuing challenges that have generally made potential funding sources more difficult to access, less reliable and more expensive. In addition, liquidity in the inter-bank market, as well as the markets for commercial paper and other short-term instruments, have contracted significantly. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced and in some cases, ceased to provide funding to borrowers, including other financial institutions. These market conditions have made the management of our own and our customers’ liquidity significantly more challenging. A further deterioration in the credit markets or a prolonged period without improvement of market liquidity could adversely affect our liquidity and financial condition, including our regulatory capital ratios, and could adversely affect our business, results of operations and prospects.

We may not be able to meet the cash flow requirements of our depositors and borrowers unless we maintain sufficient liquidity.

Liquidity is the ability to meet current and future cash flow needs on a timely basis at a reasonable cost. Our liquidity is used to make loans and to repay deposit liabilities as they become due or are demanded by customers. Potential alternative sources of liquidity include federal funds purchased and securities sold under repurchase agreements. We maintain a portfolio of investment securities that may be used as a secondary source of liquidity to the extent the securities are not pledged for collateral. Other potential sources of liquidity include the sale of loans, the utilization of available government and regulatory assistance programs, the ability to acquire national market, non-core deposits, the issuance of additional collateralized borrowings such as Federal Home Loan Bank, or FHLB, advances, the issuance of debt securities, issuance of equity securities and borrowings through the Federal Reserve’s discount window. Without sufficient liquidity from these potential sources, we may not be able to meet the cash flow requirements of our depositors and borrowers.

We may not be able to find suitable acquisition candidates.

Although our growth strategy is to primarily focus and promote organic growth, we also have in the past and intend in the future to complement and expand our business by pursuing strategic acquisitions of banks and other financial institutions. We believe, however, there are a limited number of banks that will meet our acquisition criteria and, consequently, we cannot assure you that we will be able to identify suitable candidates for acquisitions. In addition, even if suitable candidates are identified, we expect to compete with other potential bidders for such businesses, many of which may have greater financial resources than we have. Our failure to find suitable acquisition candidates, or successfully bid against other competitors for acquisitions, could adversely affect our ability to successfully implement our business strategy.

We may be unable to manage our growth due to acquisitions, which could have an adverse effect on our financial condition or results of operations.

Acquisitions of other banks and financial institutions involve risks of changes in results of operations or cash flows, unforeseen liabilities relating to the acquired institution or arising out of the acquisition, asset quality problems of the acquired entity and other conditions not within our control, such as adverse personnel relations, loss of customers because of change of identity, deterioration in local economic conditions and other risks affecting the acquired institution. In addition, the process of integrating acquired entities will divert significant management time and resources. We may not be able to integrate successfully or operate profitably any financial institutions we may acquire. We may experience disruption and incur unexpected expenses in integrating acquisitions. There can be no assurance that any such acquisitions will enhance our cash flows, business, financial condition, results of operations or prospects and such acquisitions may have an adverse effect on our results of operations, particularly during periods in which the acquisitions are being integrated into our operations.

We face significant competition from other financial institutions and financial services providers.

We face substantial competition in all areas of our operations from a variety of different competitors, many of which are larger and may have more financial resources, higher lending limits and large branch networks. Such competitors primarily include national, regional and community banks within the various markets we serve. We also face competition from many other types of financial institutions, including, without limitation, savings and loans, credit unions, finance companies, brokerage firms, insurance companies, factoring companies and other financial intermediaries. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Increased competition among financial services companies due to the recent consolidation of certain competing financial institutions and the conversion of certain investment banks to bank holding companies may adversely affect our ability to market our products and services. Also, technology has lowered barriers to entry and made it possible for nonbanks to offer products and services traditionally provided by banks, such as automatic funds transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may offer a broader range of products and services as well as better pricing for those products and services than we can.

Our ability to compete successfully depends on a number of factors, including, among other things:

•	the ability to develop, maintain and build upon long-term customer relationships based on quality service, high ethical standards and safe, sound assets;

•	the ability to expand our market position;

•	the scope, relevance and pricing of products and services offered to meet customer needs and demands;

•	the rate at which we introduce new products and services relative to our competitors;

•	customer satisfaction with our level of service; and

•	industry and general economic trends.

Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which, in turn, could harm our business, financial condition, results of operations and prospects.

We may not be able to manage risks inherent in our business, particularly given the recent turbulent and dynamic market conditions.

A comprehensive and well-integrated risk management function is essential for our business. We have adopted various policies, procedures and systems to monitor and manage risk and are currently implementing a centralized risk oversight function. These policies, procedures and systems may be inadequate to identify and mitigate all risks inherent in our business. In addition, our business and the markets and industry in which we operate are continuously evolving. We may fail to understand fully the implications of changes in our business or the financial markets and fail to adequately or timely enhance our risk framework to address those changes, particularly given the recent turbulent and dynamic market conditions. If our risk framework is ineffective, either because it fails to keep pace with changes in the financial markets or in our business or for other reasons, we could incur losses and otherwise experience harm to our business.

Our systems of internal operating controls may not be effective.

We establish and maintain systems of internal operational controls that provide us with critical information used to manage our business. These systems are subject to various inherent limitations, including cost, judgments used in decision-making, assumptions about the likelihood of future events, the soundness of our systems, the possibility of human error and the risk of fraud. Moreover, controls may become inadequate because of changes in conditions and the risk that the degree of compliance with policies or procedures may deteriorate over time. Because of these limitations, any system of internal operating controls may not be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management. From time to time, control deficiencies and losses from operational malfunctions or fraud have occurred and may occur in the future. Any future deficiencies, weaknesses or losses related to internal operating control systems could have an adverse effect on our business and, in turn, on our financial condition, results of operations and prospects.

We may become liable for environmental remediation and other costs on repossessed properties, which could adversely impact our results of operations, cash flows and financial condition.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. If hazardous or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our cash flows, financial condition and results of operations.

We may not effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success depends, in part, upon our ability to use technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business and, in turn, on our financial condition, results of operations and prospects.

We are subject to claims and litigation pertaining to our fiduciary responsibilities.

Some of the services we provide, such as trust and investment services, require us to act as fiduciaries for our customers and others. From time to time, third parties make claims and take legal action against us pertaining to the performance of our fiduciary responsibilities. If these claims and legal actions are not resolved in a manner favorable to us, we may be exposed to significant financial liability and/or our reputation could be damaged. Either of these results may adversely impact demand for our products and services or otherwise have a harmful effect on our business and, in turn, on our financial condition, results of operations and prospects.

The Federal Reserve may require us to commit capital resources to support our bank subsidiary.

As a matter of policy, the Federal Reserve, which examines us and our subsidiaries, expects a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to borrow the funds. Any loans by a holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the institution’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company’s cash flows, financial condition, results of operations and prospects.

We may be adversely affected by the soundness of other financial institutions.

The financial services industry as a whole, as well as the securities markets generally, have been materially and adversely affected by significant declines in the values of nearly all asset classes and a serious lack of liquidity. If other financial institutions in our markets dispose of real estate collateral at below-market prices to meet liquidity or regulatory requirements, such actions could negatively impact overall real estate values, including properties securing our loans. Our credit risk is exacerbated when the collateral we hold cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit exposure due to us. Any such losses could harm our financial condition, results of operations and prospects.

Financial institutions in particular have been subject to increased volatility and an overall loss of investor confidence. Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services companies are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties. For example, we execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks and other institutional clients. As a result, defaults by, or even rumors or questions about, one or more financial services companies or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to increased credit risk in the event of default of a counterparty or client.

The short-term and long-term impact of the new Basel II capital standards and the forthcoming new capital rules to be proposed for non-Basel II U.S. banks is uncertain.

On December 17, 2009, the Basel Committee on Banking Supervision, or the Basel Committee, proposed significant changes to bank capital and liquidity regulation, including revisions to the definitions of Tier 1 capital and Tier 2 capital applicable to the Basel Committee’s Revised Framework for the International Convergence of Capital Measurement and Capital Standards, or Basel II.

The short-term and long-term impact of the new Basel II capital standards and the forthcoming new capital rules to be proposed for non-Basel II U.S. banks is uncertain. As a result of the recent deterioration in the global credit markets and the potential impact of increased liquidity risk and interest rate risk, it is unclear what the short-term impact of the implementation of Basel II may be or what impact a pending alternative standardized approach to Basel II option for non-Basel II U.S. banks may have on the cost and availability of different types of credit and the potential compliance costs of implementing the new capital standards.

Our Bank’s ability to pay dividends to us is subject to regulatory limitations, which, to the extent we are not able to receive such dividends, may impair our ability to grow, pay dividends, cover operating expenses and meet debt service requirements.

We are a legal entity separate and distinct from the Bank, our only bank subsidiary. Since we are a holding company with no significant assets other than the capital stock of our subsidiaries, we depend upon dividends from the Bank for a substantial part of our revenue. Accordingly, our ability to grow, pay dividends, cover operating expenses and meet debt service requirements depends primarily upon the receipt of dividends or other capital distributions from the Bank. The Bank’s ability to pay dividends to us is subject to, among other things, its earnings, financial condition and need for funds, as well as federal and state governmental policies and regulations applicable to us and the Bank, which limit the amount that may be paid as dividends without prior approval. For example, in general, the Bank is limited to paying dividends that do not exceed the current year net profits together with retained earnings from the two preceding calendar years unless the prior consents of the Montana and federal banking regulators are obtained.

Furthermore, the terms of our Series A preferred stock, of which 5,000 shares were outstanding as of December 31, 2009, prohibit us from declaring or paying dividends or distributions on any class of our common stock, unless all accrued and unpaid dividends for the three prior consecutive dividend periods have been paid. Any reduction or elimination of our Class A common stock dividend in the future could adversely affect the market price of our Class A common stock.

Risks Relating to Investments in Our Class A Common Stock

Our dividend policy may change.

Although we have historically paid dividends to our stockholders, we have no obligation to continue doing so and may change our dividend policy at any time without notice to our stockholders. Holders of our Class A common stock are only entitled to receive such cash dividends as our Board may declare out of funds legally available for such payments. Furthermore, consistent with our strategic plans, growth initiatives, capital availability, projected liquidity needs and other factors, we have made and adopted and will continue to make and adopt, capital management decisions and policies that could adversely impact the amount of dividends paid to our stockholders.

There is no prior public market for our common stock and one may not develop.

Prior to this offering, there has not been a public market for any class of our common stock. An active trading market for our Class A common stock may never develop or be sustained, which could affect your ability to sell your shares and could depress the market price of your shares. We estimate that following this offering, approximately 76% of our outstanding common stock will be owned by existing stockholders, consisting principally of members of the Scott family, our executive officers and directors and current and former employees. This substantial amount of stock that is owned by these individuals may adversely affect the development of an active and liquid trading market.

Our Class A common stock share price could be volatile and could decline following this offering, resulting in a substantial or complete loss of your investment.

The initial public offering price has been determined through negotiations between us and the underwriters and may bear no relationship to the price at which our Class A common stock will trade upon completion of this offering. The market price of our Class A common stock following this offering is likely to be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	prevailing market conditions;

•	our historical performance and capital structure;

•	estimates of our business potential and earnings prospects;

•	an overall assessment of our management; and

•	the consideration of these factors in relation to market valuation of companies in related businesses.

At times the stock markets, including the NASDAQ Stock Market, on which our Class A common stock has been approved for listing, may experience significant price and volume fluctuations. As a result, the market price of our Class A common stock is likely to be similarly volatile and investors in our Class A common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

No assurance can be given that you will be able to resell your shares at a price equal to or greater than the offering price or that the offering price will necessarily indicate the fair market value of our Class A common stock. Consequently, investors of our Class A common stock could realize a substantial or complete loss of their investment.

Holders of the Class B common stock have voting control of our company and are able to determine virtually all matters submitted to stockholders, including potential change in control transactions.

Members of the Scott family, who as of February 28, 2010, owned 24,928,208 shares of the outstanding Class B common stock, controlled approximately 79% of the voting power of our outstanding common stock. Immediately following the offering, members of the Scott family will own approximately 60% of our common stock, but such members will control approximately 75% of the voting power of our outstanding common stock. Following the offering, we expect the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc., or our profit sharing plan, will convert, and other existing holders of the Class B common stock may convert, their shares of Class B common stock into shares of Class A common stock. These conversions will reduce the total number of votes to be cast by holders of the common stock, thereby increasing the voting control percentages of our common stock by existing holders of the Class B common stock, including members of the Scott family. Therefore, Scott family members could control substantially more than 75% of the voting power of our outstanding common stock following the offering.

Due to their holdings of Class B common stock, members of the Scott family are able to determine the outcome of virtually all matters submitted to stockholders for approval, including the election of directors, amendment of our articles of incorporation (except when a class vote is required by law), any merger or consolidation requiring common stockholder approval and the sale of all or substantially all of the company’s assets. Accordingly, such holders have the ability to prevent change in control transactions as long as they maintain voting control of the company.

In addition, because these holders will have the ability to elect all of our directors they will be able to control our policies and operations, including the appointment of management, future issuances of our common stock or other securities, the payments of dividends on our common stock and entering into extraordinary transactions, and their interests may not in all cases be aligned with your interests. Further, because of our dual class structure, members of the Scott family will continue to be able to control all matters submitted to our stockholder for approval even if they come to own less than 50% of the total outstanding shares of our common stock. The Scott family members have entered into a stockholder agreement giving family members a right of first refusal to purchase shares of common stock that are intended to be sold or transferred, subject to certain exceptions, by other family members. This agreement may have the effect of continuing ownership of the Class B common stock and control within the Scott family. This concentrated control will limit your ability to influence corporate matters. As a result, the market price of our Class A common stock could be adversely affected.

A substantial number of shares of our common stock will be eligible for sale in the near future, which could adversely affect our stock price and could impair our ability to raise capital through the sale of equity securities.

If our stockholders sell, or the market perceives that our stockholders intend to sell, in the public market following this offering substantial amounts of our Class A common stock, including Class A common stock issuable upon conversion of Class B common stock, the market price of our Class A common stock could decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem appropriate. Upon completion of this offering, 10,000,000 shares of our Class A common stock, or 11,500,000 shares of our Class A common stock if the underwriters’ option is exercised in full, will be outstanding (not including recent conversions of Class B common stock to Class A common stock). All of such shares will be freely tradable without restriction under the Securities Act of 1933, as amended, or Securities Act, except for any shares purchased by one of our “affiliates” as defined in Rule 144 under the Securities Act. Holders of Class B common stock may at any time convert their shares into shares of Class A common stock on a share-for-share basis. Assuming all outstanding shares of Class B common stock are converted into Class A common stock and subject where applicable to the volume limitation of Rule 144, up to approximately 3,825,752 shares of our Class A common stock could be sold immediately following this offering and approximately 27,417,540 additional shares of our Class A common stock could be sold upon the expiration of the 180-day lock-up period described in “Underwriting—Lock-Up Agreements.” In addition, 3,775,396 shares of our Class B common stock will be issuable upon exercise of stock options outstanding as of February 28, 2010. We have also filed or intend to file registration statements on Form S-8 registering the issuance of shares of our Class B common stock issuable upon the exercise of outstanding options and of our Class A common stock that will be issuable in the future pursuant to equity compensation plans. Shares covered by these registration statements will be available for sale immediately upon issuance, subject to the lock-up agreements, if applicable. See “Shares Eligible for Future Sale.” As restrictions on resale end, the market price of our Class A common stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

Future equity issuances could result in dilution, which could cause our Class A common stock price to decline.

Except as described under “Underwriting,” we are not restricted from issuing additional Class A common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A common stock. We may issue additional Class A common stock in the future pursuant to current or future employee stock option plans or in connection with future acquisitions or financings. Should we choose to raise capital by selling shares of Class A common stock for any reason, the issuance would have a dilutive effect on the holders of our Class A common stock and could have a material negative effect on the market price of our Class A common stock.

We will retain broad discretion in using the net proceeds from this offering remaining after repayment of our variable rate term notes and may not use such proceeds effectively.

Except for the amount of net proceeds to be used for the repayment of our variable rate term notes as described below under “Use of Proceeds,” we have not designated the amount of net proceeds we will use for any other particular purpose. Accordingly, our management will retain broad discretion to allocate such remaining net proceeds of this offering. Such net proceeds may be applied in ways with which you and other investors in the offering may not agree. Moreover, our management may use those proceeds for corporate purposes that may not increase our market value or make us profitable. In addition, given our current liquidity position, it may take us some time to effectively deploy the remaining proceeds from this offering. Until such proceeds are effectively deployed, our return on equity and earnings per share may be negatively impacted. Management’s failure to spend the proceeds effectively could have an adverse effect on our business, financial condition and results of operations.

An investment in our Class A common stock is not an insured deposit.

Our Class A common stock is not a bank savings account or deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or any other public or private entity. As a result, if you acquire our Class A common stock, you could lose some or all of your investment.

“Anti-takeover” provisions and the regulations to which we are subject also may make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders.

We are a financial and bank holding company incorporated in the State of Montana. Anti-takeover provisions in Montana law and our articles of incorporation and bylaws, as well as regulatory approvals that would be required under federal law, could make it more difficult for a third party to acquire control of us and may prevent stockholders from receiving a premium for their shares of our Class A common stock. These provisions could adversely affect the market price of our Class A common stock and could reduce the amount that stockholders might receive if we are sold.

Our articles of incorporation provide that our Board may issue up to 95,000 additional shares of preferred stock, in one or more series, without stockholder approval and with such terms, conditions, rights, privileges and preferences as the Board may deem appropriate. In addition, our articles of incorporation provide for staggered terms for our Board and limitations on persons authorized to call a special meeting of stockholders. In addition, certain provisions of Montana law may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of our Class A common stock with the opportunity to realize a premium over the then-prevailing market price of such Class A common stock.

Further, the acquisition of specified amounts of our common stock (in some cases, the acquisition or control of more than 5% of our voting stock) may require certain regulatory approvals, including the approval of the Federal Reserve and one or more of our state banking regulatory agencies. The filing of applications with these agencies and the accompanying review process can take several months. Additionally, as discussed above, the holders of the Class B common stock will have voting control of our company. This and the other factors described above may hinder or even prevent a change in control of us, even if a change in control would be beneficial to our stockholders.

We intend to qualify as a “controlled company” under the NASDAQ Marketplace Rules and, once qualified, may rely on exemptions from certain corporate governance requirements.

As a result of the combined voting power of the members of the Scott family described above, we expect to qualify as a “controlled company” under the NASDAQ Marketplace Rules within the near term following this offering. At such time, we intend to rely on exemptions from certain NASDAQ corporate governance standards that are available to controlled companies. Under the NASDAQ Marketplace Rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the compensation of officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors; and

•	director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process.

As a result, in the future, our compensation and governance & nominating committees may not consist entirely of independent directors. As long as we choose to rely on these exemptions from NASDAQ Marketplace Rules in the future, you will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

The Class A common stock is equity and is subordinate to our existing and future indebtedness and to our existing Series A preferred stock.

Shares of our Class A common stock are equity interests and do not constitute indebtedness. As such, shares of our Class A common stock rank junior to all our indebtedness, including our subordinated term loans, the subordinated debentures held by trusts that have issued trust preferred securities and other non-equity claims on us with respect to assets available to satisfy claims on us. Additionally, holders of our Class A common stock are subject to the prior dividend and liquidation rights of any holders of our Series A preferred stock then outstanding.

In the future, we may attempt to increase our capital resources or, if our Bank’s capital ratios fall below the required minimums, we or the Bank could be forced to raise additional capital by making additional offerings of debt or equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Or, we may issue additional debt or equity securities as consideration for future mergers and acquisitions. Such additional debt and equity offerings may place restrictions on our ability to pay dividends on or repurchase our common stock, dilute the holdings of our existing stockholders or reduce the market price of our Class A common stock. Furthermore, acquisitions typically involve the payment of a premium over book and market values and therefore, some dilution of our tangible book value and net income per Class A common stock may occur in connection with any future transaction. Holders of our Class A common stock are not entitled to preemptive rights or other protections against dilution.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Summary,” “Risk Factors,” “Use of Proceeds,” “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Shares Eligible For Future Sale,” contains forward-looking statements. These statements include statements about our plans, strategies and prospects and involve known and unknown risks that are difficult to predict. Therefore, our actual results, performance or achievements may differ materially from those expressed in or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Factors that may cause actual results to differ materially from current expectations are described in the section entitled “Risk Factors,” and include, but are not limited to:

•	credit losses;

•	concentrations of real estate loans;

•	economic and market developments, including inflation;

•	commercial loan risk;

•	adequacy of our allowance for loan losses;

•	impairment of goodwill;

•	changes in interest rates;

•	access to low-cost funding sources;

•	increases in deposit insurance premiums;

•	inability to grow our business;

•	adverse economic conditions affecting Montana, Wyoming and western South Dakota;

•	governmental regulation and changes in regulatory, tax and accounting rules and interpretations;

•	changes in or noncompliance with governmental regulations;

•	effects of recent legislative and regulatory efforts to stabilize financial markets;

•	dependence on our management team;

•	ability to attract and retain qualified employees;

•	failure of technology;

•	disruption of vital infrastructure and other business interruptions;

•	illiquidity in the credit markets;

•	inability to meet liquidity requirements;

•	lack of acquisition candidates;

•	failure to manage growth;

•	competition;

•	inability to manage risks in turbulent and dynamic market conditions;

•	ineffective internal operational controls;

•	environmental remediation and other costs;

•	failure to effectively implement technology-driven products and services;

•	litigation pertaining to fiduciary responsibilities;

•	capital required to support our Bank subsidiary;

•	soundness of other financial institutions;

•	impact of Basel II capital standards;

•	inability of our Bank subsidiary to pay dividends;

•	change in dividend policy;

•	lack of public market for our common stock;

•	volatility of Class A common stock;

•	voting control;

•	decline in market price of Class A common stock;

•	dilution as a result of future equity issuances;

•	use of net proceeds;

•	uninsured nature of any investment in Class A common stock;

•	anti-takeover provisions;

•	intent to qualify as a controlled company; and

•	subordination of Class A common stock to company debt.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting underwriting discounts, commissions and estimated offering expenses, will be approximately $133.1 million, or approximately $153.3 million if the underwriters’ option is exercised in full.

We currently intend to use the net proceeds:

•	to support our long-term growth;

•	to repay our variable rate term notes issued under our syndicated credit agreement; and

•	for general corporate purposes, including potential strategic acquisition opportunities.

The variable rate term notes were issued in January 2008 in conjunction with our acquisition of the First Western Bank. The variable rate term notes mature on December 31, 2010. As of December 31, 2009, the interest rate on the variable rate term notes was 3.75%. The variable rate term notes may be repaid, without penalty, at any time. We have chosen to use a portion of the proceeds from this offering to repay the entire outstanding balance of our variable rate term notes, which was $33.9 million as of December 31, 2009, thereby reducing our interest expense and eliminating the restrictive covenants and other restrictions contained in the credit agreement.

We have no present agreement or plan concerning any specific acquisition or similar transaction.

Pending application of net proceeds from this offering as set forth above, we intend to invest net proceeds in short-term liquid securities.

We have not designated the amount of net proceeds we will use for any particular purpose, other than repayment of the variable rate term notes. Accordingly, our management will retain broad discretion to allocate the net proceeds of this offering.

DIVIDEND POLICY

Dividends

It has been our policy to pay a quarterly dividend to all common stockholders. Dividends are declared and paid in the month following the calendar quarter. However, our Board may change or eliminate the payment of future dividends at its discretion, without notice to our stockholders and our dividend policy and practice may change in the future. Any future determination to pay dividends to our stockholders will be dependent upon our financial condition, results of operation, capital requirements, banking regulations and any other factors that the Board may deem relevant.

In addition, we are a holding company and are dependent upon the payment of dividends by our Bank to us as our principal source of funds to pay dividends, if any, in the future and to make other payments. Our Bank is also subject to various regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to us. See “Regulation and Supervision—Restrictions on Transfers of Funds to Us and the Bank.”

The following table summarizes recent quarterly and special dividends that have been paid:

	Amount	Total Cash
Month Paid	Per Share(1)	Dividend

January 2007	$0.15	$5,007,153
January 2007 special dividend	0.10	3,363,708
April 2007	0.16	5,319,599
July 2007	0.16	5,299,394
October 2007	0.16	5,265,375
January 2008	0.16	5,207,192
April 2008	0.16	5,124,399
July 2008	0.16	5,090,168
October 2008	0.16	5,157,034
January 2009	0.16	5,127,714
April 2009	0.11	3,522,836
July 2009	0.11	3,513,986
October 2009	0.11	3,528,996
January 2010	0.11	3,519,163

(1)	Amounts per share have been rounded to the nearest cent due to the recapitalization of our previously-existing common stock.

Dividend Restrictions

For a description of restrictions on the payment of dividends, see “Risk Factors—Risks Relating to the Market and Our Business—Our Bank’s ability to pay dividends to us is subject to regulatory limitations, which, to the extent we are not able to receive such dividends, may impair our ability to grow, pay dividends, cover operating expenses and meet debt service requirements” and “Regulation and Supervision—Restrictions on Transfers of Funds to Us and the Bank.”

CAPITALIZATION

The following table sets forth our capitalization and regulatory capital and other ratios as of December 31, 2009, as follows:

•	on an actual basis;

•	on a pro forma basis to give effect to the recapitalization of our previously-existing common stock, which occurred on March 5, 2010, and which included (1) a 4-for-1 split of our previously-existing common stock, (2) the redesignation of the previously-existing common stock into Class B common stock and (3) the creation of a new class of common stock designated as Class A common stock; and

•	on a pro forma as adjusted basis to give effect to the recapitalization and the receipt of the net proceeds from this offering of shares of our Class A common stock, after deducting underwriting discounts and commissions and estimated offering expenses, and the application of such net proceeds.

The following should be read in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Our Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Data” and our financial statements and accompanying notes that are included elsewhere in this prospectus.

	December 31, 2009
			Pro Forma As
(Dollars in thousands, except per share data)	Actual	Pro Forma	Adjusted

Borrowings and Obligations:
Long-term debt:
Subordinated term loans	$35,000	$35,000	$35,000
Variable rate term notes	33,929	33,929	—
Capital lease and other obligations	4,424	4,424	4,424

Total long-term debt	73,353	73,353	39,424
Subordinated debentures held by subsidiary trusts	123,715	123,715	123,715
Stockholders’ Equity:
Preferred stock, no par value, 100,000 shares authorized, including Series A preferred stock, no par value, 5,000 shares authorized, 5,000 shares issued and outstanding	50,000	50,000	50,000
Common stock, no par value, 100,000,000 shares authorized, 31,349,588 shares issued and outstanding(1)	112,135	—	—
Class A common stock, no par value, 100,000,000 shares authorized, 10,000,000 shares issued and outstanding(1)	—	—	133,100
Class B common stock, no par value, 100,000,000 shares authorized, 31,349,588 shares issued and outstanding(1)	—	112,135	112,135
Retained earnings	397,224	397,224	397,224
Accumulated other comprehensive income, net	15,075	15,075	15,075

Total Stockholders’ Equity	574,434	574,434	707,534

Total Capitalization	771,502	771,502	870,673

Capital Ratios(2):
Tangible common equity to tangible assets(3)	4.76%	4.76%	6.58%
Tier 1 common capital to total risk weighted assets(4)	6.43	6.43	8.98
Leverage ratio	7.30	7.30	9.19
Tier 1 risk-based capital	9.74	9.74	12.28
Total risk-based capital	11.68	11.68	14.22
Common Stock Data:
Book value per share(5)	$16.73	$16.73	$15.90
Tangible book value per share(6)	10.53	10.53	11.20

(1)	The above table excludes: (1) 2,765,904 shares of our Class B common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $15.37 per share; (2) 1,600,000 shares of our Class B common stock issuable upon conversion of our outstanding shares of our Series A preferred stock and (3) 1,280,352 shares of our Class A common stock available for future issuance under our equity compensation plans.

For additional information regarding the recapitalization of our previously-existing common stock and the terms of each of the Class A common stock and Class B common stock, see “Description of Capital Stock.”

(2)	The net proceeds from our sale of Class A common stock in this offering, after repayment of the variable rate term notes issued under our syndicated credit agreement, are presumed to be invested in short-term liquid securities which carry a 20% risk weighting for purposes of all adjusted risk-based capital ratios. If the underwriters’ option is exercised in full, net proceeds would be approximately $153.3 million and our tangible common equity to tangible assets, Tier I common capital to total risk weighted assets, leverage ratio, Tier 1 risk-based capital ratio and our total risk-based capital ratio would have been 6.85%, 9.37%, 9.48%, 12.67% and 14.60%, respectively.

(3)	Tangible common equity to tangible assets is a non-GAAP financial measure. The most directly comparable GAAP financial measure is total stockholders’ equity to total assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Selected Historical Consolidated Financial Data.”

(4)	For purposes of computing tier 1 common capital to total risk weighted assets, tier 1 common capital is calculated as Tier 1 capital less preferred stock and trust preferred securities.

(5)	For purposes of computing book value per share, book value equals common stockholders’ equity.

(6)	Tangible book value per share is a non-GAAP financial measure. The most directly comparable GAAP financial measure is book value per share. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Selected Historical Consolidated Financial Data.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth certain of our historical consolidated financial data. The selected consolidated financial data as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data as of December 31, 2007, 2006 and 2005 and for the years ended December 31, 2006 and 2005 have been derived from our audited consolidated financial statements that are not included in this prospectus.

In January 2008, we acquired First Western Bank which included 18 offices located in western South Dakota. At the time of the acquisition, First Western Bank had total assets of approximately $913.0 million. The results and other financial data of First Western Bank are not included in the table below for the periods prior to the date of acquisition and, therefore, the results and other financial data for such prior periods may not be comparable in all respects. In December 2008, we completed the disposition of our i_Tech subsidiary to Fiserv Solutions, Inc., which eliminated our technology services segment, one of our two historical operating segments. Because the operating results attributable to the former segment are not included in our operating results for periods subsequent to the date of disposition, our results for periods prior to the date of that transaction may not be comparable in all respects. See Note 1 of the Notes to Consolidated Financial Statements included in this prospectus.

This selected historical consolidated financial data should be read in conjunction with other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	As of or for the
	Year Ended December 31,
(Dollars in thousands, except per share data)	2009	2008	2007	2006	2005

Selected Balance Sheet Data:
Assets:
Cash and cash equivalents	$623,482	$314,030	$249,246	$255,791	$240,977
Loans	4,528,004	4,772,813	3,558,980	3,310,363	3,034,354
Allowance for loan losses	103,030	87,316	52,355	47,452	42,450

Net loans	4,424,974	4,685,497	3,506,625	3,262,911	2,991,904

Investment securities	1,446,280	1,072,276	1,128,657	1,124,598	1,019,901
Mortgage servicing rights, net of accumulated amortization and impairment reserve	17,325	11,002	21,715	22,644	22,116
Goodwill	183,673	183,673	37,380	37,380	37,390
Core deposit intangibles, net of accumulated amortization	10,551	12,682	257	432	1,204
Other assets	431,368	349,187	272,917	270,378	248,821

Total assets	$7,137,653	$6,628,347	$5,216,797	$4,974,134	$4,562,313

Liabilities:
Deposits	$5,824,056	$5,174,259	$3,999,401	$3,708,511	$3,547,590
Securities sold under repurchase agreements	474,141	525,501	604,762	731,548	518,718
Other borrowed funds	5,423	79,216	8,730	5,694	7,495
Long-term debt	73,353	84,148	5,145	21,601	54,654
Subordinated debentures held by subsidiary trusts	123,715	123,715	103,095	41,238	41,238
Other liabilities	62,531	102,446	51,221	55,167	42,771

Total liabilities	$6,563,219	$6,089,285	$4,772,354	$4,563,759	$4,212,466

	As of or for the
	Year Ended December 31,
(Dollars in thousands, except per share data)	2009	2008	2007	2006	2005

Stockholders’ equity:
Preferred stock	$50,000	$50,000	$—	$—	$—
Common stock	112,135	117,613	29,773	45,477	43,239
Retained earnings	397,224	362,477	416,425	372,039	314,843
Accumulated other comprehensive income (loss), net	15,075	8,972	(1,755)	(7,141)	(8,235)

Total stockholders equity	$574,434	$539,062	$444,443	$410,375	$349,847

Selected Income Statement Data:
Interest income	$328,034	$355,919	$325,557	$293,423	$233,857
Interest expense	84,898	120,542	125,954	105,960	63,549

Net interest income	243,136	235,377	199,603	187,463	170,308
Provision for loan losses	45,300	33,356	7,750	7,761	5,847

Net interest income after provision for loan losses	197,836	202,021	191,853	179,702	164,461
Non-interest income	100,690	128,597	92,367	102,181	70,651
Non-interest expense	217,710	222,541	178,786	164,775	151,087

Income before income taxes	80,816	108,077	105,434	117,108	84,025
Income tax expense	26,953	37,429	36,793	41,499	29,310

Net income	53,863	70,648	68,641	75,609	54,715
Preferred stock dividends	3,422	3,347	—	—	—

Net income available to common stockholders	$50,441	$67,301	$68,641	$75,609	$54,715

Common Stock Data:
Earnings per share:
Basic	$1.61	$2.14	$2.11	$2.33	$1.71
Diluted	1.59	2.10	2.06	2.28	1.68
Dividends per share	.50	.65	.74	.57	.47
Book value per share(1)	16.73	15.50	13.88	12.60	10.80
Tangible book value per share(2)	10.53	9.27	12.70	11.44	9.61
Weighted average shares outstanding:
Basic	31,335,668	31,484,136	32,507,216	32,450,440	32,006,728
Diluted	31,678,500	32,112,672	33,289,920	33,215,960	32,597,348
Financial Ratios:
Return on average assets	0.79%	1.12%	1.37%	1.60%	1.26%
Return on average common stockholders’ equity	9.98	14.73	16.14	20.38	16.79
Average stockholders’ equity to average assets	8.16	7.98	8.52	7.85	7.52
Yield on earning assets	5.44	6.37	7.21	6.94	6.12
Cost of average interest bearing liabilities	1.63	2.50	3.43	3.05	1.99
Net interest spread	3.81	3.87	3.78	3.89	4.13
Net interest margin(3)	4.05	4.25	4.46	4.47	4.48
Efficiency ratio(4)	63.32	61.14	61.23	56.89	62.70
Common stock dividend payout ratio(5)	31.06	30.37	35.07	24.46	27.49
Loan to deposit ratio	77.75	92.24	88.99	89.26	85.53

	As of or for the
	Year Ended December 31,
(Dollars in thousands, except per share data)	2009	2008	2007	2006	2005

Asset Quality Ratios:
Non-performing loans to total loans(6)	2.75%	1.90%	0.98%	0.53%	0.63%
Non-performing assets to total loans and OREO(7)	3.57	2.03	1.00	0.55	0.67
Non-performing assets to total assets	2.28	1.46	0.68	0.36	0.45
Allowance for loan losses to total loans	2.28	1.83	1.47	1.43	1.40
Allowance for loan losses to non-performing loans	82.64	96.03	150.66	269.72	220.73
Net charge-offs to average loans	0.63	0.28	0.08	0.09	0.19
Capital Ratios:
Tangible common equity to tangible assets(8)	4.76%	4.55%	7.85%	7.55%	6.88%
Tier 1 common capital to total risk weighted assets(9)	6.43	5.35	9.95	9.68	8.94
Leverage ratio	7.30	7.13	9.92	8.61	7.91
Tier 1 risk-based capital	9.74	8.57	12.39	10.71	10.07
Total risk-based capital	11.68	10.49	13.64	11.93	11.27

(1)	For purposes of computing book value per share, book value equals common stockholders’ equity.

(2)	Tangible book value per share is a non-GAAP financial measure. The most directly comparable GAAP financial measure is book value per share. See below our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures.

(3)	Net interest margin ratio is presented on an FTE basis.

(4)	Efficiency ratio represents non-interest expenses, excluding loan loss provision, divided by the aggregate of net interest income and non-interest income.

(5)	Common stock dividend payout ratio represents dividends per share divided by basic earnings per share. See “Dividend Policy.”

(6)	Non-performing loans include nonaccrual loans, loans past due 90 days or more and still accruing interest and restructured loans.

(7)	Non-performing assets include nonaccrual loans, loans past due 90 days or more and still accruing interest, restructured loans and OREO.

(8)	Tangible common equity to tangible assets is a non-GAAP financial measure. The most directly comparable GAAP financial measure is total stockholders’ equity to total assets. See below our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures.

(9)	For purposes of computing tier 1 common capital to total risk weighted assets, tier 1 common capital is calculated as Tier 1 capital less preferred stock and trust preferred securities.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principals in the United States of America, or GAAP, this prospectus contains the following non-GAAP financial measures that management uses to evaluate our capital adequacy: tangible book value per share and tangible common equity to tangible assets. For purposes of computing tangible book value per share, tangible book value (also referred as “tangible common stockholders’ equity” or “tangible common equity”) equal common stockholders’ equity less goodwill and other intangible assets (except mortgage servicing rights). Tangible book value per share is calculated as tangible common stockholders’ equity divided by shares of common stock outstanding. For purposes of computing tangible common equity to tangible assets, tangible assets is calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible common equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets.

Management believes that these non-GAAP financial measures are valuable indicators of a financial institution’s capital strength since they eliminate intangible assets from stockholders’ equity and retain the effect of unrealized losses on securities and other components of accumulated other comprehensive income (loss) in stockholders’ equity. Management also believes that such financial measures, which are intended to complement the capital ratios defined by banking regulators, are useful to investors in evaluating the Company’s performance due to the importance that analysts place on these ratios and also allow investors to compare certain aspects of our capitalization to other companies. These non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The following table shows a reconciliation from total stockholders’ equity (GAAP) to tangible common stockholders’ equity (non-GAAP) and total assets (GAAP) to tangible assets (non-GAAP), their most directly comparable GAAP financial measures, in each instance as of the periods presented.

	As of the Year Ended December 31,
	2009	2008	2007	2006	2005
(Dollars in thousands, except per share data)

Preferred stockholders’ equity	$50,000	$50,000	$—	$—	$—
Common stockholders’ equity	524,434	489,062	444,443	410,375	349,847

Total stockholders’ equity	574,434	539,062	444,443	410,375	349,847
Less goodwill and other intangible assets (excluding mortgage servicing rights)	194,273	196,667	37,637	37,812	38,595
Less preferred stock	50,000	50,000	—	—	—

Tangible common stockholders’ equity	$330,161	$292,395	$406,806	$372,563	$311,252

Number of shares of common shares outstanding	31,349,588	31,550,076	32,024,164	32,579,152	32,395,732
Book value per share of common stock	$16.73	$15.50	$13.88	$12.60	$10.80
Tangible book value per share of common stock	10.53	9.27	12.70	11.44	9.61

Total assets	$7,137,653	$6,628,347	$5,216,797	$4,974,134	$4,562,313
Less goodwill and other intangible assets (excluding mortgage servicing rights)	194,273	196,667	37,637	37,812	38,595

Tangible assets	$6,943,380	$6,431,680	$5,179,160	$4,936,322	$4,523,718
Tangible common stockholders’ equity to tangible assets	4.76%	4.55%	7.85%	7.55%	6.88%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Historical Consolidated Financial Data” and our consolidated financial statements and accompanying notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Certain risks, uncertainties and other factors, including but not limited to those set forth under “Cautionary Note Regarding Forward Looking Statements,” “Risk Factors” and elsewhere in this prospectus, may cause actual results to differ materially from those projected in the forward-looking statements.

Executive Overview

We are a financial and bank holding company headquartered in Billings, Montana. As of December 31, 2009, we had consolidated assets of $7.1 billion, deposits of $5.8 billion, loans of $4.5 billion and total stockholders’ equity of $574 million. We currently operate 72 banking offices in 42 communities located in Montana, Wyoming and western South Dakota. Through the Bank, we deliver a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout our market areas. Our customers participate in a wide variety of industries, including energy, healthcare and professional services, education and governmental services, construction, mining, agriculture, retail and wholesale trade and tourism.

Our principal business activity is lending to and accepting deposits from individuals, businesses, municipalities and other entities. We derive our income principally from interest charged on loans and, to a lesser extent, from interest and dividends earned on investments. We also derive income from non-interest sources such as fees received in connection with various lending and deposit services; trust, employee benefit, investment and insurance services; mortgage loan originations, sales and servicing; merchant and electronic banking services; and from time to time, gains on sales of assets. Our principal expenses include interest expense on deposits and borrowings, operating expenses, provisions for loan losses and income tax expense.

Our loan portfolio consists of a mix of real estate, consumer, commercial, agricultural and other loans, including fixed and variable rate loans. Our real estate loans comprise commercial real estate, construction (including residential, commercial and land development loans), residential, agricultural and other real estate loans. Fluctuations in the loan portfolio are directly related to the economies of the communities we serve. While each loan originated generally must meet minimum underwriting standards established in our credit policies, lending officers are granted discretion within pre-approved limits in approving and pricing loans to assure that the banking offices are responsive to competitive issues and community needs in each market area. We fund our loan portfolio primarily with the core deposits from our customers, generally without utilizing brokered deposits and with minimal reliance on wholesale funding sources.

In furtherance of our strategy to maintain and enhance our long-term performance while we continue to grow and expand our business, we completed two strategic transactions in 2008. In January 2008 we completed the First Western acquisition, which comprised the purchase of two banks (First Western Bank in Wall, South Dakota and The First Western Bank Sturgis in Sturgis, South Dakota) and a data center located in western South Dakota with combined total assets as of the acquisition date of approximately $913 million. Because the results of First Western Bank are not included in our results for the periods prior to the date of acquisition, our results and other financial data for such prior periods may not be comparable in all respects to our results for periods after the date of acquisition. On December 31, 2008, we completed the disposition of our i_Tech subsidiary to Fiserv Solutions, Inc. The disposition eliminated our technology services segment, one of our two historical operating segments, enabling us to focus on our core business and only remaining segment: community banking. Because the operating results attributable to the former segment are not included in our operating results for periods subsequent to the date of disposition, our results for periods prior to the date of that transaction may not be comparable in all respects. See Note 1 of the Notes to Consolidated Financial Statements included in this prospectus.

Primary Factors Used in Evaluating Our Business

As a banking institution, we manage and evaluate various aspects of both our financial condition and our results of operations. We monitor our financial condition and performance on a monthly basis, at our holding company, at the Bank and at each banking office. We evaluate the levels and trends of the line items included in our balance sheet and statements of income, as well as various financial ratios that are commonly used in our industry. We analyze these ratios and financial trends against both our own historical levels and the financial condition and performance of comparable banking institutions in our region and nationally.

Results of Operations

Principal factors used in managing and evaluating our results of operations include net interest income, non-interest income, non-interest expense and net income.

Net interest income.  Net interest income, the largest source of our operating income, is derived from interest, dividends and fees received on interest earning assets, less interest expense incurred on interest bearing liabilities. Interest earning assets primarily include loans and investment securities. Interest bearing liabilities include deposits and various forms of indebtedness. Net interest income is affected by the level of interest rates, changes in interest rates and changes in the composition of interest earning assets and interest bearing liabilities. The most significant impact on our net interest income between periods is derived from the interaction of changes in the rates earned or paid on interest earning assets and interest bearing liabilities, which we refer to as interest rate spread. The volume of loans, investment securities and other interest earning assets, compared to the volume of interest bearing deposits and indebtedness, combined with the interest rate spread, produces changes in our net interest income between periods. Non-interest bearing sources of funds, such as demand deposits and stockholders’ equity, also support earning assets. The impact of free funding sources is captured in the net interest margin, which is calculated as net interest income divided by average earning assets. Given the interest free nature of free funding sources, the net interest margin is generally higher than the interest rate spread. We seek to increase our net interest income over time, and we evaluate our net interest income on factors that include the yields on our loans and other earning assets, the costs of our deposits and other funding sources, the levels of our net interest spread and net interest margin and the provisions for loan losses required to maintain our allowance for loan losses at an adequate level.

Non-interest income.  Our principal sources of non-interest income include (1) income from the origination and sale of loans, (2) other service charges, commissions and fees, (3) service charges on deposit accounts, (4) wealth management revenues and (5) other income. Income from the origination and sale of loans includes origination and processing fees on residential real estate loans held for sale and gains on residential real estate loans sold to third parties. Fluctuations in market interest rates have a significant impact on revenues generated from the origination and sale of loans. Higher interest rates can reduce the demand for home loans and loans to refinance existing mortgages. Conversely, lower interest rates generally stimulate refinancing and home loan origination. Other service charges, commissions and fees primarily include debit and credit card interchange income, mortgage servicing fees, insurance and other commissions and ATM service charge revenues. Wealth management revenues principally comprises fees earned for management of trust assets and investment services revenues. Other income primarily includes company-owned life insurance revenues, check printing income, agency stock dividends and gains on sales of miscellaneous assets. We seek to increase our non-interest income over time, and we evaluate our non-interest income relative to the trends of the individual types of non-interest income in view of prevailing market conditions.

Non-interest expense.  Non-interest expenses include (1) salaries, wages and employee benefits expense, (2) occupancy expense, (3) furniture and equipment expense, (4) FDIC insurance premiums, (5) outsourced technology services expense, (6) impairment of mortgage servicing rights, (7) OREO expense, (8) core deposit intangibles and (9) other expenses, which primarily includes professional fees; advertising and public relations costs; office supply, postage, freight, telephone and travel expenses; donations expense; debit and credit card expenses; board of director fees; and other losses. OREO expense is recorded net of OREO income. Variations in net OREO expense between periods is primarily due to write-downs of the estimated fair value of OREO properties, fluctuations in gains and losses recorded on sales of OREO properties, fluctuations in the number of OREO properties held and the carrying costs and/or operating expenses associated with those properties. We seek to manage our non-interest expenses in consideration of the growth of our business and our community banking model that emphasizes customer service and responsiveness. We evaluate our non-interest expense on factors that include our non-interest expense relative to our average assets, our efficiency ratio and the trends of the individual categories of non-interest expense.

Net Income.  We seek to increase our net income and provide favorable stockholder returns over time, and we evaluate our net income relative to the performance of other banks and bank holding companies on factors that include return on average assets, return on average equity and consistency and rates of growth in our earnings.

Financial Condition

Principal areas of focus in managing and evaluating our financial condition include liquidity, the diversification and quality of our loans, the adequacy of our allowance for loan losses, the diversification and terms of our deposits and other funding sources, the re-pricing characteristics and maturities of our assets and liabilities, including potential interest rate exposure and the adequacy of our capital levels.

We seek to maintain sufficient levels of cash and investment securities to meet potential payment and funding obligations, and we evaluate our liquidity on factors that include the levels of cash and highly liquid assets relative to our liabilities, the quality and maturities of our investment securities, our ratio of loans to deposits and our reliance on brokered certificates of deposit or other wholesale funding sources.

We seek to maintain a diverse and high quality loan portfolio, and we evaluate our asset quality on factors that include the allocation of our loans among loan types, our credit exposure to any single borrower or industry type, non-performing assets as a percentage of total loans and OREO and loan charge-offs as a percentage of average loans. We seek to maintain our allowance for loan losses at a level adequate to absorb potential losses inherent in our loan portfolio at each balance sheet date, and we evaluate the level of our allowance for loan losses relative to our overall loan portfolio and the level of non-performing loans and potential charge-offs.

We seek to fund our assets primarily using core customer deposits spread among various deposit categories, and we evaluate our deposit and funding mix on factors that include the allocation of our deposits among deposit types, the level of our non-interest bearing deposits, the ratio of our core deposits (which excludes time deposits (certificates of deposit) above $100,000) to our total deposits and our reliance on brokered deposits or other wholesale funding sources, such as borrowings from other banks or agencies. We seek to manage the mix, maturities and re-pricing characteristics of our assets and liabilities to maintain relative stability of our net interest rate margin in a changing interest rate environment, and we evaluate our asset-liability management using complex models to evaluate the changes to our net interest income under different interest rate scenarios.

Finally, we seek to maintain adequate capital levels to absorb unforeseen operating losses and to help support the growth of our balance sheet. We evaluate our capital adequacy using the regulatory and financial capital ratios included elsewhere in this prospectus, including leverage capital ratio, tier 1 risk-based capital ratio, total risk-based capital ratio, tangible common equity to tangible assets and tier 1 common capital to total risk-weighted assets.

Trends and Developments

Our success is highly dependent on economic conditions and market interest rates. Because we operate in Montana, Wyoming and western South Dakota, the local economic conditions in each of these areas are particularly important. Our local economies have not been impacted as severely by the national economic and real estate downturn, sub-prime mortgage crisis and ongoing financial market turbulence as many areas of the United States. Although the continuing impact of the national recession and related real estate and financial market conditions is uncertain, these factors affect our business and could have a material negative effect on our cash flows, results of operations, financial condition and prospects.

Asset Quality

Difficult economic conditions continue to have a negative impact on businesses and consumers in our market areas. General declines in the real estate and housing markets have resulted in significant deterioration in the credit quality of our loan portfolio, which is reflected by increases in non-performing and internally risk classified loans. Our non-performing assets increased to $163 million, or 3.57% of total loans and OREO, as of December 31, 2009 from $97 million, or 2.03% of total loans and OREO, as of December 31, 2008. Loan charge-offs, net of recoveries, totaled $30 million in 2009, as compared to $13 million in 2008, with all major loan categories reflecting increases. Based on our assessment of the adequacy of our allowance for loan losses, we recorded provisions for loan losses of $45.3 million during 2009, compared to $33.4 million during 2008. Increased provisions for loan losses reflects our estimation of the effect of current economic conditions on our loan portfolio. In the first two months of 2010, we have continued to experience elevated levels of non-performing assets and provisions for loan losses which will continue to affect our earnings. Given the current economic conditions and trends, management believes we will continue to experience higher levels of non-performing loans in the near-term, which will likely have an adverse impact on our business, financial condition, results of operations and prospects.

Net OREO expense was $6.4 million in 2009 compared to $215,000 in 2008. The increase in net OREO expense was primarily related to one real estate development property written down by $4.3 million during third quarter 2009 due to a decline in the estimated market value of the property.

FDIC Insurance Premiums

As part of a plan to restore the DIF following significant decreases in its reserves, the FDIC has increased deposit insurance assessments. On January 1, 2009, the FDIC increased its assessment rates and has since imposed further rate increases and changes to the current risk-based assessment framework. On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis point special assessment on each insured depository institution’s assets minus Tier 1 capital, as of June 30, 2009. On November 17, 2009, the FDIC published a final rule requiring insured depository institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. We expect FDIC insurance premiums to remain elevated for the foreseeable future.

Dividend Policy and Capital Repurchases

In response to the current recession and uncertain market conditions, we implemented changes to our capital management practices designed to ensure our long-term success and conserve capital. Beginning with second quarter 2009, we paid quarterly dividends of $0.11 per share of previously-existing common stock, a decrease of $0.05 per share of previously-existing common stock from quarterly dividends paid during 2008 and first quarter 2009. In addition, during 2009 we limited repurchases of our previously-existing common stock outside of our profit sharing plan. In 2009, we repurchased 642,752 shares of our previously-existing common stock with an aggregate value of $11 million compared to repurchases of the 1,333,572 shares of our previously-existing common stock with an aggregate value of $28 million in 2008. During our first quarter 2010 redemption window, which was concluded in February 2010, we repurchased 243,972 shares of our previously-existing common stock with an aggregate value of $4 million. Our repurchase program will terminate concurrently with the completion of this offering.

During the second quarter 2009, although we received notification that our application for participation in the TARP Capital Purchase Program was approved, we elected not to participate in the program.

Goodwill

During third quarter 2009, we conducted our annual testing of goodwill for impairment and determined that goodwill was not impaired as of July 1, 2009. If goodwill were to become impaired in future periods, we would be required to record a noncash downward adjustment to income, which would result in a corresponding decrease to our stated book value that could under certain circumstances render our Bank unable to pay dividends to us, thereby reducing our cash flow, creating liquidity issues and negatively impacting our ability to pay dividends to our stockholders. Conversely, any such goodwill impairment charge would enable us to record an offsetting favorable tax deduction in the year of the impairment, which could result in a corresponding increase to our tangible book value and benefit to our regulatory capital ratios. Our total goodwill as of December 31, 2009 was $184 million. Approximately $159 million of such goodwill is deductible for tax purposes, of which $41 million has been recognized for tax purposes through December 31, 2009, resulting in a deferred tax liability of $16 million.

Mortgage Servicing Rights

Mortgage servicing rights are evaluated quarterly for impairment. Impairment adjustments, if any, are recorded through a valuation allowance. Mortgage servicing rights are initially recorded at fair value based on comparable market quotes and are amortized in proportion to and over the period of estimated net servicing income. Changes in estimated servicing period and growth in the serviced loan portfolio cause amortization expense to vary between periods.

In an effort to reduce our exposure to earning charges or credits resulting from volatility in the fair value of our mortgage servicing rights, we sold mortgage servicing rights with a carrying value of $3 million to a secondary market investor during fourth quarter 2009 at a loss of approximately $48,000. In conjunction with the sale, we entered into a sub-servicing agreement with the purchaser whereby we will continue to service the loans for a fee. Management will continue to evaluate opportunities for additional sales of mortgage servicing rights in the future.

Critical Accounting Estimates and Significant Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industries in which we operate. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. Our significant accounting policies are summarized in “Notes to Consolidated Financial Statements—Summary of Significant Accounting Policies” included in financial statements included in this prospectus.

Our critical accounting estimates are summarized below. Management considers an accounting estimate to be critical if: (1) the accounting estimate requires management to make particularly difficult, subjective and/or complex judgments about matters that are inherently uncertain and (2) changes in the estimate that are reasonably likely to occur from period to period, or the use of different estimates that management could have reasonably used in the current period, would have a material impact on our consolidated financial statements, results of operations or liquidity.

Allowance for Loan Losses

The provision for loan losses creates an allowance for loan losses known and inherent in the loan portfolio at each balance sheet date. The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio.

We perform a quarterly assessment of the risks inherent in our loan portfolio, as well as a detailed review of each significant asset with identified weaknesses. Based on this analysis, we record a provision for loan losses in order to maintain the allowance for loan losses at appropriate levels. In determining the allowance for loan losses, we estimate losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of subjective measurements, including management’s assessment of the internal risk classifications of loans, historical loan loss rates, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends and the impact of current local, regional and national economic factors on the quality of the loan portfolio. Changes in these estimates and assumptions are possible and may have a material impact on our allowance, and therefore our consolidated financial statements, liquidity or results of operations. The allowance for loan losses is maintained at an amount we believe is sufficient to provide for estimated losses inherent in our loan portfolio at each balance sheet date, and fluctuations in the provision for loan losses result from management’s assessment of the adequacy of the allowance for loan losses. Management monitors qualitative and quantitative trends in the loan portfolio, including changes in the levels of past due, internally classified and non-performing loans. Note 1 of the Notes to Consolidated Financial Statements included in this prospectus describes the methodology used to determine the allowance for loan losses. A discussion of the factors driving changes in the amount of the allowance for loan losses is included in this prospectus under the heading “Financial Condition—Allowance for Loan Losses.”

Goodwill

The excess purchase price over the fair value of net assets from acquisitions, or goodwill, is evaluated for impairment at least annually and on an interim basis if an event or circumstance indicates that it is likely an impairment has occurred. In testing for impairment in the past, the fair value of net assets was estimated based on an analysis of market-based trading and transaction multiples of selected profitable banks in the western and mid-western regions of the United States and, if required, the estimated fair value would have been allocated to our assets and liabilities. In future testing for impairment, the fair value of net assets will be estimated based on an analysis of our market value. Determining the fair value of goodwill is considered a critical accounting estimate because of its sensitivity to market-based trading and transaction multiples in prior periods and to market-based trading of our Class A common stock in future periods. In addition, any allocation of the fair value of goodwill to assets and liabilities requires significant management judgment and the use of subjective measurements. Variability in the market and changes in assumptions or subjective measurements used to allocate fair value are reasonably possible and may have a material impact on our consolidated financial statements, liquidity or results of operations. Note 1 of the Notes to Consolidated Financial Statements included in this prospectus describes our accounting policy with regard to goodwill.

Valuation of Mortgage Servicing Rights

We recognize as assets the rights to service mortgage loans for others, whether acquired or internally originated. Mortgage servicing rights are carried on the consolidated balance sheet at the lower of amortized cost or fair value. We utilize the expertise of a third-party consultant to estimate the fair value of our mortgage servicing rights quarterly. In evaluating the mortgage servicing rights, the consultant uses discounted cash flow modeling techniques, which require estimates regarding the amount and timing of expected future cash flows, including assumptions about loan repayment rates based on current industry expectations, costs to service, predominant risk characteristics of the underlying loans as well as interest rate assumptions that contemplate the risk involved. During a period of declining interest rates, the fair value of mortgage servicing rights is expected to decline due to anticipated prepayments within the portfolio. Alternatively, during a period of rising interest rates, the fair value of mortgage servicing rights is expected to increase because prepayments of the underlying loans would be anticipated to decline. Impairment adjustments are recorded through a valuation allowance. The valuation allowance is adjusted for changes in impairment through a charge to current period earnings. Management believes the valuation techniques and assumptions used by the consultant are reasonable.

Determining the fair value of mortgage servicing rights is considered a critical accounting estimate because of the assets’ sensitivity to changes in estimates and assumptions used, particularly loan prepayment speeds and discount rates. Changes in these estimates and assumptions are reasonably possible and may have a material impact on our consolidated financial statements, liquidity or results of operations. As of December 31, 2009, the consultant’s valuation model indicated that an immediate 25 basis point decrease in mortgage interest rates would result in a reduction in fair value of mortgage servicing rights of $5 million and an immediate 50 basis point reduction in mortgage interest rates would result in a reduction in fair value of $9 million. Notes 1 and 8 of the Notes to Consolidated Financial Statements included in this prospectus describe the methodology we use to determine fair value of mortgage servicing rights.

Other Real Estate Owned

Real estate acquired in satisfaction of loans is initially carried at current fair value less estimated selling costs. The value of the underlying loan is written down to the fair value of the real estate acquired by charge to the allowance for loan losses, if necessary, at or within 90 days of foreclosure. Subsequent declines in fair value less estimated selling costs are included in OREO expense. Subsequent increases in fair value less estimated selling costs are recorded as a reduction in OREO expense to the extent of recognized losses. Carrying costs, operating expenses, net of related income, and gains or losses on sales are included in OREO expense. Notes 1 and 24 of the Notes to Consolidated Financial Statements included in this prospectus describe our accounting policy with regard to OREO.

Results of Operations

The following discussion of our results of operations compares the years ended December 31, 2009 to December 31, 2008, and the years ended December 31, 2008 to December 31, 2007.

Net Interest Income

Market interest rates, which declined steadily in 2008 and have remained at low levels during 2009, reduced our yield on interest earning assets and our cost of interest bearing liabilities. Our net interest income, on a FTE basis, increased $7.4 million, or 3.1%, to $248.0 million in 2009, compared to $240.6 million in 2008.

Despite growth in net FTE interest income, we experienced lower interest rate spreads and compression of our net FTE interest margin in 2009, as compared to 2008. Our net FTE interest margin decreased 20 basis points to 4.05% in 2009, compared to 4.25% in 2008. Our focus on balancing growth to improve liquidity combined with weak loan demand during 2009 resulted in higher federal funds sold balances, which produce lower yields than other interest earnings assets. In addition, interest-free and low cost funding sources, such as demand deposits, federal funds purchased and short-term borrowings comprised a smaller percentage of our total funding base, which further compressed our net FTE interest margin.

Net FTE interest income increased $37.0 million, or 18.2%, to $240.6 million in 2008, from $203.7 million in 2007, due largely to the net interest income of the acquired First Western entities. Average earning assets grew 24.0% in 2008, with approximately 78.0% of this growth attributable to the acquired First Western entities. Despite growth in earning assets and an increase in the interest rate spread, our net FTE interest margin decreased 21 basis points to 4.25% in 2008, as compared to 4.46% for 2007, largely due to the First Western acquisition. In conjunction with the acquisition, we incurred indebtedness to acquire nonearning assets, including goodwill, core deposit intangibles and premises and equipment. In addition, interest free funding sources, including non-interest bearing deposits and common equity comprised a smaller percentage of our funding base during 2008 as compared to 2007. During fourth quarter 2008, the federal funds rate fell 125 to 150 basis points, with the last decrease taking the rate to between 0 and 25 basis points, further compressing our net FTE interest margin ratio during fourth quarter 2008.

The following table presents, for the periods indicated, condensed average balance sheet information, together with interest income and yields earned on average interest earning assets and interest expense and rates paid on average interest bearing liabilities.

Average Balance Sheets, Yields and Rates

	Year Ended December 31,
	2009			2008			2007
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
(Dollars in thousands)

Interest earning assets:
Loans(1)(2)	$4,660,189	$281,799	6.05%	$4,527,987	$306,976	6.78%	$3,449,809	$274,020	7.94%
U.S. government agency and mortgage-backed securities	1,016,632	41,887	4.12	923,912	43,336	4.69	892,850	42,650	4.78
Federal funds sold	105,423	253	0.24	55,205	1,080	1.96	87,460	4,422	5.06
Other securities	1,556	50	3.21	5,020	214	4.26	857	3	0.35
Tax exempt securities(2)	134,373	8,398	6.25	147,812	9,382	6.35	111,732	7,216	6.46
Interest bearing deposits in banks	199,316	520	0.26	5,946	191	3.21	26,165	1,307	5.00

Total interest earnings assets	6,117,489	332,907	5.44	5,665,882	361,179	6.37	4,568,873	329,618	7.21

Non-earning assets	687,110			667,206			423,893

Total assets	$6,804,599			$6,333,088			$4,992,766

Interest bearing liabilities:
Demand deposits	$1,083,054	4,068	0.38	$1,120,807	12,966	1.16	$1,004,019	23,631	2.35
Savings deposits	1,321,625	10,033	0.76	1,144,553	18,454	1.61	940,521	24,103	2.56
Time deposits	2,129,313	59,125	2.78	1,688,859	65,443	3.87	1,105,959	51,815	4.69
Repurchase agreements	422,713	776	0.18	537,267	7,694	1.43	558,469	21,212	3.80
Borrowings(3)	56,817	1,367	2.41	126,690	3,130	2.47	8,515	428	5.03
Long-term debt	79,812	3,249	4.07	86,909	4,578	5.27	9,230	467	5.06
Subordinated debenture by subsidiary trusts	123,715	6,280	5.08	123,327	8,277	6.71	47,099	4,298	9.13

Total interest bearing liabilities	5,217,049	84,898	1.63	4,828,412	120,542	2.50	3,673,812	125,954	3.43

Non-interest bearing deposits	965,226			940,968			842,239
Other non-interest bearing liabilities	67,061			58,173			51,529
Stockholders’ equity	555,263			505,535			425,186

Total liabilities and stockholders’ equity	$6,804,599			$6,333,088			$4,992,766

Net FTE interest income		$248,009			$240,637			$203,664
Less FTE adjustments(2)		(4,873)			(5,260)			(4,061)

Net interest income from consolidated statements of income		$243,136			$235,377			$199,603

Interest rate spread			3.81%			3.87%			3.78%
Net FTE interest margin(4)			4.05%			4.25%			4.46%

(1)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which are not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.

(3)	Includes interest on federal funds purchased and other borrowed funds. Excludes long-term debt.

(4)	Net FTE interest margin during the period equals (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

The table below sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from estimated changes in average asset and liability balances volume and estimated changes in average interest rates, which we refer to as rate. Changes which are not due solely to volume or rate have been allocated to these categories based on the respective percent changes in average volume and average rate as they compare to each other.

Analysis of Interest Changes Due To Volume and Rates

	Year Ended			Year Ended			Year Ended
	December 31, 2009			December 31, 2008			December 31, 2007
	Compared with			Compared with			Compared with
	December 31, 2008			December 31, 2007			December 31, 2006
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
(Dollars in thousands)

Interest earning assets:
Loans(1)	$8,963	$(34,140)	$(25,177)	$85,640	$(52,684)	$32,956	$18,599	$8,560	$27,159
U.S. government agency and mortgage-backed securities	4,349	(5,798)	(1,449)	1,484	(798)	686	(1,029)	2,694	1,665
Federal funds sold	982	(1,809)	(827)	(1,631)	(1,711)	(3,342)	2,196	30	2,226
Other securities	(148)	(16)	(164)	15	196	211	(1)	(2)	(3)
Tax exempt securities(1)	(853)	(131)	(984)	2,330	(164)	2,166	424	(40)	384
Interest bearing deposits in banks	6,212	(5,883)	329	(1,010)	(106)	(1,116)	790	157	947

Total change	19,505	(47,777)	(28,272)	86,828	(55,267)	31,561	20,979	11,399	32,378

Interest bearing liabilities:
Demand deposits	(437)	(8,461)	(8,898)	2,749	(13,414)	(10,665)	2,852	4,927	7,779
Savings deposits	2,855	(11,276)	(8,421)	5,229	(10,878)	(5,649)	1,947	4,732	6,679
Time deposits	17,068	(23,386)	(6,318)	27,309	(13,681)	13,628	3,764	8,060	11,824
Repurchase agreements	(1,640)	(5,278)	(6,918)	(805)	(12,713)	(13,518)	(3,175)	(891)	(4,066)
Borrowings(2)	(1,726)	(37)	(1,763)	5,940	(3,238)	2,702	(1,913)	(17)	(1,930)
Long-term debt	(374)	(955)	(1,329)	3,930	181	4,111	(1,215)	106	(1,109)
Subordinated debentures held by subsidiary trusts	26	(2,023)	(1,997)	6,956	(2,977)	3,979	495	322	817

Total change	15,772	(51,416)	(35,644)	51,308	(56,720)	(5,412)	2,755	17,239	19,994

Increase (decrease) in FTE net interest income(1)	$3,733	$3,639	$7,372	$35,520	$1,453	$36,973	$18,224	$(5,840)	$12,384

(1)	Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.

(2)	Includes interest on federal funds purchased and other borrowed funds.

Provision for Loan Losses

Effects of the broad recession began to impact our market areas in 2008. Ongoing stress from weakening economic conditions in 2008 and 2009 resulted in higher levels of non-performing loans, particularly real estate development loans. Fluctuations in provisions for loan losses reflect our assessment of the estimated effects of current economic conditions on our loan portfolio. The provision for loan losses increased $11.9 million, or 35.8%, to $45.3 million in 2009, as compared to $33.4 million in 2008. Quarterly provisions for loan losses during 2009 increased from $9.6 million during the first quarter to $13.5 million during the fourth quarter.

The provision for loan losses increased $25.6 million, or 330.4%, to $33.4 million in 2008, as compared to $7.8 million in 2007. The majority of the increase in provisions for loan losses in 2008, as compared to 2007, occurred during the fourth quarter when we recorded provisions of $20.0 million, as compared to $5.6 million recorded in third quarter 2008 and $2.1 million recorded in fourth quarter 2007. For additional information concerning non-performing assets, see “— Financial Condition — Non-Performing Assets” herein.

Non-Interest Income

Non-interest income decreased $27.9 million, or 21.7%, to $100.7 million in 2009, from $128.6 million in 2008. Non-interest income increased $36.2 million, or 39.2%, to $128.6 million in 2008 from $92.4 million in 2007. Significant components of these fluctuations are discussed below.

Income from the origination and sale of loans increased $18.6 million, or 151.7%, to $30.9 million in 2009, from $12.3 million in 2008, and 9.3% to $12.3 million in 2008, from $11.2 million in 2007. Low market interest rates increased demand for residential mortgage loans, which we generally sell into the secondary market with servicing rights retained. In June 2009, long-term interest rates increased causing a slowdown in application activity associated with fixed rate secondary market loans during the second half of 2009. If long-term rates remain at their existing levels or increase, income from the origination and sale of loans will likely decrease in future periods. Approximately $224,000 of the 2008 increase, as compared to 2007, was attributable to the acquired First Western entities.

Other service charges, commissions and fees increased $554,000, or 2.0%, to $28.7 million in 2009, from $28.2 million in 2008. The increase was primarily due to additional fee income from higher volumes of debit card transactions. This increase was partially offset by decreases in insurance and other commissions of $709,000.

Other service charges, commissions and fees increased $4.0 million, or 16.4%, to $28.2 million in 2008, from $24.2 million in 2007. Approximately $1.8 million of the 2008 increase was attributable to the acquired First Western entities. The remaining increase in 2008 was primarily due to additional fee income from higher volumes of credit and debit card transactions and increases in insurance commissions.

Service charges on deposit accounts decreased $389,000, or 1.9%, to $20.3 million in 2009, from $20.7 million in 2008, primarily due to decreases in the number of overdraft fees assessed. Service charges on deposit accounts increased $2.9 million, or 16.4%, to $20.7 million in 2008, from $17.8 million in 2007. Substantially all of the 2008 increase was attributable to the acquired First Western entities.

Wealth management revenues decreased $1.5 million, or 12.4%, to $10.8 million in 2009, from $12.4 million in 2008. Approximately 61% of the decrease occurred in investment services revenues, primarily the result of decreases in brokerage transaction volumes. In addition, fees earned for management of trust funds, which are generally based on the market value of trust assets managed, were lower in 2009 due to declines in the market values of assets under trust administration. Wealth management revenues increased 5.3% to $12.4 million in 2008, from $11.7 million in 2007, due to the addition of new trust and investment services customers in 2008.

On December 31, 2008, we completed the sale of our technology services subsidiary, i_Tech, to a national technology services provider. We recorded a $27.1 million net gain on the sale in 2008. i_Tech provided technology support services to us, our Bank and nonbank subsidiaries and to non-affiliated customers in our market areas and nine additional states. During 2008 and 2007, i_Tech generated $17.7 million and $19.1 million, respectively, in non-affiliate revenues. Subsequent to the sale, we no longer receive technology services revenues from non-affiliates.

Technology services revenues decreased $1.4 million, or 7.2%, to $17.7 million in 2008, from $19.1 million in 2007. This decrease was primarily due to a $2.0 million contract termination fee recorded in 2007. In addition, item processing income decreased $718,000 in 2008, as compared to 2007, primarily due to the introduction of imaging technology that permits items to be captured electronically rather than through physical processing and transporting of the items. These decreases were offset by an increase of $1.8 million in core data processing revenues resulting from increases in the number of core data processing customers and the volume of core data transactions processed.

Other income decreased $420,000, or 4.1%, to $9.7 million in 2009, from $10.2 million in 2008. During third quarter 2009, we recorded a non-recurring gain of $2.1 million on the sale of our shares of Visa Inc. Class B common stock. This increase was offset by first quarter 2008 non-recurring gains of $1.6 million on the mandatory redemption of Visa Inc. Class B common stock and $1.1 million from the release of escrow funds related to the December 2006 sale of our interest in an internet bill payment company. For additional information regarding the conversion and sale of our shares of Visa Inc. Class B common stock, see “Notes to Consolidated Financial Statement—Commitments and Contingencies.”

Other income increased $1.9 million, or 23.2%, to $10.2 million in 2008, from $8.2 million in 2007. Exclusive of the acquired First Western entities, non-interest income decreased $1.7 million, or 20.2%, in 2008, as compared to 2007. During first quarter 2008, we recorded a gain of $1.6 million resulting from the mandatory redemption of our Class B shares of Visa Inc. The net gain was split between our community banking and technology services operating segments. In addition, during first quarter 2008, we recorded a nonrecurring gain of $1.1 million due to the release of funds escrowed in conjunction with the December 2006 sale of our interest in an internet bill payment company. These gains were offset by decreases in earnings of securities held under deferred compensation plans and one-time gains recorded in 2007 of $986,000 on the sale of mortgage servicing rights and $737,000 from the conversion and subsequent sale of our MasterCard stock.

Non-Interest Expense

Non-interest expense decreased $4.8 million, or 2.2%, to $217.7 million in 2009, from $222.5 million in 2008. Non-interest expense increased $43.8 million, or 24.5%, to $222.5 million in 2008, from $178.8 million in 2007. Significant components of these fluctuations are discussed below.

Salaries, wages and employee benefits expense decreased $455,000, or less than 1.0%, to $113.6 million in 2009 compared to $114.0 million in 2008. Normal inflationary and other increases in salaries, wages and employee benefits were offset by a reduction of approximately 120 full-time equivalent employees due to the sale of i_Tech in December 2008.

Salaries, wages and employee benefits expense increased $15.9 million, or 16.2%, to $114.0 million in 2008, from $98.1 million in 2007. Approximately $12.2 million of the 2008 increase was attributable to the acquired First Western entities. The remaining increase was primarily due to higher group health insurance costs and wage increases. These increases were partially offset by decreases in incentive bonus and profit sharing accruals to reflect 2008 performance results.

Occupancy expense decreased $463,000, or 2.8%, to $15.9 million in 2009, from $16.4 million in 2008. The decrease in occupancy expense was due to the discontinuation of a building lease in conjunction with the sale of i_Tech in December 2008. Occupancy expense increased $1.6 million, or 11.0%, to $16.4 million in 2008, from $14.7 million in 2007 due to the acquired First Western entities.

Furniture and equipment expense decreased $6.5 million, or 34.3%, to $12.4 million in 2009, from $18.9 million in 2008. The decrease in equipment maintenance and depreciation was due primarily to the sale of i_Tech in December 2008. Furniture and equipment expense increased $2.7 million, or 16.3%, to $18.9 million in 2008, from $16.2 million in 2007. Approximately $1.2 million of the increase was attributable to the acquired First Western entities. The remaining increase was primarily due to higher depreciation and maintenance expenses resulting from the addition, replacement and repair of equipment in the ordinary course of business.

FDIC insurance premiums increased $9.2 million, or 316.6%, to $12.1 million in 2009, from $2.9 million in 2008. For the first quarter of 2009 only, the FDIC increased all FDIC deposit assessment rates by 7 basis points and on February 27, 2009, the FDIC issued a final rule setting base assessment rates for Risk Category I institutions at 12 to 16 basis points, beginning April 1, 2009. On May 22, 2009, the FDIC issued a final rule which levied a special assessment applicable to all insured depository institutions totaling 5 basis points of each institution’s total assets less tier 1 capital as of June 30, 2009, not to exceed 10 basis points of domestic deposits. Increases in deposit insurance expense were due to increases in fee assessment rates during 2009 and the special assessment of $3.1 million. The increases were also partly related to the additional 10 basis point per annum assessment paid on covered transaction accounts exceeding $250,000 under the deposit insurance coverage guarantee program and the full utilization of available credits to offset assessments during the first nine months of 2008. We expect FDIC insurance premiums to remain at their current high levels for the foreseeable future.

FDIC insurance premiums increased $2.5 million, or 555.9%, to $2.9 million in 2008, from $444,000 in 2007. During the first half of 2008, we fully utilized a one-time credit provided by the FDIC to offset the cost of FDIC insurance premiums for “well-managed” banks. In addition, we elected to participate in the deposit insurance coverage guarantee program during fourth quarter 2008. The fee assessment for deposit insurance coverage on deposits insured under this program is 10 basis points per annum.

Outsourced technology services expense increased $6.6 million, or 163.1%, to $10.6 million in 2009, from $4.0 million in 2008. Concurrent with the December 31, 2008 sale of i_Tech, we entered into a service agreement with the purchaser to receive data processing, electronic funds transfer and other technology services previously provided by i_Tech. This increase in outsourced technology services expense was largely offset by decreases in salaries, wages and benefits; furniture and equipment; occupancy; and other expenses. Outsourced technology services expense increased $900,000, or 28.9%, to $4.0 million in 2008, from $3.1 million in 2007, primarily due to increases in ATM fees resulting from higher transaction volumes.

Mortgage servicing rights amortization increased $1.7 million, or 27.9%, to $7.6 million in 2009, from $5.9 million in 2008 and $1.5 million, or 33.3%, to $5.9 million in 2008, from $4.4 million in 2007. During 2009, we reversed previously recorded impairment of $7.2 million, as compared to a recording additional impairment of $10.9 million in 2008 and $1.7 million in 2007.

OREO expense was $6.4 million in 2009, as compared to $215,000 in 2008. This increase was primarily due to a $4.3 million write-down of the carrying value of one real estate development property due to a decline in the estimated market value of the property. During 2008, we recorded OREO expense of $215,000, compared to OREO income of $81,000 recorded in 2007.

Core deposit intangibles represent the intangible value of depositor relationships resulting from deposit liabilities assumed and are amortized based on the estimated useful lives of the related deposits. We recorded core deposit intangibles of $14.9 million in conjunction with the acquisition of the First Western entities. These intangibles are being amortized using an accelerated method over their weighted average expected useful lives of 9.2 years. Core deposit intangible amortization expense was $2.1 million in 2009, compared to $2.5 million in 2008 and $174,000 in 2007. Core deposit intangible amortization expense is expected to decrease 18.0% to $1.7 million in 2010. For additional information regarding core deposit intangibles, see “Notes to Consolidated Financial Statements—Summary of Significant Accounting Policies.’’

Other expenses decreased $2.5 million, or 5.4%, to $44.3 million in 2009, from $46.8 million in 2008. This decrease was primarily the result of a $1.3 million other-than-temporary impairment charge related to an available-for-sale corporate security and fraud losses of $708,000 recorded during 2008. Also contributing to the decrease in other expenses were reductions in expense due to the sale of i_Tech in December 2008 and a continuing focus on reducing targeted controllable expenses during

2009. These reductions were partially offset by higher debit card expense resulting from higher transaction volumes.

Other expenses increased $6.9 million, or 17.3%, to $46.8 million in 2008, from $39.9 million in 2007. Exclusive of other expenses of the acquired First Western entities, which included a $1.3 million other-than-temporary impairment charge on an available-for-sale corporate investment security, other expenses decreased $1.9 million, or 4.9%, in 2008, as compared to 2007. During 2007, we recorded loss contingency accruals of $1.5 million related to an indemnification agreement with Visa USA and two potential operational losses incurred in the ordinary course of business. During 2008, we reversed $625,000 of the loss contingency accrual related to our indemnification agreement with Visa USA. In addition, during 2008 we recorded expenses of $450,000 related to employee recruitment and relocation and $708,000 related to fraud losses.

Income Tax Expense

Our effective federal tax rate was 29.1% for the year ended December 31, 2009, 30.3% for the year ended December 31, 2008 and 31.0% for the year ended December 31, 2007. State income tax applies primarily to pretax earnings generated within Montana and South Dakota. Wyoming levies no corporate income tax. Our effective state tax rate was 4.2% for the year ended December 31, 2009, 4.4% for the year ended December 31, 2008 and 3.9% for the year ended December 31, 2007. Changes in effective federal and state income tax rates are primarily due to fluctuations in tax exempt interest income as a percentage of total income.

Net Income Available to Common Stockholders

Net income available to common stockholders was $50.4 million, or $1.59 per diluted share, in 2009, as compared to $67.3 million, or $2.10 per diluted share, in 2008 and $68.6 million, or $2.06 per diluted share in 2007.

Summary of Quarterly Results

The following table presents unaudited quarterly results of operations for each of the quarters in the fiscal years ended December 31, 2009 and 2008.

Quarterly Results

	First	Second	Third	Fourth
(Dollars in thousands, except per share data)	Quarter	Quarter	Quarter	Quarter	Full Year

Year Ended December 31, 2009:
Interest income	$81,883	$81,148	$82,325	$82,678	$328,034
Interest expense	22,820	21,958	21,026	19,094	84,898

Net interest income	59,063	59,190	61,299	63,584	243,136
Provision for loan losses	9,600	11,700	10,500	13,500	45,300

Net interest income after provision for loan losses	49,463	47,490	50,799	50,084	197,836
Non-interest income	26,213	27,267	25,000	22,210	100,690
Non-interest expense	50,445	54,737	57,376	55,152	217,710

Income before income taxes	25,231	20,020	18,423	17,142	80,816
Income tax expense	8,543	6,684	6,105	5,621	26,953

Net income	16,688	13,336	12,318	11,521	53,863
Preferred stock dividends	844	853	862	863	3,422

Net income available to common stockholders	$15,844	$12,483	$11,456	$10,658	$50,441

Basic earnings per share of common stock	$0.50	$0.40	$0.37	$0.34	$1.61
Diluted earnings per share of common stock	0.49	0.39	0.36	0.34	1.59
Dividends per share of common stock	0.16	0.11	0.11	0.11	0.50
Year Ended December 31, 2008:
Interest income	$91,109	$88,068	$89,928	$86,814	$355,919
Interest expense	34,306	29,697	29,234	27,305	120,542

Net interest income	56,803	58,371	60,694	59,509	235,377
Provision for loan losses	2,363	5,321	5,636	20,036	33,356

Net interest income after provision for loan losses	54,440	53,050	55,058	39,473	202,021
Non-interest income	26,383	25,240	24,389	52,585	128,597
Non-interest expense	53,169	49,677	55,190	64,505	222,541

Income before income taxes	27,654	28,613	24,257	27,553	108,077
Income tax expense	9,578	9,988	8,362	9,501	37,429

Net income	18,076	18,625	15,895	18,052	70,648
Preferred stock dividends	768	853	863	863	3,347

Net income available to common stockholders	$17,308	$17,772	$15,032	$17,189	$67,301

Basic earnings per share of common stock	$0.55	$0.57	$0.48	$0.54	$2.14
Diluted earnings per share of common stock	0.53	0.55	0.47	0.53	2.10
Dividends per share of common stock	0.16	0.16	0.16	0.16	0.65

Financial Condition

Total assets increased $509 million, or 7.7%, to $7,138 million as of December 31, 2009, from $6,628 million as of December 31, 2008, due to organic growth. Total assets increased $1,412 million, or 27.1%, to $6,628 million as of December 31, 2008, from $5,217 million as of December 31, 2007, primarily due to the First Western acquisition in January 2008. As of the date of acquisition, the acquired entities had combined total assets of $913 million, combined total loans of $727 million, combined premises and equipment of $27 million and combined total deposits of $814 million. In connection with the acquisition, we recorded goodwill of $146 million and core deposit intangibles of $15 million.

Loans

Our loan portfolio consists of a mix of real estate, consumer, commercial, agricultural and other loans, including fixed and variable rate loans. Fluctuations in the loan portfolio are directly related to the economies of the communities we serve. While each loan originated generally must meet minimum underwriting standards established in our credit policies, lending officers are granted certain levels of authority in approving and pricing loans to assure that the banking offices are responsive to competitive issues and community needs in each market area.

Total loans decreased $245 million, or 5.1%, to $4,528 million as of December 31, 2009 from $4,773 million as of December 31, 2008, primarily due to weak loan demand in our market areas. Total loans increased 34.1% to $4,773 million as of December 31, 2008, from $3,559 million as of December 31, 2007. Approximately $723 million of the 2008 increase was attributable to the acquired First Western entities. Excluding loans of the acquired entities, total loans increased $491 million, or 13.8%, in 2008, with the most significant growth occurring in commercial, commercial real estate, construction and residential real estate loans.

The following table presents the composition of our loan portfolio as of the dates indicated:

Loans Outstanding

	As of December 31,
(Dollars in thousands)	2009	%	2008	%	2007	%	2006	%	2005	%

Loans

Real estate:

Commercial	$1,556,273	34.4%	$1,483,967	31.1%	$1,018,831	28.6%	$937,695	28.3%	$926,190	30.5%

Construction	636,892	14.1	790,177	16.5	664,272	18.7	579,603	17.5	403,751	13.3

Residential	539,098	11.9	587,464	12.3	419,001	11.8	402,468	12.2	408,659	13.4

Agricultural	195,045	4.3	191,831	4.0	142,256	4.0	137,659	4.1	116,402	3.9

Other	36,430	0.8	47,076	1.0	26,080	0.7	25,360	0.8	19,067	0.6

Consumer	677,548	14.9	669,731	14.0	608,002	17.1	605,858	18.3	587,895	19.4

Commercial	750,647	16.6	853,798	17.9	593,669	16.7	542,325	16.4	494,848	16.3

Agricultural	134,470	3.0	145,876	3.1	81,890	2.3	76,644	2.3	74,561	2.5

Other loans	1,601	—	2,893	0.1	4,979	0.1	2,751	0.1	2,981	0.1

Total loans	4,528,004	100.0%	4,772,813	100.0%	3,558,980	100.0%	3,310,363	100.0%	3,034,354	100.0%

Less allowance for loan losses	103,030		87,316		52,355		47,452		42,450

Net loans	$4,424,974		$4,685,497		$3,506,625		$3,262,911		$2,991,904

Ratio of allowance to total loans	2.28%		1.83%		1.47%		1.43%		1.40%

Real Estate Loans.  We provide interim construction and permanent financing for both single-family and multi-unit properties, medium-term loans for commercial, agricultural and industrial property and/or buildings and equity lines of credit secured by real estate. Residential real estate loans are typically sold in the secondary market. Those residential real estate loans not sold are typically secured by first liens on the financed property and generally mature in less than 5 years.

Commercial real estate loans.  Commercial real estate loans increased $72 million, or 4.9%, to $1,556 million as of December 31, 2009 from $1,484 million as of December 31, 2008. Management attributes this increase to the current year permanent financing for loans on projects under construction as of December 31, 2008 combined with increased refinancing activity. Approximately 53% of our commercial real estate loans as of December 31, 2009 and 2008 were owner occupied, which typically involves less risk than loans on investment property. Commercial real estate loans increased 45.7% to $1,484 million as of December 31, 2008, from $1,019 million as of December 31, 2007. Excluding increases attributable to the acquired First Western entities, commercial real estate loans increased 15.3% as of December 31, 2008, as compared to December 31, 2007, primarily due to real estate development loans. Demand for improved lots declined in 2008 reducing the cash flow of real estate developers, which resulted in increases in outstanding loan balances.

Construction loans.  Real estate construction loans are primarily to commercial builders for residential lot development and the construction of single-family residences and commercial real estate properties. Construction loans are generally underwritten pursuant to the same guidelines used for originating permanent commercial and residential mortgage loans. Terms and rates typically match those of permanent commercial and residential mortgage loans, except that during the construction phase the borrower pays interest only. Construction loans decreased $153 million, or 19.4%, to $637 million as of December 31, 2009 from $790 million as of December 31, 2008. Management attributes this decrease to general declines in demand for housing, particularly in markets dependent upon resort communities and second home sales; the movement of lower quality loans out of our loan portfolio through charge-off, pay-off or foreclosure; and replacement of construction loans with loans for permanent financing. Construction loans increased 19.0% to $790 million as of December 31, 2008, from $664 million as of December 31, 2007. Excluding increases attributable to the acquired First Western entities, construction loans increased 2.9% as of December 31, 2008, as compared to December 31, 2007. Growth in construction loans in 2008 and 2007 was primarily the result of demand for housing and overall growth in our market areas.

As of December 31, 2009, our real estate construction loan portfolio was divided among the following categories: approximately $135 million, or 21.2%, residential construction; approximately $98 million, or 15.4%, commercial construction; and approximately $404 million, or 63.4%, land acquisition and development.

Residential real estate loans.  Residential real estate loans decreased $48 million, or 8.2%, to $539 million as of December 31, 2009 from $587 million as of December 31, 2008. The decrease occurred primarily in 1-4 family residential real estate loans, which decreased $31 million as compared to 2008. In addition, home equity loans and lines of credit, which are typically secured by first or second liens on residential real estate and generally do not exceed a loan to value ratio of 80%, decreased $17 million to $364 million as of December 31, 2009, from $381 million as of December 31, 2008.

Residential real estate loans increased 40.2% to $587 million as of December 31, 2008, from $419 million as of December 31, 2007. Excluding increases attributable to the acquired First Western entities, residential real estate loans increased 25.4% as of December 31, 2008, as compared to December 31, 2007. The 2008 increases in residential real estate loans primarily occurred in home equity loans and lines of credit.

Agricultural real estate loans.  Agricultural real estate loans increased $3 million, or 1.7%, to $195 million as of December 31, 2009 from $192 million as of December 31, 2008. Agricultural real estate loans increased 34.8% to $192 million as of December 31, 2008, from $142 million as of December 31, 2007. Excluding increases attributable to the acquired First Western entities, agricultural real estate loans increased 12.5% as of December 31, 2008, as compared to December 31, 2007.

Consumer Loans.  Our consumer loans include direct personal loans, credit card loans and lines of credit; and indirect loans created when we purchase consumer loan contracts advanced for the purchase of automobiles, boats and other consumer goods from the consumer product dealer network within the market areas we serve. Personal loans and indirect dealer loans are generally secured by automobiles, boats and other types of personal property and are made on an installment basis. Credit cards are offered to individual and business customers in our market areas. Lines of credit are generally floating rate loans that are unsecured or secured by personal property. Approximately 62% and 61% of our consumer loans as of December 31, 2009 and December 31, 2008, respectively, were indirect dealer loans.

Consumer loans increased $8 million, or 1.2%, to $678 million as of December 31, 2009 from $670 million as of December 31, 2008. Consumer loans increased 10.2% to $670 million as of December 31, 2008, from $608 million as of December 31, 2007. Excluding increases attributable to the acquired First Western entities, consumer loans increased 4.4% as of December 31, 2008, as compared to December 31, 2007.

Commercial Loans.  We provide a mix of variable and fixed rate commercial loans. The loans are typically made to small and medium-sized manufacturing, wholesale, retail and service businesses for working capital needs and business expansions. Commercial loans generally include lines of credit, business credit cards and loans with maturities of five years or less. The loans are generally made with business operations as the primary source of repayment, but also include collateralization by inventory, accounts receivable, equipment and/or personal guarantees.

Commercial loans decreased $103 million, or 12.1%, to $751 million as of December 31, 2009 from $854 million as of December 31, 2008. Management attributes this decrease to the continuing impact of the broad recession on borrowers in our market areas and, to a lesser extent, the movement of lower quality loans out of our loan portfolio through charge-off, pay-off or foreclosure. Commercial loans increased 43.8% to $854 million as of December 31, 2008, from $594 million as of December 31, 2007. Excluding increases attributable to the acquired First Western entities, commercial loans increased 23.0% as of December 31, 2008, as compared to December 31, 2007. Management attributes 2008 growth to an overall increase in borrowing activity during most of 2008 due to retail business expansion in our market areas. This expansion began to decline in late 2008 as retail businesses in our market areas were impacted by the effects of the recession.

Agricultural Loans.  Our agricultural loans generally consist of short and medium-term loans and lines of credit that are primarily used for crops, livestock, equipment and general operations. Agricultural loans are ordinarily secured by assets such as livestock or equipment and are repaid from the operations of the farm or ranch. Agricultural loans generally have maturities of five years or less, with operating lines for one production season.

Agricultural loans decreased $11 million, or 7.8%, to $134 million as of December 31, 2009 from $146 million as of December 31, 2008. Agricultural loans increased 78.1% to $146 million as of December 31, 2008, from $82 million as of December 31, 2007. Excluding increases attributable to the acquired First Western entities, agricultural loans increased 16.6% as of December 31, 2008, as compared to December 31, 2007.

The following table presents the maturity distribution of our loan portfolio as of December 31, 2009:

Maturity Distribution of Loan Portfolio

	Within	One Year to	After
	One Year	Five Years	Five Years	Total
(Dollars in thousands)

Real estate	$1,944,565	$901,020	$118,153	$2,963,738
Consumer	349,664	302,390	25,494	677,548
Commercial	608,652	131,102	10,893	750,647
Agricultural	121,664	12,728	78	134,470
Other loans	1,601	—	—	1,601

Total loans	$3,026,146	$1,347,240	$154,618	$4,528,004

Loans at fixed interest rates	$913,394	$1,332,110	$139,927	$2,385,431
Loans at variable interest rates	1,997,722	15,130	14,691	2,027,543
Nonaccrual loans	115,030	—	—	115,030

Total loans	$3,026,146	$1,347,240	$154,618	$4,528,004

Non-Performing Assets

Non-performing assets include loans past due 90 days or more and still accruing interest, nonaccrual loans, loans renegotiated in troubled debt restructurings and OREO. Restructured loans are loans on which we have granted a concession on the interest rate or original repayment terms due to financial difficulties of the borrower that we would not otherwise consider. OREO consists of real property acquired through foreclosure on the collateral underlying defaulted loans. We initially record OREO at fair value less estimated costs to sell by a charge against the allowance for loan losses, if necessary. Estimated losses that result from the ongoing periodic valuation of these properties are charged to earnings in the period in which they are identified.

The following tables set forth information regarding non-performing assets as of the dates indicated:

Non-Performing Assets by Quarter

	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2009	2009	2009	2008	2008	2008	2008
(Dollars in thousands)

Non-performing loans:
Nonaccrual loans	$115,030	$120,026	$120,500	$90,852	$85,632	$84,244	$71,100	$50,984
Accruing loans past due 90 days or more	4,965	4,069	13,954	11,348	3,828	3,676	20,276	6,036
Restructured loans	4,683	988	1,030	1,453	1,462	1,880	1,027	1,027

Total non-performing loans	124,678	125,083	135,484	103,653	90,922	89,800	92,403	58,047
OREO	38,400	31,875	31,789	18,647	6,025	3,171	2,705	874

Total non-performing assets	$163,078	$156,958	$167,273	$122,300	$96,947	$92,971	$95,108	$58,921

Non-performing loans to total loans	2.75%	2.72%	2.90%	2.19%	1.90%	1.89%	2.02%	1.32%
Non-performing assets to total loans and OREO	3.57	3.38	3.56	2.58	2.03	1.96	2.08	1.34
Non-performing assets to total assets	2.28	2.27	2.47	1.82	1.46	1.43	1.49	0.94

Non-Performing Assets by Year

	As of December 31,
	2009	2008	2007	2006	2005
(Dollars in thousands)

Non-performing loans:
Nonaccrual loans	$115,030	$85,632	$31,552	$14,764	$17,142
Accruing loans past due 90 days or more	4,965	3,828	2,171	1,769	1,001
Restructured loans	4,683	1,462	1,027	1,060	1,089

Total non-performing loans	124,678	90,922	34,750	17,593	19,232
OREO	38,400	6,025	928	529	1,091

Total non-performing assets	$163,078	$96,947	$35,678	$18,122	$20,323

Non-performing loans to total loans	2.75%	1.90%	0.98%	0.53%	0.63%
Non-performing assets to total loans and OREO	3.57	2.03	1.00	0.55	0.67
Non-performing assets to total assets	2.28	1.46	0.68	0.36	0.45

Total non-performing assets increased $66 million, or 68.2%, to $163 million as of December 31, 2009, from $97 million as of December 31, 2008. This increase in non-performing assets is attributable to general declines in markets dependent upon resort communities and second home sales and declines in real estate prices. In addition, increasing unemployment has negatively impacted the credit performance of commercial and real estate related loans. This market turmoil and tightening of credit has led to increased levels of delinquency, a lack of consumer confidence, increased market volatility and a widespread reduction of general business activities in our market areas. We expect the continuing impact of the current difficult economic conditions and rising unemployment levels in our market areas to further increase non-performing loans in future quarters.

Non-performing assets increased $61 million, or 171.7%, to $97 million as of December 31, 2008, from $36 million as of December 31, 2007. This increase in non-performing assets was primarily related to land development loans and was reflective of deterioration of economic conditions in certain of our market areas during 2008, as well as overall growth in our loan portfolio.

Non-Performing Loans

The following table sets forth the allocation of our non-performing loans among our different types of loans as of the dates indicated.

Non-Performing Loans by Loan Type by Quarter

	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2009	2009	2009	2009	2008	2008	2008	2008

Loans
Real estate	$101,751	$105,855	$117,112	$93,503	$79,167	$72,053	$80,057	$47,740
Consumer	2,265	2,302	1,421	1,531	2,944	3,099	2,541	2,310
Commercial	19,774	16,304	16,326	8,100	8,594	14,320	9,441	7,350
Agricultural	888	622	625	519	217	328	364	647

Total Non-Performing Loans	124,678	125,083	135,484	103,653	90,922	89,800	92,403	58,047

Total loans	4,528,004	4,606,454	4,665,550	4,725,681	4,772,813	4,744,675	4,570,655	4,384,346
Less allowance for loan losses	103,030	101,748	98,395	92,223	87,316	77,094	72,650	68,415
Net loans	$4,424,974	$4,504,706	$4,567,155	$4,633,458	$4,685,497	$4,667,581	$4,498,005	$4,315,931

Ratio of allowance to total loans	2.28%	2.21%	2.11%	1.95%	1.83%	1.62%	1.59%	1.56%

Non-Performing Loans by Loan Type by Year

	As of December 31,
	2009	2008	2007	2006	2005
(Dollars in thousands)

Real estate	$101,751	$79,167	$27,513	$9,645	$8,702
Consumer	2,265	2,944	1,202	1,359	1,563
Commercial	19,774	8,594	5,722	5,583	8,499
Agricultural	888	217	313	1,006	468

Total Non-Performing Loans	$124,768	$90,922	$34,750	$17,593	$19,232

Total non-performing loans increased $34 million, or 37.1%, to $125 million as of December 31, 2009, from $91 million as of December 31, 2008, and $56 million, or 161.6% to $91 million as of December 31, 2008, from $35 million as of December 31, 2007. Increases in non-performing loans during 2009 and 2008 were primarily attributable to higher levels of nonaccrual loans.

We generally place loans on nonaccrual when they become 90 days past due, unless they are well secured and in the process of collection. When a loan is placed on nonaccrual status, any interest previously accrued but not collected is reversed from income. Approximately $6.4 million, $4.6 million and $1.7 million of gross interest income would have been accrued if all loans on nonaccrual had been current in accordance with their original terms for the years ended December 31, 2009, 2008 and 2007, respectively.

Nonaccrual loans increased $29 million, or 34.3%, to $115 million at December 31, 2009, from $86 million at December 31, 2008. Approximately 69.1% of the increase occurred in commercial and commercial real estate loans and is primarily attributable to the loans of six borrowers placed on nonaccrual status in 2009. The remaining increase was spread among the remaining major loan categories. Nonaccrual loans increased $54 million, or 171.4%, to $86 million as of December 31, 2008, from $32 million as of December 31, 2007. Approximately 50.0% of this increase was related to the loans of six borrowers adversely affected by weakening demand for residential real estate lots.

In addition to the non-performing loans included in the non-performing assets table above, as of December 31, 2009, we had potential problem loans of $223 million. Potential problem loans consist of performing loans that have been internally risk classified due to uncertainties regarding the borrowers’ ability to continue to comply with the contractual repayment terms of the loans. Although these loans have been identified as potential non-performing loans, they may never become delinquent, non-performing or impaired. As of December 31, 2009, approximately 99% of these loans were less than 60 days past due. Additionally, these loans are generally secured by commercial real estate or other assets, thus reducing the potential for loss should they become non-performing. Potential problem loans are considered in the determination of our allowance for loan losses.

OREO increased $32 million, or 537.3%, to $38 million as of December 31, 2009 from $6 million as of December 31, 2008. Approximately 73.4% of this increase relates to the foreclosure on properties collateralizing the loans of residential real estate developers. The majority of these loans were included in nonaccrual loans as of December 31, 2008. The remaining 2009 increase, as compared to 2008, occurred in commercial and residential real estate properties. OREO increased $5 million to $6 million as of December 31, 2008, as compared to $928,000 as of December 31, 2007. This increase was due to foreclosure on the collateral underlying the loans of two commercial real estate borrowers during 2008.

Our non-performing real estate loans comprise commercial, construction, residential, agricultural and other real estate loans. As of December 31, 2009, our non-performing real estate loans were divided among the foregoing categories as follows: approximately $29 million, or 28.0%, commercial; approximately $62 million, or 61.1%, construction; approximately $10 million, or 10.1%, residential; and approximately $785,000, or less than 1%, agricultural.

Our non-performing real estate construction loans comprise residential, commercial and land acquisition and development. As of December 31, 2009, our non-performing real estate construction loans were divided among the foregoing categories as follows: approximately $15 million, or 15.2%, residential; approximately $4 million, or 4.4%, commercial; and approximately $42 million, or 41.5%, land acquisition and development.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses based on our evaluation of known and inherent risk in our loan portfolio at each balance sheet date. In determining the allowance for loan losses, we estimate losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the allowance for loan losses is based on internally assigned risk classifications of loans, historical loan loss rates, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical loan loss rates. See the discussion under “—Critical Accounting Estimates and Significant Accounting Polices — Allowance for Loan Losses” above.

The allowance for loan losses is increased by provisions charged against earnings and reduced by net loan charge-offs. Loans are charged-off when we determine that collection has become unlikely. Consumer loans are generally charged off when they become 120 days past due. Credit card loans are charged off when they become 180 days past due. Recoveries are recorded only when cash payments are received.

The allowance for loan losses consists of three elements: (1) historical valuation allowances based on loan loss experience for similar loans with similar characteristics and trends; (2) specific valuation allowances based on probable losses on specific loans; and (3) general valuation allowances determined based on general economic conditions and other qualitative risk factors both internal and external to us. Historical valuation allowances are determined by applying percentage loss factors to the credit exposures from outstanding loans. For commercial, agricultural and real estate loans, loss factors are applied based on the internal risk classifications of these loans. For consumer loans, loss factors are applied on a portfolio basis. For commercial, agriculture and real estate loans loss factor percentages are based on a migration analysis of our historical loss experience over a ten year period, designed to account for credit deterioration. For consumer loans, loss factor percentages are based on a one-year loss history. Specific allowances are established for loans where we have determined that probability of a loss exists and will exceed the historical loss factors applied based on internal risk classification of the loans. General valuation allowances are determined by evaluating, on a quarterly basis, changes in the nature and volume of the loan portfolio, overall portfolio quality, industry concentrations, current economic, political and regulatory factors and the estimated impact of current economic, political, environmental and regulatory conditions on historical loss rates.

The following table sets forth information concerning our allowance for loan losses as of the dates and for the periods indicated.

Allowance for Loan Losses

	As of and for the Year Ended December 31,
	2009	2008	2007	2006	2005
(Dollars in thousands)

Balance at the beginning of period	$87,316	$52,355	$47,452	$42,450	$42,141
Allowance of acquired banking offices	—	14,463	—	—	—
Charge-offs:
Real estate
Commercial	5,156	995	382	42	560
Construction	14,153	3,035	—	9	15
Residential	1,086	325	134	86	382
Agricultural	11	642	155	—	—
Consumer	8,134	5,527	3,778	4,030	4,133
Commercial	3,346	3,523	643	963	2,228
Agricultural	92	648	116	80	133

Total charge-offs	31,978	14,695	5,208	5,210	7,451

Recoveries:
Real estate
Commercial	108	88	52	329	44
Construction	7	1	1	10	—
Residential	38	67	34	63	13
Agricultural	—	—	—	—	—
Consumer	1,850	1,404	1,390	1,568	1,297
Commercial	328	211	854	360	552
Agricultural	61	66	30	121	7

Total recoveries	2,392	1,837	2,361	2,451	1,913

Net charge-offs	29,586	12,858	2,847	2,759	5,538
Provision for loan losses	45,300	33,356	7,750	7,761	5,847

Balance at end of period	$103,030	$87,316	$52,355	$47,452	$42,450

Period end loans	$4,528,004	$4,772,813	$3,558,980	$3,310,363	$3,034,354
Average loans	4,660,189	4,527,987	3,449,809	3,208,102	2,874,723
Net charge-offs to average loans	0.63%	0.28%	0.08%	0.09%	0.19%
Allowance to total loans	2.28	1.83	1.47	1.43	1.40

The allowance for loan losses was $103 million, or 2.28% of period-end loans, at December 31, 2009, compared to $87 million, or 1.83% of period-end loans, at December 31, 2008, and $52 million, or 1.47% of period-end loans, at December 31, 2007. Increases in the allowance for loan losses as a percentage of total loans were primarily attributable to additional reserves recorded based on the estimated effects of current economic conditions on our loan portfolio and increases in past due, non-performing and internally risk classified loans.

Net charge-offs in 2009 increased $17 million to $30 million, or 0.63% of average loans, from $13 million, or 0.28% of average loans in 2008, primarily due the charge-off of six residential real estate development projects in our Montana and Wyoming market areas. In addition, we partially charged-off three land development loan participations acquired in the First Western acquisition.

Net charge-offs increased $10 million to $13 million, or 0.28% of average loans in 2008, from $3 million, or 0.08% of average loans in 2007. The increase in net charge-offs in 2008, as compared to 2007, was primarily due to the loans of two commercial real estate borrowers and one commercial borrower and was reflective of the increase in internally classified loans related to the deterioration of economic conditions in 2008, as well as overall loan growth.

Although we believe that we have established our allowance for loan losses in accordance with accounting principles generally accepted in the United States and that the allowance for loan losses was adequate to provide for known and inherent losses in the portfolio at all times during the five-year period ended December 31, 2009, future provisions will be subject to on-going evaluations of the risks in the loan portfolio. If the economy continues to decline or asset quality continues to deteriorate, material additional provisions could be required.

The allowance for loan losses is allocated to loan categories based on the relative risk characteristics, asset classifications and actual loss experience of the loan portfolio. The following table provides a summary of the allocation of the allowance for loan losses for specific loan categories as of the dates indicated. The allocations presented should not be interpreted as an indication that charges to the allowance for loan losses will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amount available for future losses that may occur within these categories. The unallocated portion of the allowance for loan losses and the total allowance are applicable to the entire loan portfolio.

Allocation of the Allowance for Loan Losses

	As of December 31,
	2009		2008		2007		2006		2005
		% of		% of		% of		% of		% of
		Loan		Loan		Loan		Loan		Loan
		Category		Category		Category		Category		Category
	Allocated	to Total	Allocated	to Total	Allocated	to Total	Allocated	to Total	Allocated	to Total
	Reserves	Loans	Reserves	Loans	Reserves	Loans	Reserves	Loans	Reserves	Loans
(Dollars in thousands)

Real estate	$76,357	65.5%	$69,280	64.9%	$39,420	63.8%	$33,532	62.9%	$22,622	61.7%
Consumer	6,220	14.9	5,092	14.0	4,838	17.1	5,794	18.3	7,544	19.4
Commercial	18,608	16.6	11,021	17.9	7,170	16.7	6,746	16.4	7,607	16.3
Agricultural	1,845	3.0	1,923	3.1	779	2.3	908	2.3	1,147	2.5
Other loans	—	—	—	0.1	—	0.1	14	0.1	15	0.1
Unallocated(1)	—	N/A	—	N/A	148	N/A	458	N/A	3,515	N/A

Totals	$103,030	100.0%	$87,316	100.0%	$52,355	100.0%	$47,452	100.0%	$42,450	100.0%

(1)	During 2006, we refined the methodology for determining the allocated components of the allowance for loan losses. This refinement included improved evaluation of qualitative risk factors internal and external to us and use of a migration analysis of historical loan losses. This refinement resulted in a reallocation among specific loan categories and the allocation of previously unallocated allowance amounts to specific loan categories. As a result, allocation of the allowance for loan losses in 2005 is not directly comparable to the 2006, 2007, 2008 and 2009 presentation.

The allocated allowance for loan losses on real estate loans increased 10.2% to $76 million as of December 31, 2009, from $69 million as of December 31, 2008, and 75.7% to $69 million as of December 31, 2008, from $39 million as of December 31, 2007. Increases in allowance for loan losses allocated to real estate loans were primarily the result of weakening demand for residential lots, particularly in three of the communities we serve in Montana and one of the communities we serve in Wyoming, a general slow down in housing across our market areas, the effect of increases in net charge-offs on our historical loss factors and the application of historical loss factors to higher levels of internally risk classified real estate loans, including land development loans and loans secured by commercial real estate.

The allocated allowance for loan losses on commercial loans increased 68.8% to $19 million as of December 31, 2009, from $11 million as of December 31, 2008, and 53.7% to $11 million as of December 31, 2008, from $7 million as of December 31, 2007. Increases in allowance for loan losses allocated to commercial loans were primarily due to the application of historical loss factors to higher levels of internally risk classified commercial loans and the effect of increases in net charge-offs on our historical loss factors.

Deposits

We emphasize developing total client relationships with our customers in order to increase our core deposit base, which is our primary funding source. Our deposits consist of non-interest bearing and interest bearing demand, savings, individual retirement and time deposit accounts.

The following table summarizes our deposits as of the dates indicated:

Deposits

	As of December 31,
	2009		2008		2007		2006		2005
(Dollars in thousands)

Deposits
Non-interest bearing demand	$1,026,584	17.6%	$985,155	19.0%	$836,753	20.9%	$888,694	24.0%	$864,128	24.4%
Interest bearing:
Demand	1,197,254	20.6	1,059,818	20.5	1,019,208	25.5	964,312	26.0	792,263	22.3
Savings	1,362,410	23.4	1,198,783	23.2	992,571	24.8	798,497	21.5	879,586	24.8
Time, $100 and over	996,839	17.1	821,437	15.9	464,560	11.6	408,813	11.0	352,324	9.9
Time, other	1,240,969	21.3	1,109,066	21.4	686,309	17.2	648,195	17.5	659,289	18.6

Total interest bearing	4,797,472	82.4	4,189,104	81.0	3,162,648	79.1	2,819,817	76.0	2,683,462	75.6

Total deposits	$5,824,056	100.0%	$5,174,259	100.0%	$3,999,401	100.0%	$3,708,511	100.0%	$3,547,590	100.0%

Total deposits increased $650 million, or 12.6%, to $5,824 million as of December 31, 2009 from $5,174 million as of December 31, 2008. All categories of deposits demonstrated growth during the first nine months of 2009 and there was a shift in the mix of deposits from interest-free and lower-cost deposits to higher costing savings and time deposits. Management attributes our organic deposit growth to ongoing business development in our market areas and increases in consumer savings. In addition, we participate in the Certificate of Deposit Account Registry Service, or CDARS, program, which allows us to provide competitive certificate of deposit products while maintaining FDIC insurance for customers with larger balances. Total deposits increased 29.4% to $5,174 million as of December 31, 2008, from $3,999 million as of December 31, 2007. Excluding increases attributable to the acquired First Western entities, total deposits increased 9.1% as of December 31, 2008, as compared to December 31, 2007. All deposit categories demonstrated growth in 2008, as compared to 2007 and there was a shift in the mix of deposits, with interest bearing demand deposits decreasing to 20.5% of total deposits in 2008, as compared to 25.5% in 2007 and time deposits increasing to 37.3% of total deposits in 2008, as compared to 28.8% in 2007.

Time deposits of $100,000 or more increased 21.4% to $997 million as of December 31, 2009, from $821 million as of December 31, 2008. Management attributes this growth to a continued focused effort to grow deposits combined with increases in deposit insurance coverage to $250,000 per account. Time deposits of $100,000 or more increased 76.8% to $821 million as of December 31, 2008, from $465 million as of December 31, 2007. Excluding increases attributable to the acquired First Western entities, time deposits of $100,000 or more increased 42.2% as of December 31, 2008, as compared to December 31, 2007. During third quarter 2008, we issued an aggregate of $100 million of certificates of deposit in brokered transactions. These certificates, which were included in time deposits of $100,000 or more, generally matured within four months and were issued to customers outside of our market areas. As of December 31, 2008, $24 million of these deposits were outstanding. The remaining increase in time deposits of $100,000 or more was primarily due to internal growth, the result of management’s focus to increase deposits combined with increases in deposit insurance coverage to $250,000 per account.

Other time deposits increased $132 million, or 11.9%, to $1,241 million as of December 31, 2009, from $1,109 million as of December 31, 2008. Other time deposits increased 61.6% to

$1,109 million as of December 31, 2008, from $686 million as of December 31, 2007. Excluding increases attributable to the acquired First Western entities, other time deposits increased 24.1% as of December 31, 2008, as compared to December 31, 2007. Increases in time deposits in 2009 and 2008 were primarily due increases in CDARS deposits. Under the CDARS program, large certificates of deposit are exchanged through a network of banks in smaller increments to ensure they are eligible for full FDIC insurance coverage. As of December 31, 2009, we had CDARS deposits of $253 million compared to $141 million as of December 31, 2008.

For additional information concerning customer deposits, including the use of repurchase agreements, see “Business—Community Banking—Deposit Products” and “Notes to Consolidated Financial Statements—Deposits.”

Investment Securities

We manage our investment portfolio to obtain the highest yield possible, while meeting our risk tolerance and liquidity guidelines and satisfying the pledging requirements for deposits of state and political subdivisions and securities sold under repurchase agreements. As of December 31, 2009, our portfolio principally comprised mortgage-backed securities, U.S. government agency securities and tax exempt securities. Federal funds sold are additional investments that are classified as cash equivalents rather than as investment securities. Investment securities classified as available-for-sale are recorded at fair value, while investment securities classified as held-to-maturity are recorded at amortized cost. Unrealized gains or losses, net of the deferred tax effect, on available-for-sale securities are reported as increases or decreases in accumulated other comprehensive income or loss, a component of stockholders’ equity.

Investment securities increased $374 million, or 34.9%, to $1,446 million as of December 31, 2009 from $1,072 million as of December 31, 2008. During third quarter 2009, we began investing our excess liquidity, as represented by higher levels of federal funds sold, into investment securities maturing within thirty-six months. Management expects investment securities to continue to increase in future quarters as excess liquidity continues to be reinvested. Investment securities decreased 5.0% to $1,072 million as of December 31, 2008, from $1,129 million as of December 31, 2007. Excluding investment securities of the acquired First Western entities, our investment securities decreased 11.5% as of December 31, 2008, compared to December 31, 2007. During 2008, proceeds from maturities, calls and principal paydowns of investment securities were used to fund loan growth.

In conjunction with the merger of our three bank subsidiaries during third quarter 2009, we transferred available-for-sale state, county and municipal investment securities with amortized costs of $28 million and fair market values of $29 million into the held-to-maturity category. This transfer more closely aligns the investment portfolios of the merged banks with that of First Interstate Bank, the surviving institution. Unrealized net gains of $1.1 million included in accumulated other comprehensive income at the time of transfer are being amortized to yield over the remaining lives of the transferred securities.

As of December 31, 2009, our investments in non-agency mortgage-backed securities totaled $1 million, or less than 1% of our total investment portfolio. As of December 31, 2009, investment securities with amortized costs and fair values of $1,069 million and $1,095 million, respectively, were pledged to secure public deposits and securities sold under repurchase agreements, as compared to $894 million and $907 million, respectively, as of December 31, 2008. The weighted average yield on investment securities decreased 55 basis points to 4.37% in 2009, from 4.92% in 2008, and 4 basis points to 4.92% in 2008, from 4.96% in 2007. For additional information concerning securities sold under repurchase agreements, see “—Financial Condition—Federal Funds Purchased and Securities Sold Under Repurchase Agreements” included in this section below.

The following table sets forth the book value, percentage of total investment securities and average yield on investment securities as of December 31, 2009:

Securities Maturities and Yield

		% of Total	Weighted
	Book	Investment	Average
(Dollars in thousands)	Value	Securities	Yield(1)

U.S. Government agency securities
Maturing within one year	$2,679	0.2%	4.94%
Maturing in one to five years	554,674	38.3	2.56
Maturing in five to ten years	11,352	0.8	4.01
Mark-to-market adjustments on securities available-for-sale	2,741	0.2	NA

Total	571,446	39.5	2.59

Mortgage-backed securities
Maturing within one year	180,768	12.5	4.72
Maturing in one to five years	325,310	22.5	4.74
Maturing in five to ten years	86,749	6.0	4.67
Maturing after ten years	130,124	9.0	4.73
Mark-to-market adjustments on securities available-for-sale	22,032	1.5	NA

Total	744,983	51.5	4.59

Tax exempt securities
Maturing within one year	9,648	0.7	6.21
Maturing in one to five years	31,743	2.2	6.14
Maturing in five to ten years	41,147	2.9	6.12
Maturing after ten years	46,843	3.2	6.02
Mark-to-market adjustments on securities available-for-sale	NA	NA	NA

Total	129,381	9.0	6.10

Other securities(2)
No stated maturity	470	—	NA
Mark-to-market adjustments on securities available-for-sale	NA	NA	NA

Total	470	—	NA

Total	$1,446,280	100.0%	3.93%

(1)	Average yields have been calculated on a FTE basis.

(2)	Equity investments in community development entities. Investment income is in the form of credits that reduce income tax expense.

Maturities of U.S. government agency securities noted above reflect $383 million of investment securities at their final maturities although they have call provisions within the next year. Mortgage-backed securities and to a limited extent other securities, have uncertain cash flow characteristics that present additional interest rate risk in the form of prepayment or extension risk primarily caused by changes in market interest rates. This additional risk is generally rewarded in the form of higher yields. Maturities of mortgage-backed securities presented above are based on prepayment assumptions at December 31, 2009.

There were no significant concentrations of investments at December 31, 2009 (greater than 10% of stockholders’ equity) in any individual security issuer, except for U.S. government or agency-backed securities.

As of December 31, 2008, we had U.S. government agency securities with carrying values of $270 million and a weighted average yield of 4.09%; mortgage-backed securities with carrying values of $655 million and a weighted average yield of 4.85%; tax exempt securities with carrying values of $143 million and a weighted average yield of 6.22%; other securities with carrying values of $4 million and a weighted average yield of 4.35%; and mutual funds with carrying values of $4,000 and a weighted average yield of 1.15%.

As of December 31, 2007, we had U.S. government agency securities with carrying values of $453 million and a weighted average yield of 4.52%; mortgage-backed securities with carrying values of $562 million and a weighted average yield of 4.90%; tax exempt securities with carrying values of $114 million and a weighted average yield of 6.43%; other securities with carrying values of $767,000 and a weighted average yield of 0.00%; and mutual funds with carrying values of $3,000 and a weighted average yield of 3.62%.

We evaluate our investment portfolio quarterly for other-than-temporary declines in the market value of individual investment securities. This evaluation includes monitoring credit ratings; market, industry and corporate news; volatility in market prices; and determining whether the market value of a security has been below its cost for an extended period of time. As of December 31, 2009, we had investment securities with fair values of $3 million that had been in a continuous loss position more than twelve months. Gross unrealized losses on these securities totaled $140,000 as of December 31, 2009 and were primarily attributable to changes in interest rates. We recorded impairment losses of $1.3 million in 2008, all of which was related to one corporate bond. Subsequent to the impairment loss, the carrying value of this bond was zero. No impairment losses were recorded during 2007.

For additional information concerning investment securities, see “Notes to Consolidated Financial Statements—Investment Securities.”

Cash and Cash Equivalents

Cash and cash equivalents increased $309 million, or 98.5%, to $623 million as of December 31, 2009 from $314 million as of December 31, 2008, largely due to management’s focus on increasing liquidity through balanced internal growth combined with weak loan demand in 2009.

Premises and Equipment

Premises and equipment increased $19 million, or 10.4%, to $196 million as of December 31, 2009 from $178 million as of December 31, 2008. This increase is primarily due to capitalization of the costs associated with the construction of two new branch banking offices and an operations center, which were placed into service during fourth quarter 2009. Premises and equipment increased $54 million, or 43.3% to $178 million in 2008, from $124 million in 2007. Exclusive of premises and equipment acquired in the First Western acquisition, premises and equipment increased $12 million, or 9.7%.

Mortgage Servicing Rights

Net mortgage servicing rights increased $6 million, or 57.4%, to $17 million as of December 31, 2009 from $11 million as of December 31, 2008. Recent low market interest rates increased demand for residential real estate loans, which we generally sell into the secondary market with servicing rights retained. In addition, increases in long-term interest rates in June 2009 resulted in a recovery of previously recorded impairment, which increased the carrying value of our mortgage servicing rights. Net mortgage servicing rights decreased 49.3% to $11 million as of December 31, 2008, from $22 million as of December 31, 2007, primarily due to increases in impairment reserves. Impairment reserves increased $11 million, or 187.1%, to $17 million as of December 31, 2008, compared to $6 million as of December 31, 2007, primarily due to increases in the estimated level of expected prepayments.

During fourth quarter 2009, we sold mortgage servicing rights with a carrying value of $3 million to a secondary market investor. For additional information regarding mortgage servicing rights, see “Notes to Consolidated Financial Statements—Mortgage Servicing Rights” and

“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Trends and Developments.”

Goodwill

Our total goodwill as of December 31, 2009 was $184 million. Approximately $159 million of our goodwill is deductible for tax purposes, of which $41 million has been recognized for tax purposes through December 31, 2009, resulting in a deferred tax liability of $16 million.

Other Real Estate Owned

OREO increased $32 million, or 537.3%, to $38 million as of December 31, 2009 from $6 million as of December 31, 2008, primarily due to the foreclosure on properties collateralizing the loans of three residential real estate developers and one commercial real estate borrower. For additional information regarding OREO, see “—Non-Performing Assets” included herein.

Deferred Tax Asset/Liability

As of December 31, 2009, we had a net deferred tax liability of $2 million included in accounts payable and other accrued expenses, as compared to a deferred tax asset of $7 million as of December 31, 2008. Changes in net deferred tax asset/liability are primarily due to fluctuations in net unrealized gains on available-for-sale investment securities, tax amortization of goodwill and core deposit intangibles and the write-down of OREO to fair value. Net deferred tax asset increased $660,000, or 9.8%, to $7 million as of December 31, 2008, from $7 million as of December 31, 2007, primarily due to fluctuations in net unrealized gains on available-for-sale investment securities.

Other Assets

Other assets increased $38 million, or 77.2%, to $88 million as of December 31, 2009, from $50 million as of December 31, 2008. Approximately $32 million of the increase is due to a required prepayment of estimated quarterly FDIC insurance assessments for 2010, 2011 and 2012. In addition, $5 million of the increase relates to the capitalization of costs of two condominium units located inside one of the newly constructed branch banking offices. We completed the sale of one unit in January 2010 and are actively marketing the second unit.

Other assets increased $8 million, or 18.7% to $50 million as of December 31, 2008, from $42 million as of December 31, 2007, due to the acquisition of Federal Reserve Bank stock in conjunction with obtaining Federal Reserve membership for the acquired First Western entities.

Federal Funds Purchased and Securities Sold Under Repurchase Agreements

In addition to deposits, we use federal funds purchased as a source of funds to meet the daily liquidity needs of our customers, maintain required reserves with the Federal Reserve Bank and fund growth in earning assets. As of December 31, 2009, our federal funds purchased were zero.

Under repurchase agreements with commercial and municipal depositors, customer deposit balances are invested in short-term U.S. government agency securities overnight and are then repurchased the following day. All outstanding repurchase agreements are due in one day. Repurchase agreements decreased $51 million, or 9.8%, to $474 million as of December 31, 2009 from $526 million as of December 31, 2008, primarily due to fluctuations in the liquidity needs of our customers and the introduction of full FDIC deposit insurance coverage for certain non-interest bearing transaction deposits under the Temporary Liquidity Guarantee, or TLG, Program.

The following table sets forth certain information regarding federal funds purchased and repurchase agreements as of the dates indicated:

Federal Funds Purchased and Securities Sold Under Repurchase Agreements

	Year Ended December 31,
(Dollars in thousands)	2009	2008	2007

Federal funds purchased:
Balance at period end	$—	$30,625	$—
Average balance	9,323	64,994	5,172
Maximum amount outstanding at any month-end	57,230	121,390	29,470
Average interest rate:
During the year	0.21%	2.14%	5.17%
At period end	—	0.22	—
Securities sold under repurchase agreements:
Balance at period end	$474,141	$525,501	$604,762
Average balance	422,713	537,267	558,469
Maximum amount outstanding at any month-end	474,141	576,845	679,247
Average interest rate:
During the year	0.18%	1.43%	3.80%
At period end	0.38	0.34	3.09

Other Borrowed Funds

Other borrowed funds decreased $74 million, or 93.2% to $5 million as of December 31, 2009 from $79 million as of December 31, 2008, primarily, due to scheduled repayments and maturities of short-term borrowings from the FHLB.

Other borrowed funds increased $70 million to $79 million as of December 31, 2008, from $9 million as of December 31, 2007, primarily due to short-term borrowings from the FHLB. On September 11, 2008, we borrowed $25 million on a note bearing interest of 2.96% that matured and was repaid on March 11, 2009 and on September 22, 2008, we borrowed $50 million on a note maturing September 22, 2009 bearing interest of 3.57%. Proceeds from these borrowings were used to fund growth in earning assets.

For additional information on other borrowed funds, see “Notes to Consolidated Financial Statements—Long-Term Debt and Other Borrowed Funds.”

Long-Term Debt

Long-term debt decreased $11 million, or 12.8%, to $73 million as of December 31, 2009, from $84 million as of December 31, 2008 primarily due to scheduled repayments of term notes under our syndicated credit agreement and, to a lesser extent, scheduled repayments of long-term FHLB borrowings.

Long-term debt increased $79 million to $84 million as of December 31, 2008, from $5 million as of December 31, 2007. In conjunction with the First Western acquisition, on January 10, 2008 we entered into a credit agreement with four syndicated banks. The syndicated credit agreement is secured by all of the outstanding stock of First Interstate Bank. As of December 31, 2009, $34 million was outstanding on variable rate term notes issued under the syndicated credit agreement. The term notes are payable in equal quarterly principal installments of $2 million, with one final installment of $29 million due at maturity on December 31, 2010. Interest on the term notes is payable quarterly. As of December 31, 2009, the term notes had a weighted average interest rate of 3.75%.

The syndicated credit agreement contains various covenants that, among other things, establish minimum capital and financial performance ratios; and place certain restrictions on capital expenditures, indebtedness, redemptions or repurchases of common stock and the amount of dividends payable to stockholders. During 2008 and 2009, we entered into amendments to our syndicated credit agreement that, among other things, eliminated the revolving credit facility, changed the maturity date on the term notes to December 31, 2010 from January 10, 2013, changed the interest rate charged on the term notes to a maximum non-default rate of LIBOR plus 3.75%, modified certain definitions and debt covenants and waived debt covenant violations existing as of the dates of the amendments. In connection with the amendments, we paid aggregate amendment and waiver fees of $259,000 and $85,000 in 2009 and 2008, respectively.

The debt covenant ratios included in the syndicated credit agreement, as last amended, require us to, among other things, (1) maintain our ratio of non-performing assets to primary equity capital at a percentage not greater than 45.0%, (2) maintain our allowance for loan and lease losses in an amount not less than 65.0% of non-performing loans, (3) maintain our return on average assets at not less than 0.70% through March 30, 2010 and 0.65% thereafter, (4) maintain a consolidated total risk-based capital ratio of not less than 11.00% and a total risk-based capital ratio at the Bank of not less than 10.00%, (5) limit cash dividends to stockholders such that the aggregate amount of cash dividends in any four consecutive fiscal quarters does not exceed 37.5% of net income during such four-quarter period and (6) limit repurchases of our common stock, less cash proceeds from the issuance of our common stock, in any period of four consecutive fiscal quarters, as a percentage of consolidated book net worth as of the end of that period to 2.75% through March 31, 2010 and 2.25% thereafter.

Also in conjunction with the First Western acquisition, on January 10, 2008 we entered into a subordinated credit agreement and borrowed $20 million on a 6.81% unsecured subordinated term loan maturing January 9, 2018. Interest on the subordinated term loan is payable quarterly and principal is due at maturity.

Unrelated to the First Western acquisition, in February 2008 we borrowed $15 million on a variable rate unsecured subordinated term loan maturing February 28, 2018, with interest payable quarterly and principal due at maturity. The interest rate on the subordinated term loan was 2.26% as of December 31, 2009.

For additional information regarding long-term debt, see “Notes to Consolidated Financial Statements—Long Term Debt and Other Borrowed Funds.”

Subordinated Debentures Held by Subsidiary Trusts

Subordinated debentures held by subsidiary trusts were $124 million as of December 31, 2009 and December 31, 2008. Subordinated debentures held by subsidiary trusts increased $21 million to $124 million as of December 31, 2008, from $103 million as of December 31, 2007. During fourth quarter 2007, we completed a series of four financings involving the sale of Trust Preferred Securities to third-party investors and the issuance of 30-year junior subordinated deferrable interest debentures, or Subordinated Debentures, in the aggregate amount of $62 million to wholly-owned business trusts. During January 2008, we completed two additional financings involving the sale of Trust Preferred Securities to third-party investors and the issuance of Subordinated Debentures in the aggregate amount of $21 million to wholly-owned business trusts. All of the Subordinated Debentures are unsecured with interest payable quarterly at various interest rates and may be redeemed, subject to approval of the Federal Reserve Bank of Minneapolis, at our option on or after five years from the date of issue, or at any time in the event of unfavorable changes in laws or regulations. Proceeds from these issuances, together with the financing obtained under the syndicated credit agreement and unsecured subordinated term loan agreement described above, were used to fund the First Western acquisition. For additional information regarding the Subordinated Debentures, see “Notes to Consolidated Financial Statements—Subordinated Debentures Held by Subsidiary Trusts.” For additional information regarding the First Western acquisition see “Notes to Consolidated Financial Statements—Acquisitions and Dispositions.”

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses decreased $6 million, or 12.4%, to $45 million as of December 31, 2009, from $51 million as of December 31, 2008, primarily due to the timing of corporate tax payments. Accounts payable and accrued expenses increased 70.3% to $51 million as of December 31, 2008, from $30 million as of December 31, 2007. Excluding increases attributable to the acquired First Western entities, accounts payable and accrued expenses increased 51.2% as of December 31, 2008, compared to December 31, 2007, primarily due to the timing of corporate income tax payments and the deferral of a portion of the gain recognized on the sale of i_Tech.

Contractual Obligations

Contractual obligations as of December 31, 2009 are summarized in the following table.

Contractual Obligations

	Payments Due
	Within	One Year to	Three Years	After
(Dollars in thousands)	One Year	Three Years	to Five Years	Five Years	Total

Deposits without a stated maturity	$3,586,248	$—	$—	$—	$3,586,248
Time deposits	1,882,363	281,425	73,995	25	2,237,808
Securities sold under repurchase agreements	474,141	—	—	—	474,141
Other borrowed funds(1)	5,423	—	—	—	5,423
Long-term debt obligations(2)	35,816	216	218	35,256	71,506
Capital lease obligations	34	77	93	1,643	1,847
Operating lease obligations	3,258	5,785	4,344	6,860	20,247
Purchase obligations(3)	14,779	—	—	—	14,779
Subordinated debentures held by subsidiary trusts(4)	—	—	—	123,715	123,715

Total contractual obligations	$6,002,062	$287,503	$78,650	$167,499	$6,535,714

(1)	Included in other borrowed funds are tax deposits made by customers pending subsequent withdrawal by the federal government and borrowings with original maturities of less than one year. For additional information concerning other borrowed funds, see “Notes to Consolidated Financial Statements—Long Term Debt and Other Borrowed Funds.”

(2)	Long-term debt consists of various notes payable to FHLB at various rates with maturities through October 31, 2017; variable rate term notes issued under our syndicated credit agreement maturing on December 31, 2010; a fixed rate subordinated term loan bearing interest of 6.81% and maturing January 9, 2018; and a variable rate subordinated term loan maturing February 28, 2018. For additional information concerning long-term debt, see “Notes to Consolidated Financial Statements—Long Term Debt and Other Borrowed Funds.”

(3)	Purchase obligations relate to obligations under construction contracts to build or renovate banking offices and obligations to purchase investment securities.

(4)	The subordinated debentures are unsecured, with various interest rates and maturities from March 26, 2033 through April 1, 2038. Interest distributions are payable quarterly; however, we may defer interest payments at any time for a period not exceeding 20 consecutive quarters. For additional information concerning the subordinated debentures, see “Notes to Consolidated Financial Statements—Subordinated Debentures held by Subsidiary Trusts.”

We also have obligations under a postretirement healthcare benefit plan. These obligations represent actuarially determined future benefit payments to eligible plan participants. See “Notes to Consolidated Financial Statements—Employee Benefit Plans.”

In addition, on December 31, 2008 we entered into a contractual obligation pursuant to a technology services agreement maturing December 31, 2015. Amounts payable under the service agreement are primarily based on the number of transactions or accounts processed. Payments made under the service agreement in 2009 were approximately $8.5 million, net of deferred gain amortization of $643,000.

Off-Balance Sheet Arrangements

We have entered into various arrangements not reflected on the consolidated balance sheet that have or are reasonably likely to have a current or future effect on our financial condition, results of operations or liquidity. These include guarantees, commitments to extend credit and standby letters of credit.

We guarantee the distributions and payments for redemption or liquidation of capital trust preferred securities issued by our wholly-owned subsidiary business trusts to the extent of funds held by the trusts. Although the guarantees are not separately recorded, the obligations underlying the guarantees are fully reflected on our consolidated balance sheets as subordinated debentures held by subsidiary trusts. The subordinated debentures currently qualify as tier 1 capital under the Federal Reserve capital adequacy guidelines. For additional information regarding the subordinated debentures, see “Notes to Consolidated Financial Statements—Subordinated Debentures Held by Subsidiary Trusts.”

We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and standby letters of credit. For additional information regarding our off-balance sheet arrangements, see “Notes to Consolidated Financial Statements—Financial Instruments with Off-Balance Sheet Risk.”

Capital Resources and Liquidity Management

Capital Resources

Stockholders’ equity is influenced primarily by earnings, dividends, sales and redemptions of common stock and, to a lesser extent, changes in the unrealized holding gains or losses, net of taxes, on available-for-sale investment securities. Stockholders’ equity increased $35 million, or 6.6%, to $574 million as of December 31, 2009 from $539 million as of December 31, 2008, due to the retention of earnings and fluctuations in unrealized gains on available-for-sale investment securities. In addition, we raised capital through our annual stock offering to our employees and directors. The 2009 annual offering resulted in the issuance of 251,312 shares of our previously-existing common stock with an aggregate value of $4 million. We paid aggregate cash dividends of $15.7 million to common stockholders and $3.0 million to preferred stockholders during 2009.

Stockholders’ equity increased 21.3% to $539 million as of December 31, 2008, from $444 million as of December 31, 2007, primarily due to retention of earnings and the issuance of capital stock. In January 2008, we issued 5,000 shares of 6.75% Series A noncumulative redeemable preferred stock, or Series A preferred stock, with an aggregate value of $50 million in partial consideration for the First Western acquisition. For more information regarding the Series A preferred stock, see “Description of Capital Stock—Preferred Stock.’’ In addition, during 2008 we raised additional capital of $12 million through the sale of 614,648 shares of our previously-existing common stock, including 235,196 shares sold in a private placement to members or affiliates of the Scott family and 379,452 shares sold to our employees and directors pursuant to our annual stock offering. The remaining increase in stockholder’s equity was primarily due to the retention of earnings, net of stock redemptions and dividends.

In response to the current recession and uncertain market conditions, we implemented changes to our capital management practices to conserve capital. Beginning with second quarter 2009, we paid quarterly dividends of $0.11 per share of our previously-existing common stock, a decrease of $0.05 per share from quarterly dividends paid during 2008 and first quarter 2009. In addition, during 2009 we limited repurchases of common stock outside of our profit sharing plan. We intend to continue to limit repurchases of common stock in 2010. During 2009, we repurchased 642,752 shares of our previously-existing common stock with an aggregate value of $11 million compared to repurchases of 1,333,572 shares with an aggregate value of $28 million in 2008 and 1,179,040 shares with an aggregate value of $26 million in 2007. Our ability to repurchase common stock is limited by our liquidity, capital resources and debt covenants. During our first quarter of 2010 redemption window, which was concluded in February 2010, we repurchased 243,732 shares of our previously-existing common stock with an aggregate value of $4 million. This repurchase program will terminate concurrently with the completion of this offering.

During second quarter 2009, although we received notification that our application for participation in the TARP Capital Purchase Program was approved, we elected not to participate in this program.

Pursuant to the Federal Deposit Insurance Corporation Improvement Act, or FDICIA, the Federal Reserve and FDIC have adopted regulations setting forth a five-tier system for measuring the capital adequacy of the financial institutions they supervise. At December 31, 2009 and December 31, 2008, our Bank had capital levels that, in all cases, exceeded the well capitalized guidelines. During third quarter 2009, we were notified of an inter-agency letter issued by the federal banking regulators that negatively impacted the calculation of our regulatory capital ratios, causing us to be in breach of our recently amended syndicated credit agreement. We recently negotiated further amendments to the syndicated credit agreement to eliminate the breach. For additional information concerning our capital levels, see “Notes to Consolidated Financial Statements—Regulatory Capital” contained herein and for additional information concerning our syndicated credit agreement, see “—Financial Condition—Long-Term Debt” contained herein.

Liquidity

Liquidity measures our ability to meet current and future cash flow needs on a timely basis and at a reasonable cost. We manage our liquidity position to meet the daily cash flow needs of customers, while maintaining an appropriate balance between assets and liabilities to meet the return on investment objectives of our stockholders. Our liquidity position is supported by management of liquid assets and liabilities and access to alternative sources of funds. Liquid assets include cash, interest bearing deposits in banks, federal funds sold, available-for-sale investment securities and maturing or prepaying balances in our held-to-maturity investment and loan portfolios. Liquid liabilities include core deposits, federal funds purchased, securities sold under repurchase agreements and borrowings. Other sources of liquidity include the sale of loans, the ability to acquire additional national market, non-core deposits, the issuance of additional collateralized borrowings such as FHLB advances, the issuance of debt securities, additional borrowings through the Federal Reserve’s discount window and the issuance of preferred or common securities. At December 31, 2009, the Company’s estimated borrowing capacity under available sources exceeded $1 billion. We do not engage in derivatives or hedging activities to support our liquidity position.

Our short-term and long-term liquidity requirements are primarily to fund on-going operations, including payment of interest on deposits and debt, extensions of credit to borrowers, capital expenditures and stockholder dividends. These liquidity requirements are met primarily through cash flow from operations, redeployment of prepaying and maturing balances in our loan and investment portfolios, debt financing and increases in customer deposits. For additional information regarding our operating, investing and financing cash flows, see “Consolidated Financial Statements—Consolidated Statements of Cash Flows.”

As a holding company, we are a corporation separate and apart from our subsidiary Bank and, therefore, we provide for our own liquidity. Our main sources of funding include management fees and dividends declared and paid by our subsidiaries and access to capital markets. There are statutory, regulatory and debt covenant limitations that affect the ability of our Bank to pay dividends to us. Management believes that such limitations will not impact our ability to meet our ongoing short-term cash obligations. For additional information regarding dividend restrictions, see “—Financial Condition—Long-Term Debt” and “—Capital Resources and Liquidity Management” above and “Regulation and Supervision—Restrictions on Transfers of Funds to Us and the Bank” and “Risk Factors—Our Bank’s ability to pay dividends to us is subject to regulatory limitations, which, to the extent we are not able to receive such dividends, may impair our ability to grow, pay dividends, cover operating expenses and meet debt service requirements.”

Asset Liability Management

The goal of asset liability management is the prudent control of market risk, liquidity and capital. Asset liability management is governed by policies, goals and objectives adopted and reviewed by the Bank’s board of directors. The Board delegates its responsibility for development of asset liability management strategies to achieve these goals and objectives to the Asset Liability Committee, or ALCO, which is comprised of members of senior management.

Interest Rate Risk

Interest rate risk is the risk of loss of future earnings or long-term value due to changes in interest rates. Our primary source of earnings is the net interest margin, which is affected by changes in interest rates, the relationship between rates on interest bearing assets and liabilities, the impact of interest rate fluctuations on asset prepayments and the mix of interest bearing assets and liabilities.

The ability to optimize the net interest margin is largely dependent upon the achievement of an interest rate spread that can be managed during periods of fluctuating interest rates. Interest sensitivity is a measure of the extent to which net interest income will be affected by market interest rates over a period of time. Interest rate sensitivity is related to the difference between amounts of interest earning assets and interest bearing liabilities which either reprice or mature within a given period of time. The difference is known as interest rate sensitivity gap.

The following table shows interest rate sensitivity gaps and the earnings sensitivity ratio for different intervals as of December 31, 2009. The information presented in the table is based on our mix of interest earning assets and interest bearing liabilities and historical experience regarding their interest rate sensitivity.

Interest Rate Sensitivity Gaps

	Projected Maturity or Repricing
	Three
	Months	Three Months	One Year to	After
	Or Less	to One Year	Five Years	Five Years	Total
(Dollars in thousands)

Interest earning assets:
Loans(1)	$1,765,672	$732,447	$1,750,533	$164,322	$4,412,974
Investment securities(2)	168,566	330,452	667,101	280,161	1,446,280
Interest bearing deposits in banks	398,979	—	—	—	398,979
Federal funds sold	11,474	—	—	—	11,474

Total interest earning assets	$2,344,691	$1,062,899	$2,417,634	$444,483	$6,269,707

Interest bearing liabilities:
Interest bearing demand accounts(3)	$89,794	$269,382	$838,078	$—	$1,197,254
Savings deposits(3)	239,862	845,291	277,257	—	1,362,410
Time deposits, $100 or more(4)	279,903	573,098	143,838	—	996,839
Other time deposits	389,681	639,624	211,639	25	1,240,969
Securities sold under repurchase agreements	474,141	—	—	—	474,141
Other borrowed funds	5,423	—	—	—	5,423
Long-term debt	49,320	1,535	630	21,868	73,353
Subordinated debentures held by subsidiary trusts	77,322	—	46,393	—	123,715

Total interest bearing liabilities	$1,605,446	$2,328,930	$1,517,835	$21,893	$5,474,104

Rate gap	$739,245	$(1,266,031)	$899,799	$422,590	$795,603

Cumulative rate gap	739,245	(526,786)	373,013	795,603

Cumulative gap as a percentage of total interest earning assets	11.79%	(8.40)%	5.95%	12.69%	12.69%

(1)	Does not include nonaccrual loans of $115,030.

(2)	Adjusted to reflect: (1) expected shorter maturities based upon our historical experience of early prepayments of principal and (2) the redemption of callable securities on their next call date.

(3)	Includes savings deposits paying interest at market rates in the three month or less category. All other deposit categories, while technically subject to immediate withdrawal, actually display sensitivity characteristics that generally fall within one to five years. Their allocation is presented based on that historical analysis. If these deposits were included in the three month or less category, the above table would reflect a negative three month gap of $1,491 million, a negative cumulative one year gap of $1,692 million and a positive cumulative one to five year gap of $323 million.

(4)	Included in the three month to one year category are deposits of $212 million maturing in three to six months.

Net Interest Income Sensitivity

The view presented in the preceding interest rate sensitivity gap table illustrates a static view of the effect on our net interest margin of changing interest rate scenarios. We believe net interest income sensitivity provides the best perspective of how day-to-day decisions affect our interest rate risk profile. We monitor net interest margin sensitivity by utilizing an income simulation model to subject twelve month net interest income to various rate movements. Simulations modeled quarterly include scenarios where market rates change suddenly up or down in a parallel manner and scenarios where market rates gradually change up or down at nonparallel rates resulting in a change in the slope of the yield curve. Estimates produced by our income simulation model are based on numerous assumptions including, but not limited to, the nature and timing of changes in interest rates, prepayments of loans and investment securities, volume of loans originated, level and composition of deposits, ability of borrowers to repay adjustable or variable rate loans and reinvestment opportunities for cash flows. Given these various assumptions, the actual effect of interest rate changes on our net interest margin may be materially different than estimated.

We target a mix of interest earning assets and interest bearing liabilities such that no more than 5% of the net interest margin will be at risk over a one-year period should short-term interest rates shift up or down 2%. As of December 31, 2009, our income simulation model predicted net interest income would decrease $3.0 million, or 1.1%, assuming a 2% increase in short-term market interest rates and 1.0% increase in long-term interest rates over a twelve-month period. This scenario predicts that our funding sources will reprice faster than our interest earning assets.

We did not simulate a decrease in interest rates due to the extremely low rate environment as of December 31, 2009. Prime rate has historically been set at a rate of 300 basis points over the targeted federal funds rate, which is currently set between 0 and 25 basis points. Our income simulation model has an assumption that prime will continue to be set at a rate of 300 basis points over the targeted federal funds rate. Additionally, rates that are currently below 2% are modeled not to fall below 0% with an overall decrease of 2% in interest rates. In a declining rate environment, our income simulation model predicts our net interest income and net interest rate spread will decrease and our net interest margin will compress because interest expense will not decrease in direct proportion to a simulated downward shift in interest rates.

The preceding interest rate sensitivity analysis does not represent a forecast and should not be relied upon as being indicative of expected results of operations. In addition, if the actual prime rate falls below a 300 basis point spread to targeted federal funds rates, we could experience a continued decrease in net interest income as a result of falling yields on earning assets tied to prime rate.

Recent Accounting Pronouncements

The expected impact of accounting standards recently issued but not yet adopted are discussed in “Notes to Consolidated Financial Statements—Authoritative Accounting Guidance.”

BUSINESS

Our Company

We are a financial and bank holding company headquartered in Billings, Montana. As of December 31, 2009, we had consolidated assets of $7.1 billion, deposits of $5.8 billion, loans of $4.5 billion and total stockholders’ equity of $574 million. We currently operate 72 banking offices in 42 communities located in Montana, Wyoming and western South Dakota. Through the Bank, we deliver a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout our market areas. Our customers participate in a wide variety of industries, including energy, healthcare and professional services, education and governmental services, construction, mining, agriculture, retail and wholesale trade and tourism.

Our History

Our company was established on the principles and values of our founder, Homer Scott, Sr. In 1968, Mr. Scott purchased the Bank of Commerce in Sheridan, Wyoming and began building his vision of a premier community bank committed to providing quality customer service, attracting high quality employees and serving the local community with long-term perspective and discipline. Two years later, Mr. Scott purchased the Security Trust and Savings Bank in Billings, Montana. These two bank acquisitions formed the foundation on which our company would begin a period of sustained growth and expansion.

In 1971, Mr. Scott incorporated our company as a holding company and over the next 10 years acquired two more banks and established six de novo banks within various communities of Montana and Wyoming. By 1981, our company had grown to 10 branches.

We entered into a franchise agreement with First Interstate Bancorp, headquartered in Los Angeles, California, in 1984 to use the “First Interstate” name in Montana and Wyoming. In 1996, Wells Fargo Bank acquired First Interstate Bancorp. At the time of the acquisition, we purchased six banking offices in Montana and Wyoming previously operated by First Interstate Bancorp and obtained an exclusive license to use the “First Interstate” name and logo in Montana, Wyoming and the six neighboring states of Idaho, Utah, Colorado, Nebraska, South Dakota and North Dakota.

By the end of 1999, we had grown to 42 branch locations through a combination of de novo start-ups and acquisitions. We also experienced significant organic growth with increases in total assets, deposits and loans. This pattern of organic, de novo and acquisition growth has since resulted in further expansion of our business and market areas. In January 2008, we expanded into South Dakota by acquiring 18 banking offices pursuant to the purchase of the First Western Bank.

Today, we have 72 branch locations throughout Montana, Wyoming and western South Dakota. Our history and market leadership position not only reflect the vision and values of our founder, but of the entire Scott family, our principal stockholders. Members of the Scott family have continuously provided effective leadership to the company and the communities we serve. Our growth has resulted from our adherence to the principles and values of our founder and the alignment of these principles and values among our management, directors, employees and stockholders.

Our Competitive Strengths

Since our formation, we have grown our business by adhering to a set of guiding principles and a long-term disciplined perspective that emphasizes our commitment to providing high-quality financial products and services, delivering quality customer service, effecting business leadership through professional and dedicated managers and employees, assisting our communities through socially responsible leadership and cultivating a strong and positive corporate culture. We believe the following are our competitive strengths:

Attractive Footprint—The states in which we operate, Montana, Wyoming and South Dakota, have all displayed stronger economic trends and asset quality characteristics relative to the national averages during the recent economic downturn. In particular, the markets we serve have diversified economies and favorable growth characteristics. Notwithstanding challenging market conditions nationally and elsewhere in the West, we have experienced sustained profitability and stable growth due, in part, to our presence in these states. The percentage of unprofitable FDIC-insured financial institutions in all three states has remained below the national average of nearly 30%, with Montana at 23%, South Dakota at 13% and Wyoming at 14%. Non-current commercial real estate loan levels in these states have also been lower than the national average of 3.82% as of December 31, 2009. Specifically, Montana, Wyoming and South Dakota had 2.53%, 1.77% and 4.26%, respectively, of commercial real estate loans that were non-current as of such date.

Market Leadership—As of June 30, 2009, the most recent available published data, we were ranked first by deposits in 53% of our MSAs and were ranked one of the top three depositories in 87% of our MSAs, as reported by SNL Financial. We were also ranked, as of June 30, 2009, first by deposits in Montana, second in Wyoming and either first or second in each of the counties we serve in western South Dakota. We believe our market leading position is an important factor in maintaining long-term customer loyalty and community relationships. We also believe this leadership provides us with pricing benefits for our products and services and other competitive advantages. Market leadership has also been critical to our ability to attract and retain management and other personnel necessary to grow our business in our footprint and surrounding regions.

Proven Model with Branch Level Accountability—Our growth and profitability are due, in part, to the implementation of our community banking model and practices. We support our branches with resources, technology, brand recognition and management tools, while at the same time encouraging local decision-making and community involvement. Our 28 local branch presidents and their teams have responsibility and discretion, within company-wide guidelines, with respect to the pricing of loans and deposits, local advertising and promotions, loan underwriting and certain credit approvals. The additional authority that comes with this responsibility enables our branches to tailor products and pricing to their specific customers’ needs, as dictated by the customers’ personal circumstances, as well as local market conditions. We enhance this community banking model with monthly reporting focused on branch-level accountability for financial performance and asset quality, while providing regular opportunities for the sharing of information and best practices among our local branch management teams. This combination of authority and accountability allows our banking offices to provide personalized customer service and be in close contact with our communities, while at the same time promoting strong performance at the branch level and remaining focused on our overall financial performance.

Disciplined Underwriting and Credit Culture—A vital component of the success of our company is maintaining high asset quality in varying economic cycles. This results from a business model that emphasizes local market knowledge, strong customer relationships, long-term perspective and branch-level accountability. Moreover, we have developed conservative credit standards and disciplined underwriting skills to maintain proper credit risk management. We seek to diversify loans among local market areas, loan types and industries, our largest customer loans are made well below legal lending limits and we forego loans that involve large credit exposures to any entity or individual. By maintaining strong asset quality, we are able to reduce our exposure to significant loan charge-offs and keep our management team focused on serving our customers and growing our business. Our credit culture promotes a diversified portfolio of loan assets that are actively managed. As of December 31, 2009, our non-performing loans represented approximately 2.75% of total loans, compared to the average of 5.08% for our UBPR peer group as of such date. Furthermore, our net charge-offs were 0.63% as a percentage of average loans for the year ended December 31, 2009, compared to the average of 1.78% for our UBPR peer group for the same period.

Stable Base of Core Deposits—We fund customer loans and other assets principally with core deposits from our customers. We do not generally utilize brokered deposits and do not rely heavily on wholesale funding sources. At December 31, 2009, our total deposits were approximately $5.8 billion, 83% of which were core deposits. Our core deposits provide us with a stable funding source while generating opportunities to build and strengthen our relationships with our customers. Furthermore, we believe that over long periods of time covering different economic cycles, our core deposits will continue to provide us with a relatively low cost of funds, an advantage that we anticipate will become more pronounced if interest rates rise. Our cost of interest bearing liabilities for the quarter ended December 31, 2009 was 1.41%, compared to the average of 1.47% for our UBPR peer group.

Experienced and Talented Management Team—Our success has been built, beginning with our formation as a family-owned and operated commercial bank, upon a foundation of strong leadership. The Scott family has provided effective leadership for many years and has successfully integrated a management team of seasoned banking professionals. Members of our current executive management team have, on average, over 30 years of experience in the community or regional banking industry. This expertise has been a vital component in the development of high quality products and services designed to meet or exceed the needs of our customers. Our chairman spent 25 years as our previous chief executive officer. Our current president and chief executive officer, together with our chief operating officer, have an average of more than 30 years of experience in the management of large, multi-branch banks. Furthermore, our banking expertise is broadly dispersed throughout the organization, including 28 experienced branch presidents with oversight responsibility for multiple banking offices. The Scott family, members of which own a majority of our stock, is committed to our long-term success and plays a significant role in providing leadership and developing our strategic vision.

Sustained Profitability and Favorable Stockholder Returns—We focus on long-term financial performance and have maintained positive earnings despite challenging economic times. We have generated net earnings in each of the past 22 years. We have used a combination of organic growth, new branch openings and strategic acquisitions to expand our business while maintaining positive operating results and favorable stockholder returns. During the ten years from 1999 through 2008, our annual return on average common equity ranged from 14.7% to 20.4%. Even during 2009, a period of challenging market conditions for many banks, we generated a return on average common equity of 10.0%.

Our Strategy

We intend to leverage our competitive strengths as we pursue the following business strategies:

Remain a Leader in Our Markets—We have established market leading positions in Montana, Wyoming and western South Dakota. We intend to remain a leader in our markets by continuing to adhere to the core principles and values that have contributed to our growth and success. We believe we can continue to expand our market leadership by following our proven community banking model and conservative banking practices, by offering high-quality financial products and services, by maintaining a comprehensive understanding of our markets and the needs of our customers and by providing superior customer service. We recognize that long-term success requires a commitment to building strong relationships with the customers and communities that we serve. We intend to continue to deliver products and services that are responsive to customer needs and competitive by understanding and maintaining close relationships with our customers. As we expand to new markets, we will seek to continue our emphasis upon market leadership.

Focus on Profitability and Favorable Stockholder Returns—We focus on long-term profitability and providing attractive stockholder returns by maintaining or improving asset quality, increasing our interest and non-interest income and achieving operating efficiencies. We intend to continue to concentrate on increasing customer deposits, loans and otherwise expanding our business in a disciplined and prudent manner. Moreover, we will seek to extend our track record of over 15 years of continuous quarterly dividend payments, as such payments are important to our stockholders. We believe successfully focusing on these factors will allow us to continue to achieve positive operating results and deliver favorable returns to our stockholders.

Continue to Expand Through Organic Growth—We intend to continue achieving organic growth through the anticipated economic and population growth within our markets and by capturing incremental market share from our competitors. We believe that our market recognition, resources and financial strength, combined with our community banking model, will enable us to attract customers from the national banks that operate in our markets and from smaller banks that face increased regulatory, financial and technological requirements.

Selectively Examine Acquisition Opportunities—We believe that evolving regulatory and market conditions will enable us to consider acquisition opportunities, including both traditional and FDIC-assisted transactions. We have been successful in integrating acquired franchises into our family of banks while achieving favorable operating results, as demonstrated by our 42-year history and the successful completion of fourteen acquisitions since our inception. We intend to direct any strategic expansion efforts primarily within our existing states of operation, but we will also consider compelling opportunities in surrounding markets. While we have no present agreement or plan concerning any specific acquisition or similar transaction, we believe that the capital raised from this offering, together with the ability to use our publicly-traded stock as currency should enhance our strategic expansion opportunities.

Continue to Attract and Develop High-Quality Management Professionals—The leadership skills and talents of our management team are critical to maintaining our competitive advantage and to the future of our business. We provide training and development programs to strengthen the abilities of our existing and future management employees. We strive to be the “employer of choice” in our region and have experienced a low officer turnover rate. We intend to continue hiring and developing high-quality management professionals to maintain effective leadership at all levels of our company. We believe that our branch level management model, which gives our employees additional responsibilities, will continue to attract high quality talent who will appreciate the opportunity to be able to make decisions, while also having the benefit of our centralized resources and guidance. We attribute much of our success to the quality of our management personnel and will continue to emphasize this critical aspect of our business and our culture.

Contribute to Our Communities—Our success is dependent upon the communities we serve. We believe our business is driven not just by meeting or exceeding our customers’ needs and expectations, but also by establishing long-term relationships and active involvement and leadership within our communities. We believe in the importance of corporate social responsibility and have developed strong ties with our communities. As an enterprise, we are dedicated to assisting these communities through our First Interstate BancSystem Foundation, which was established in 1990. This foundation, together with the generous support of our local branch banking offices, has provided over $20.2 million in contributions and support over the past 10 years to local community projects and charitable efforts. We also encourage our directors, officers and employees to participate in community service activities throughout our region.

Our Market Areas

We operate throughout Montana, Wyoming and western South Dakota. Industries of importance to our markets include energy, healthcare and professional services, education and governmental services, construction, mining, agriculture, retail and wholesale trade and tourism. While distinct local markets within our footprint are dependent on particular industries or economic sectors, the overall region we serve benefits from a stable, diverse and growing local economy. Our market areas have demonstrated strength even during the recent economic downturn. For instance, Montana,

Wyoming and South Dakota have maintained low unemployment rates relative to the national average of 10.0% as of December 2009, with Montana at 6.7%, Wyoming at 7.5% and South Dakota at 4.7%.

Montana—We operate primarily in the metropolitan areas of Billings, Missoula, Kalispell, Bozeman, Great Falls and Helena. For the principal Montana communities in which we operate, the estimated weighted average population growth for 2009 through 2014 is 6.83% as compared to the estimated national average growth rate for the same period of 4.63%. Growth within our markets in Montana is being driven by trends that include power and energy-related developments, expanding healthcare and professional services, in-flow of retirees, growing regional trade center activities and continued expansion of the governmental service sector. Based on FDIC data dated June 30, 2009, we are ranked first out of 70 institutions by deposit market share in Montana. At December 31, 2009, approximately $2.9 billion, or 50%, of our total deposits were in Montana.

Wyoming—We operate primarily in the metropolitan areas of Casper, Sheridan, Gillette, Laramie, Jackson, Riverton and Cheyenne. For the principal Wyoming communities in which we operate, the estimated weighted average population growth for 2009 through 2014 is 5.16%. Growth within our markets in Wyoming is being driven by trends that include oil and gas exploration and development, coal mining, expansion of education and governmental services and non-resident expenditures associated with tourism and vacation homes. We have also seen stable trends in Wyoming with new home construction continuing despite the difficult market environment. Based on FDIC data dated June 30, 2009, we are ranked second out of 47 institutions by deposit market share in Wyoming. At December 31, 2009, approximately $2.1 billion, or 36%, of our total deposits were in Wyoming.

Western South Dakota—With the acquisition of First Western Bank in January 2008, we expanded our franchise into western South Dakota. We operate primarily in the metropolitan areas of Rapid City and Spearfish. For the principal western South Dakota communities in which we operate, the estimated weighted average population growth for 2009 through 2014 is 4.45%. Growth of our markets in western South Dakota is being driven by trends that include federal government expenditures at Ellsworth Air Force Base, transportation and utility activities, expanding health care services, tourism and growing regional trade center activities. Based on FDIC data dated June 30, 2009, we are ranked either first or second in each of the South Dakota counties in which we operate by deposit market share. At December 31, 2009, approximately $804 million, or 14%, of our total deposits were in western South Dakota.

The following table contains information regarding each major MSA we serve and our banking offices located in such areas:

						Projected Growth 2009-2014
					Median		Median
	First Interstate	Number of		2009	Household		Household
MSA	Rank in MSA	Branches	Deposits	Population	Income	Population	Income
			(in millions)

Billings, MT	1	6	$1,028	153,163	$45,811	4.83%	4.49%
Missoula, MT	1	5	546	106,831	42,561	5.63	4.98
Casper, WY	1	4	518	72,894	48,383	4.83	5.85
Rapid City, SD	1	8	490	123,933	49,780	4.71	4.10
Sheridan, WY	1	2	317	28,620	43,160	3.98	1.48
Kalispell, MT	2	6	295	88,555	41,430	9.41	3.69
Gillette, WY	2	2	275	41,742	62,291	11.29	0.15
Bozeman, MT	2	5	252	90,485	47,977	16.29	0.99
Laramie, WY	1	3	225	32,471	36,960	(0.73)	4.65
Great Falls, MT	2	3	224	81,061	41,325	0.30	4.21
Jackson, WY-ID	3	3	213	30,533	69,947	11.96	(0.70)
Riverton, WY	1	3	205	38,089	41,035	3.21	5.14
Spearfish, SD	1	4	163	23,563	41,309	3.09	1.71
Cheyenne, WY	4	2	128	88,680	52,435	3.58	5.68
Helena, MT	6	2	56	72,642	46,940	5.21	1.79
Average				71,551	$47,423	5.84%	3.21%
United States				309,731,508	54,719	4.63	4.06

Source: SNL Financial

Note: MSA data as of June 30, 2009. Does not include counties not included in any MSA.

Our principal markets generally range in size from approximately 25,000 to approximately 150,000 people, have favorable growth prospects and usually serve as trade centers for much larger rural areas. Both the median household incomes and the cost of living in these areas are typically below national averages. Factors contributing to the growth of our market areas include power and energy-related developments; expanding healthcare, professional and governmental services; growing regional trade center activities; and the in-flow of retirees. We expect to leverage our resources and competitive advantages to benefit from diversified economic characteristics and favorable population growth trends in our area.

Community Banking

Community banking encompasses commercial and consumer banking services provided through our Bank, primarily the acceptance of deposits; extensions of credit; mortgage loan origination and servicing; and trust, employee benefit, investment and insurance services. Our community banking philosophy emphasizes providing customers with commercial and consumer banking products and services locally using a personalized service approach while strengthening the communities in our market areas through community service activities. We grant our banking offices significant authority in delivering and pricing products in response to local market considerations and customer needs. This authority enables our banking offices to remain competitive by responding quickly to local market conditions and enhances their relationships with the customers they serve by tailoring our products and price points to each individual customer’s needs. Consistent with the goals and strategies of the Bank as a whole, we also require accountability by having company-wide standards and established limits on the authority and discretion of each banking office. The Bank’s board of directors, with recommendation from the credit committee, oversees and approves any loans or prices which our branch offices do not have authority to discretion to execute, which provides us with overall control while affording each branch office flexibility. We also hold each of our banking offices accountable for its operating decisions and performance. The amount of compensation and incentives that our branch presidents and senior branch executives receive is based, in part, upon their respective banking office’s performance and asset quality. This combination of authority and accountability allows our banking offices to provide personalized customer service and be in close contact with our communities, while at the same time promoting strong performance at the branch level and remaining focused on our overall financial performance.

Lending Activities

We offer short and long-term real estate, consumer, commercial, agricultural and other loans to individuals and businesses in our market areas. We have comprehensive credit policies establishing company-wide underwriting and documentation standards to assist management in the lending process and to limit our risk. These credit policies establish lending guidelines based on the experience and authority levels of the personnel located in each banking office and market. The policies also establish thresholds at which loan requests must be recommended by our credit committee and/or approved by the Bank’s board of directors. While each loan must meet minimum underwriting standards established in our credit policies, lending officers are granted certain levels of authority in approving and pricing loans to assure that the banking offices are responsive to competitive issues and community needs in each market area.

Real Estate Loans.  We provide interim construction and permanent financing for both single-family and multi-unit properties and medium-term loans for commercial, agricultural and industrial property and/or buildings and equity lines of credit secured by real estate. Residential real estate loans are typically sold in the secondary market. Those residential real estate loans not sold are typically secured by first liens on the financed property and generally mature in less than 5 years. Our construction loans comprise residential construction, commercial construction, land and land development and other construction loans. Real estate loans, in the aggregate, comprised 65.5% of our total loan portfolio as of December 31, 2009.

Consumer Loans.  Our consumer loans include direct personal loans, credit card loans and lines of credit; and indirect loans created when we purchase consumer loan contracts advanced for the purchase of automobiles, boats and other consumer goods from consumer product dealers. Personal loans and indirect dealer loans are generally secured by personal property. Lines of credit are generally floating rate loans that are unsecured or secured by personal property. Consumer loans comprised 14.9% of our total loan portfolio as of December 31, 2009.

Commercial Loans.  Our commercial loans are generally made to small and medium-sized manufacturing, wholesale, retail and service businesses. The loans are generally repaid by the business operations of the borrower, but are also secured by the borrower’s inventory, accounts receivable, equipment and/or personal guarantees. Commercial loans generally have maturities of five years or less. Commercial loans comprised 16.6% of our total loan portfolio as of December 31, 2009.

Agricultural Loans.  Our agricultural loans generally consist of short and medium-term loans and lines of credit. Agricultural loans are ordinarily secured by assets such as livestock or equipment and are repaid from the operations of the farm or ranch. Agricultural loans generally have maturities of five years or less. Agricultural loans comprised 3.0% of our total loan portfolio as of December 31, 2009.

The following table presents the composition of our loan portfolio as of December 31, 2009:

	As of
	December 31,
(Dollars in thousands)	2009

Loans:
Real estate:
Commercial	$1,556,273	34.4%
Construction	636,892	14.1
Residential	539,098	11.9
Agricultural	195,045	4.3
Other	36,430	0.8
Consumer	677,548	14.9
Commercial	750,647	16.6
Agricultural	134,470	3.0
Other loans	1,601	—

Total loans	$4,528,004	100.0%

Deposit Products

We offer traditional depository products including checking, savings and time deposits. Deposits at the Bank are insured by the FDIC up to statutory limits. We also offer repurchase agreements primarily to commercial and municipal depositors. Under repurchase agreements, we sell investment securities held by the Bank to our customers under an agreement to repurchase the investment securities at a specified time or on demand. The Bank does not, however, physically transfer the investment securities. All outstanding repurchase agreements are due in one business day.

The following table presents the composition of our deposits as of December 31, 2009:

		Average	% of Total
(Dollars in thousands)	Balance	Rate	Deposits

Deposits:
Interest bearing deposits:
Demand deposits	$1,197,254	0.38%	20.6%
Savings deposits	1,362,410	0.76	23.4
Time deposits	2,237,808	2.78	38.4

Total interest bearing deposits	4,797,472	1.62	82.4
Non-interest bearing deposits	1,026,584		17.6

Total deposits	$5,824,056		100.0%

Wealth Management

We provide a wide range of trust, employee benefit, investment management, insurance, agency and custodial services to individuals, businesses and nonprofit organizations. These services include the administration of estates and personal trusts; management of investment accounts for individuals, employee benefit plans and charitable foundations; and insurance planning. As of December 31, 2009, the estimated fair value of trust assets held in a fiduciary or agent capacity was in excess of $2.4 billion.

Centralized Services

We have centralized certain operational activities to provide consistent service levels to our customers company-wide, to gain efficiency in management of those activities and to ensure regulatory compliance. Centralized operational activities generally support our banking offices in the delivery of products and services to customers and include marketing; credit review; credit cards; mortgage loan sales and servicing; indirect consumer loan purchasing and processing; loan collections and, other operational activities. Additionally, policy and management direction and specialized staff support services have been centralized to enable our branches to serve their markets more effectively. These services include credit administration, finance, accounting, human resource management, internal audit and other support services.

Competition

Commercial banking is highly competitive. We compete with other financial institutions located in Montana, Wyoming, South Dakota and adjoining states for deposits, loans and trust, employee benefit, investment and insurance accounts. We also compete with savings and loan associations, savings banks and credit unions for deposits and loans. In addition, we compete with large banks in major financial centers and other financial intermediaries, such as consumer finance companies, brokerage firms, mortgage banking companies, insurance companies, securities firms, mutual funds and certain government agencies as well as major retailers, all actively engaged in providing various types of loans and other financial services. We generally compete on the basis of customer service and responsiveness to customer needs, available loan and deposit products, rates of interest charged on loans, rates of interest paid for deposits and the availability and pricing of trust, employee benefit, investment and insurance services.

Employees

At December 31, 2009, we employed 1,730 full-time equivalent employees, none of whom are represented by a collective bargaining agreement. We strive to be the employer of choice in the markets we serve and consider our employee relations to be good.

Properties

Our principal executive offices and one of our banking offices are anchor tenants in an eighteen story commercial building located in Billings, Montana. The building is owned by a 50-50 joint venture partnership in which the Bank is one of two partners. We lease approximately 96,532 square feet of office space in the building. We also own a 65,226 square foot building that houses our operations center in Billings, Montana. We provide banking services at 71 additional locations in Montana, Wyoming and western South Dakota, of which 18 properties are leased from independent third parties and 53 properties are owned by us. We believe each of our facilities is suitable and adequate to meet our current operational needs.

Legal Proceedings

In the normal course of business, we are named or threatened to be named as a defendant in various lawsuits. Management, following consultation with legal counsel, does not expect the ultimate disposition of any or a combination of these matters to have a material adverse effect on our business.

REGULATION AND SUPERVISION

Regulatory Authorities

We are subject to extensive regulation under federal and state laws. A description of the material laws and regulations applicable to us is summarized below. This description is not intended to include a summary of all laws and regulations applicable to us. In addition to laws and regulations, state and federal banking regulatory agencies may issue policy statements, interpretive letters and similar written guidance applicable to us. Those issuances may affect the conduct of our business or impose additional regulatory obligations.

As a financial and bank holding company, we are subject to regulation under the Bank Holding Company Act of 1956, as amended, or the Bank Holding Company Act, and to supervision, regulation and regular examination by the Federal Reserve. Because we are a public company, we are also subject to the disclosure and regulatory requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, as administered by the SEC.

The Bank is subject to supervision and regular examination by its primary banking regulators, the Federal Reserve and the State of Montana, Department of Administration, Division of Banking and Financial Institutions, with respect to its activities in Wyoming, the State of Wyoming, Department of Audit, and with respect to its activities in South Dakota, the State of South Dakota, Department of Revenue & Regulation, Division of Banking.

The Bank’s deposits are insured by the deposit insurance fund of the FDIC in the manner and to the extent provided by law. The Bank is subject to the Federal Deposit Insurance Act, or FDIA and FDIC regulations relating to deposit insurance and may also be subject to supervision and examination by the FDIC.

The extensive regulation of the Bank limits both the activities in which the Bank may engage and the conduct of its permitted activities. Further, the laws and regulations impose reporting and information collection obligations on the Bank. The Bank incurs significant costs relating to compliance with the various laws and regulations and the collection and retention of information.

Financial and Bank Holding Company

The Company is a bank holding company and has registered as a financial holding company under regulations issued by the Federal Reserve. As a matter of policy, the Federal Reserve expects a bank holding company to act as a source of financial and managerial strength to its subsidiary banks and to commit resources to support its subsidiary banks. Under this “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank. The Federal Reserve may also determine that the bank holding company is engaging in unsafe and unsound practices if it fails to commit resources to such a subsidiary bank. A capital injection or other financial or managerial support may be required at times when the bank holding company does not have the resources to provide it. Such capital injections in the form of loans are also subordinate to deposits and to certain other indebtedness of its subsidiary banks.

We are required by the Bank Holding Company Act to obtain Federal Reserve approval prior to acquiring, directly or indirectly, ownership or control of voting stock of any bank, if, after such acquisition, we would own or control more than 5% of its voting stock. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Riegle-Neal Act, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company’s initial entry into the state, more than 30% of such deposits in the state, or such lesser or greater amount set by state law of such deposits in that state. The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. Banks are also permitted to acquire and to establish new branches in other states where authorized under the laws of those states. With regard to interstate bank mergers, a state can prohibit them entirely or prohibit them to the extent that they would exceed such a specified percentage of insured bank deposits, provided such prohibition does not discriminate against out-of-state banks. Under Montana law, banks, bank holding companies and their respective subsidiaries cannot acquire control of a bank located in Montana if, after the acquisition, the acquiring institution and its affiliates would directly or indirectly control, in the aggregate, more than 22% of the total deposits of insured depository institutions located in Montana.

Under the Gramm-Leach-Bliley Act of 1999, or GLB Act, and as a financial holding company, we may engage in certain business activities that are determined by the Federal Reserve to be financial in nature or incidental to financial activities as well as all activities authorized to bank holding companies generally. In most circumstances, we must notify the Federal Reserve of our financial activities within a specified time period following our initial engagement in each business or activity. If the type of proposed business or activity has not been previously determined by the Federal Reserve to be financially related or incidental to financial activities, we must receive the prior approval of the Federal Reserve before engaging in the activity.

We may engage in authorized financial activities, such as providing investment services, provided that we remain a financial holding company and meet certain regulatory standards of being “well capitalized” and “well managed.” If we fail to meet the “well capitalized” or “well managed” regulatory standards, we may be required to cease our financial holding company activities or, in certain circumstances, to divest of the Bank. We do not currently engage in significant financial holding company businesses or activities not otherwise permitted for bank holding companies generally. Should we engage in certain financial activities currently authorized to financial holding companies, we may become subject to additional laws, regulations, supervision and examination by regulatory agencies.

In addition, in order to assess the financial strength of the Company, the Federal Reserve also conducts throughout the year periodic onsite and offsite periodic inspections and credit reviews of us.

Our ability to redeem shares of Company stock is limited under Federal Reserve regulations. In general, those regulations permit us to redeem stock without prior approval of the Federal Reserve only if the Company is well-capitalized both before and immediately after the redemption. In February 2009, the Federal Reserve issued SR 09-4 which, among other things, requires all bank holding companies to consult with the Federal Reserve prior to redeeming stock without regard to the bank holding company’s capital status or regulations otherwise permitting redemptions without prior approval of the Federal Reserve. The Federal Reserve has not indicated whether SR 09-4 will be rescinded.

Restrictions on Transfers of Funds to Us and the Bank

Dividends from the Bank are the primary source of funds for the payment of our expenses of operating and for the payment of dividends to and the repurchase of stock from our stockholders. Under both state and federal law, the amount of dividends that may be paid by the Bank from time to time is limited. In general, the Bank is limited to paying dividends that do not exceed the current year net profits together with retained earnings from the two preceding calendar years unless the prior consents of the Montana and federal banking regulators are obtained.

A state or federal banking regulator may impose, by regulatory order or agreement of the Bank, specific dividend limitations or prohibitions in certain circumstances. The Bank is not currently subject to a specific regulatory dividend limitation other than generally applicable limitations.

In general, banks are also prohibited from making capital distributions, including dividends and are prohibited from paying management fees to control persons if it would be “undercapitalized” under the regulatory framework for corrective action after making such payments. See “—Capital Standards and Prompt Corrective Action.”

Certain restrictive covenants in future debt instruments may also limit the Bank’s ability to make dividend payments to us. Also, under Montana corporate law, a dividend may not be paid if, after giving effect to the dividend: (1) the company would not be able to pay its debts as they become due in the usual course of business; or (2) the company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the company were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the dividend.

Furthermore, because we are a legal entity separate and distinct from the Bank, our right to participate in the distribution of assets of the Bank upon its liquidation or reorganization will be subject to the prior claims of the Bank’s creditors. In the event of such a liquidation or other resolution, the claims of depositors and other general or subordinated creditors of the Bank are entitled to a priority of payment over any claims of holders of any obligation of the Bank to its stockholders, including us, or our stockholders or creditors.

Restrictions on Transactions with Affiliates, Directors and Officers

Under the Federal Reserve Act, the Bank may not lend funds to, or otherwise extend credit to or for our benefit or the benefit of our affiliates, except on specified types and amounts of collateral and other terms required by state and federal law. The limitation on lending may limit our ability to obtain funds from the Bank for our cash needs, including funds for payment of dividends, interest and operational expenses.

The Federal Reserve also has authority to define and limit the transactions between banks and their affiliates. The Federal Reserve’s Regulation W and relevant federal statutes, among other things, impose significant additional limitations on transactions in which the Bank may engage with us, with each other, or with other affiliates.

Federal Reserve Regulation O restricts loans to the Bank and Company insiders, which includes directors, officers and principal stockholders and their respective related interests. All extensions of credit to the insiders and their related interests must be on the same terms as, and subject to the same loan underwriting requirements as, loans to persons who are not insiders. In addition, Regulation O imposes lending limits on loans to insiders and their related interests and imposes, in certain circumstances, requirements for prior approval of the loans by the Bank board of directors.

Capital Standards and Prompt Corrective Action

Banks and bank holding companies are subject to various regulatory capital requirements administered by state and federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

The Federal Reserve Board and the FDIC have substantially similar risk-based capital ratio and leverage ratio guidelines for banking organizations. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of assets and off-balance sheet financial instruments. Under the guidelines, banking organizations are required to maintain minimum ratios for tier 1 capital and total capital to risk-weighted assets (including certain off-balance sheet items, such as letters of credit). For purposes of calculating the ratios, a banking organization’s assets and some of its specified off-balance sheet commitments and obligations are assigned to various risk categories. Generally, under the applicable guidelines, a financial institution’s capital is divided into two tiers. These tiers are:

•	Core Capital (tier 1). Tier 1 capital includes common equity, noncumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less both goodwill and, with certain limited exceptions, all other intangible assets. Bank holding companies, however, may include up to a limit of 25% of cumulative preferred stock in their tier 1 capital.

•	Supplementary Capital (tier 2). Tier 2 capital includes, among other things, cumulative and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt and the allowance for loan and lease losses, subject to certain limitations.

Institutions that must incorporate market risk exposure into their risk-based capital requirements may also have a third tier of capital in the form of restricted short-term subordinated debt.

We, like other bank holding companies, currently are required to maintain tier 1 capital and total capital (the sum of tier 1 and tier 2 capital) equal to at least 4.0% and 8.0%, respectively, of our total risk-weighted assets. The Bank, like other depository institutions, is required to maintain similar capital levels under capital adequacy guidelines. For a depository institution to be considered “well capitalized” under the regulatory framework for prompt corrective action its tier 1 and total capital ratios must be at least 6.0% and 10.0% on a risk-adjusted basis, respectively.

Bank holding companies and banks are also required to comply with minimum leverage ratio requirements. The leverage ratio is the ratio of a banking organization’s tier 1 capital to its total adjusted quarterly average assets (as defined for regulatory purposes). The requirements necessitate a minimum leverage ratio of 3.0% for financial holding companies and banks that either have the highest supervisory rating or have implemented the appropriate federal regulatory authority’s risk-adjusted capital measure for market risk. All other financial holding companies and banks are required to maintain a minimum leverage ratio of 4.0%, unless a different minimum is specified by an appropriate regulatory authority. For a depository institution to be considered “well capitalized” under the regulatory framework for prompt corrective action, its leverage ratio must be at least 5.0%.

The capital guidelines also provide that banking organizations experiencing significant internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the bank regulators provide that concentration of credit risks arising from non-traditional activities, as well as an institution’s ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization’s overall capital adequacy. The Federal Reserve has not advised us of any specific minimum leverage ratio applicable to us or the Bank.

The FDIA requires, among other things, the federal banking agencies to take “prompt corrective action” in respect of depository institutions that do not meet minimum capital requirements. The FDIA sets forth the following five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare with various relevant capital measures and certain other factors, as established by regulation. The relevant capital measures are the total capital ratio, the tier 1 capital ratio and the leverage ratio.

Under the regulations adopted by the federal regulatory authorities, a bank will be: (1) “well capitalized” if the institution has a total risk-based capital ratio of 10.0% or greater, a tier 1 risk-based capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure; (2) “adequately capitalized” if the institution has a total risk-based capital ratio of 8.0% or greater, a tier 1 risk-based capital ratio of 4.0% or greater and a leverage ratio of 4.0% or greater (3.0% in certain circumstances ) and is not “well capitalized”; (3) “undercapitalized” if the institution has a total risk-based capital ratio that is less than 8.0%, a tier 1 risk-based capital ratio of less than 4.0% or a leverage ratio of less than 4.0% (3.0% in certain circumstances); (4) “significantly undercapitalized” if the institution has a total risk-based capital ratio of less than 6.0%, a tier 1 risk-

based capital ratio of less than 3.0% or a leverage ratio of less than 3.0%; and (5) “critically undercapitalized” if the institution’s tangible equity is equal to or less than 2.0% of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. Our regulatory capital ratios and those of the Bank are in excess of the levels established for “well capitalized” institutions. A bank’s capital category is determined solely for the purpose of applying prompt corrective action regulations and the capital category may not constitute an accurate representation of the bank’s overall financial condition or prospects for other purposes.

The FDIA generally prohibits a depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be undercapitalized. Undercapitalized institutions are subject to growth limitations and are required to submit a capital restoration plan. The agencies may not accept such a plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. In addition, for a capital restoration plan to be acceptable, the depository institution’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (1) an amount equal to 5.0% of the depository institution’s total assets at the time it became undercapitalized and (2) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.”

“Significantly undercapitalized” depository institutions may be subject to a number of requirements and restrictions, including mandated capital raising activities such as orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets, restrictions for interest rates paid, removal of management and cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator.

A bank that is not “well-capitalized” as defined by applicable regulations may, among other regulatory requirements or limitations, be prohibited under federal law and regulation from accepting or renewing brokered deposits.

The capital stock of banks organized under Montana law, such as the Bank, may be subject to assessment upon the direction of the Montana Department of Administration under the Montana Bank Act. Under the Montana Bank Act, if the Department of Administration determines an impairment of a bank’s capital exists, it may notify the bank’s board of directors of the impairment and require the impairment be made good by an assessment on the bank stock. If the bank fails to make good the impairment, the Department of Administration may, among other things, take charge of the bank and proceed to liquidate the bank.

Under the Federal Deposit Insurance Act, the appropriate federal banking agency may take certain actions with respect to significantly or critically undercapitalized institutions. The actions may include requiring the sale of additional shares of the institution’s stock or other actions deemed appropriate by the federal banking agency, which could include assessment on the institution’s stock.

Safety and Soundness Standards and Other Enforcement Mechanisms

The federal banking agencies have adopted guidelines establishing standards for safety and soundness, asset quality and earnings, internal controls and audit systems, among others, as required by the FDICIA. These standards are designed to identify potential concerns and ensure that action is taken to address those concerns before they pose a risk to the deposit insurance fund, or DIF. If a federal banking agency determines that an institution fails to meet any of these standards, the agency may require the institution to submit an acceptable plan to achieve compliance with the standard. If the institution fails to submit an acceptable plan within the time allowed by the agency or fails in any material respect to implement an accepted plan, the agency must, by order, require the institution to correct the deficiency.

Federal banking agencies possess broad enforcement powers to take corrective and other supervisory action on an insured bank and its holding company. Moreover, federal laws require each federal banking agency to take prompt corrective action to resolve the problems of insured banks. Bank holding companies and insured banks are subject to a wide range of potential enforcement actions by federal regulators for violation of any law, rule, regulation, standard, condition imposed in writing by the regulator, or term of a written agreement with the regulator.

Emergency Economic Stabilization Act of 2008

In response to the financial crisis affecting the banking system and financial markets, the EESA was enacted on October 3, 2008. The EESA authorizes the Treasury to provide up to $700 billion in funding to stabilize and provide liquidity to the financial markets. Pursuant to the EESA, the Treasury was initially authorized to use $350 billion for the TARP. Of this amount, the Treasury allocated $250 billion to the TARP Capital Purchase Program described below. On January 15, 2009, the second $350 billion of TARP monies was released to the Treasury. On February 17, 2009, the ARRA was enacted which amended, in certain respects, the EESA and provided an additional $787 billion in economic stimulus funding.

Under the TARP Capital Purchase Program, the Treasury will invest up to $250 billion in senior preferred stock of U.S. banks and savings associations or their holding companies. Qualifying financial institutions may issue senior preferred stock with a value equal to not less than 1% of risk-weighted assets and not more than the lesser of $25 billion or 3% of risk-weighted assets. In conjunction with the issuance of the senior preferred stock, participating institutions must issue to the Treasury immediately exercisable 10-year warrants to purchase common stock with an aggregate market price equal to 5% of the amount of senior preferred stock. Participating financial institutions are required to adopt the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under the TARP Capital Purchase Program. Although we received notification that our application for participation in the TARP Capital Purchase Program was approved, we elected not to participate in this program.

Deposit Insurance

The FDIC is an independent federal agency that insures deposits, up to prescribed statutory limits, of federally insured banks and savings institutions and safeguards the safety and soundness of the banking and savings industries. The FDIC insures our customer deposits through the DIF up to prescribed limits for each depositor. Pursuant to the EESA, the maximum deposit insurance amount has been increased from $100,000 to $250,000 per depositor. The EESA, as amended by the Helping Families Save Their Homes Act of 2009, provides that the basic deposit insurance limit will return to $100,000 after December 31, 2013. The amount of FDIC assessments paid by each DIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other supervisory factors. Pursuant to the Federal Deposit Insurance Reform Act of 2005, the FDIC is authorized to set the reserve ratio for the DIF annually at between 1.15% and 1.50% of estimated insured deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis.

The FDIC made several adjustments to the assessment rate during 2009 including a special assessment permitted under statutory authority granted in 2008. The assessment schedule published as of April 1, 2009 and effective for assessments on and after September 30, 2009 provides for assessment ranges, based upon risk assessment of each insured depository institution, of between 7 and 77.5 cents per $100 of domestic deposits. The Bank is currently in Risk Category 1, the lowest risk category, which provides for a base assessment range of 7 to 24 cents per $100 of domestic deposits.

On November 21, 2008, the FDIC adopted a final rule relating to the TLG Program. Under the TLG Program, the FDIC will (1) guarantee, through the earlier of maturity or June 30, 2012, certain newly issued senior unsecured debt issued by participating institutions on or after October 14, 2008 and before June 30, 2009 and (2) provide full FDIC deposit insurance coverage for non-interest bearing transaction deposit accounts, NOW accounts paying less than 0.5% interest per annum and Interest on Lawyers Trust Accounts, or IOLTA, held at participating FDIC-insured institutions through December 31, 2009. On March 17, 2009, the FDIC extended the debt guarantee program through October 31, 2009. The Bank elected to participate in the deposit insurance coverage guarantee program. The Bank has not elected to participate in the unsecured debt guarantee program because more cost-effective liquidity sources are available to us. Coverage under the TLG Program was available for the first 30 days without charge. The fee assessment for deposit insurance coverage is 10 basis points per annum on amounts in covered accounts exceeding $250,000.

All FDIC-insured institutions are required to pay assessments to the FDIC to fund interest payments on bonds issued by the Financing Corporation, or FICO, an agency of the Federal government established to recapitalize the predecessor to the DIF. The FICO assessment rates, which are determined quarterly, averaged 0.01% of insured deposits in fiscal 2009. These assessments will continue until the FICO bonds mature in 2017.

On November 17, 2009, the FDIC imposed a prepayment requirement on most insured depository organizations, requiring that the organizations prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 and for each calendar quarter for calendar years 2010, 2011 and 2012. The FDIC has stated that the prepayment requirement was imposed in response to a negative balance in the DIF.

The Bank made its prepayment on December 31, 2009 in the total amount of $32 million. The actual assessments becoming due from the Bank on the last day of each calendar quarter will be applied against the prepaid amount until the prepayment amount is exhausted. If the prepayment amount is not exhausted before June 30, 2013 any remaining balance will be returned to the Bank. The prepayment amount does not bear interest.

Insolvency of an Insured Depository Institution

If the FDIC is appointed the conservator or receiver of an insured depository institution upon its insolvency or in certain other events, the FDIC has the power, among other things: (1) to transfer any of the depository institution’s assets and liabilities to a new obligor without the approval of the depository institution’s creditors; (2) to enforce the terms of the depository institution’s contracts pursuant to their terms; or (3) to repudiate or disaffirm any contract or lease to which the depository institution is a party, the performance of which is determined by the FDIC to be burdensome and the disaffirmation or repudiation of which is determined by the FDIC to promote the orderly administration of the depository institution.

Depositor Preference

The FDIA provides that, in the event of the “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including the parent bank holding company, with respect to any extensions of credit they have made to such insured depository institution.

Customer Privacy and Other Consumer Protections

The GLB Act imposes customer privacy requirements on any company engaged in financial activities, including the Bank and us. Under these requirements, a financial company is required to protect the security and confidentiality of customer nonpublic personal information. In addition, for customers who obtain a financial product such as a loan for personal, family or household purposes, a financial holding company is required to disclose its privacy policy to the customer at the time the relationship is established and annually thereafter. The financial company must also disclose its policies concerning the sharing of the customer’s nonpublic personal information with affiliates and third parties. Finally, a financial company is prohibited from disclosing an account number or similar item to a third party for use in telemarketing, direct mail marketing or marketing through electronic mail.

The Bank is subject to a variety of federal and state laws, regulations and reporting obligations aimed at protecting consumers and Bank customers. Failure to comply with these laws and regulations may, among other things, impair the collection of loans made in violation of the laws and regulations, provide borrowers or other customers certain rights and remedies or result in the imposition of penalties on the Bank.

The Equal Credit Opportunity Act generally prohibits discrimination in credit transactions on, among other things, the basis of race, color, religion, national origin, sex, marital status or age and, in certain circumstances, limits the Bank’s ability to require co-obligors or guarantors as a condition to the extension of credit to an individual.

The Real Estate Settlement Procedures Act, or RESPA, requires certain disclosures be provided to borrowers in real estate loan closings or other real estate settlements. In addition, RESPA limits or prohibits certain settlement practices, fee sharing, kickbacks and similar practices that are considered to be abusive.

The Truth in Lending Act, or TILA, and Regulation Z require disclosures to borrowers and other parties in consumer loans including, among other things, disclosures relating to interest rates and other finance charges, payments and payment schedules and annual percentage rates. TILA provides remedies to borrowers upon certain failures in compliance by a lender.

The Fair Housing Act regulates, among other things, lending practices in residential lending and prohibits discrimination in housing related lending activities on the basis of race, color, religion, national origin, sex, handicap, disability or familial status.

The Home Mortgage Disclosure Act requires certain lenders and other firms engaged in the home mortgage industry to collect and report information relating to applicants, borrowers and home mortgage lending activities in which they engage in their market areas or communities. The information is used for, among other purposes, evaluation of discrimination or other impermissible acts in home mortgage lending.

The Home Ownership and Equity Protection Act regulates terms and disclosures of certain closed end home mortgage loans that are not purchase money loans and includes loans classified as “high cost loans.”

The Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act, generally limits lenders and other financial firms in their collection, use or dissemination of customer credit information, gives customers some access to, and control over, their credit information and requires financial firms to establish policies and procedures intended to deter identity theft and related frauds.

The Fair Debt Collection Practices Act regulates actions that may be taken in the collection of consumer debts and provides consumers with certain rights of access to information related to collection actions.

The Electronic Fund Transfer Act regulates fees and other terms on electronic funds transactions. On November 17, 2009, the Federal Reserve Board published a final rule amending Regulation E, which implements the Electronic Fund Transfer Act. Effective July 1, 2010 for new accounts and August 15, 2010 for existing accounts, this rule generally prohibits financial institutions from charging an overdraft fee for automated teller machine and one-time debit card transactions that overdraw a consumer deposit account, unless the customer opts in to having the overdrafts authorized and paid.

There have been numerous attempts at the federal level to expand consumer protection measures. A major focus of recent legislation has been aimed at the creation of a consumer financial protection agency that would be dedicated to administering and enforcing fair lending and consumer compliance laws with respect to financial products. If enacted, such legislation may have a substantial impact on the Bank’s operations. However, because any final legislation may differ significantly from current proposals, the specific effects of the legislation cannot be evaluated at this time.

In addition, the Community Reinvestment Act, or CRA, generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising our other activities or in authorizing new activities.

In connection with its assessment of CRA performance, the appropriate bank regulatory agency assigns a rating of “outstanding,” “satisfactory,” “needs to improve” or “substantial noncompliance.” The Bank received an “outstanding” rating on its most recent published examination. Although the Bank’s policies and procedures are designed to achieve compliance with all fair lending and CRA requirements, instances of non-compliance are occasionally identified through normal operational activities. Management responds proactively to correct all instances of non-compliance and implement procedures to prevent further violations from occurring.

USA PATRIOT Act

The USA PATRIOT Act of 2001 amended the Bank Secrecy Act of 1970 and the Money Laundering Control Act of 1986 and adopted additional measures requiring insured depository institutions, broker-dealers and certain other financial institutions to have policies, procedures and controls to detect, prevent and report money laundering and terrorist financing. The USA PATRIOT Act includes the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 and also amends laws relating to currency control and regulation. The laws and related regulations also provide for information sharing, subject to conditions, between federal law enforcement agencies and financial institutions, as well as among financial institutions, for counter-terrorism purposes. Federal banking regulators are required, when reviewing bank holding company acquisition or merger applications, to take into account the effectiveness of the anti-money laundering activities of the applicants. Failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing could have serious legal and reputational consequences for the institution. The USA PATRIOT Improvement and Reauthorization Act of 2005, among other things, made permanent or otherwise generally extended the effectiveness of provisions applicable to financial institutions.

Office of Foreign Asset Control

The United States Treasury Office of Foreign Asset Control enforces economic and trade sanctions imposed by the United States on foreign persons and governments. Among other authorities, the Office of Foreign Asset Control may require United States financial institutions to block or “freeze” assets of identified foreign persons or governments which come within the control of the financial institution. Financial institutions are required to adopt procedures for identification of new and existing deposit accounts and other relationships with persons or governments identified by the Office of Foreign Asset Control and to timely report the accounts or relationships to the Office of Foreign Asset Control.

Effect of Economic Conditions, Government Policies and Legislation

Banking depends on interest rate differentials. In general, the difference between the interest rate paid by each Bank on deposits and borrowings and the interest rate received by the Bank on loans extended to customers and on investment securities comprises a major portion of the Bank’s earnings. These rates are highly sensitive to many factors that are beyond the control of the Bank. Accordingly, the earnings and potential growth of the Bank are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve. The Federal Reserve implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States government securities, by adjusting the required level of reserves for financial institutions subject to the Federal Reserve’s reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

From time to time, legislative and regulatory initiatives are introduced in Congress and state legislatures, as well as by regulatory agencies. Such initiatives may include proposals to expand or contract the powers of financial and bank holding companies and depository institutions, proposals to substantially change the financial institution regulatory system or proposals to increase the required capital levels of insured depository organization such as the Bank. Such legislation could change banking statutes and our operating environment in substantial and unpredictable ways. If enacted, such legislations could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks and other financial services providers. We cannot predict whether such legislation will be enacted and, if enacted, the effect that it, or any implementing regulations, would have on our financial condition, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information concerning each of our directors and executive officers.

Name	Age	Position

Thomas W. Scott	66	Chairman of the Board
James R. Scott	60	Vice Chairman of the Board
Lyle R. Knight	64	President, Chief Executive Officer and Director
Terrill R. Moore	57	Executive Vice President and Chief Financial Officer
Edward Garding	60	Executive Vice President and Chief Credit Officer
Gregory A. Duncan	54	Executive Vice President and Chief Operating Officer
Julie G. Castle	49	President, First Interstate Bank Wealth Management
Steven J. Corning	57	Director
David H. Crum	65	Director
William B. Ebzery	59	Director
Charles E. Hart, M.D., M.S.	60	Director
James W. Haugh	72	Director
Charles M. Heyneman	49	Director
Ross E. Leckie	51	Director
Terry W. Payne	68	Director
Jonathan R. Scott	35	Director
Julie A. Scott	38	Director
Randall I. Scott	56	Director
Michael J. Sullivan	70	Director
Sandra A. Scott Suzor	50	Director
Martin A. White	68	Director

Thomas W. Scott has been our Chairman since January 2004 and a director since 1971. Mr. Scott served as our Chief Executive Officer from 1978 through 2003. In addition, Mr. Scott has been Chairman of the Board of First Interstate Bank since January 2002 and had been Chairman of the Board of First Western Bank and The First Western Bank Sturgis until they were merged into First Interstate Bank in the third quarter of 2009. Mr. Scott has also served as a director of First Interstate BancSystem Foundation since 1990 and has been a member of the Federal Reserve Bank Board of Minneapolis since 2007. Mr. Scott is the brother of James R. Scott, the father of Julie A. Scott and Jonathan R. Scott and the uncle of Charles M. Heyneman, Sandra A. Scott Suzor and Randall I. Scott.

James R. Scott has been a director of ours since 1971 and the Vice Chairman of the Board since 1990. He has served as a director of First Interstate Bank since 2007. In addition, Mr. Scott had been a director of First Western Bank and The First Western Bank Sturgis until they were merged into First Interstate Bank in the third quarter of 2009. Mr. Scott is Chairman of the Padlock Ranch Corporation, Chairman of Scott Family Services, Inc., Managing Partner of J.S. Investments, Trustee of the Homer and Mildred Scott Foundation, board member of the Foundation for Community Vitality and President and Board member of the Fountain Valley School. Mr. Scott served as Chairman of First Interstate BancSystem Foundation from 1990 to 2006. Mr. Scott is the brother of Thomas W. Scott and the uncle of Charles M. Heyneman, Sandra A. Scott Suzor, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.

Lyle R. Knight has been our Chief Executive Officer since January 2004, our President since 1998 and was the Chief Operating Officer of First Interstate Bank from 1998 to 2002. Mr. Knight has also served as a director of ours, First Interstate Bank and First Interstate BancSystem Foundation since 1998. In addition, Mr. Knight had served as CEO and had been a director of First Western Bank and The First Western Bank Sturgis until they were merged into First Interstate Bank in the third quarter of 2009. Prior to working for us, Mr. Knight was President and Chief Executive Officer of a large multi-branch bank in Nevada and the President and Chief Executive Officer of a large Arizona-based bank. Mr. Knight is a past member of the Federal Advisory Council. Mr. Knight plans to retire March 31, 2012 and we expect to identify a successor by mid-year 2010.

Terrill R. Moore has been an Executive Vice President of ours since January 2004 and our Chief Financial Officer since 1989. In addition, Mr. Moore has served as a director of First Interstate Bank since 2001 and was a director of First Western Bank and The First Western Bank Sturgis since January 2008 until they were merged into First Interstate Bank in the third quarter of 2009. Prior to his current appointments, Mr. Moore was our Senior Vice President from 1989 through 2003. Prior to joining our management team, Mr. Moore served as controller within our company since 1979.

Edward Garding has been an Executive Vice President of ours since January 2004 and our Chief Credit Officer since 1999. In addition, Mr. Garding has served as a director of First Interstate Bank since 1998 and was a director of First Western Bank and The First Western Bank Sturgis since January 2008 until they were merged into First Interstate Bank in the third quarter of 2009. Mr. Garding served as our Senior Vice President from 1996 through 2003, President of First Interstate Bank from 1998 to 2001 and President of the Sheridan branch of First Interstate Bank from 1988 to 1996. Prior to joining our management team in 1996, Mr. Garding served in various positions within our company since 1971.

Gregory A. Duncan has been an Executive Vice President and Chief Operating Officer of ours since September 2009 and was our Chief Banking Officer from May 2008 to September 2009. In addition, Mr. Duncan has served as a director of First Interstate Bank since June 2008 and was a director of First Western Bank and The First Western Bank Sturgis since June 2008 until they were merged into First Interstate Bank in the third quarter of 2009. Prior to joining our management team, Mr. Duncan served as President and Chief Executive Officer of Susquehanna Bank PA since October 2005 and Executive Vice President of Susquehanna Bancshares, Inc. since 2000. Prior to those appointments, Mr. Duncan served in various executive positions within Susquehanna Bancshares, Inc. or its subsidiaries since 1987.

Julie G. Castle has been an executive officer of ours since June 2008 and President of Wealth Management of First Interstate Bank since July 2007. In addition, Ms. Castle has served as a director of First Interstate Bank since June 2008 and was a director of First Western Bank and The First Western Bank Sturgis since June 2008 until they were merged into First Interstate Bank in the third quarter of 2009. Prior to joining our management team, Ms. Castle served as Senior Vice President and Regional Executive of Bank of America in Boston, Massachusetts from 2003 to July 2007. Prior to those appointments, Ms. Castle served in various executive positions within Bank of America since 1988.

Steven J. Corning has been a director of ours since 2008. Mr. Corning has served as President and Chief Executive Officer of Corning Companies and has been the owner, President and Broker of Corning Companies Commercial Real Estate Services since 1979.

David H. Crum has been a director of ours since 2001.  Mr. Crum founded Crum Electric Supply Co., Inc., a distributor of electrical equipment, in 1976 and has been President and Chief Executive Officer of that company since its inception.

William B. Ebzery has been a director of ours since 2001. Mr. Ebzery is a certified public accountant and registered investment advisor. Mr. Ebzery has been the owner of Cypress Capital Management, LLC since 2004. Prior to Cypress Capital Management, LLC, Mr. Ebzery was a partner in the certified public accounting firm of Pradere, Ebzery, Mohatt & Rinaldo since 1975.

Charles E. Hart, M.D., M.S. has been a director of ours since 2008. Dr. Hart has been the President and Chief Executive Officer of Regional Health, Inc., a not-for-profit healthcare system serving western South Dakota and eastern Wyoming since 2003. Dr. Hart serves as a director of the South Dakota Foundation for Medical Care, as a member of the Governor’s South Dakota Health Care Commission, as a board member of the Rapid City Chamber of Commerce and as a member of the Black Hills State University Advisory Board. Dr. Hart is also a faculty member of the University of South Dakota Sanford School of Medicine.

James W. Haugh has been a director of ours since 1997. Mr. Haugh formed American Capital, LLC, a financial consulting firm, in 1994 and has operated this firm since its inception. Prior to forming American Capital LLC, Mr. Haugh was a partner in KPMG LLP, a certified public accounting firm where he served as National Practice Director, Bank Tax Services. Mr. Haugh was employed by KPMG, LLP for 25 years, including 21 years as a partner. Since January 2010, he has been an advisor to a national CPA firm and is currently a director of certain privately held companies. Mr. Haugh served as a director of Harris Bank Hinsdale from 1994 to 1997 and as a director of First Bank of the Americas in 2004.

Charles M. Heyneman has been a director of ours since 2004. Mr. Heyneman is a director of First Interstate Bank Foundation. Mr. Heyneman has served as an information technology project manager for First Interstate Bank since 2004 and as an enterprise architect for First Interstate Bank since 2006. Prior to this appointment, Mr. Heyneman was an application developer for i_Tech Corporation, a former nonbank subsidiary of ours, from 2000 to 2004 and held loan review officer and credit analyst positions with First Interstate Bank from 1993 to 2003. Mr. Heyneman is the nephew of James R. Scott and Thomas W. Scott and the cousin of Sandra A. Scott Suzor, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.

Ross E. Leckie has been a director of ours since May 2009. Mr. Leckie is a certified public accountant. Although recently retired, he continues to provide advisory services on a selective basis for global and domestic financial services companies. In October 2008, Mr. Leckie completed a 27 year career as a partner with KPMG. During that time, his focus was on public companies and clients within the financial services sector. Since 2000, Mr. Leckie was based in Germany, where, most recently, he served as the lead partner for a major global investment/universal bank. In addition, he had been serving as a KPMG senior technical and quality review partner for a major global investment/universal bank based in Switzerland.

Terry W. Payne has been a director of ours since 2000. Mr. Payne has served as President and Chief Executive Officer of Terry Payne & Co., Inc., an insurance agency, since its inception in 1972. Mr. Payne has also been part-owner and Chairman of the board of directors of Payne Financial Group, Inc. since 1993. Mr. Payne has also been a member of the boards of directors of several private Washington companies.

Jonathan R. Scott has been a director of ours since 2006. Mr. Scott has served as community development officer of First Interstate Bank since June 2008. Prior to that appointment, Mr. Scott served as President of FIB CT, LLC, d/b/a, Crytech from 2004 to 2008. Crytech is a nonbank subsidiary of ours. Prior to that appointment, Mr. Scott was an employee of First Interstate Bank from 1998 to 2004 serving in the Financial Services and Marketing Divisions. Mr. Scott is the son of Thomas W. Scott, the brother of Julie A. Scott, the nephew of James R. Scott and the cousin of Charles M. Heyneman, Randall I. Scott and Sandra A. Scott Suzor.

Julie A. Scott has been a director of ours since 2003. Ms. Scott serves as a Trustee for the Homer A. and Mildred S. Scott Foundation. Ms. Scott was a commercial loan officer at the Sheridan, Wyoming branch of First Interstate Bank until August 2005. Prior to that appointment, Ms. Scott served in various management and other banking positions within our company since February 1994, including serving as branch manager of the Billings Grand Avenue branch from 2001 to 2003. Since August 2005, Ms. Scott has devoted her full time attention to personal investment and family matters. Ms. Scott is the daughter of Thomas W. Scott, the sister of Jonathan R. Scott, the niece of James R. Scott and the cousin of Charles M. Heyneman, Randall I. Scott and Sandra A. Scott Suzor.

Randall I. Scott has been a director of ours since 2003 and previously served as a director of ours from 1993 to 2002. Mr. Scott is a certified financial planner and has been the managing general partner of Nbar5 Limited Partnership since 1994. In addition, Mr. Scott has served as a director of First Interstate BancSystem Foundation since 1999 and Chairman of the foundation since 2006. Mr. Scott has also served as Vice Chair of Scott Family Services since 2003. Previously, Mr. Scott worked in various capacities for the company over a period of 19 years including as a Trust Officer of First Interstate Bank from 1991 through 1996 and as a consultant from 1996 through 1998. Mr. Scott is the nephew of Thomas W. Scott and James R. Scott and the cousin of Charles M. Heyneman, Sandra A. Scott Suzor, Julie A. Scott and Jonathan R. Scott.

Michael J. Sullivan has been a director of ours since 2003. Mr. Sullivan has been a partner of the Denver, Colorado law firm of Rothgerber Johnson & Lyons, LLP since 2003, practicing in Casper Wyoming and was special counsel from 2001 to 2003. Prior to 2001, Mr. Sullivan practiced law with a Wyoming firm since 1964, taking leave to serve as U.S. Ambassador to Ireland from 1998 to 2001 and as Governor of the State of Wyoming from 1986 through 1994. Mr. Sullivan was a director of Allied Irish Bank, PLC in Dublin, Ireland from 2001 to 2009. Mr. Sullivan has been a director of Cimarex Energy Co. and Sletten Construction, Inc. since 2002 and Kerry Group PLC since 2004.

Sandra A. Scott Suzor has been a director of ours since 2007 and previously served as a director of ours from 2000 to 2006. Ms. Suzor has been a partial owner and the Director of Sales and Marketing for Powder Horn Ranch and Golf Club since 1995. In addition, Ms. Suzor has also owned Powder Horn Realty, a full service real estate brokerage, since 1997. Ms. Suzor has also served as a director of First Interstate BancSystem Foundation since 2002. Ms. Suzor is the Chairperson of the Homer and Mildred Scott Foundation. Ms. Suzor also is a partial owner and serves as Vice Chair of Sugarland Enterprises, is an owner of Bison Meadows, LLC, a real estate development company, and is a partner of Powder River Partners LLC, a real estate leasing company. Ms. Suzor is the niece of James R. Scott and Thomas W. Scott and the cousin of Charles M. Heyneman, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.

Martin A. White has been a director of ours since 2005. Mr. White is a director of Mainline Management, LLC and managing partner of Buckeye Partners. Mr. White was the Senior Advisor of the Tharaldson School of Business and Technology of the University of Mary from August 2006 to August 2007. From 1991 to August 2006, Mr. White served in various executive officer positions with MDU Resources Group, Inc., including Chief Executive Officer from 1998 to August 2006 and Chairman of the board of directors from 2001 to August 2006. Mr. White currently serves as the Chairman of the Board of Trustees at the University of Mary and as a director of Plum Creek Timber Company, Inc.

Board and Committee Matters

Our Class A common stock has been approved for listing on the NASDAQ Stock Market. Members of the Scott family, collectively own approximately 79% of our common stock, and thus control us. Under the NASDAQ Marketplace Rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements. Notwithstanding the voting control maintained by members of the Scott family, such members are not deemed a group for purposes of the “controlled company” NASDAQ Marketplace Rules. Therefore, upon completion of the offering, we will not be a “controlled company.” In the near term following this offering, however, certain members of the Scott family holding more than 50% of the voting power of our common stock intend to form a group for purposes of qualifying the Company as a “controlled company.”

As a “controlled company,” we may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the compensation of officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors; and

•	director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process.

Regardless of whether a company is a “controlled company,” however, the NASDAQ Marketplace Rules require that a company have an audit committee of at least three members, each of whom must:

•	be independent as defined under the NASDAQ Marketplace Rules;

•	meet the criteria for independence set forth in the applicable SEC rules (subject to applicable exemptions);

•	not have participated in the preparation of the financial statement of the company or any current subsidiary of the company at any time during the past three years; and

•	be able to read and understand financial statements, including a balance sheet, income statement and cash flow statement.

At such time as we become a “controlled company,” we will provide notice to our stockholders. We will continue to maintain a majority of independent directors on our Board, but intend to add several directors to our compensation committee and our governance & nominating committee who do not qualify as independent directors.

During 2009, the Board met 7 times with each serving director attending at least 75% of the meetings. The Board is accountable to our stockholders to build long-term financial performance and value and to assure that we operate consistently with stockholder values and strategic vision. The Board’s responsibilities include:

•	identifying organizational values and vision on behalf of our stockholders;

•	hiring and evaluating our chief executive officer;

•	ensuring management succession;

•	providing guidance, counsel and direction to management in formulating and evaluating operating strategies and plans;

•	monitoring our performance against established criteria;

•	ensuring prudence and adherence to ethical practices;

•	ensuring compliance with federal and state law;

•	ensuring that full and fair disclosure is provided to stockholders, regulators and other constituents;

•	overseeing risk management;

•	exercising all powers reserved to us by organizational documents of limited liability companies and partnerships in which we are a member or stockholder; and

•	establishing policies for board operations.

Applicable SEC rules require that we make certain disclosures regarding the independence of our directors pursuant to the NASDAQ Marketplace Rules governing independent board members. The Board has determined that the following directors are independent in accordance with such standards:

•	Steven J. Corning

•	David H. Crum

•	William B. Ebzery

•	Charles E. Hart, M.D., M.S.

•	James W. Haugh

•	Ross E. Leckie

•	Terry W. Payne

•	Michael J. Sullivan

•	Martin A. White

In its determination of independence, the Board also considered the following: (1) the Company conducts banking and credit transactions in the ordinary course of business with certain independent directors, and purchases insurance through an agency in which Mr. Payne has a controlling ownership interest, as described under “Certain Relationships and Related Transactions;” (2) the Company purchases electrical services from an entity owned by Mr. Crum; and (3) Padlock Ranch Corporation, an entity owned by certain members of the Scott family, obtains financial consulting services from Mr. Haugh, who is also a director of such entity. None of these transactions or relationships were deemed by the Board to impair the determination of independence for these directors.

We have a credit committee, an executive committee, a compensation committee, a governance & nominating committee, a technology committee and an audit committee, all established by our Board and each of which consists of members of the Board.

In addition to these committees, our Chairman and Vice Chairman of the Board may from time to time designate and appoint, on a temporary basis, one or more directors to assist in the form of a limited or special assignment in the performance or discharge of any powers and duties of the Board or any committee thereof.

Credit Committee

Credit committee members currently include William B. Ebzery (Chair), Steven J. Corning, Lyle R. Knight, James R. Scott, Jonathan R. Scott, Julie A. Scott and Thomas W. Scott. The credit committee’s primary responsibility is to advise the chief credit officer in the establishment of a loan portfolio and credit policies that will assure the safety of depositors’ money, earn sufficient income to provide an adequate return on capital and enable communities in our market area to prosper. The credit committee met 12 times in 2009 with each serving committee member attending at least 75% of the meetings.

Executive Committee

Executive committee members currently include James R. Scott (Chair), Steven J. Corning, James W. Haugh, Charles M. Heyneman, Lyle R. Knight, Jonathan R. Scott, Randall I. Scott and Thomas W. Scott. The executive committee is to function and act on behalf of the Board between regularly scheduled board meetings, usually when time is critical and to assist the Board in carrying out its responsibility to monitor the company’s capital management policy. The executive committee met 15 times in 2009 with each serving committee member attending at least 75% of the meetings.

Compensation Committee

Compensation committee members currently include Martin A. White (Chair), Terry W. Payne and Michael J. Sullivan. All members of the compensation committee are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules. The compensation committee has the following responsibilities:

•	reviewing and approving corporate goals relevant to compensation for executive officers;

•	evaluating the effectiveness of our compensation practices in achieving our strategic objectives, in encouraging behaviors consistent with our values and in aligning performance objectives consistent with our vision;

•	evaluating the performance of our chief executive officer in determining compensation;

•	approving the compensation of our chief executive officer and other executive officers;

•	evaluating the performance of our Board chairman and vice chairman;

•	overseeing succession planning for executive officers;

•	recommending compensation for board members;

•	recommending adjustments to director and officer insurance;

•	reviewing the financial performance and operations of employee benefit plans, excluding plans subject to Title I of the Employment Retirement Income Security Act of 1974, as amended; and

•	administering incentive compensation and other employee benefit plans.

The compensation committee met 9 times during 2009 with each serving committee member attending at least 75% of the meetings, with the exception of Martin White who attended 56% of the meetings. A current copy of the compensation committee charter is available to stockholders on our website at www.firstinterstatebank.com.

Governance & Nominating Committee

Governance & nominating committee members currently include Michael J. Sullivan (Chair), Terry W. Payne and James W. Haugh. All members of the governance & nominating committee are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules. The governance & nominating committee has the following responsibilities:

•	ensuring we have an effective and efficient system of governance, including development of criteria for board membership;

•	identifying, screening and recommending candidates to the Board;

•	nominating candidates for election to the Board at our annual meeting of stockholders;

•	filling vacancies on the Board that may occur between annual meetings of stockholders;

•	overseeing the orientation, development and evaluation of board members; and

•	evaluating services provided to and communications with stockholders.

The governance & nominating committee met 4 times in 2009 with each serving committee member attending at least 75% of the meetings.

The Board has reviewed, assessed the adequacy of and approved a written charter for the governance & nominating committee. A current copy of the governance & nominating committee charter is available to stockholders on our website at www.firstinterstatebank.com.

When formulating its recommendations for director nominees, the governance & nominating committee will consider recommendations offered by our chief executive officer, stockholders who are members of the Scott family, other stockholders and any outside advisors the governance & nominating committee may retain.

The Scott family, through a family council, makes recommendations to the governance & nominating committee with respect to candidates for board membership from the Scott family. The governance & nominating committee gives due and significant consideration to recommendations made by the Scott family. All candidates for the Board are evaluated on the basis of broad experience, financial acumen, professional and personal accomplishments, educational background, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties. These same qualifications, attributes and skills, together with the business experience described above with respect to each director, led to the conclusion that our existing Board members should serve as directors of our company.

Technology Committee

Technology committee members currently include David H. Crum (Chair), Charles E. Hart, M.D., M.S., Lyle R. Knight, James R. Scott and Thomas W. Scott. The technology committee’s primary responsibility is to monitor the alignment between our overall business strategies and our information technology strategic plan. The technology committee met 6 times in 2009 with each serving committee member attending at least 75% of the meetings.

Audit Committee

Audit committee members currently include Ross E. Leckie (Chair), James W. Haugh, David H. Crum, William B. Ebzery and Charles E. Hart, M.D., M.S. All members of the audit committee are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules and in accordance with the Sarbanes-Oxley Act requirements and our governance guidelines. The audit committee has the following responsibilities:

•	reviewing our accounting and financial reporting processes, internal and disclosure control systems and external and internal auditing systems;

•	overseeing risk management functions;

•	reviewing and recommending the appointment or dismissal of the general auditor selected to develop and carry out the annual audit;

•	reviewing and approving the annual report on Form 10-K;

•	reviewing and approving the quarterly reports on Form 10-Q;

•	reviewing the effectiveness of the systems for monitoring adherence with laws, regulations, our policies and our codes of ethics;

•	appointing or dismissing the external auditors;

•	meeting with the external auditors to discuss the results of the annual audit and any related matters; and

•	establishing procedures to handle complaints regarding accounting, internal controls or audit matters.

The audit committee met 9 times during 2009 with each serving committee member attending at least 75% of the meetings.

The Board has determined that each of William B. Ebzery, Ross E. Leckie and James W. Haugh qualifies as an “audit committee financial expert,” as that term is defined in applicable SEC regulations. The Board has reviewed, assessed the adequacy of and approved a written charter for the audit committee. A current copy of the audit committee charter is available on our website at www.firstinterstatebank.com.

COMPENSATION OF EXECUTIVE OFFICERS

In this prospectus, the individuals who served as our chief executive officer and chief financial officer during 2009, as well as the other individuals included in the summary compensation table, are collectively referred to as the “named executive officers.”

Compensation Discussion and Analysis

Overview of Compensation Program

The compensation committee has overall responsibility to review and approve our compensation structure, policy and programs and to assess whether the compensation structure establishes appropriate incentives for management and employees. The independent members of the compensation committee annually review and determine the salary, bonus and equity compensation awarded to our chief executive officer, or CEO. The independent members of the compensation committee also review all executive officers’ compensation with non-binding recommendations from the CEO. The compensation committee oversees the administration of our equity plans and incentive compensation plans. The compensation committee is also responsible for oversight of executive officer succession planning. The compensation committee charter, a copy of which is posted on our website at www.firstinterstatebank.com, sets forth the various responsibilities and duties of the compensation committee. The charter is periodically reviewed and revised as appropriate. The compensation committee in its annual review of the charter determined that the charter, as recently revised, was appropriate with regard to the responsibilities and duties as specified therein.

The compensation committee’s chairman regularly reports to the Board on compensation committee actions and recommendations. The compensation committee has authority to retain, at our expense, outside counsel, experts, compensation consultants and other advisors as needed.

2009 Company Performance

In considering executive compensation, the compensation committee took into account the company’s 2009 financial performance. Net income to common stockholders totaled $50,441,000, or $1.59 per diluted share, as compared to $67,301,000, or $2.10 per diluted share for 2008. Return on average common equity was 9.98% in 2009, as compared to 14.73% in 2008 and return on average assets was 0.79% in 2009, as compared to 1.12% in 2008.

In 2009, we continued to face one of the most challenging banking environments in history. Although our market areas were not as severely impacted by the recession as other areas, we experienced adverse effects and earnings pressure. The economic downturn and market turmoil not only affected our company’s performance, but the decisions of the compensation committee as well. As discussed below, the committee awards executive bonuses based on corporate performance and on the achievement of specified performance objectives.

Although our earnings were lower in 2009 from 2008, the company’s operating performance during 2009 was favorable compared to the negative performance of many regional and national banking institutions. Therefore, the compensation committee approved increases ranging from approximately $9,000 to $22,000 for each of the named executive officers. Even with the increases, however, bonuses for the executive officers were still significantly lower than in years prior to 2008 due to lower earnings.

Target bonus for 2010 is set at 50% of the base salary for the CEO, 45% for the Chief Operating Officer and 40% for the other named executive officers. Actual payout for 2010 is to be a percentage of that target based on actual performance of six key strategic objectives and on meeting budgeted net income, with discretion to be applied.

Compensation Philosophy

Our general compensation philosophy is designed to link an employee’s total cash compensation with company performance, the employee’s department performance and individual performance. As an employee’s level of responsibility increases, there is a more significant level of pay tied to company performance. The compensation committee believes linking incentive compensation to our performance creates an environment in which our employees are stakeholders in our success and, thus, benefits all stockholders. The Company discourages undue risk taking by reserving the right to use discretion in the payout of incentives.

Executive Compensation Policy

Our executive compensation policy is designed to establish an appropriate relationship between executive pay and our annual performance, our long-term growth objectives, individual performance of the executive officer and our ability to attract and retain qualified executive officers. The compensation committee seeks to achieve these goals by integrating competitive annual base salaries with (1) bonuses based on corporate performance and on the achievement of specified performance objectives and (2) long-term incentives of stock option awards through our equity compensation plan. The compensation committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for success in operations. Long-term compensation, through the award of stock options, restricted stock or other equity-related vehicles, encourages growth in management stock ownership, which leads to expansion of management’s increased commitment to our long-term performance and success.

In 2008, the compensation committee made a comprehensive review of our executive compensation. The committee engaged the services of Pearl Meyer & Partners, a leading compensation consulting firm, to assist in this review and to provide competitive market data for a comparable group of banks. Pursuant to the terms of its engagement, the consulting firm reported directly to the compensation committee. Pearl Meyer & Partners prepared a custom peer group of similar companies that included 22 publicly-traded banks, primarily with multi-state operations and total assets ranging from $3.0 billion to $15.0 billion. Excluded from the group were banks with dissimilar operations, banks in California and the East Coast and thrifts. Also included as part of our peer group market data was data from multiple survey sources, including the Mercer Financial Services Suite and the Watson Wyatt Financial Institutions Survey for banks of similar asset size and regional scope. The compensation committee targets market competitive (50th percentile) base pay, incentives and total cash compensation within the peer group. In 2009, the compensation committee did not utilize the services of a compensation consultant to review executive compensation but rather depended on our internal human resources department to update the survey information and the custom peer group information from the publicly filed proxy statements.

Relation of Compensation Policies and Practices to Risk Management

After reviewing our compensation philosophy and our executive compensation policy and programs, the compensation committee concluded that our executive incentive and other compensation programs do not encourage or promote unnecessary or excessive risk-taking behavior by executive officers that could threaten the value of our company. We do not believe that our current compensation policies and practices applicable to executive officers and all other employees create risks that are reasonably likely to have a material adverse effect on us.

Role of Executive Officers in Compensation Decisions

The independent members of the compensation committee make all compensation decisions for the CEO and approve equity awards for all of our elected officers. The CEO makes non-binding recommendations for the non-equity compensation of the other executive officers. Decisions regarding the non-equity compensation of executive officers are reviewed and evaluated by the compensation committee, with input from the CEO. The CEO annually reviews the performance of the executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the compensation committee. The compensation committee may exercise its discretion to accept, reject or modify any recommended awards or adjustments to executives.

2009 Executive Compensation Components

For the fiscal year ended December 31, 2009, the principal components of compensation for the named executive officers were:

•	base salary;

•	short-term incentive bonuses;

•	long-term equity incentive compensation; and

•	perquisites and other personal benefits.

Base Salary

The compensation committee approved the 2009 base salary of the CEO and ratified the 2009 compensation of other executive officers, including the named executive officers, as recommended by the CEO. In approving or ratifying the base salary of each executive officer, the compensation committee relied on market data provided by our internal human resources department.

In establishing base salary for 2010, the compensation committee has relied on the executive total compensation data originally provided by Pearl Meyer & Partners in 2008 and updated by our internal human resources department in 2009. Increases in base salary were based upon a merit matrix increase table using a combination of the level of achievement of individual performance objectives listed in each executive officer’s work plan and the executive salary relative to the market value of comparable executives. For 2010, the merit matrix increase table was based around a 2% midpoint increase for an executive who is meeting performance expectations. In addition, an increase was granted to Mr. Duncan in 2010 given his appointment as COO.

Short-Term Incentive Compensation

Annual incentives for the executive officers are intended to recognize and reward those employees who contribute meaningfully to company performance for the year. For 2009, the named executive officers had targeted bonus amounts ranging from 40% to 50% of their base salaries. The varying percentages reflect the compensation committee’s belief that as an executive officer’s duties and responsibilities increase, the officer will be increasingly rewarded for our performance. Actual 2009 bonus payouts ranged from 30% to 38% of their base salaries due to the Company’s lower level of earnings. The level of achievement of specified performance objectives established for each executive officer was taken into account in determining the actual payouts. Performance objectives in determining 2009 executive officer bonuses included achieving the financial forecast for net income and the level of performance related to six key strategic objectives.

Long-Term Equity Incentive Compensation

Long-term equity incentive compensation encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our company through stock option grants and restricted stock awards, thereby aligning their interests with those of our stockholders. In 2009, the compensation committee targeted long term incentives for all the named executives at 50% of current salary. For the targeted amount to be awarded in stock options, the actual number of options is established using the Black-Scholes option pricing model with expected volatility based on peer group volatility and a 10 year life.

Because there historically has not been an established trading market for our stock, the committee believes using peer group volatility has resulted in a more representative value of our stock for compensation purposes over the years.

Our named executive officers as well as certain other officers were granted a mix of restricted stock and stock options under our equity compensation plan. The value of the long term incentive granted to each officer was based primarily on the individual’s ability to influence our long-term growth and profitability. The compensation committee believes this mix of long term incentive vehicles affords a desirable long-term compensation method because it closely aligns the interest of management with stockholder value. The equity compensation plan assists us by:

•	enhancing the link between the creation of stockholder value and long-term executive incentive compensation;

•	providing an opportunity for increased equity ownership by executives; and

•	maintaining competitive levels of total compensation.

All awards under our equity compensation plan are made at an exercise price equal to the market price of the underlying common stock at the time of the award, as measured by the most recent minority appraised value. Annual awards of long term incentives to executives have historically been approved at the compensation committee’s regularly scheduled meeting in January.

The compensation committee changed long-term incentive compensation in 2009 from 100% stock options to a mix of stock options, time vested restricted stock and performance vested restricted stock. For all of the named executive officers, the compensation committee approved 2009 awards using a mix of 15% of salary in the form of stock options, 15% of salary in the form of time vested restricted stock and 20% of salary in the form of performance vested restricted stock. The performance restrictions are based on the three-year ROA (return on asset) average of our company compared to the SNL index of commercial banks with total assets between $4.0 billion and $12.0 billion. This change was made for the following reasons: (1) the committee wanted to achieve an appropriate balance of long-term incentives; (2) the committee perceived restricted stock as having a stronger link than stock options to executive ownership, retention and long-term performance; and (3) the use of restricted stock makes for improved comparability of our total compensation and long-term incentives to other peer group banks, given the growing trend of banks utilizing restricted stock as a form of equity compensation. The compensation committee has approved the same mix of equity compensation for 2010.

Perquisites and Other Personal Benefits

We provide our named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The named executive officers are provided participation in the plans and programs described above and health and group life and disability insurance. Additional benefits offered to the named executive officers may include some or all of the following: individual life insurance as described below under “—Endorsement Split Dollar Benefit,” payment of social club dues, individual long-term disability insurance, dividends on unvested restricted stock, and use of a company automobile.

Retirement and Related Plans

We maintain a profit sharing plan for all non-temporary employees. Contributions are made on a quarterly basis at the discretion of the Board. Participants vest after three years of service. In addition, employees are permitted to defer a portion of their compensation into our profit sharing plan under a 401(k) feature and we make matching contributions with respect to such deferrals. We also sponsor a healthcare plan for active and retiring employees and directors who meet certain requirements.

Compensation of Chief Executive Officer

For the fiscal year ended December 31, 2009, we paid Lyle R. Knight, CEO, a salary of $544,677. The compensation committee has reviewed all components of the CEO’s compensation, including salary, bonus, equity incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the CEO and cost to us of all perquisites and other personal benefits and the earnings and accumulated payout obligations under our deferred compensation plan.

Mr. Knight’s compensation package was determined to be reasonable by the compensation committee based on their review of our peers’ executive total compensation data. As a result of the challenging business environment, actual CEO payouts in our peer group and the community bank industry have trended lower in the past two years. Many banks paid lower than target short-term incentives and/or equity grants as a result of declining performance. Mr. Knight’s compensation package, including bonus, was higher than those granted to other executives of ours in recognition of his responsibilities and his performance in his position. In establishing Mr. Knight’s compensation package, work plan objectives reviewed included development and implementation of operating plans to achieve earnings goals, continuation of strategic planning processes, integration of the First Western bank subsidiaries, risk management, regulatory compliance, community visibility and stockholder relations.

As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless certain conditions are met. We believe that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes, except in certain situations. Directors of the compensation committee who are not independent abstain or recuse themselves from actions related to officers and directors that involve equity based awards and other performance-type compensation.

Employment Contracts

We do not currently have employment agreements with any of our executive officers.

Endorsement Split Dollar Benefit

We have obtained life insurance policies covering three of the named executive officers. Under these policies, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the selected executive officers whereby a portion of the policy death benefit is payable to their designated beneficiary. The endorsement split dollar agreement will provide post retirement coverage for those selected key officers meeting specified retirement qualifications. We have entered into this type of endorsement split dollar agreement with the following named executive officers: Lyle R. Knight, Edward Garding and Terrill R. Moore.

We have obtained an additional life insurance policy covering selected officers of First Interstate Bank. Under this policy, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the insured officers whereby $100,000 of the policy death benefit is payable to their designated beneficiary if they are employed by us at the time of death. The marginal income produced by the policy is used to offset the cost of employee benefit plans of the banking subsidiary. We have entered into this type of endorsement split dollar agreement with the following named executive officers: Lyle R. Knight, Edward Garding and Terrill R. Moore.

Equity Compensation Plans

The following table provides information, as of December 31, 2009, regarding our equity compensation plans.

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted Average	Remaining Available
	Exercise of	Exercise Price of	For Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans(1)

Equity compensation plans approved by stockholders(2)	3,577,332	$15.99	1,280,352
Equity compensation plans not approved by stockholders	N/A	N/A	N/A

(1)	Excludes number of securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	Represents stock options issued pursuant to the 2001 stock option plan and 2006 equity compensation plan. See Note 18 of the Notes to Consolidated Financial Statements included in this prospectus.

Stock options that are currently outstanding under our equity compensation plans are exercisable for shares of our Class B common stock. Future awards of stock options, restricted stock and other securities under our equity compensation plans will be exercisable for shares of our Class A common stock.

2006 Equity Compensation Plan

Our 2006 equity compensation plan is an omnibus equity compensation plan pursuant to which we may grant equity awards to our directors, officers and other employees. The 2006 plan (1) consolidates into one plan the benefits available under the following equity compensation plans previously adopted: (A) our 2001 stock option plan; (B) our 2004 restricted stock award plan; (C) our director stock compensation plan; and (D) our officer stock benefit plan; and (2) provides additional benefits as contained in the plan.

The 2006 plan does not increase the number of shares of common stock that were available for awards under the prior plans. The prior plans continue with respect to awards made previously under such plans.

The 2006 Plan contains the following important features:

•	The initial number of shares of common stock reserved under the 2006 plan is 3,000,000, which was approximately 9.2% of our previously-existing common stock outstanding at the time of stockholder approval.

•	Awards under the 2006 plan are subject to broad discretion by the committee administering the plan.

•	Stock options must be granted at an exercise price that is not less than the fair market value (as determined by the most recent minority appraisal value) of the common stock on the date of grant. Stock options granted under the 2006 plan will be nonqualified stock options that have terms of not more than ten years.

•	There is no fixed term for the 2006 plan and the 2006 plan continues in effect until terminated by the Board.

The purpose of the 2006 plan is to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our stockholders. The 2006 plan is designed to provide us with flexibility to select from among various equity-based compensation methods and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing stock options and shares of our common stock.

The 2006 plan permits awards of stock options, restricted stock and other stock awards. All awards made under the 2006 plan after the offering will be in shares of Class A common stock. Participants include any person who is designated by the Board to receive one or more benefits under the 2006 plan. Awards are generally made to executive officers in the first quarter of each year. In February 2010, we made the following awards of restricted stock, subject to applicable vesting conditions: 0 shares to Mr. Knight; 6,108 shares to Mr. Moore; 6,068 shares to Mr. Garding; 6,132 shares to Mr. Duncan; and 5,256 shares to Ms. Castle. In addition, in February 2010, we made the following awards of stock options, subject to applicable vesting conditions: 0 shares to Mr. Knight; 6,336 shares to Mr. Moore; 6,284 shares to Mr Garding; 6,360 shares to Mr. Duncan; and 5,440 shares to Ms. Castle.

Employee Stock Purchase Plan

Our employee stock purchase plan allows us to grant rights to our directors, officers, other employees and the trustee of our profit sharing plan to purchase shares of our common stock. This plan contains the following important features:

•	The timing and number of shares offered to participants is determined by the committee administering the plan.

•	Awards under the plan are subject to broad discretion by the committee administering the plan.

•	Shares of common stock must be purchased at the fair market value of the common stock at the time of offer.

•	There is no fixed term for the plan, and the plan continues in effect until terminated by the board.

The purpose of our employee stock purchase plan is to align the interests of our directors, officers and other employees with the interests of our stockholders by providing them with equity ownership opportunities. Following the offering of our Class A common stock covered by this prospectus, we anticipate there will be no purchase rights awarded under the employee stock purchase plan given the opportunity for individuals to buy stock directly in the open market.

Deferred Compensation Plans

In 2006, we restated our principal deferred compensation plan that was established for the benefit of a select group of management and highly compensated employees. The purpose of the restatement was (1) to amend the plan to comply with Section 409A of the Internal Revenue Code and related guidance issued before the adoption of the restatement and (2) to merge into the plan another previously administered nonqualified deferred compensation plan known as the executive nonqualified deferred compensation plan. The restated plan allows eligible employees, as determined by our Board or compensation committee and eligible directors to defer a portion of base salary, bonus or director fees subject to certain maximums as set forth by the plan administrator. We make discretionary contributions on behalf of a participant for 401(k) plan matching contributions and profit sharing contributions in excess of Internal Revenue Code limitations. Other contributions on behalf of a participant may be made at the discretion of the Board. The deferral account of each participant is credited or debited with investment earnings or losses based upon the performance of the underlying investments selected by the participant from among alternatives selected by the plan administrator. Deferral accounts are distributed based on each participant’s election. The distribution elections are all made in accordance with Section 409A and may be lump sums or annual installments over a period of years.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Prior to March 2010, James R. Scott, Randall I. Scott, Thomas W. Scott and Sandra A. Scott Suzor served on our compensation committee. Thomas W. Scott serves as Chairman of the Board, for which he is compensated as described below. James R. Scott serves as Vice Chairman of the Board, for which he is compensated as described below. See “—Compensation of Executive Officers—Director Compensation.”

Each of James R. Scott, Randall I. Scott, Thomas W. Scott and Sandra A. Scott Suzor has a 2.4% ownership interest in Scott Family Services, Inc., or SFS, which provides professional services that benefit us and the Scott family. In addition, James R. Scott and Randall I. Scott serve as chairman and vice-chairman of the board of directors of SFS, respectively. Terry W. Payne is chairman and part-owner of Payne Financial Group, Inc., an insurance agency that provides insurance for us. Thomas W. Scott is the owner of Aerotomas LLC, an entity that leases aircraft to us and to whom we lease facilities and pilot services. See “Certain Relationships and Related Transactions” below.

None of our executive officers served as a member of the compensation committee or as a director of any other company, one of whose executive officers served as a member of the compensation committee of the board or as a director of ours during 2009.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2009, 2008 and 2007. When setting total compensation for each of the named executive officers, the compensation committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

						All Other
				Stock	Option	Compen-
Name and		Salary	Bonus	Awards	Awards	sation		Total
Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)		($)

Lyle R. Knight	2009	$544,677	$207,442	$529,993	$—	$70,970	(4)	$1,353,082
President & Chief	2008	526,155	185,500	—	105,342	61,927	(4)	878,924
Executive Officer	2007	476,923	315,783	—	141,542	73,465	(4)	1,007,713
Terrill R. Moore(5)	2009	261,385	79,648	88,804	6,176	28,455	(5)	464,468
Exec. Vice President &	2008	230,882	59,267	—	26,190	26,520	(5)	342,859
Chief Financial Officer	2007	237,846	136,000	—	35,190	29,455	(5)	438,491
Edward Garding	2009	259,385	79,040	88,208	6,128	28,395		461,156
Exec. Vice President	2008	251,077	70,560	—	26,190	25,353		373,180
& Chief Credit Officer	2007	238,164	96,000	—	35,190	27,720		397,074
Gregory A. Duncan(6)	2009	262,384	89,946	89,250	6,201	23,873	(6)	471,654
Exec. Vice President &	2008	151,038	71,400	—	28,550	136,190	(6)	387,178
Chief Operating Officer	2007	—	—	—	—	—		—
Julie G. Castle(7)	2009	223,846	68,400	73,531	5,107	229,558	(7)	600,442
President,	2008	209,200	58,800	—	17,460	429,966	(7)	715,426
First Interstate Bank	2007	—	—	—	—	—		—
Wealth Management

(1)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Stock awards are a combination of time and performance restricted stock awards. Mr. Knight has been granted two awards of 14,228 shares each of performance restricted stock. At the time of grant, the awards were intended to provide a long-term incentive award for the then remaining term of Mr. Knight’s employment. Each award was valued at $18.63 per share on the date of grant. However, one of the awards is based on qualitative performance which must be re-measured at the end of each reporting period. As of December 31, 2009, the stock under this award was valued at $15.38 per share. Mr. Garding has been awarded 2,028 shares of time restricted and 2,708 shares of performance restricted stock. Mr. Moore has been awarded

2,040 shares of time restricted and 2,728 shares of performance restricted stock. Mr. Duncan has been awarded 2,052 shares of time restricted and 2,740 shares of performance restricted stock. Ms. Castle has been awarded 1,692 shares of time restricted and 2,256 shares of performance restricted stock. These equity-based awards are valued at $18.63 per share as of the grant date.

(2)	The amounts reflect the aggregate grant date fair value, for the periods presented, computed in accordance with FASB ASC Topic 718. For information and assumptions related to the calculation of these amounts, see Notes 1 and 18 of the Notes to Consolidated Financial Statements included in this prospectus.

(3)	The amounts shown reflect for each named executive officer: contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Internal Revenue Code of 1986, as amended; contributions by us to our nonqualified deferred compensation plan; imputed income from our split dollar life insurance plans; “gross up” amounts to cover taxes on the imputed income from the split dollar life insurance plans and premiums paid by us for individual long-term disability insurance and dividends on unvested restricted stock. The amounts do not reflect premiums paid by us for group health, life and disability insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

(4)	The amounts in the All Other Compensation column for Mr. Knight also reflect imputed income from the personal use of a company vehicle and costs paid by us for personal executive medical examinations.

(5)	Terrill R. Moore took a sabbatical leave of absence for a portion of 2008. He received 50% of his base salary compensation for August and September 2008. The amounts in the All Other Compensation column for Mr. Moore also include amounts paid by us for social club dues.

(6)	Gregory A. Duncan became an executive officer in May 2008. Amounts in the table reflect his compensation from the date of employment. The amount in the All Other Compensation column for Mr. Duncan includes a signing bonus of $50,000 and moving expenses of $74,276 in 2008.

(7)	Julie G. Castle became an executive officer in June 2008. Amounts in the table for 2008 reflect her compensation for the entire 2008 year. Although Ms. Castle was employed by us in 2007, she was not an executive officer at such time. The amount in the All Other Compensation column for Ms. Castle includes (1) $113,124 in 2008 and $175,455 in 2009 for home maintenance and carrying costs pursuant to a home sale and relocation agreement between us and Ms. Castle and (2) $301,107 in 2008 and $44,093 in 2009 for other amounts paid under the agreement to cover a portion of the loss realized by Ms. Castle on the sale of her home, which occurred in July 2009. The amounts reflected in the All Other Compensation column do not include $20,000 in 2008 paid to her husband in connection with a potential job opportunity between us and her husband that did not materialize.

Grants of Plan Based Awards in 2009

					All Other
					Option
					Awards:	Exercise
		Estimated Future payouts			Number of	or Base	Grant Date
		Under Equity Incentive			Securities	Price of	Fair Value of
		Plan Awards			Underlying	Option	Stock and
	Grant	Threshold	Target	Maximum	Options	Awards	Option
Name	Date	($)(1)	($)(2)	($)	(#)	($/Sh)	Awards

Lyle R. Knight	5/15/2009	—	529,993	596,224	—	—	$529,993
Terrill R. Moore	5/15/2009	37,995	88,804	101,469	6,100	$15.25	$94,980
Edward Garding	5/15/2009	37,772	88,208	100,799	6,052	$15.25	$94,336
Gregory A. Duncan	5/15/2009	38,219	89,250	101,991	6,124	$15.25	$95,451
Julie G. Castle	5/15/2009	31,514	73,531	83,962	5,044	$15.25	$78,638

(1)	This represents the time restricted stock which vest one-third on each anniversary of the grant date.

(2)	This represents the performance restricted stock that are expected to vest on December 31, 2010 or 2011, based upon achievement of specified performance conditions and continued employment, and time restricted stock that vest at a rate of 33% each year through March 2, 2012, contingent on continued employment.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards				Stock Awards
							Equity	Equity Incentive
							Incentive Plan	Plan Awards;
						Market	Awards;	Market Value or
	Number of	Number of				Value of	Number of	Payout Value of
	Securities	Securities			Number of	Shares or	Unearned	Unearned
	Underlying	Underlying			Shares or	Units of	Shares, Units	Shares, Units or
	Unexercised	Unexercised	Option		Units of Stock	Stock	or Other	Other Rights
	Options	Options (#)	Exercise	Option	That Have	That Have	Rights That	That Have Not
	Exercisable	Unexercisable	Price	Expiration	Not Vested	Not	Have Not	Vested
Name	(#)	(1)	($)	Date	(#)(2)	Vested ($)	Vested (#)(3)	($)

Lyle R. Knight	14,000		$11.25	11/14/2012
	50,000		11.25	1/29/2013
	50,000		12.38	2/4/2014
	60,000		13.88	2/3/2015
	60,000		17.00	1/26/2016
	54,300	18,100	20.63	1/25/2017
	36,200	36,200	20.88	2/15/2018
					0	$0	28,456	$437,511
Terrill R. Moore	16,000		$10.50	2/1/2012
	16,000		11.25	1/29/2013
	16,000		12.38	2/4/2014
	18,000		13.88	2/3/2015
	18,000		17.00	1/26/2016
	13,500	4,500	20.63	1/25/2017
	9,000	9,000	20.88	2/15/2018
	0	6,100	15.25	5/15/2019
					2,040	31,365	2,728	41,943
Edward Garding	13,200		$10.50	3/16/2011
	18,000		13.88	2/3/2015
	18,000		17.00	1/26/2016
	13,500	4,500	20.63	1/25/2017
	9,000	9,000	20.88	2/15/2018
	0	6,052	15.25	5/15/2019
					2,028	31,180	2,708	41,636
Gregory A. Duncan	10,000	10,000	$21.19	5/24/2018
	0	6,124	15.25	5/15/2019
					2,052	31,549	2,740	42,128
Julie G. Castle	15,000	5,000	$22.25	7/2/2017
	6,000	6,000	20.88	2/15/2018
	0	5,044	15.25	5/15/2019
					1,692	26,015	2,256	34,686

(1)	All options granted in 2009 vest at a rate of 33% upon each anniversary of the grant date. All options granted prior to 2009 vest at a rate of 25% upon grant and 25% each year thereafter.

(2)	Represents all time restricted stock that vests at a rate of 33% each year through March 2, 2012, contingent on continued employment.

(3)	Represents all performance restricted stock that is expected to vest either on December 31, 2010 or 2011 based upon achievement of specified performance conditions and continued employment.

Option Exercises and Stock Vested in Fiscal Year 2009

	Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	On Exercise
Name	(#)	($)(1)

Lyle R. Knight	0	0
Terrill R. Moore	39,600	321,750
Edward Garding	48,000	411,000
Gregory A. Duncan	0	0
Julie G. Castle	0	0

(1)	The amounts in the Value Realized On Exercise column reflect the difference between the stock option exercise price and the minority appraised value of our previously-existing common stock on the date of exercise, based upon the most recent quarterly appraisal existing at such time.

Nonqualified Deferred Compensation

Pursuant to our nonqualified deferred compensation plan described above under “—Deferred Compensation Plans,” certain executives, including the named executive officers, may defer a portion of base salary and bonus. Deferral elections are made by eligible executives during the last quarter of each year for amounts to be earned, or granted with regard to long-term stock grants, in the following year.

Earnings depend on the performance of the specific mutual funds in which the executive invests. Benefits under the plan are generally not paid until the beginning of the year following retirement or termination. Benefits can be received either as a lump sum payment or in annual installments.

		Registrant			Aggregate
	Executive	Contribution in	Aggregate	Aggregate	Balance
	Contributions in	Last Fiscal	Earnings	Withdrawals/	At Last
	Last Fiscal Year	Year	In Last Fiscal Year	Distributions	Fiscal Year End
Name	($)(1)	($)(2)	($)	($)	($)

Lyle R. Knight	179,982	37,899	386,706	—	1,928,771
Terrill R. Moore	21,962	1,511	59,307	—	353,818
Edward Garding	—	2,421	584	—	4,021
Gregory A. Duncan	—	—	—	—	—
Julie G. Castle	56,534	5,549	38,986	—	148,434

(1)	The amounts in the Executive Contributions in Last Fiscal Year column are included as salary and/or bonus for each of the named executive officers in the summary compensation table.

(2)	The amounts in the Registrant Contribution in Last Fiscal Year column are included as other compensation for each of the named executive officers in the summary compensation table.

Potential Payments upon Termination or Change of Control

The amount of compensation payable to the named executive officers upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executives is explained below. The amounts shown assume that such termination was effective as of December 31, 2009 and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of separation.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	salary;

•	grants and awards received under our equity plans, subject to the vesting and other terms applicable to such grants and awards;

•	amounts contributed and vested under our profit sharing plan and deferred compensation plan; and

•	unused paid time off.

At its discretion, the Board may authorize payment of a bonus on a pro rata or other basis, if at all. The Board may also accelerate the vesting of any unexercisable stock options or restricted stock awards outstanding at the time of termination. The amounts regarding applicable salaries, stock options, restricted stock awards, bonuses and deferred compensation for the most recent fiscal year ended December 31, 2009 are contained in the various tables included above.

Severance Payments

Except for the benefits listed under the heading “—Payments Made Upon Termination” above, the named executive officers are not entitled to any other severance benefits.

Payments Made Upon Retirement

In the event of retirement, the named executive officers would be entitled to the benefits listed under the heading “—Payments Made Upon Termination” above.

Payments Made Upon Death

In the event of death, in addition to the benefits listed under the heading “—Payments Made Upon Termination” above, the estates or other beneficiaries of the named executive officers are entitled to receive benefits under our group life insurance plan equal to the lesser of (1) 2.5 times their respective base salary and (2) $300,000. For all named executive officers, the applicable amount would be $300,000. Additional benefits are available under our split-dollar plan pursuant to which the estates or other beneficiaries of Messrs. Knight, Garding and Moore would also be entitled to receive benefits equal to the lower of the net insurance amount or three times their respective base salary as follows: Mr. Knight, $1,637,000; Mr. Garding, $780,000; and Mr. Moore, $786,000.

Payments Made Upon Disability

In the event of disability, in addition to the benefits listed under the heading “—Payments Made Upon Termination” above, the named executive officers are entitled to receive benefits under our group disability plan which generally provides for 50% of salary up to a maximum of $10,000 per month. For all named executive officers, the applicable amount would be $10,000 per month. Additional benefits are available under individual disability policies we maintain for each named executive officer. Under these individual policies, the named executive officers would be entitled to receive 60% of salary up to a maximum of $13,000 per month. Under the group disability plan and individual policies combined, each named executive officer would be entitled to receive a total of $13,000 per month. The individual policies also contain provisions governing catastrophic disabilities and conversion to long-term care.

Payments Made Upon a Change of Control

The named executive officers are not entitled to any payment resulting from a change in control.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required by us with respect to members of the Board.

During 2009, each director, other than Lyle R. Knight, received an annual retainer valued at $15,000. Directors may elect to receive all or a portion of their annual retainer in the form of cash, common stock or stock options. Each director, other than Lyle R. Knight, received fees of $1,000 per board meeting attended and $750 per committee meeting attended. Committee chairs also received an additional annual retainer valued at $7,500. Directors are entitled to receive nominal fees if they serve on the advisory boards of our branch banking offices or fulfill limited or special assignments in their capacity as members of the Board.

Thomas W. Scott received a retainer of $375,000 for his services as chairman of the Board and James R. Scott received a retainer of $225,000 for services as vice chairman of the Board. These retainers were in lieu of all director fees and other retainers described above.

Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings. Directors are also eligible for the group medical insurance coverage at the director’s option. Under our deferred compensation plan, directors may elect to defer any portion of director’s fees until an elective distribution date or the director’s retirement, disability or death.

In addition, all directors, other than Messrs. Thomas W. Scott, James R. Scott and Lyle R. Knight, elected at or continuing as a director after the 2009 annual meeting of stockholders were granted an additional amount of stock options valued at $12,250. The target used to establish the number of options granted at that value was the Black-Scholes option pricing model with expected volatility based on peer group volatility and a 10 year life. Because there has been no established trading market for our stock, the committee believes using peer group volatility has resulted in a more representative value of our stock for compensation purposes over the years.

Director Compensation Table

The table below summarizes the compensation paid by us to directors for the fiscal year ended December 31, 2009.

	Fees Earned	Stock	Options
	or Paid in	Awards	Awards	Total
Name	Cash ($)	($)(1)	($)(2)	($)

Thomas W. Scott	$375,000	$—	$—	$375,000
James R. Scott	225,000	—	—	225,000
Lyle R. Knight(3)	—	—	—	—
Elouise C. Cobell(4)	2,000	—	—	2,000
Steven J. Corning(5)	43,750	—	1,985	45,735
David H. Crum(5)	44,500	—	1,985	46,485
Richard A. Dorn(4)(5)	7,650	—	—	7,650
William B. Ebzery(5)	48,600	—	1,985	50,585
Charles E. Hart, M.D., M.S.	19,000	14,945	1,985	35,930
James W. Haugh(5)	41,500	—	1,985	43,485
Charles Heyneman(6)	34,750	—	1,985	36,735

	Fees Earned	Stock	Options
	or Paid in	Awards	Awards	Total
Name	Cash ($)	($)(1)	($)(2)	($)

Ross E. Leckie(5)	13,000	22,448	1,985	37,433
Terry W. Payne(5)	37,600	—	1,985	39,585
Jonathan R. Scott(7)	31,750	5,978	1,985	39,713
Julie A. Scott	14,250	—	4,415	18,665
Randall I. Scott(5)	41,650	—	1,985	43,635
Michael J. Sullivan(5)	40,750	—	1,985	42,735
Sandra A. Scott Suzor	34,750	—	1,985	36,735
Martin A. White	32,250	—	1,985	34,235

(1)	The amounts in the Stock Awards column reflect the minority appraised value of our common stock on the date of issuance, based upon the most recent quarterly appraisal existing at such time.

(2)	The amounts in the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2009, computed in accordance with FASB ASC Topic 718, of stock options granted in 2009, all of which were immediately exercisable on the date of grant. For information and assumptions related to the calculation of these amounts, see Notes 1 and 18 of the Notes to Consolidated Financial Statements. Because of the limited number of stock options granted to non-employee directors, all of which are fully exercisable, the number of outstanding options held by the directors at December 31, 2009 was not materially different from the amounts reflected in the relevant footnotes to the beneficial ownership table and the notes thereto included under the heading “Principal Stockholders.”

(3)	Mr. Knight receives no compensation for serving as a director, but is compensated in his capacity as our president and CEO.

(4)	Each of Elouise C. Cobell and Richard A. Dorn served as directors until May 2009.

(5)	Includes fees received for membership on the advisory boards of certain of our branch banking offices or additional director fees for limited or special assignments. For the year ended December 31, 2009, Mr. Crum, Mr. Haugh and Mr. Sullivan each received fees totaling $3,000; Mr. Ebzery and Mr. Payne each received fees totaling $3,600; Mr. Dorn and Mr. Randall Scott each received fees totaling $2,400; Mr. Corning received fees totaling $2,250; and Mr. Leckie received fees totaling $3,750.

(6)	Mr. Heyneman was also compensated as an employee of ours with a salary and bonus in the total amount of $89,000 for the year ended December 31, 2009, which amount is not reflected in the table above.

(7)	Mr. Jonathan Scott was also compensated as an employee of ours with a salary and bonus in the total amount of $119,420 for the year ended December 31, 2009. During 2009, in addition to options granted as a director, Mr. Scott was granted stock options to purchase 1,720 shares of our previously-existing common stock at a purchase price of $15.25. The aggregate grant date fair value for the period presented, in accordance with FASB ASC Topic 718, for these stock options granted to Mr. Scott as an employee was $1,742. For information and assumptions related to the calculation of this amount, see Notes 1 and 18 of the Notes to the Consolidated Financial Statements included in this prospectus. Neither the salary and bonus amount nor the stock option dollar amount is reflected in the table above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We conduct banking transactions in the ordinary course of business with related parties, including directors, executive officers, stockholders and their associates, on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that do not involve more than a normal risk of collectability or present other unfavorable features.

Certain of our executive officers and directors and certain entities and individuals related to such persons, incurred indebtedness in the form of loans, as customers, of $23.8 million as of December 31, 2009, $25.0 million as of December 31, 2008, and $25.0 million as of December 31, 2007. New loans and advances on existing loans were $13.2 million in 2009, $20.0 million in 2008, and $28.2 million in 2007, and loan repayments totaled $10.3 million in 2009, $19.8 million in 2008, and $25.7 million in 2007. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us and are allowable under the Sarbanes-Oxley Act of 2002. Additionally, loans of $4.1 million in 2009, $193,000 in 2008, and $300,000 in 2007 were removed due to changes in related parties from the prior year.

We purchase property, casualty and other insurance through an agency in which Terry W. Payne, one of our directors, has a controlling ownership interest. We paid insurance premiums to the agency of $830,000 in 2009, $649,000 in 2008, and $340,000 in 2007.

We lease an aircraft from an entity wholly-owned by Thomas W. Scott, the chairman of the Board. Under the terms of the lease, we pay a fee for each flight hour plus certain third-party operating expenses related to aircraft. We paid the entity $230,000 in 2009, $143,000 in 2008, and $168,000 in 2007 for our use of the aircraft. In addition, we paid third-party operating expenses of $66,000 in 2009, $315,000 in 2008, and $325,000 in 2007. We recovered a portion of these third-party operating expenses as noted below. We lease to Mr. Scott’s related entity a portion of our aircraft hanger and provide pilot services to such entity. We received payments from the related entity of $129,000 in 2009, $140,000 in 2008, and $161,000 in 2007 for aircraft hanger use, pilot fees and reimbursement of certain third-party operating expenses related to Mr. Scott’s personal use of the aircraft.

We purchase investor relations and stockholder communication services from SFS in which seven of our directors, including Thomas W. Scott, James R. Scott, Charles M. Heyneman, Sandra A. Scott Suzor, Julie A. Scott, Jonathan R. Scott and Randall I. Scott, have an aggregate ownership interest of 17.1%, and in which James R. Scott is chairman. These services facilitate the effective exchange of information with over 70 Scott family beneficial stockholders and include strategic planning, business education and corporate governance consultation for our Scott family directors, employees and stockholders, thereby aligning our mutual interests. We paid SFS $342,000 in 2009, $415,000 in 2008 and $337,000 in 2007 for these services. Effective January 1, 2010, we entered into a renewable three-year agreement with SFS to continue these services for the annual fee of $350,000. Either party may terminate the agreement upon ninety days’ written notice. We also reimburse SFS for certain costs incurred on our behalf, primarily office costs of the vice chairman of the Board and the First Interstate BancSystem Foundation. The reimbursements totaled $81,000 in 2009, $97,000 in 2008, and $47,000 in 2007. SFS reimburses us for all salaries, wages and employee benefits expenses of its personnel that are incurred by us on behalf of SFS, for which we received $338,000 in 2009, $429,000 in 2008, and $401,000 in 2007.

In 2008, we purchased property in Billings, Montana, to build a new operations center. One of the parcels of property purchased for this project was owned by Richard A. Dorn, who was one of our directors at the time. An unrelated local developer purchased the property from Mr. Dorn immediately prior to selling the property to us for $1.3 million. Mr. Dorn’s term of office expired in May 2009.

Conflict of Interest Policy

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under our code of personal conduct, all employees, including executive officers, are expected to avoid conflicts of interest. Pursuant to our code of ethics for the chief executive officer and senior finance officers, such officers are prohibited from engaging in activities that are or may appear to be a conflict of interest unless a specific, case-by-case exception has first been reviewed and approved by the Board. All of our directors are subject to our Board’s governance standards that include a code of ethics and conduct guide requiring the directors to avoid conflicts of interest.

On January 28, 2010, our Board adopted a related person transaction policy that is applicable to our executive officers, directors and certain entities and individuals related to such persons. The policy generally provides that we will not enter into any transaction or series of transactions in excess of $120,000 with related parties unless such transaction(s) are (1) reviewed after disclosure of the relevant facts and circumstances, including any benefits to the company and the terms of any comparable products or services provided by unrelated third parties, and (2) determined to be in the best interests of our company and our stockholders, as approved by the independent directors of our governance & nominating committee. The policy also provides that the chairman of such committee, who is an independent director, has delegated authority to approve such transaction(s) in certain circumstances, subject to ratification by the independent directors. The policy does not apply to loan and credit transactions to directors and executive officers that are covered by Regulation O adopted by the Federal Reserve.

Subsequent to adoption of the related person transaction policy, all of the ongoing related party transactions described above were reviewed and approved by the independent directors of the governance & nominating committee in accordance with the policy.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock at February 28, 2010 and as adjusted to reflect the sale of Class A common stock offered in this offering, for

•	each person who we know beneficially owns more than five percent of our common stock,

•	each of our directors,

•	each of our named executive officers, and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each five percent or more beneficial owner listed in the table is c/o First Interstate BancSystem, Inc., 401 North 31st Street, Billings, Montana 59116.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We are not aware of any intent to convert shares of Class B common stock into shares of Class A common stock by any of the stockholders identified in the following table.

Applicable percentages as of February 28, 2010 are based on no shares of Class A common stock and 31,243,292 shares of Class B common stock outstanding. For purposes of applicable percentages after this offering, we have assumed that 10,000,000 shares of Class A common stock and 31,243,292 shares of Class B common stock will be outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class B common stock subject to options held by that person that were exercisable on or within 60 days of February 28, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

				Shares Beneficially Owned
	Shares Beneficially Owned			After Offering
	Prior to Offering			Shares of
	Class B		% Total	Class B	% Total	% Total
Name of	Common Stock		Voting	Common	Common	Voting
Beneficial Owner	Shares	%	Power(1)	Stock	Stock(2)	Power(1)

Officers and Directors
James R. Scott(3)	5,070,484	16.22	16.22	5,070,484	12.29	15.25
Randall I. Scott(4)	4,442,412	14.22	14.22	4,442,412	10.77	13.36
Thomas W. Scott(5)	2,904,212	9.25	9.25	2,904,212	7.04	8.74
Julie A. Scott(6)	1,003,632	3.21	3.21	1,003,632	2.43	3.02
Jonathan R. Scott(7)	948,588	3.04	3.04	948,588	2.30	2.85
Lyle R. Knight(8)	720,700	2.28	2.28	720,700	1.75	2.17
Sandra A. Scott Suzor(9)	293,696	*	*	293,696	*	*
Terrill R. Moore(10)	199,420	*	*	199,420	*	*
Edward Garding(11)	188,676	*	*	188,676	*	*
Terry W. Payne(12)	173,096	*	*	173,096	*	*
Charles M. Heyneman(13)	147,548	*	*	147,548	*	*
William B. Ebzery(14)	137,860	*	*	137,860	*	*
David H. Crum(15)	58,052	*	*	58,052	*	*
James W. Haugh(16)	50,900	*	*	50,900	*	*
Julie G. Castle(17)	41,432	*	*	41,432	*	*
Michael J. Sullivan(18)	35,408	*	*	35,408	*	*
Martin A. White(19)	26,156	*	*	26,156	*	*
Gregory A. Duncan(20)	27,372	*	*	27,372	*	*
Ross E. Leckie(21)	17,432	*	*	17,432	*	*
Steven J. Corning(22)	15,208	*	*	15,208	*	*
Charles E. Hart, M.D., M.S.(23)	10,844	*	*	10,844	*	*
All executive officers and directors as a group (21 persons)(24)	16,513,128	51.25	51.25	16,513,128	40.04	49.67

5% Security Holders
First Interstate Bank(25)	4,510,212	14.44	14.44	4,510,212	10.94	13.57
Homer A. Scott, Jr.(26)	2,807,300	8.99	8.99	2,807,300	6.81	8.44
John M. Heyneman, Jr.(27)	1,723,156	5.52	5.52	1,723,156	4.18	5.18

*	Less than 1% of the common stock outstanding.

(1)	Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock is entitled to five votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(2)	Percentage total common stock represents the percentage of total shares of Class A and Class B common stock combined.

(3)	Includes 2,211,036 shares owned beneficially as managing partner of J.S. Investments Limited Partnership, 35,240 shares owned beneficially as President of the James R. and Christine M. Scott Family Foundation, 75,852 shares owned beneficially as conservator for a Scott family member, 4,324 shares owned beneficially as trustee for a Scott family member, 362,216 shares owned beneficially as a board member of Foundation for Community Vitality, a non-profit organization, 17,764 shares owned through our profit sharing plan and 16,056 shares issuable under stock options.

(4)	Includes 3,795,676 shares owned beneficially as managing general partner of Nbar5 Limited Partnership, 45,088 shares owned beneficially as general partner of Nbar5 A Limited Partnership,

429,180 shares owned beneficially as trustee for Scott family members, 9,648 shares owned through our profit sharing plan and 15,836 shares issuable under stock options.

(5)	Includes 23,076 shares owned through our profit sharing plan and 147,808 shares issuable under stock options.

(6)	Includes 27,404 shares owned beneficially as co-trustee for Scott family members and 28,520 shares issuable under stock options.

(7)	Includes 67,188 shares owned beneficially as co-trustee for Scott family members and 16,620 shares issuable under stock options.

(8)	Includes 6,944 shares owned through our profit sharing plan and 360,700 shares issuable under stock options.

(9)	Includes 6,384 shares issuable under stock options.

(10)	Includes 16,572 shares owned through our profit sharing plan and 115,500 shares issuable under stock options.

(11)	Includes 19,056 shares owned through our profit sharing plan and 80,700 shares issuable under stock options.

(12)	Includes 33,096 shares issuable under stock options.

(13)	Includes 3,492 shares owned through our profit sharing plan and 13,144 shares issuable under stock options.

(14)	Includes 34,024 shares issuable under stock options.

(15)	Includes 36,796 shares held in trust for Crum family members and 21,256 shares issuable under stock options.

(16)	Includes 15,836 shares issuable under stock options.

(17)	Includes 4,204 shares owned through our profit sharing plan and 24,000 shares issuable under stock options.

(18)	Includes 15,836 shares issuable under stock options.

(19)	Includes 10,744 shares issuable under stock options.

(20)	Includes 292 shares owned through our profit sharing plan and 10,000 shares issuable under stock options.

(21)	Includes 1,960 shares issuable under stock options.

(22)	Includes 4,464 shares issuable under stock options.

(23)	Includes 4,464 shares issuable under stock options.

(24)	Includes an aggregate of 101,408 shares owned through our profit sharing plan and 976,948 shares issuable under stock options.

(25)	Includes 1,897,180 shares that may be deemed to be beneficially owned as trustee of our profit sharing plan, 2,547,000 shares that may be deemed to be beneficially owned as trustee for Scott family members and 66,032 shares that may be deemed to be beneficially owned as trustee for others. Shares owned beneficially by First Interstate Banc, as trustee, may also be owned beneficially by participants in our profit sharing plan, certain Scott family members and others.

(26)	Includes 28,836 shares owned through our profit sharing plan and 16,056 shares issuable under stock options.

(27)	Includes 1,155,792 shares owned beneficially as managing general partner of Towanda Investments, Limited Partnership and 429,180 shares owned beneficially as trustee for Scott family members.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the material rights of our capital stock and related provisions of our amended and restated articles of incorporation, or articles, and amended and restated bylaws, or bylaws. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our articles and bylaws, which we have included as exhibits to the registration statement of which this prospectus is a part.

Our articles provide for two classes of common stock: Class A common stock, which has one vote per share, and Class B common stock, which has five votes per share. Class B common stock is convertible into Class A common stock as described below.

Our authorized capital stock consists of 200,100,000 shares, each with no par value per share, of which:

•	100,000,000 shares are designated as Class A common stock;

•	100,000,000 shares are designated as Class B common stock; and

•	100,000 shares are designated as preferred stock.

At February 28, 2010, we had issued and outstanding no shares of Class A common stock, 31,243,292 shares of Class B common stock and 5,000 shares of preferred stock that have been designated as Series A preferred stock. At February 28, 2010, we also had outstanding stock options to purchase an aggregate of 3,775,396 shares of our Class B common stock. At February 28, 2010, there were approximately 750 record holders of our outstanding shares of common stock.

Approximately 92% of our common stock is currently subject to stockholder agreements that give us a right of first refusal to repurchase the restricted stock. Upon completion of this offering, these stockholder agreements will be terminated. Members of the Scott family, however, will continue to be governed by a stockholder agreement that provides a right of first refusal to purchase shares of common stock from other family members desiring to sell or transfer their shares.

Our common stock is uncertificated.

Common Stock

Voting.  The holders of our Class A common stock are entitled to one vote per share and the holders of our Class B common stock are entitled to five votes per share on any matter to be voted upon by the stockholders. Holders of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law.

The holders of common stock are not be entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Dividends.  The holders of our Class A common stock and Class B common stock are entitled to share equally in any dividends that our Board may declare from time to time from legally available funds and assets, subject to limitations under Montana law and the preferential rights of holders of any outstanding shares of preferred stock. If a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock will be entitled to receive Class A common stock, or rights to acquire Class A common stock, as the case may be and the holders of Class B common stock will be entitled to receive Class B common stock, or rights to acquire Class B common stock, as the case may be. See “Dividend Policy—Dividend Restrictions.”

Liquidation.  Upon any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of our company, the holders of our Class A common stock and Class B common stock are entitled to share equally, on a per share basis, in all our assets available for distribution, after payment to creditors and subject to any prior distribution rights granted to holders of any outstanding shares of preferred stock.

Conversion.  Our Class A common stock is not convertible into any other shares of our capital stock. Any holder of Class B common stock may at any time convert his or her shares into shares of Class A common stock on a share-for-share basis. The shares of Class B common stock will automatically convert into shares of Class A common stock on a share-for-share basis:

•	when the aggregate number of shares of our Class B common stock is less than 20% of the aggregate number of shares of our Class A common stock and Class B common stock then outstanding; or

•	upon any transfer, whether or not for value, except for transfers to the holder’s spouse, certain of the holder’s relatives, the trustees of certain trusts established for their benefit, corporations and partnerships wholly-owned by the holders and their relatives, the holder’s estate and other holders of Class B common stock.

The Class B common stock is not and will not be listed on the NASDAQ Stock Market or any other exchange. Therefore, no trading market is expected to develop in the Class B common stock.

Once converted into Class A common stock, the Class B common stock cannot be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Other than in connection with dividends and distributions, subdivisions or combinations, or certain other circumstances, we are not authorized to issue additional shares of Class B common stock.

Preemptive or Similar Rights.  Class A and Class B common stock do not have any preemptive rights.

Fully Paid and Non-Assessable.  All the outstanding shares of Class A common stock and Class B common stock and the shares of Class A common stock offered by us in this offering will be fully paid and non-assessable.

Preferred Stock

Our Board is authorized, without approval of the holders of Class A common stock or Class B common stock, to provide for the issuance of preferred stock from time to time in one or more series in such number and with such designations, preferences, powers and other special rights as may be stated in the resolution or resolutions providing for such preferred stock. Our Board may cause us to issue preferred stock with voting, conversion and other rights that could adversely affect the holders of Class A common stock or Class B common stock or make it more difficult to effect a change in control.

In connection with the First Western acquisition in January 2008, our Board authorized the issuance of 5,000 shares of 6.75% Series A noncumulative redeemable preferred stock, which ranks senior to our Class A common stock and Class B common stock with respect to dividend and liquidation rights. The Series A preferred stock has no voting rights. Holders of the Series A preferred stock are entitled to receive, when and if declared by the Board, noncumulative cash dividends at an annual rate of $675 per share (based on a 360 day year). In the event full dividends are not paid for three consecutive quarters, the Series A preferred stock holders are entitled to elect two members to our Board. The Series A preferred stock is subject to indemnification obligations and set-off rights pursuant to the purchase agreement entered into at the time of the First Western acquisition. We may, at our option, redeem all or any part of the outstanding Series A preferred stock at any time after January 10, 2013, subject to certain conditions, at a price of $10,000 per share plus accrued but unpaid dividends at the date fixed for redemption. The Series A preferred stock may be redeemed prior to January 10, 2013 only in the event we are entitled to exercise our set-off rights pursuant to the First Western purchase agreement. After January 10, 2018, the Series A preferred stock may be converted, at the option of the holder, into shares of our Class B common stock at a ratio of 320 shares of Class B common stock for every one share of Series A preferred stock. Prior to conversion of the Series A preferred stock, holders are required to enter into stockholder agreements that contain transfer restrictions with respect to our Class B common stock.

Anti-Takeover Considerations and Special Provisions of our Articles, Bylaws and Montana Law

Articles and Bylaws.  The Montana Business Corporation Act, or the Montana Act, authorizes a corporation’s board of directors to make various changes of an administrative nature to its articles of incorporation. Other amendments to a corporation’s articles of incorporation must be recommended to the stockholders by the Board, unless the Board determines that because of a conflict of interest or other special circumstances it should make no recommendation, and must be approved by (1) a majority of all votes entitled to be cast by any voting group, with respect to an amendment that would create dissenters’ rights and (2) the number of votes required under the Montana Act by every other voting group entitled to vote on the amendment. Pursuant to the Montana Act, an amendment to our articles of incorporation that changes a quorum or voting requirement must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the requirements then in effect or proposed, whichever is greater.

A number of provisions of our articles and bylaws concern matters of corporate governance and the rights of our stockholders. Certain of these provisions may have an anti-takeover effect by discouraging takeover attempts not first approved by our Board, including takeovers which may be considered by some of our stockholders to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of our Class A common stock, which may result from actual or rumored takeover attempts, may be inhibited. Such provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be viewed by our stockholders as beneficial to their interests. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be viewed by our stockholders as beneficial to their interests and could potentially depress the market price of our common stock. Our Board believes that these provisions are appropriate to protect our interests and the interests of our stockholders.

Preferred Stock.  Our Board may from time to time authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our charter and limitations prescribed by law and the rules of the NASDAQ Stock Market, if applicable, the Board is authorized to adopt resolutions to issue preferred stock, establish or change the number of shares constituting any series of preferred stock and provide or change the voting powers, designations, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation, dissolution and winding-up preferences, in each case without any action or vote by our stockholders.

One of the effects of undesignated preferred stock may be to enable our Board to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our Class A and Class B common stockholders by, among other things:

•	restricting dividends on either or both classes of common stock;

•	diluting the voting power of either or both classes of common stock;

•	impairing the liquidation rights of either or both classes of common stock;

•	delaying or preventing a change in control without further action by the stockholders; or

•	decreasing the market price of either or both classes of common stock.

Meetings of Stockholders.  Our bylaws provide that annual meetings of our stockholders shall be held at such time as is determined by the Board for the purpose of electing directors and for the transaction of any other business as may come before the meeting. Special meetings of stockholders may be called by (1) the Board, (2) the Chairman of the Board, (3) the CEO (or in the absence of the CEO, the President) or (4) a holder, or a group of holders, of common stock holding more than 10% of the total voting power of the outstanding shares of Class A common stock and Class B common stock voting together as a single class.

Advance Notice Provisions.  Our bylaws provide that nominations for directors may not be made by stockholders at any special meeting thereof unless the stockholder intending to make a nomination notifies us of its intention a specified number of days in advance of the meeting and furnishes to us certain information regarding itself and the intended nominee. Our bylaws also require a stockholder to provide written demand to the secretary and must describe the purpose for which the special meeting is to be held. Only business within the purposes described in the notice of the meeting may be conducted at a special meeting. These provisions could delay stockholder actions that are favored by the holders of a majority of our outstanding stock until the next stockholders’ meeting. Regardless of whether the meeting is a an annual or special meeting of the stockholders, notice must be given if the purpose of the meeting is for the stockholders to consider (1) a proposed amendment to or restatement of the articles of incorporation; (2) a plan of merger or stock exchange; (3) the sale, lease, exchange, or other disposition of all, or substantially all, of the property of the company not in the usual or regular course of business; (4) the dissolution of the Company; or (5) the removal of a director.

Filling of Board Vacancies; Removal.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by the stockholders may be filled by the stockholders. If the stockholders fail or are unable to fill the vacancy, then and until the stockholders act, the Board may fill the vacancy or if directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of all directors remaining in office. Each such director will hold office until the next election of directors and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal. Stockholders may remove one or more directors at a meeting of stockholders if the notice of meeting states that a purpose of the meeting is the removal of one or more directors. Any director or the entire Board may only be removed, with or without cause, by a vote of holders of a majority of the stock entitled to vote at an election of directors.

Amendment of the Bylaws.  Our bylaws provide that, except as otherwise provided by law, the articles or by specific provisions of the bylaws, the bylaws may be adopted, amended or repealed by the Board. The bylaws may be adopted, amended or repealed by our Board or our stockholders at any annual or regular meeting, or at any special meeting if notice of the adoption, amendment or repeal or is given in the notice of the meeting.

Change in Control.  Our articles provide for certain voting thresholds needed to consummate a change in control transaction, such as the sale of substantially all of our assets, a merger or other similar transaction. Accordingly, we will not be able to consummate a change in control transaction without obtaining the greater of (1) a majority of the voting power of the issued and outstanding shares of capital stock then entitled to vote on such transaction, voting together as a single class, and (2) 66 2/3% of the voting power of the shares of capital stock present in person or represented by proxy at a stockholder meeting called to consider such transaction and entitled to vote thereon voting together as a single class.

Montana Law.  The Montana Act does not contain any anti-takeover provisions imposing specific requirements or restrictions on transactions between a corporation and significant stockholders.

Dual Class Structure

As discussed above, our Class B common stock will be entitled to five votes per share, while our Class A common stock will be entitled to one vote per share. Following this offering, members of the Scott family will beneficially own, in the aggregate, approximately 79% of our outstanding shares of Class B common stock, representing approximately 60% of the outstanding shares of our common stock and approximately 75% of the total voting power of our outstanding common stock. As a result, the Scott family will be able to exert a significant degree of influence or actual control over our management and affairs and over matters requiring stockholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of our assets and any other significant transaction. Because of our dual class ownership structure, the Scott family will continue to exert a significant degree of influence or actual control over matters requiring stockholder approval, even if they own less than 50% of the outstanding shares of our common stock. The Scott family members have entered into a stockholder agreement giving family members a right of first refusal to purchase shares of common stock that are intended to be sold or transferred, subject to certain exceptions, by other family members. This agreement may have the effect of continuing ownership of the Class B common stock and control by the Scott family. This concentrated control will limit your ability to influence corporate matters and the interests of the Scott family may not always coincide with our interests or your interests. As a result, the Scott family may take actions that you do not believe to be in your interests that could depress our Class A common stock price.

Limitation on Liability and Indemnification of Officers and Directors

The Montana Act provides that a corporation may indemnify its directors and officers. In general, the Montana Act provides that a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as a director or officer, unless limited by the articles of incorporation. Pursuant to the Montana Act, a corporation may indemnify a director or officer, if it is determined that the director engaged in good faith and meets certain standards of conduct. A corporation may not indemnify a director or officer under the Montana Act when a director is adjudged liable to the corporation, or when such person is adjudged liable on the basis that personal benefit was improperly received. The Montana Act also permits a director or officer of a corporation, who is a party to a proceeding, to apply to the courts for indemnification or advancement of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances.

Our articles provide for the indemnification of directors and officers to the fullest extent permitted by Montana law. Our bylaws also provide for the indemnification of directors and officers, including (1) the mandatory indemnification of a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding, (2) the mandatory indemnification of a director or officer if a determination has been made that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, with no reasonable cause to believe such person’s conduct was unlawful, (3) for the reimbursement of reasonable expenses incurred by a director or officer who is party to a proceeding in advance of final disposition of the proceeding, if the standards have been met as set forth in the bylaws. We have also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. The Montana Act provides that a corporation may purchase and maintain insurance on behalf of director or officer of the corporation against liability asserted or incurred against such director or officer, while serving at the request of the corporation in such capacity, or arising from the individual’s status as a director or officer, whether or not the corporation would have power to indemnify the individual against the same liability under the Montana Act.

The Montana Act provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for any actions taken, or any failure to take any action, as a director, except for circumstances involving an improper financial benefit, an intentional harm on the corporation or the stockholders, an unlawful distribution or an intentional violation of criminal law. Our articles limit the personal liability of directors to the fullest extent permitted by Montana law.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and Class B common stock is American Stock Transfer.

Listing

Our Class A common stock has been approved for listing on the NASDAQ Stock Market under the symbol “FIBK.”

SHARES ELIGIBLE FOR FUTURE SALE

Market Information

Prior to this offering, there has been no established public trading market or publicly available quotations for any class of our common stock. Upon completion of this offering, 10,000,000 shares of our Class A common stock will be outstanding (not including recent conversions of Class B common stock to Class A common stock), or 11,500,000 shares of our Class A common stock if the underwriters’ option is exercised in full. The 10,000,000 shares of Class A common stock sold in this offering, or 11,500,000 shares of Class A common stock if the underwriters’ option is exercised in full, will be freely tradable without restriction under the Securities Act, except for any shares purchased by one of our “affiliates” as defined in Rule 144 under the Securities Act.

Rule 144

In addition, holders of Class B common stock may at any time convert their shares into shares of Class A common stock on a share-for-share basis. Pursuant to Rule 144 promulgated under the Securities Act, all shares held by non-affiliates that have been issued and outstanding for more than six months are eligible for resale (and shares held by affiliates are eligible for resale up to the volume limitation for each affiliated holder). Future sales of large numbers of shares into a limited trading market or the concerns that those sales may occur could cause the trading price of our Class A common stock to decrease or to be lower than it might otherwise be. Assuming all outstanding shares of Class B common stock are converted into Class A common stock, upon consummation of the offering and subject where applicable to the volume limitation of Rule 144, up to approximately 3,825,752 shares of our Class A common stock could be sold immediately following this offering and approximately 27,417,540 additional shares of our Class A common stock could be sold upon the expiration of the 180-day lock-up period described below. See “Underwriting—Lock-Up Agreements” and “Description of Capital Stock.”

Registration Statements

Additionally, there will be 3,775,396 shares of our Class B common stock issuable upon exercise of stock options outstanding as of February 28, 2010. We have filed or intend to file registration statements on Form S-8 registering the issuance of shares of our Class B common stock issuable upon the exercise of outstanding options and of our Class A common stock issuable in the future pursuant to our equity compensation plans. Shares covered by these registration statements will be available for sale immediately upon issuance, subject to the lock-up arrangements described below, if applicable to the holders of such shares.

Lock-up Arrangements

In connection with this offering, we, our directors, our executive officers and certain of our stockholders have each agreed to enter into lock-up agreements that restrict the sale of our Class A common stock and our Class B common stock for a period of 180 days after the date of this prospectus, subject to an extension in certain circumstances. Barclays Capital Inc., in its sole discretion, may release any of the shares of our common stock subject to these lock-up agreements at any time without notice. See “Underwriting.”

MATERIAL U.S. FEDERAL TAX CONSEQUENCES
TO NON-U.S. STOCKHOLDERS

The following is a general summary of the material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of Class A common stock if you purchase our Class A common stock in this offering, hold our Class A common stock as a capital asset and are a beneficial owner of shares of Class A common stock other than:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	a partnership (or other entity treated as a partnership for U.S. federal income tax purposes);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust that has a valid election in place to be treated as a U.S. person.

This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. income tax laws (such as a “controlled foreign corporation,” “passive foreign investment company,” company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, tax-qualified retirement plan, bank or other financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, financial asset securitization investment trust, trader in securities that elects to use a mark-to-market method of accounting for his, her or its securities holdings, person who holds Class A common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, or former U.S. citizen or resident). This summary does not discuss any aspect of U.S. federal alternative minimum tax, state, local or non-U.S. taxation. This summary is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (“Code”), Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service (“IRS”) and all other applicable authorities as of the date hereof, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the IRS or opinion of counsel with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisor.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL AND/OR TAX ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR CLASS A COMMON STOCK. WE URGE PROSPECTIVE PURCHASERS TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Dividends

In general, any distributions we make to you with respect to your shares of Class A common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent it is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of Class A common stock (but not below zero) and, to the extent it exceeds your basis, as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under the section titled “—Sale or Other Disposition of Class A Common Stock” below.

A lower withholding rate may be available under an applicable income tax treaty. To receive the benefit of a reduced treaty rate, you must provide to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying, under penalties of perjury, that you qualify for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and may be required to be updated periodically. If you do not timely provide us or our paying agent with the required certification, but you qualify for a reduced treaty rate, you may obtain a refund of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to U.S. withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of Class A Common Stock

You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of Class A common stock unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain);

•	you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition, you meet other conditions and you are not eligible for relief under an applicable income tax treaty; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (which we believe we are not and have never been and do not anticipate we will become) and, in the event that our Class A common stock is regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs, you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of Class A common stock, more than 5% of our Class A common stock.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, gain that is effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). If the gain from the sale or disposition of your stock is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. tax or subject to lower rates of U.S. tax under the treaty. If you are described in the second bullet point above, you generally will be subject to U.S. tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain realized, although the gain may be offset by some U.S. source capital losses realized during the same taxable year, provided that you timely file U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of Class A common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those distributions and amounts withheld available to the tax authorities in the country in which you reside or are established pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

Under certain circumstances, the United States imposes backup withholding on dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding on dividends you receive on your shares of Class A common stock if you provide proper certification of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of Class A common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your shares of Class A common stock through the U.S. office of a broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also perform backup withholding on that amount unless you provide appropriate certification to the broker of your status as a non-U.S. person or you are an exempt recipient. Information reporting will also apply if you sell your shares of Class A common stock through a U.S. broker or a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documenting evidence in its records that you are a non-U.S. person and certain other conditions are met or you are an exempt recipient.

The IRS will refund to you or credit against your U.S. federal income tax liability, if any, any amounts withheld with respect to your shares of Class A common stock under the backup withholding rules if the required information is furnished in a timely manner.

Recently enacted legislation would generally impose, effective for payments made after December 31, 2012, a withholding tax of 30% on dividends from, and the gross proceeds of a disposition of, our Class A common stock paid to certain foreign entities unless various information reporting requirements are satisfied.

Estate Tax

Class A common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

CERTAIN ERISA CONSIDERATIONS

Our Class A common stock may be acquired and held by an employee benefit plan subject to Title I of ERISA, or by an individual retirement account or other plan subject to Section 4975 of the Code. A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of our Class A common stock is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that its purchase and holding of our Class A common stock does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or any applicable similar law. Each holder of our Class A common stock who is subject to Section 406 of ERISA, Section 4975 of the Code or any similar law, whom we refer to as a Plan Investor, will be deemed to have represented by its acquisition and holding of our Class A common stock that its acquisition and holding of our Class A common stock does not constitute or give rise to a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any applicable similar law. The sale of any Class A common stock to any Plan Investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan Investors generally or any particular Plan Investor, or that such an investment is appropriate for Plan Investors generally or any particular Plan Investor.

UNDERWRITING

Barclays Capital Inc. is acting as the representative of the underwriters and is the sole book-running manager of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of Class A common stock shown opposite its name below:

Number of
Underwriters	Shares

Barclays Capital Inc.	5,200,000
D.A. Davidson & Co.	2,800,000
Keefe, Bruyette & Woods, Inc.	1,000,000
Sandler O’Neill & Partners, L.P.	1,000,000

Total	10,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of Class A common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of Class A common stock offered hereby (other than those shares of Class A common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the Class A common stock.

	No Exercise	Full Exercise

Per share	$1.015	$1.015
Total	10,150,000	11,672,500

The representative of the underwriters has advised us that the underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.609 per share. After the offering, the representative may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The expenses of the offering that are payable by us are estimated to be $1,750,000 (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of 1,500,000 shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 10,000,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We, subject to certain exceptions, and our directors, our executive officers and certain of our stockholders have agreed that, subject to certain exceptions without the prior written consent of Barclays Capital Inc., we will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the Securities and Exchange Commission and shares of common stock that may be issued upon exercise of any options) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus. With respect to our directors, executive officers and certain stockholders, the foregoing restrictions do not apply to:

(1)	bona fide gifts,

(2)	sales of common stock pursuant to “cashless” exercises of stock options granted pursuant to existing stock incentive compensation plans and in respect of certain tax withholding payments relating to existing stock incentive compensation plans,

(3)	sales of common stock, up to specified amounts, by certain charitable remainder unitrusts that are required to maintain the U.S. federal income tax characteristics of such trusts and

(4)	(i) pledges of shares of common stock that existed prior to the date of this prospectus to secure loans with financial institutions or (ii) certain sales or transfers by any such pledgees.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of a material event, unless such extension is waived in writing by Barclays Capital Inc.

Barclays Capital Inc., in its sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release our common stock and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of our common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of our Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when our Class A common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Stock Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

NASDAQ Stock Market

Our Class A common stock has been approved for listing on the NASDAQ Stock Market under the symbol “FIBK.”

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

If you purchase shares of Class A common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

Certain of the underwriters and/or their affiliates have engaged and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business. They have received and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions.

Selling Restrictions

Public Offer Selling Restrictions Under the Prospectus Directive

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us, or the underwriters.

Selling Restrictions Addressing Additional United Kingdom Securities Laws

This prospectus is only being distributed to and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Switzerland Selling Restrictions

This document, as well as any other material relating to the shares of Class A common stock which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Brazil Selling Restrictions

The securities are offered through a private placement and have not and will not be submitted to the Comissao de Valores Mobiliaros for approval. Documents relating to such offerings, as well as the information contained herein may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the shares of Class A common stock offered by us through this prospectus will be passed upon for us by Holland & Hart LLP, Salt Lake City, Utah. The underwriters are being represented by Simpson Thacher & Bartlett LLP, New York, New York, in connection with the offering.

EXPERTS

McGladrey & Pullen, LLP, an independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on McGladrey & Pullen, LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our Class A common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our Class A common stock that we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet on our website at www.firstinterstatebank.com. Information on our web site is not part of this prospectus.

You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC. The address of the site is www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST INTERSTATE BANCSYSTEM, INC.

Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
First Interstate BancSystem, Inc.

We have audited the accompanying consolidated balance sheets of First Interstate BancSystem, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Interstate BancSystem, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management’s assessment of the effectiveness of First Interstate BancSystem’s internal control over financial reporting as of December 31, 2009 included in Managements’ Report on Internal Control Over Financial Reporting and, accordingly, we do not express an opinion thereon.

/s/ MCGLADREY & PULLEN, LLP

Des Moines, Iowa
February 19, 2010, except for Note 28 as to which the date is March 10, 2010

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31,	2009	2008
	(In thousands, except share data)

Assets
Cash and due from banks	$213,029	$205,070
Federal funds sold	11,474	107,502
Interest bearing deposits in banks	398,979	1,458

Total cash and cash equivalents	623,482	314,030

Investment securities:
Available-for-sale	1,316,429	961,914
Held-to-maturity (estimated fair values of $130,855 and $109,809 at December 31, 2009 and 2008, respectively)	129,851	110,362

Total investment securities	1,446,280	1,072,276

Loans	4,528,004	4,772,813
Less allowance for loan losses	103,030	87,316

Net loans	4,424,974	4,685,497

Premises and equipment, net	196,307	177,799
Goodwill	183,673	183,673
Company-owned life insurance	71,374	69,515
Other real estate owned (“OREO”)	38,400	6,025
Accrued interest receivable	37,123	38,694
Mortgage servicing rights, net of accumulated amortization and impairment reserve	17,325	11,002
Core deposit intangibles, net of accumulated amortization	10,551	12,682
Net deferred tax asset	—	7,401
Other assets	88,164	49,753

Total assets	$7,137,653	$6,628,347

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$1,026,584	$985,155
Interest bearing	4,797,472	4,189,104

Total deposits	5,824,056	5,174,259

Federal funds purchased	—	30,625
Securities sold under repurchase agreements	474,141	525,501
Accounts payable and accrued expenses	44,946	51,290
Accrued interest payable	17,585	20,531
Other borrowed funds	5,423	79,216
Long-term debt	73,353	84,148
Subordinated debentures held by subsidiary trusts	123,715	123,715

Total liabilities	6,563,219	6,089,285

Stockholders’ equity:
Nonvoting noncumulative preferred stock without par value; authorized 100,000 shares; issued and outstanding 5,000 as of December 31, 2009 and December 31, 2008	50,000	50,000
Common stock without par value; authorized 100,000,000 shares; issued and outstanding 31,349,588 shares and 31,550,076 shares as of December 31, 2009 and 2008, respectively (see Note 28)	112,135	117,613
Retained earnings	397,224	362,477
Accumulated other comprehensive income, net	15,075	8,972

Total stockholders’ equity	574,434	539,062

Total liabilities and stockholders’ equity	$7,137,653	$6,628,347

See accompanying notes to consolidated financial statements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Year Ended December 31,	2009	2008	2007
	(In thousands, except per share data)

Interest income:
Interest and fees on loans	$279,985	$305,152	$272,482
Interest and dividends on investment securities:
Taxable	41,978	43,583	42,660
Exempt from federal taxes	5,298	5,913	4,686
Interest on deposits in banks	520	191	1,307
Interest on federal funds sold	253	1,080	4,422

Total interest income	328,034	355,919	325,557

Interest expense:
Interest on deposits	73,226	96,863	99,549
Interest on federal funds purchased	20	1,389	267
Interest on securities sold under repurchase agreements	776	7,694	21,212
Interest on other borrowed funds	1,347	1,741	161
Interest on long-term debt	3,249	4,578	467
Interest on subordinated debentures held by subsidiary trusts	6,280	8,277	4,298

Total interest expense	84,898	120,542	125,954

Net interest income	243,136	235,377	199,603
Provision for loan losses	45,300	33,356	7,750

Net interest income after provision for loan losses	197,836	202,021	191,853

Non-interest income:
Income from the origination and sale of loans	30,928	12,290	11,245
Other service charges, commissions and fees	28,747	28,193	24,221
Service charges on deposit accounts	20,323	20,712	17,787
Wealth management revenues	10,821	12,352	11,734
Investment securities gains, net	137	101	59
Gain on sale of nonbank subsidiary	—	27,096	—
Technology services revenues	—	17,699	19,080
Other income	9,734	10,154	8,241

Total non-interest income	100,690	128,597	92,367

Non-interest expense:
Salaries, wages and employee benefits	113,569	114,024	98,134
Occupancy, net	15,898	16,361	14,741
Furniture and equipment	12,405	18,880	16,229
FDIC insurance premiums	12,130	2,912	444
Outsourced technology services	10,567	4,016	3,116
Mortgage servicing rights amortization	7,568	5,918	4,441
Mortgage servicing rights impairment (recovery)	(7,224)	10,940	1,702
OREO expense, net of income	6,397	215	(81)
Core deposit intangibles amortization	2,131	2,503	174
Other expenses	44,269	46,772	39,886

Total non-interest expense	217,710	222,541	178,786

Income before income tax expense	80,816	108,077	105,434
Income tax expense	26,953	37,429	36,793

Net income	53,863	70,648	68,641
Preferred stock dividends	3,422	3,347	—

Net income available to common shareholders	$50,441	$67,301	$68,641

Basic earnings per common share (see Note 28)	$1.61	$2.14	$2.11
Diluted earnings per common share (see Note 28)	1.59	2.10	2.06

See accompanying notes to consolidated financial statements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

				Accumulated
				Other	Total
	Preferred	Common	Retained	Comprehensive	Stockholders’
	Stock	Stock	Earnings	Income (Loss)	Equity
	(In thousands, except share and per share data)

Balance at December 31, 2006	$—	$45,477	$372,039	$(7,141)	$410,375
Cumulative effect of adoption of new accounting principle related to post-retirement benefits	—	—		(274)	(274)
Comprehensive income:	—
Net income	—	—	68,641	—	68,641
Other comprehensive income, net of tax	—	—	—	5,660	5,660

Total comprehensive income					74,301

Common stock transactions:
1,179,040 common shares purchased and retired	—	(25,887)	—	—	(25,887)
68,992 common shares issued	—	1,497	—	—	1,497
565,060 stock options exercised, net of 85,236 shares tendered in payment of option price and income tax withholding amounts	—	5,074	—	—	5,074
Tax benefit of stock-based compensation	—	2,519	—	—	2,519
Stock-based compensation expense	—	1,093	—	—	1,093
Cash dividends declared:
Common ($0.74 per share)	—	—	(24,255)	—	(24,255)

Balance at December 31, 2007	—	29,773	416,425	(1,755)	444,443
Cumulative effect of adoption of new accounting principle related to deferred compensation and split-dollar life insurance policies	—	—	(633)	—	(633)
Comprehensive income:
Net income	—	—	70,648	—	70,648
Other comprehensive income, net of tax	—	—	—	10,727	10,727

Total comprehensive income					81,375

Preferred stock transactions:
5,000 preferred shares issued	50,000	—	—	—	50,000
Preferred stock issuance costs	—	—	(38)	—	(38)
Common stock transactions:
1,333,572 common shares purchased and retired	—	(27,912)	—	—	(27,912)
617,152 common shares issued	—	11,884	—	—	11,884
242,332 stock options exercised, net of 130,040 shares tendered in payment of option price and income tax withholding amounts	—	1,779	—	—	1,779
Tax benefit of stock-based compensation	—	1,178	—	—	1,178
Stock-based compensation expense	—	911	—	—	911
Transfer from retained earnings to common stock	—	100,000	(100,000)	—	—
Cash dividends declared:
Common ($0.65 per share)	—	—	(20,578)	—	(20,578)
Preferred (6.75% per share)	—	—	(3,347)	—	(3,347)

Balance at December 31, 2008	$50,000	$117,613	$362,477	$8,972	$539,062
Comprehensive income:
Net income	—	—	53,863	—	53,863
Other comprehensive income, net of tax	—	—	—	6,103	6,103

Total comprehensive income					59,966

Common stock transactions:
642,752 common shares purchased and retired	—	(11,052)	—	—	(11,052)
254,156 common shares issued	—	3,813	—	—	3,813
64,136 restricted common shares issued	—	—	—	—	—
299,436 stock options exercised, net of 175,464 shares tendered in payment of option price and income tax withholding amounts	—	144	—	—	144
Tax benefit of stock-based compensation	—	742	—	—	742
Stock-based compensation expense	—	875	—	—	875
Cash dividends declared:
Common ($0.50 per share)	—	—	(15,694)	—	(15,694)
Preferred (6.75% per share)	—	—	(3,422)	—	(3,422)

Balance at December 31, 2009	$50,000	$112,135	$397,224	$15,075	$574,434

See accompanying notes to consolidated financial statements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Year Ended December 31,	2009	2008	2007
	(In thousands)

Cash flows from operating activities:
Net income	$53,863	$70,648	$68,641
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Provisions for loan losses	45,300	33,356	7,750
Depreciation and amortization	22,286	23,622	19,083
Net premium amortization (discount accretion) on investment securities	1,293	728	(2,393)
Net gains on investment securities transactions	(137)	(101)	(59)
Net gains on sales of loans held for sale	(18,315)	(7,068)	(6,701)
Other than temporary impairment of investment securities	—	1,286	—
Gain on sale of nonbank subsidiary	—	(27,096)
Write-down of OREO and equipment pending disposal	5,895	34	164
Net increase (decrease) in valuation reserve for mortgage servicing rights	(7,224)	10,940	1,702
Deferred income tax expense (benefit)	5,547	(7,578)	(2,180)
Earnings on company-owned life insurance policies	(1,859)	(2,439)	(2,371)
Stock-based compensation expense	1,024	911	1,093
Tax benefits from stock-based compensation	742	1,178	2,519
Excess tax benefits from stock-based compensation	(719)	(1,140)	(2,508)
Changes in operating assets and liabilities:
Increase (decrease) in loans held for sale	19,280	(20,039)	(529)
Decrease (increase) in accrued interest receivable	1,571	1,502	(1,302)
Decrease (increase) in other assets	(35,766)	(8,842)	3,672
Increase (decrease) in accrued interest payable	(2,946)	(3,207)	2,232
Increase (decrease) in accounts payable and accrued expenses	(8,043)	10,784	(5,704)

Net cash provided by operating activities	81,792	77,479	83,109

Cash flows from investing activities:
Purchases of investment securities:
Held-to-maturity	(9,910)	(16,831)	(17,995)
Available-for-sale	(868,917)	(341,587)	(1,936,961)
Proceeds from maturities, paydowns and calls of investment securities:
Held-to-maturity	19,785	20,684	15,300
Available-for-sale	493,389	505,870	1,947,408
Net decrease in cash equivalent mutual funds classified as available-for-sale investment securities	—	—	37
Proceeds from sales of mortgage servicing rights, net of acquisitions	2,051	(34)	2,292
Extensions of credit to customers, net of repayments	146,943	(492,297)	(254,240)
Recoveries of loans charged-off	2,392	1,837	2,361
Proceeds from sales of OREO	10,849	623	705
Proceeds from sale of nonbank subsidiary, net of cash payments	—	40,766	—
Capital expenditures, net of sales	(26,393)	(32,852)	(17,957)
Capital contributions to unconsolidated subsidiaries and joint ventures	—	(620)	(1,857)
Acquisition of banks and data services company, net of cash and cash equivalents received	—	(135,706)	—

Net cash used in investing activities	$(229,811)	$(450,147)	$(260,907)

Cash flows from financing activities:
Net increase in deposits	$649,797	$362,931	$290,890
Net increase (decrease) in short-term borrowings	(155,778)	16,189	(123,750)
Borrowings of long-term debt	—	113,500	—
Repayments of long-term debt	(10,795)	(38,107)	(16,456)
Debt issuance costs	(261)	(609)	(225)
Proceeds from issuance of subordinated debentures held by subsidiary trusts	—	20,620	61,857
Preferred stock issuance costs	—	(38)	—
Proceeds from issuance of common stock	3,957	13,663	6,571
Excess tax benefits from stock-based compensation	719	1,140	2,508
Purchase and retirement of common stock	(11,052)	(27,912)	(25,887)
Dividends paid to common stockholders	(15,694)	(20,578)	(24,255)
Dividends paid to preferred stockholders	(3,422)	(3,347)	—

Net cash provided by financing activities	457,471	437,452	171,253

Net increase (decrease) in cash and cash equivalents	309,452	64,784	(6,545)
Cash and cash equivalents at beginning of year	314,030	249,246	255,791

Cash and cash equivalents at end of year	$623,482	$314,030	$249,246

Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$25,813	$35,376	$45,233

Cash paid during the year for interest expense	87,844	121,115	123,722

See accompanying notes to consolidated financial statements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business.  First Interstate BancSystem, Inc. (the “Parent Company” and collectively with its subsidiaries, the “Company”) is a financial and bank holding company that, through the branch offices of its bank subsidiary, provides a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout Montana, Wyoming and western South Dakota. In addition to its primary emphasis on commercial and consumer banking services, the Company also offers trust, employee benefit and investment and insurance services through its bank subsidiaries. The Company is subject to competition from other financial institutions and nonbank financial companies, and is also subject to the regulations of various government agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Presentation.  The Company’s consolidated financial statements include the accounts of the Parent Company and its operating subsidiaries. As of December 31, 2009, the Company’s subsidiaries were First Interstate Bank (“FIB”), First Western Data, Inc. (“Data”), First Interstate Insurance Agency, Inc., Commerce Financial, Inc., FIB, LLC and FIBCT, LLC. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made in the consolidated financial statements for 2008 and 2007 to conform to the 2009 presentation. No changes were made in the current year to previously reported net income or stockholders’ equity.

Merger of Bank Subsidiaries.  On September 25, 2009, the Company merged First Western Bank (“Wall”) and The First Western Bank Sturgis (“Sturgis”) into FIB. Subsequent to the merger, FIB is the Company’s only bank subsidiary.

Sale of Nonbank Subsidiary.  On December 31, 2008, the Company sold its technology services subsidiary, i_Tech Corporation (“i_Tech”). Concurrent with the sale, the Company entered into a service agreement with the purchaser to receive certain technology services previously provided by i_Tech. The assets, liabilities and results of operations and cash flows of i_Tech are not presented as discontinued operations due to the continuation of cash flows between the Company and i_Tech under the terms of the service agreement. Subsequent to the sale, the Company no longer receives technology services revenues from non-affiliated customers of i_Tech.

Equity Method Investments.  The Company has an investment in a joint venture that is not consolidated because the Company does not own a majority voting interest, control the operations or receive a majority of the losses or earnings of the joint venture. This joint venture is accounted for using the equity method of accounting whereby the Company initially records its investment at cost and then subsequently adjusts the cost for the Company’s proportionate share of distributions and earnings or losses of the joint venture.

Variable Interest Entities.  The Company’s wholly-owned business trusts, First Interstate Statutory Trust (“FIST”), FI Statutory Trust I (“Trust I”), FI Capital Trust II (“Trust II”), FI Statutory Trust III (“Trust III”), FI Capital Trust IV (“Trust IV”), FI Statutory Trust V (“Trust V”) and FI Statutory Trust VI (“Trust VI”) are variable interest entities for which the Company is not a primary beneficiary. Accordingly, the accounts of FIST, Trust I, Trust II, Trust III, Trust IV, Trust V and Trust VI are not included in the accompanying consolidated financial statements, and are instead accounted for using the equity method of accounting.

Assets Held in Fiduciary or Agency Capacity.  The Company holds certain trust assets in a fiduciary or agency capacity. The Company also purchases and sells federal funds as an agent. These and other assets held in an agency or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

Use of Estimates.  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses, the valuation of goodwill, other real estate owned, mortgage servicing rights and the fair values of other financial instruments.

Cash and Cash Equivalents.  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold for one day periods and interest bearing deposits in banks with original maturities of less than three months. As of December 31, 2009, the Company had cash of $397,474 on deposit with the Federal Reserve Bank to meet regulatory reserve and clearings requirements. No such reserve requirements existed as of December 31, 2008. In addition, the Company maintained compensating balances with the Federal Reserve Bank of approximately $65,000 as of December 31, 2009 and 2008 to reduce service charges for check clearing services.

Investment Securities.  Investments in debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost. Investments in debt securities that may be sold in response to or in anticipation of changes in interest rates and resulting prepayment risk, or other factors, and marketable equity securities are classified as available-for-sale and carried at fair value. The unrealized gains and losses on these securities are reported, net of applicable income taxes, as a separate component of stockholders’ equity and comprehensive income. Management determines the appropriate classification of securities at the time of purchase and at each reporting date management reassesses the appropriateness of the classification.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for accretion of discounts to maturity and amortization of premiums over the estimated average life of the security, or in the case of callable securities, through the first call date, using the effective yield method. Such amortization and accretion is included in interest income. Realized gains and losses are included in investment securities gains (losses). Declines in the fair value of securities below their cost that are judged to be other-than-temporary are included in other expenses. In estimating other-than-temporary impairment losses, the Company considers, among other things, the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recover in fair vale. The cost of securities sold is based on the specific identification method.

The Company invests in securities on behalf of certain officers and directors of the Company who have elected to participate in the Company’s deferred compensation plans. These securities are included in other assets and are carried at their fair value based on quoted market prices. Net realized and unrealized holding gains and losses are included in other non-interest income.

Loans.  Loans are reported at the principal amount outstanding. Interest is calculated using the simple interest method on the daily balance of the principal amount outstanding.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by ninety days

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

or more with respect to interest or principal, unless such past due loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Loans renegotiated in troubled debt restructurings are those loans on which concessions in terms have been granted because of a borrower’s financial difficulty.

Loan origination fees, prepaid interest and certain direct origination costs are deferred, and the net amount is amortized as an adjustment of the related loan’s yield using a level yield method over the expected lives of the related loans. The amortization of deferred loan fees and costs and the accretion of unearned discounts on non-performing loans is discontinued during periods of nonperformance.

Included in loans are certain residential mortgage loans originated for sale. These loans are carried at the lower of aggregate cost or estimated market value. Loans sold are subject to standard representations and warranties. Market value is estimated based on binding contracts or quotes or bids from third party investors. Residential mortgages held for sale were $36,430 and $47,076 as of December 31, 2009 and 2008, respectively.

Gains and losses on sales of mortgage loans are determined using the specific identification method and are included in income from the origination and sale of loans. These gains and losses are adjusted to recognize the present value of future servicing fee income over the estimated lives of the related loans.

Allowance for Loan Losses.  The allowance for loan losses is established through a provision for loan losses which is charged to expense. Loans, or portions thereof, are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely or, with respect to consumer installment loans, according to an established delinquency schedule. The allowance balance is an amount that management believes will be adequate to absorb known and inherent losses in the loan portfolio based upon quarterly analyses of the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans and actual loss experience, industry concentrations, current economic, political and regulatory factors and the estimated impact of current economic, political, regulatory and environmental conditions on historical loss rates.

A loan is considered impaired when, based upon current information and events, it is probable that the Company will be unable to collect, on a timely basis, all amounts due according to the contractual terms of the loan’s original agreement. The amount of the impairment is measured using cash flows discounted at the loan’s effective interest rate, except when it is determined that the primary source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current value of the collateral, reduced by anticipated selling costs, is used to measure impairment. The Company considers impaired loans to be those non-consumer loans which are nonaccrual or have been renegotiated in a troubled debt restructuring.

Goodwill.  The excess purchase price over the fair value of net assets from acquisitions, or goodwill, is evaluated for impairment at least annually and on an interim basis if an event or circumstance indicates that it is likely an impairment has occurred. In testing for impairment, the fair value of net assets is estimated based on an analysis of market-based trading and transaction multiples of selected peer banks; and, if required, the estimated fair value is allocated to the acquired assets and liabilities comprising the goodwill. The determination of goodwill is sensitive to market-

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

based trading and transaction multiples. Variability in market conditions could result in impairment of goodwill, which is recorded as a non-cash adjustment to income. As of December 31, 2009, we had goodwill of $184 million, all of which was attributable to FIB. No impairment losses were recognized during 2009, 2008 or 2007.

Core Deposit Intangibles.  Core deposit intangibles represent the intangible value of depositor relationships resulting from deposit liabilities assumed and are amortized using an accelerated method based on the estimated weighted average useful lives of the related deposits of 9.5 years. Accumulated core deposit intangibles amortization was $16,369 as of December 31, 2009 and $14,238 as of December 31, 2008. Amortization expense related to core deposit intangibles recorded as of December 31, 2009 is expected to total $1,748, $1,446, $1,421, $1,417 and $1,417 in 2010, 2011, 2012, 2013 and 2014, respectively.

Mortgage Servicing Rights.  The Company recognizes the rights to service mortgage loans for others, whether acquired or internally originated. Mortgage servicing rights are initially recorded at fair value based on comparable market quotes and are amortized in proportion to and over the period of estimated net servicing income. Mortgage servicing rights are evaluated quarterly for impairment by discounting the expected future cash flows, taking into consideration the estimated level of prepayments based on current industry expectations and the predominant risk characteristics of the underlying loans including loan type, note rate and loan term. Impairment adjustments, if any, are recorded through a valuation allowance.

Premises and Equipment.  Buildings, furniture and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using straight-line methods over estimated useful lives of 5 to 50 years for buildings and improvements and 2.5 to 15 years for furniture and equipment. Leasehold improvements and assets acquired under capital lease are amortized over the shorter of their estimated useful lives or the terms of the related leases. Land is recorded at cost.

Company-Owned Life Insurance.  Key executive life insurance policies are recorded at their cash surrender value. Group life insurance policies are subject to a stable value contract that offsets the impact of interest rate fluctuations on the market value of the policies. Group life insurance policies are recorded at the stabilized investment value. Increases in the cash surrender or stabilized investment value of insurance policies, as well as insurance proceeds received, are recorded as other non-interest income, and are not subject to income taxes.

Impairment of Long-Lived Assets.  Long-lived assets, including premises and equipment and certain identifiable intangibles, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The amount of the impairment loss, if any, is based on the asset’s fair value. Impairment losses of $350 were recognized in other non-interest expense in 2009. No impairment losses were recognized during 2008 or 2007.

Other Real Estate Owned.  Real estate acquired in satisfaction of loans is initially carried at current fair value less estimated selling costs. The value of the underlying loan is written down to the fair value of the real estate acquired by charge to the allowance for loan losses, if necessary, at or within 90 days of foreclosure. Subsequent declines in fair value less estimated selling costs are included in OREO expense. Subsequent increases in fair value less estimated selling costs are recorded as a reduction in OREO expense to the extent of recognized losses. Carrying costs, operating expenses, net of related income, and gains or losses on sales are included in OREO expense. Write-downs of $5,545, $34 and $164 were recorded in 2009, 2008 and 2007 respectively. The valuation of OREO is subjective and may be adjusted in the future to changes in economic conditions.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

Restricted Equity Securities.  The Company, as a member of the Federal Reserve Bank and the Federal Home Loan Bank (“FHLB”), is required to maintain investments in each of the organization’s capital stock. As of December 31, 2009, restricted equity securities of the Federal Reserve Bank and the Federal Home Loan Bank of $13,338 and $6,886, respectively, were included in other assets at cost. As of December 31, 2008, restricted equity securities of the Federal Reserve Bank and the Federal Home Loan Bank were $13,332 and $8,079, respectively. Restricted equity securities are periodically reviewed for impairment based on ultimate recovery of par value. The determination of whether a decline affects the ultimate recovery of par value is influenced by the significance of the decline compared to the cost basis of the restricted equity securities, the length of time a decline has persisted, the impact of legislative and regulatory changes on the issuing organizations and the liquidity positions of the issuing organizations. Although the FHLB was classified as undercapitalized by its regulator in 2009, the Company does not believe its investment in FHLB restricted equity securities was impaired as of December 31, 2009. No impairment losses were recorded on restricted equity securities during 2009, 2008 or 2007.

Income from Fiduciary Activities.  Consistent with industry practice, income for trust services is recognized on the basis of cash received. However, use of this method in lieu of accrual basis accounting does not materially affect reported earnings.

Income Taxes.  The Parent Company and its subsidiaries have elected to be included in a consolidated federal income tax return. For state income tax purposes, the combined taxable income of the Parent Company and its subsidiaries is apportioned among the states in which operations take place. Federal and state income taxes attributable to the subsidiaries, computed on a separate return basis, are paid to or received from the Parent Company.

The Company accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are determined based on enacted income tax rates which will be in effect when the differences between the financial statement carrying values and tax bases of existing assets and liabilities are expected to be reported in taxable income.

Positions taken in the Company’s tax returns may be subject to challenge by the taxing authorities upon examination. Uncertain tax positions are initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are both initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with the tax authority, assuming full knowledge of the position and all relevant facts. The Company provides for interest and, in some cases, penalties on tax positions that may be challenged by the taxing authorities. Interest expense is recognized beginning in the first period that such interest would begin accruing. Penalties are recognized in the period that the Company claims the position in the tax return. Interest and penalties on income tax uncertainties are classified within income tax expense in the income statement. With few exceptions, the Company is no longer subject to U.S. federal and state examinations by tax authorities for years before 2006.

Earnings Per Common Share.  Basic earnings per common share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is calculated by dividing net income available to common shareholders by the weighted average number of common shares and potential common shares outstanding during the period.

Comprehensive Income.  Comprehensive income includes net income, as well as other changes in stockholders’ equity that result from transactions and economic events other than those

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

with shareholders. In addition to net income, the Company’s comprehensive income includes the after tax effect of changes in unrealized gains and losses on available-for-sale investment securities and changes in net actuarial gains and losses on defined benefit post-retirement benefits plans.

Segment Reporting.  An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. Beginning January 1, 2009, the Company has one operating segment, community banking, which encompasses commercial and consumer banking services offered to individuals, businesses, municipalities and other entities. Prior to 2009, the Company reported two operating segments, community banking and technology services. Technology services encompassed services provided through i_Tech to affiliated and non-affiliated customers. On December 31, 2008, the Company sold i_Tech and moved certain operational functions previously provided by i_Tech to FIB.

Advertising Costs.  Advertising costs are expensed as incurred. Advertising expense was $3,422, $3,447, and $2,892 in 2009, 2008 and 2007, respectively.

Transfers of Financial Assets.  Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company; the transferee obtains the right, free of conditions that constrain it from taking advantage of that right, to pledge or exchange the transferred assets; and, the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Technology Services Revenue Recognition.  Revenues from technology services are transaction-based and are recognized as transactions are processed or services are rendered.

Stock-Based Compensation.  Compensation cost for all stock-based awards is measured at fair value on the date of grant and is recognized over the requisite service period for awards expected to vest. Stock-based compensation expense of $1,024, $911 and $1,093 for the years ended December 31, 2009, 2008 and 2007, respectively, is included in salaries, wages and benefits expense in the Company’s consolidated statements of income. Related income tax benefits recognized for the years ended December 31, 2009, 2008 and 2007 were $392, $348 and $418, respectively.

Fair Value Measurements.  In general, fair value measurements are based upon quoted market prices, where available. If quoted market prices are not available, fair value measurements are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and require some degree of judgment regarding interest rates, credit risk, prepayments and other factors. The use of different assumptions or estimation techniques may have a significant effect on the fair value amounts reported.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

(2)	INVESTMENT SECURITIES

The amortized cost and approximate fair values of investment securities are summarized as follows:

Available-for-Sale

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2009	Cost	Gains	Losses	Value

Obligations of U.S. government agencies	$568,705	$4,207	$(1,466)	$571,446
Residential mortgage-backed securities	721,555	23,212	(1,127)	743,640
Private mortgage-backed securities	1,396	—	(53)	1,343
Other securities	—	—	—	—

Total	$1,291,656	$27,419	$(2,646)	$1,316,429

Held-to-Maturity

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2009	Cost	Gains	Losses	Value

State, county and municipal securities	$129,381	$1,439	$(435)	$130,385
Other securities	470	—	—	470

Total	$129,851	$1,439	$(435)	$130,855

Gross gains of $138 and gross losses of $1 were realized on the disposition of available-for-sale securities in 2009.

Available-for-Sale

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2008	Cost	Gains	Losses	Value

Obligations of U.S. government agencies	$264,008	$6,371	$—	$270,379
Residential mortgage-backed securities	646,456	9,891	(1,088)	655,259
State, county and municipal securities	33,287	107	(8)	33,386
Other securities	2,891	1	(6)	2,886
Mutual funds	4	—	—	4

Total	$946,646	$16,370	$(1,102)	$961,914

Held-to-Maturity

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2008	Cost	Gains	Losses	Value

State, county and municipal securities	$109,744	$856	$(1,409)	$109,191
Other securities	618	—	—	618

Total	$110,362	$856	$(1,409)	$109,809

Gross gains of $102 and gross losses of $1 were realized on the disposition of available-for-sale securities in 2008.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

Gross gains of $59 were realized on the disposition of available-for-sale securities in 2007. No gross losses were realized on disposition of available-for-sale securities in 2007.

In conjunction with the merger of the Company’s bank subsidiaries on September 25, 2009, the Company transferred available-for-sale investment state, county and municipal investment securities with amortized costs and fair values of $28,288 and $29,426, respectively, into the held-to-maturity category. Unrealized net gains of $1,138 included in accumulated other comprehensive income at the time of the transfer are being amortized to yield over the remaining lives of the transferred securities of 3.4 years.

The following table shows the gross unrealized losses and fair values of investment securities, aggregated by investment category, and the length of time individual investment securities have been in a continuous unrealized loss position, as of December 31, 2009 and 2008.

	Less than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2009	Value	Losses	Value	Losses	Value	Losses

Available-for-Sale
Obligations of U.S. government agencies	$185,376	$(1,466)	$—	$—	$185,376	$(1,466)
Residential mortgage-backed securities	92,918	(1,127)	10	—	92,928	(1,127)
Private mortgage-backed securities	—	—	1,337	(53)	1,337	(53)

Total	$278,294	$(2,593)	$1,347	$(53)	$279,641	$(2,646)

	Less than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2009	Value	Losses	Value	Losses	Value	Losses

Held-to-Maturity
State, county and municipal securities	$16,641	$(348)	$1,409	$(87)	$18,050	$(435)

	Less than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2008	Value	Losses	Value	Losses	Value	Losses

Available-for-Sale
Residential mortgage-backed securities	$102,193	$(699)	$61,782	$(389)	$163,975	$(1,088)
State, county and municipal securities	1,862	(8)	—	—	1,862	(8)
Other securities	997	(6)	—	—	997	(6)

Total	$105,052	$(713)	$61,782	$(389)	$166,834	$(1,102)

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

	Less than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2008	Value	Losses	Value	Losses	Value	Losses

Held-to-Maturity
State, county and municipal securities	$28,537	$(1,002)	$11,278	$(407)	$39,815	$(1,409)

The investment portfolio is evaluated quarterly for other-than-temporary declines in the market value of each individual investment security. Consideration is given to the length of time and the extent to which the fair value has been less than cost; the financial condition and near term prospects of the issuer; and, the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. As of December 31, 2009, the Company had 75 individual investment securities that were in an unrealized loss position. As of December 31, 2008, the Company had 155 individual investment securities that were in an unrealized loss position. Unrealized losses as of December 31, 2009 and 2008 related primarily to fluctuations in the current interest rates. As of December 31, 2009, the Company had the intent and ability to hold these investment securities for a period of time sufficient to allow for an anticipated recovery. Furthermore, the Company does not have the intent to sell any of the available-for-sale securities in the above table and it is more likely than not that the Company will not have to sell any such securities before a recovery in cost. No impairment losses were recorded during 2009 or 2007. Impairment losses of $1,286 were recorded in other expenses in 2008.

Maturities of investment securities at December 31, 2009 are shown below. Maturities of mortgage-backed securities have been adjusted to reflect shorter maturities based upon estimated prepayments of principal. All other investment securities maturities are shown at contractual maturity dates.

	Available-for-Sale		Held-to-Maturity
	Amortized	Estimated	Amortized	Estimated
December 31, 2009	Cost	Fair Value	Cost	Fair Value

Within one year	$183,447	$263,305	$9,648	$9,139
After one year but within five years	879,984	870,444	31,743	32,034
After five years but within ten years	98,101	108,182	41,147	41,924
After ten years	130,124	74,498	46,843	47,288

Total	1,291,656	1,316,429	129,381	130,385
Investments with no stated maturity	—	—	470	470

Total	$1,291,656	$1,316,429	$129,851	$130,855

At December 31, 2009, the Company had investment securities callable within one year with amortized costs and estimated fair values of $382,723 and $383,382, respectively. These investment securities are primarily classified as available-for-sale and included in the after one year but within five years category in the table above.

Maturities of securities do not reflect rate repricing opportunities present in adjustable rate mortgage- backed securities. At December 31, 2009 and 2008, the Company had variable rate securities with amortized costs of $336 and $1,558, respectively.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

There are no significant concentrations of investments at December 31, 2009, (greater than 10 percent of stockholders’ equity) in any individual security issuer, except for U.S. government or agency-backed securities.

Investment securities with amortized cost of $1,069,191 and $894,045 at December 31, 2009 and 2008, respectively, were pledged to secure public deposits and securities sold under repurchase agreements. The approximate fair value of securities pledged at December 31, 2009 and 2008 was $1,095,068 and $907,156, respectively. All securities sold under repurchase agreements are with customers and mature on the next banking day. The Company retains possession of the underlying securities sold under repurchase agreements.

(3)	LOANS

Major categories and balances of loans included in the loan portfolios are as follows:

December 31,	2009	2008

Real estate loans:
Commercial	$1,556,273	$1,483,967
Construction	636,892	790,177
Residential	539,098	587,464
Agricultural	195,045	191,831
Mortgage loans originated for sale	36,430	47,076

Total real estate loans	2,963,738	3,100,515

Consumer:
Indirect consumer loans	423,104	417,243
Other consumer loans	195,331	198,324
Credit card loans	59,113	54,164

Total consumer loans	677,548	669,731

Commercial	750,647	853,798
Agricultural	134,470	145,876
Other loans, including overdrafts	1,601	2,893

Total loans	$4,528,004	$4,772,813

At December 31, 2009, the Company had no concentrations of loans which exceeded 10% of total loans other than the categories disclosed above.

Nonaccrual loans were $115,030 and $85,632 at December 31, 2009 and 2008, respectively. If interest on nonaccrual loans had been accrued, such income would have approximated $6,448, $4,632 and $1,712 during the years ended December 31, 2009, 2008 and 2007, respectively. Loans contractually past due ninety days or more aggregating $4,965 on December 31, 2009 and $3,828 on December 31, 2008 were on accrual status. These loans are deemed adequately secured and in the process of collection.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

Impaired loans include non-consumer loans placed on nonaccrual or renegotiated in a troubled debt restructuring. The following table sets forth information on impaired loans at the dates indicated:

	2009		2008
	Recorded	Specific	Recorded	Specific
	Loan	Loan Loss	Loan	Loan Loss
December 31,	Balance	Reserves	Balance	Reserves

Impaired loans
With specific loan loss reserves assigned	$52,446	$20,182	$17,749	$8,015
With no specific loan loss reserves assigned	61,529	—	66,667	—

Total impaired loans	$113,975	$20,182	$84,416	$8,015

Impaired loans included in the above table primarily include collateral dependent commercial and commercial real estate loans. The Company experienced declines in current valuations for real estate supporting its loan collateral in 2009. If real estate values continue to decline, the Company may have to increase its allowance for loan losses. The average recorded investment in impaired loans for the years ended December 31, 2009, 2008 and 2007 was approximately $106,048, $60,728 and $22,065, respectively. If interest on impaired loans had been accrued, interest income on impaired loans during 2009, 2008 and 2007 would have been approximately $6,384, $4,069 and $1,728, respectively. At December 31, 2009, there were no material commitments to lend additional funds to borrowers whose existing loans have been renegotiated or are classified as nonaccrual.

Most of the Company’s business activity is with customers within the states of Montana, Wyoming and South Dakota. Loans where the customers or related collateral are out of the Company’s trade area are not significant.

(4)	ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses follows:

Year Ended December 31,	2009	2008	2007

Balance at beginning of year	$87,316	$52,355	$47,452
Allowance of acquired banking offices	—	14,463	—
Provision charged to operating expense	45,300	33,356	7,750
Less loans charged-off	(31,978)	(14,695)	(5,208)
Add back recoveries of loans previously charged-off	2,392	1,837	2,361

Balance at end of year	$103,030	$87,316	$52,355

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

(5)	PREMISES AND EQUIPMENT

Premises and equipment and related accumulated depreciation are as follows:

December 31,	2009	2008

Land	$36,388	$31,934
Buildings and improvements	187,471	171,668
Furniture and equipment	65,985	57,802

	289,844	261,404
Less accumulated depreciation	(93,537)	(83,605)

Premises and equipment, net	$196,307	$177,799

The Parent Company and a FIB branch office lease premises from an affiliated partnership. See Note 15—Commitments and Contingencies.

(6)	COMPANY-OWNED LIFE INSURANCE

Company-owned life insurance consists of the following:

December 31,	2009	2008

Key executive, principal shareholder	$4,480	$4,359
Key executive split dollar	4,212	4,088
Group life	62,682	61,068

Total	$71,374	$69,515

The Company maintains key executive life insurance policies on certain principal shareholders. Under these policies, the Company receives benefits payable upon the death of the insured. The net cash surrender value of key executive, principal shareholder insurance policies was $4,480 and $4,359 at December 31, 2009 and 2008, respectively.

The Company also has life insurance policies covering selected other key officers. The net cash surrender value of these policies was $4,212 and $4,088 at December 31, 2009 and 2008, respectively. Under these policies, the Company receives benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with the selected key officers whereby a portion of the policy death benefit is payable to their designated beneficiaries. The endorsement split dollar agreement will provide postretirement coverage for those selected key officers meeting specified retirement qualifications. The Company expenses the earned portion of the post-employment benefit through the vesting period.

The Company has a group life insurance policy covering selected officers of FIB. The net cash surrender value of the policy was $62,682 and $61,068 at December 31, 2009 and 2008, respectively. Under the policy, the Company receives benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with the insured officers whereby a portion of the policy death benefit is payable to their designated beneficiaries if they are employed by the Company at the time of death. The marginal income produced by the policy is used to offset the cost of employee benefit plans of FIB.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

(7)	OTHER REAL ESTATE OWNED

Information with respect to the Company’s other real estate owned follows:

Year Ended December 31,	2009	2008	2007

Balance at beginning of year	$6,025	$928	$529
Additions	42,212	5,810	1,135
Capitalized improvements	6,515	—	—
Valuation adjustments	(5,545)	(34)	(164)
Dispositions	(10,807)	(679)	(572)

Balance at end of year	38,400	6,025	928
Less valuation reserve	—	—	—

Balance at end of year	$38,400	$6,025	$928

(8)	MORTGAGE SERVICING RIGHTS

Information with respect to the Company’s mortgage servicing rights follows:

Year Ended December 31,	2009	2008	2007

Balance at beginning of year	$27,788	$27,561	$26,788
Sales of mortgage servicing rights	(3,022)	—	(1,607)
Purchases of mortgage servicing rights	8	34	311
Originations of mortgage servicing rights	9,681	6,111	6,510
Amortization expense	(7,568)	(5,918)	(4,441)
Write-off of permanent impairment	(8,155)	—	—

Balance at end of year	18,732	27,788	27,561
Less valuation reserve	(1,407)	(16,786)	(5,846)

Balance at end of year	$17,325	$11,002	$21,715

At December 31, 2009, the estimated fair value and weighted average remaining life of the Company’s mortgage servicing rights were $17,746 and 4.5 years, respectively. The fair value of mortgage servicing rights was determined using discount rates ranging from 8.75% to 21.00% and monthly prepayment speeds ranging from 0.6% to 5.5% depending upon the risk characteristics of the underlying loans. The Company recorded as other expense impairment charges of $10,940 and $1,702 in 2008 and 2007, respectively, and impairment reversals of $7,224 in 2009. Permanent impairment of $8,155 was charged against the carrying value of mortgage servicing rights in 2009. No permanent impairment was recorded in 2008 or 2007.

Principal balances of mortgage loans underlying mortgage servicing rights of approximately $2,394,331 and $2,077,131 at December 31, 2009 and 2008, respectively, are not included in the accompanying consolidated financial statements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

(9)	DEPOSITS

Deposits are summarized as follows:

December 31,	2009	2008

Non-interest bearing demand	$1,026,584	$985,155
Interest bearing:
Demand	1,197,254	1,059,818
Savings	1,362,410	1,198,783
Time, $100 and over	996,839	821,437
Time, other	1,240,969	1,109,066

Total interest bearing	4,797,472	4,189,104

Total deposits	$5,824,056	$5,174,259

Time deposits $100 and over include deposits obtained through brokered transactions. Brokered time deposits totaled $0 and $23,500 as of December 31, 2009 and 2008, respectively.

Other time deposits include deposits obtained through the Company’s participation in the Certificate of Deposit Account Registry Service (“CDARS”). CDARS deposits totaled $253,344 and $140,935 as of December 31, 2009 and 2008, respectively.

Maturities of time deposits at December 31, 2009 are as follows:

	Time, $100
	and Over	Total Time

2010	$853,001	$1,882,363
2011	100,863	212,921
2012	17,682	68,504
2013	13,825	41,060
2014	11,468	32,935
Thereafter	—	25

Total	$996,839	$2,237,808

Interest expense on time deposits of $100 or more was $25,212, $28,794 and $21,634 for the years ended December 31, 2009, 2008 and 2007, respectively.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

(10)	LONG-TERM DEBT AND OTHER BORROWED FUNDS

A summary of long-term debt follows:

December 31,	2009	2008

Parent Company:
6.81% subordinated term loan maturing January 9, 2018, principal due at maturity, interest payable quarterly	$20,000	$20,000
Variable rate term notes, principal and interest due quarterly, balloon payment due at maturity on December 31, 2010 (weighted average rate of 3.75% at December 31, 2009)	33,929	42,857
Subsidiaries:
Variable rate subordinated term loan maturing February 28, 2018, principal due at maturity, interest payable quarterly (rate of 2.26% at December 31, 2009)	15,000	15,000
Various notes payable to FHLB, interest due monthly at various rates and maturities through October 31, 2017 (weighted average rate of 4.56% at December 31, 2009)	2,577	4,413
8.00% capital lease obligation with term ending October 25, 2029	1,847	1,878

Total long-term debt	$73,353	$84,148

Maturities of long-term debt at December 31, 2009 are as follows:

2010	$35,850
2011	245
2012	49
2013	253
2014	58
Thereafter	36,898

Total	$73,353

Proceeds from the variable rate term notes and the 6.81% subordinated term loan were used to fund the First Western acquisition. See Note 23—Acquisitions and Dispositions.

On January 10, 2008, the Company entered into a credit agreement (“Credit Agreement”) with four syndicated banks. The Credit Agreement supersedes the Company’s unsecured revolving term loan with its primary lender and is secured by all of the outstanding stock of FIB. Under the original terms of the Credit Agreement, the Company borrowed $50,000 on variable rate term notes (“Term Notes”) maturing January 10, 2013 and $9,000 on a $25,000 revolving credit facility.

The syndicated credit agreement contains various covenants that, among other things, establish minimum capital and financial performance ratios; and place certain restrictions on capital expenditures, indebtedness, redemptions or repurchases of common stock and the amount of dividends payable to shareholders. During 2008 and 2009, we entered into amendments to our syndicated credit agreement that, among other things, eliminated the revolving credit facility, changed the maturity date on the term notes to December 31, 2010 from January 10, 2013, changed the interest rate changed on the term notes to a maximum non-default rate of LIBOR plus 3.75%, modified certain definitions and debt covenants and waived debt covenant violations existing as of the dates of the

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

amendments. In connection with the amendments, we paid aggregate amendment and waiver fees of $259,000 and $85,000 in 2009 and 2008, respectively.

The debt covenant ratios included in the syndicated credit agreement, as last amended, require us to, among other things, (1) maintain our ratio of non-performing assets to primary equity capital at a percentage not greater than 45.0%, (2) maintain our allowance for loan and lease losses in an amount not less than 65.0% of non-performing loans, (3) maintain our return on average assets at not less than 0.70% through March 30, 2010 and 0.65% thereafter, (4) maintain a consolidated total risk-based capital ratio of not less than 11.00% and a total risk-based capital ratio at the Bank of not less than 10.00%, (5) limit cash dividends to shareholders such that the aggregate amount of cash dividends in any four consecutive fiscal quarters does not exceed 37.5% of net income during such four-quarter period and (6) limit repurchases of our common stock, less cash proceeds from the issuance of our common stock, in any period of four consecutive fiscal quarters, as a percentage of consolidated book net worth as of the end of that period to 2.75% through March 31, 2010 and 2.25% thereafter. The Company was in compliance with all existing and amended debt covenants as of December 31, 2009.

As of December 31, 2009, $33,929 was outstanding on the Term Notes bearing interest at a weighted average rate of 3.75%. The Term Notes are payable in equal quarterly principal installments of $1,786, with one final installment of $28,571 due at maturity on December 31, 2010. Interest on the Term Notes is payable quarterly.

On January 10, 2008, the Company borrowed $20,000 on a 6.81% unsecured subordinated term loan maturing January 9, 2018, with interest payable quarterly and principal due at maturity. The unsecured subordinated term loan qualifies as tier 2 capital under regulatory capital adequacy guidelines.

During February 2008, the Company borrowed $15,000 on a variable rate unsecured subordinated term loan maturing February 28, 2018, with interest payable quarterly and principal due at maturity. The Company may elect at various dates either prime or LIBOR plus 2.00%. The interest rate on the subordinated term loan was 2.26% as of December 31, 2009. The unsecured subordinated term loan qualifies as tier 2 capital under regulatory capital adequacy guidelines.

The notes payable to FHLB are secured by a blanket assignment of the Company’s qualifying residential and commercial real estate loans. The Company has available lines of credit with the FHLB of approximately $138,607, subject to collateral availability. As of December 31, 2009 and 2008, FHLB advances of $2,577 and $4,413, respectively, were included in long-term debt. As of December 31, 2009 there were no short-term advances outstanding with the FHLB. As of December 31, 2008, short-term FHLB advances of $75,000 were included in other borrowed funds.

The Company has a capital lease obligation on a banking office. The balance of the obligation was $1,847 and $1,878 as of December 31, 2009 and 2008, respectively. Assets acquired under capital lease, consisting solely of a building and leasehold improvements, are included in premises and equipment and are subject to depreciation.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

Other borrowed funds consist of overnight and term borrowings with original maturities of less than one year. Following is a summary of other borrowed funds:

December 31,	2009	2008

Interest bearing demand notes issued to the United States Treasury, secured by investment securities (0.0% interest rate at December 31, 2009)	$5,423	$4,216
Various notes payable to the FHLB	—	75,000

	$5,423	$79,216

The Company has federal funds lines of credit with third parties amounting to $185,000, subject to funds availability. These lines are subject to cancellation without notice. The Company also has a line of credit with the Federal Reserve Bank for borrowings up to $278,180 secured by a blanket pledge of indirect consumer loans.

(11)	SUBORDINATED DEBENTURES HELD BY SUBSIDIARY TRUSTS

The Company sponsors seven wholly-owned business trusts, FIST, Trust I, Trust II, Trust III, Trust IV, Trust V and Trust VI (collectively, the “Trusts”). The Trusts were formed for the exclusive purpose of issuing an aggregate of $120,000 of 30-year floating rate mandatorily redeemable capital trust preferred securities (“Trust Preferred Securities”) to third-party investors. The Trusts also issued, in aggregate, $3,715 of common equity securities to the Parent Company. Proceeds from the issuance of the Trust Preferred Securities and common equity securities were invested in 30-year junior subordinated deferrable interest debentures (“Subordinated Debentures”) issued by the Parent Company.

A summary of Subordinated Debenture issuances follows:

		Principal Amount Outstanding
		as of December 31,
Issuance	Maturity Date	2009	2008

March 2003	March 26, 2033	$41,238	$41,238
October 2007	January 1, 2038	10,310	10,310
November 2007	December 15, 2037	15,464	15,464
December 2007	December 15, 2037	20,619	20,619
December 2007	April 1, 2038	15,464	15,464
January 2008	April 1, 2038	10,310	10,310
January 2008	April 1, 2038	10,310	10,310

Total subordinated debentures held by subsidiary trusts		$123,715	$123,715

In March 2003, the Company issued $41,238 of Subordinated Debentures to FIST. The Subordinated Debentures bear a cumulative floating interest rate equal to LIBOR plus 3.15% per annum. As of December 31, 2009 the interest rate on the Subordinated Debentures was 3.40%.

In October 2007, the Company issued $10,310 of Subordinated Debentures to Trust II. The Subordinated Debentures bear a cumulative floating interest rate equal to LIBOR plus 2.25% per annum. As of December 31, 2009 the interest rate on the Subordinated Debentures was 2.54%.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

In November 2007, the Company issued $15,464 of Subordinated Debentures to Trust I. The Subordinated Debentures bear interest at a fixed rate of 7.50% for five years after issuance, and thereafter at a variable rate equal to LIBOR plus 2.75% per annum.

In December 2007, the Company issued $20,619 of Subordinated Debentures to Trust III. The Subordinated Debentures bear interest at a fixed rate of 6.88% for five years after issuance, and thereafter at a variable rate equal to LIBOR plus 2.40% per annum.

In December 2007, the Company issued $15,464 of Subordinated Debentures to Trust IV. The Subordinated Debentures bear a cumulative floating interest rate equal to LIBOR plus 2.70% per annum. As of December 31, 2009 the interest rate on the Subordinated Debentures was 2.99%.

In January 2008, the Company issued $10,310 of Subordinated Debentures to Trust V. The Subordinated Debentures bear interest at a fixed rate of 6.78% for five years after issuance, and thereafter at a variable rate equal to LIBOR plus 2.75% per annum.

In January 2008, the Company issued $10,310 of Subordinated Debentures to Trust VI. The Subordinated Debentures bear a cumulative floating interest rate equal to LIBOR plus 2.75% per annum. As of December 31, 2009, the interest rate on the Subordinated Debentures was 3.04%.

The Subordinated Debentures are unsecured with interest distributions payable quarterly. The Company may defer the payment of interest at any time provided that the deferral period does not extend past the stated maturity. During any such deferral period, distributions on the Trust Preferred Securities will also be deferred and the Company’s ability to pay dividends on its common and preferred shares is restricted. The Subordinated Debentures may be redeemed, subject to approval by the Federal Reserve Bank, at the Company’s option on or after five years from the date of issue, or at any time in the event of unfavorable changes in laws or regulations. Debt issuance costs consisting primarily of underwriting discounts and professional fees were capitalized and are being amortized through maturity to interest expense using the straight-line method, which approximates level yield.

The terms of the Trust Preferred Securities are identical to those of the Subordinated Debentures. The Trust Preferred Securities are subject to mandatory redemption upon repayment of the Subordinated Debentures at their stated maturity dates or earlier redemption in an amount equal to their liquidation amount plus accumulated and unpaid distributions to the date of redemption. The Company guarantees the payment of distributions and payments for redemption or liquidation of the Trust Preferred Securities to the extent of funds held by the Trusts.

The Trust Preferred Securities qualify as tier 1 capital of the Parent Company under the Federal Reserve Board’s capital adequacy guidelines. Proceeds from the issuance of the Trust Preferred Securities were used to fund acquisitions. For additional information regarding acquisitions, see Note 23—Acquisitions and Dispositions.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

(12)	CAPITAL STOCK AND DIVIDEND RESTRICTIONS

On January 10, 2008, the Company issued 5,000 shares of 6.75% Series A noncumulative redeemable preferred stock (“Series A Preferred Stock”) with an aggregate value of $50,000 as partial consideration for the acquisition of the First Western entities, see Note 23—Acquisitions and Dispositions. The Series A Preferred Stock was issued to the former owner of the First Western entities, an accredited investor, in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The Series A Preferred Stock ranks senior to the Company’s common stock with respect to dividend and liquidation rights and has no voting rights. Holders of the Series A Preferred Stock are entitled to receive, if and when declared, noncumulative dividends at an annual rate of $675 per share, based on a 360 day year. The Company may redeem all or part of the Series A Preferred Stock at any time after the fifth anniversary of the date issued at a redemption price of $10,000 per share plus all accrued and unpaid dividends. Following the tenth anniversary of the date issued, the Series A Preferred Stock may be converted, at the option of the holder, into shares of the Company’s common stock at a ratio of 320 shares of common stock for every one share of Series A Preferred Stock.

At December 31, 2009, 91.9% of common shares held by shareholders were subject to shareholder’s agreements (“Agreements”). Under the Agreements, shares may not be sold or transferred, except in limited circumstances, without triggering the Company’s right of first refusal to repurchase shares from the shareholder at fair value. Additionally, shares held under the Agreements are subject to repurchase under certain conditions.

The payment of dividends by subsidiary banks is subject to various federal and state regulatory limitations. In general, a bank is limited, without the prior consent of its regulators, to paying dividends that do not exceed current year net profits together with retained earnings from the two preceding calendar years. The Company’s debt instruments also include limitations on the payment of dividends. For additional information regarding dividend restrictions, see Note 10—Long-Term Debt and Other Borrowed Funds.

(13)	EARNINGS PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per common share:

For the Year Ended December 31,	2009	2008	2007

Net income	$53,863	$70,648	$68,641
Less preferred stock dividends	3,422	3,347	—

Net income available to common shareholders, basic and diluted	$50,441	$67,301	$68,641

Weighted average common shares outstanding	31,335,668	31,484,136	32,507,216
Weighted average commons shares issuable upon exercise of stock options and restricted stock awards	342,832	628,536	782,704

Weighted average common and common equivalent shares outstanding	31,678,500	32,112,672	33,289,920

Basic earnings per common share	$1.61	$2.14	$2.11
Diluted earnings per common share	$1.59	$2.10	$2.06

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

The Company had 1,933,532, 1,138,332 and 548,368 stock options outstanding that were antidilutive as of December 31, 2009, 2008 and 2007, respectively.

(14)	REGULATORY CAPITAL

The Company is subject to the regulatory capital requirements administered by federal banking regulators and the Federal Reserve. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Parent Company, like all bank holding companies, is not subject to the prompt corrective action provisions. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and tier 1 capital to risk-weighted assets, and of tier 1 capital to average assets, as defined in the regulations. As of December 31, 2009, the Company exceeded all capital adequacy requirements to which it is subject.

The Company’s actual capital amounts and ratios and selected minimum regulatory thresholds as of December 31, 2009 and 2008 are presented in the following table:

	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2009:
Total risk-based capital:
Consolidated	$599,458	11.7%	$410,635	8.0%	NA	NA
FIB	597,873	11.7	408,991	8.0	$511,238	10.0%
Tier 1 risk-based capital:
Consolidated	499,816	9.7	205,317	4.0	NA	NA
FIB	518,485	10.1	204,495	4.0	$306,743	6.0
Leverage capital ratio:
Consolidated	499,816	7.3	274,059	4.0	NA	NA
FIB	518,485	7.6	273,258	4.0	$641,743	5.0

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2008:
Total risk-based capital:
Consolidated	$554,418	10.5%	$422,952	8.0%	NA	NA
FIB	459,785	10.3	356,100	8.0	$445,125	10.0%
Wall	51,417	12.1	33,907	8.0	42,383	10.0
Sturgis	48,432	12.4	31,184	8.0	38,980	10.0
Tier 1 risk-based capital:
Consolidated	453,070	8.6	211,476	4.0	NA	NA
FIB	388,966	8.7	178,050	4.0	$267,075	6.0
Wall	46,062	10.9	16,953	4.0	25,460	6.0
Sturgis	43,529	11.2	15,592	4.0	23,388	6.0
Leverage capital ratio:
Consolidated	453,070	7.1	254,085	4.0	NA	NA
FIB	388,966	7.2	217,247	4.0	$271,559	5.0
Wall	46,062	9.7	19,093	4.0	23,867	5.0
Sturgis	43,529	9.8	17,781	4.0	22,226	5.0

(15)	COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company is involved in various claims and litigation. In the opinion of management, following consultation with legal counsel, the ultimate liability or disposition thereof will not have a material adverse effect on the consolidated financial condition, results of operations or liquidity of the Company.

The Company had commitments under construction contracts of $5,881 and $26,716 as of December 31, 2009 and 2008, respectively.

The Company had commitments to purchase held-to-maturity municipal investment securities of $406 and available-for-sale mortgage-backed investment securities of $8,493 as of December 31, 2009.

The Company leases certain premises and equipment from third parties under operating leases. Total rental expense to third parties was $2,425 in 2009, $3,474 in 2008 and $3,224 in 2007.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

The total future minimum rental commitments, exclusive of maintenance and operating costs, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 2009, are as follows:

	Third	Related
	Parties	Partnership	Total

For the year ending December 31:
2010	$1,178	$2,080	$3,258
2011	1,120	1,997	3,117
2012	778	1,890	2,668
2013	536	1,726	2,262
2014	467	1,615	2,082
Thereafter	5,726	1,134	6,860

Total	$9,805	$10,442	$20,247

The Parent Company and the Billings office of FIB are the anchor tenants in a building owned by a partnership in which FIB is one of two partners, and has a 50% partnership interest.

The Company participates in credit and debit card transactions through Visa U.S.A., Inc. card association or its affiliates (collectively “Visa”). On October 3, 2008, Visa completed a restructuring and issued shares of Class B Visa, Inc. common stock to its financial members, including 60,108 shares to the Company. For purposes of converting Class B shares to Class A shares of Visa, Inc., a conversion factor is applied, which is subject to adjustment depending on the outcome of certain specifically defined litigation against Visa. The Class B shares are not transferable, except to another member bank until the later of March 31, 2011 or the date on which certain specifically defined Visa litigation is resolved. The Company’s recorded its Visa Class B shares in other assets at their cost basis of $0.

In September 2009, the Company sold all of its Visa Class B shares for $2,128. In conjunction with the sale, the Company entered into a derivative contract whereby the Company will make or receive payments based on subsequent changes in the conversion rate of Class B Visa common shares in Class A Visa common shares. The derivative contract terminates on March 31, 2011 or the date on which certain specifically designated Visa litigation has been resolved. As of December 31, 2009, a liability of $245 related to the derivative contract is included in accounts payable and accrued expenses. The derivative contract is collateralized by $1,400 of U.S. government agency investment securities.

(16)	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recorded in the consolidated balance sheet. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, premises and equipment, and income-producing commercial properties.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Generally,

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

commitments to extend credit are subject to annual renewal. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments to extend credit to borrowers approximated $998,193 at December 31, 2009, which included $253,794 on unused credit card lines and $258,946 with commitment maturities beyond one year. Commitments to extend credit to borrowers approximated $1,135,217 at December 31, 2008, which included $330,514 on unused credit card lines and $301,338 with commitment maturities beyond one year.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Most commitments extend for no more than two years and are generally subject to annual renewal. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. At December 31, 2009 and 2008, the Company had outstanding stand-by letters of credit of $82,980 and $90,761, respectively. The estimated fair value of the obligation undertaken by the Company in issuing standby letters of credit is included in accounts payable and accrued expenses in the Company’s consolidated balance sheets.

(17)	INCOME TAXES

Income tax expense consists of the following:

Year Ended December 31,	2009	2008	2007

Current:
Federal	$18,691	$39,389	$34,669
State	2,715	5,618	4,304

Total current	21,406	45,007	38,973

Deferred:
Federal	4,846	(6,691)	(2,031)
State	701	(887)	(149)

Total deferred	5,547	(7,578)	(2,180)

Balance at end of year	$26,953	$37,429	$36,793

Total income tax expense differs from the amount computed by applying the statutory federal income tax rate of 35 percent in 2009, 2008 and 2007 to income before income taxes as a result of the following:

Year Ended December 31,	2009	2008	2007

Tax expense at the statutory tax rate	$28,286	$37,827	$36,902
Increase (decrease) in tax resulting from:
Tax-exempt income	(3,784)	(4,028)	(3,434)
State income tax, net of federal income tax benefit	2,225	3,130	2,632
Other, net	226	500	693

Tax expense at effective tax rate	$26,953	$37,429	$36,793

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

The tax effects of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the net deferred tax asset (liability) relate to the following:

December 31,	2009	2008

Deferred tax assets:
Loans, principally due to allowance for loan losses	$28,657	$29,130
Employee benefits	5,334	5,115
Other real estate owned writedowns	1,952	—
Deferred gain on sale of subsidiary	1,594	—
Other	403	455

Deferred tax assets	37,940	34,700

Deferred tax liabilities:
Fixed assets, principally differences in bases and depreciation	(4,885)	(3,500)
Investment securities, unrealized gains	(9,758)	(6,014)
Investment in joint venture partnership, principally due to differences in depreciation of partnership assets	(865)	(832)
Prepaid amounts	(801)	(633)
Government agency stock dividends	(2,056)	(2,060)
Goodwill and core deposit intangibles	(15,158)	(11,678)
Mortgage servicing rights	(5,419)	(1,186)
Other	(888)	(1,396)

Deferred tax liabilities	(39,830)	(27,299)

Net deferred tax (liabilities) assets	$(1,890)	$7,401

As of December 31, 2009, the Company had a net deferred tax liability of $1,890 included in accounts payable and accrued expenses. The Company had current net income taxes payable of $1,625 at December 31, 2009 and $7,126 at December 31, 2008, which are included in accounts payable and accrued expenses.

(18)	STOCK-BASED COMPENSATION

The Company has equity awards outstanding under two stock-based compensation plans; the 2006 Equity Compensation Plan (the “2006 Plan”) and the 2001 Stock Option Plan. These plans were primarily established to enhance the Company’s ability to attract, retain and motivate employees. The Company’s Board of Directors or, upon delegation, a committee consisting of the independent members of the Compensation Committee of the Board of Directors (“Compensation Committee”) has exclusive authority to select employees, advisors and others, including directors, to receive awards and to establish the terms and conditions of each award made pursuant to the Company’s stock-based compensation plans.

The 2006 Plan, approved by the Company’s shareholders in May 2006, was established to consolidate into one plan the benefits available under the 2001 Stock Option Plan and all other then existing share-based award plans (collectively, the “Previous Plans”). The Previous Plans continue with respect to awards made prior to May 2006. All shares of common stock available for future grant

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

under the Previous Plans were transferred into the 2006 Plan. At December 31, 2009, there were 1,280,352 common shares available for future grant under the 2006 Plan.

Stock Options.  All options granted have an exercise price equal to fair market value, which is currently defined as the minority appraised value of the Company’s common stock at the date of grant; may be subject to vesting as determined by the Company’s Board of Directors or Compensation Committee; and, can be exercised for periods of up to ten years from the date of grant. Transfers of stock issued upon exercise of options are prohibited for a period of six months following the date of exercise. In addition, stock issued upon the exercise of options is subject to a shareholder agreement that grants the Company a right of first refusal to repurchase the stock at fair market value and provides the Company a right to call some or all of the stock under certain conditions.

Compensation expense related to stock option awards of $588, $896 and $996 was included in salaries, wages and benefits expense on the Company’s consolidated income statements for the years ended December 31, 2009, 2008 and 2007, respectively. Related income tax benefits recognized for the years ended December 31, 2009, 2008 and 2007 were $225, $342 and $380, respectively.

The weighted average grant date fair value of options granted was $1.01, $1.44 and $1.97 during the years ended December 31, 2009, 2008 and 2007, respectively. The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The following table presents the weighted-average assumptions used in the option pricing model for the periods indicated:

Years Ended December 31,	2009	2008	2007

Expected volatility	9.58%	6.91%	5.23%
Expected dividend yield	3.28%	3.11%	2.95%
Risk-free interest rate	2.64%	3.72%	4.80%
Expected life of options (in years)	7.7	6.2	6.2

Expected dividend yield is based on the Company’s annualized expected dividends per share divided by the average common stock price. Risk-free interest rate is based on the U.S. treasury constant maturity yield for treasury securities with maturities approximating the expected life of the options granted on the date of grant. The 2009 expected life of options is based on the Company’s historical exercise and post-vesting termination behaviors. Prior to 2009, the Company elected to use the “simplified” method to estimate expected life. Expected volatility is based on the historical volatility of the Company’s common stock calculated using the quarterly appraised value of a minority interest over the expected life of options.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

The following table summarizes stock option activity under the Company’s active stock option plans for the year ended December 31, 2009:

			Weighted-Average
	Number of	Weighted-Average	Remaining
	Shares	Exercise Price	Contract Life

Outstanding options, beginning of year	3,533,020	$15.75
Granted	438,600	15.31
Exercised	(299,436)	11.11
Forfeited	(41,724)	18.35
Expired	(53,128)	18.40

Outstanding options, end of year	3,577,332	$15.99	5.61 years

Outstanding options exercisable, end of year	2,765,904	$15.37	4.74 years

The total intrinsic value of fully-vested stock options outstanding as of December 31, 2009 was $4,973. The total intrinsic value of options exercised was $2,035, $3,296 and $6,631 during the years ended December 31, 2009, 2008 and 2007, respectively. The actual tax benefit realized for the tax deduction from option exercises totaled $733, $1,178 and $2,536 for the years ended December 31, 2009, 2008 and 2007, respectively. The Company received cash of $144, $1,741 and $5,074 from stock option exercises during the years ended December 31, 2009, 2008 and 2007, respectively. In addition, the Company redeemed common stock with aggregate values of $3,183, $2,695 and $1,859 tendered in payment for stock option exercises during the years ended December 31, 2009, 2008 and 2007, respectively.

Information with respect to the Company’s nonvested stock options as of and for the year ended December 31, 2009 follows:

		Weighted-Average
	Number of	Grant Date Fair
	Shares	Value

Nonvested stock options, beginning of year	837,248	$1.62
Granted	438,600	1.01
Vested	(422,696)	1.58
Forfeited	(41,724)	1.36

Nonvested stock options, end of year	811,428	$1.32

As of December 31, 2009, there was $576 of unrecognized compensation cost related to nonvested stock options granted under the Company’s active stock option plans. That cost is expected to be recognized over a weighted-average period of 1.79 years. The total fair value of shares vested during 2009 was $669.

Restricted Stock Awards.  Common stock issued under the Company’s restricted stock plan may not be sold or otherwise transferred until restrictions have lapsed or performance objectives have been obtained. During the vesting periods, participants have voting rights and receive dividends on the restricted shares. Upon termination of employment, common shares upon which restrictions have not lapsed must be returned to the Company. Common shares issued under the Company’s restricted stock plan are subject to a shareholder’s agreement granting the Company the right of first refusal to

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

repurchase vested shares at the then current minority appraised value and providing the Company a right to call some or all of the vested shares under certain circumstances.

Based on the substantive terms of each award, restricted shares are classified as equity or liability awards. The fair value of equity-classified restricted stock awards, based on the most recent quarterly minority appraised value of the Company’s common stock at the date of grant, is being amortized as compensation expense on a straight-line basis over the period restrictions lapse or performance goals are met. Compensation cost for liability-classified awards is expensed each period from the date of grant to the measurement date based on the fair value of the Company’s common stock at the end of each period. Compensation expense related to restricted stock awards of $436, $15 and $97 was included in salaries, wages and benefits expense on the Company’s consolidated statements of income for the years ended December 31, 2009, 2008 and 2007, respectively. Related income tax benefits recognized for the years ended December 31, 2009, 2008 and 2007 were $167, $6 and $37, respectively.

The following table presents information regarding the Company’s restricted stock as of December 31, 2009:

		Weighted-Average
	Number of	Measurement Date
	Shares	Fair Value

Restricted stock, beginning of year	4,000	$18.63
Granted	64,136	18.40

Restricted stock, end of year	68,136	$18.41

During 2009, the Company issued 64,136 restricted common shares as follows: (i) 24,660 shares that vest in varying percentages upon achievement of defined return on asset performance goals and employment on December 31, 2010 or December 31 2011; (ii) 17,304 shares that vest one-third on each annual anniversary of the grant date through March 2, 2012 contingent on continued employment; (iii) 4,000 shares that vest upon continued employment through September 23, 2012 and, (iv) 18,172 shares that vest upon achievement of other subjective criteria established by the Company’s Board of Directors or Compensation Committee on the date of grant and employment on February 15, 2010 or December 31, 2010.

As of December 31, 2009, there was $591 of unrecognized compensation cost related to nonvested restricted stock awards expected to be recognized over a period of 1.3 years.

(19)	EMPLOYEE BENEFIT PLANS

Profit Sharing Plan.  The Company has a noncontributory profit sharing plan. All employees, other than temporary employees, working 20 hours or more per week are eligible to participate in the profit sharing plan. Quarterly contributions are determined by the Company’s Board of Directors, but are not to exceed, on an individual basis, the lesser of 100% of compensation or $40 annually. Participants become 100% vested upon the completion of three years of vesting service. The Company accrued contribution expense for this plan of $1,757, $2,739 and $2,816 in 2009, 2008 and 2007, respectively.

Savings Plan.  In addition, the Company has a contributory employee savings plan. Eligibility requirements for this plan are the same as those for the profit sharing plan discussed in the preceding paragraph. Employee participation in the plan is at the option of the employee. The Company contributes $1.25 for each $1.00 of employee contributions up to 4% of the participating employee’s

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

compensation. The Company accrued contribution expense for this plan of $3,857, $3,896 and $3,243 in 2009, 2008 and 2007, respectively.

Postretirement Healthcare Plan.  The Company sponsors a contributory defined benefit healthcare plan (the “Plan”) for active employees and employees and directors retiring from the Company at the age of at least 55 years and with at least 15 years of continuous service. Retired Plan participants contribute the full cost of benefits based on the average per capita cost of benefit coverage for both active employees and retired Plan participants.

The Plan’s unfunded benefit obligation of $2,305 and $1,042 as of December 31, 2009 and 2008, respectively, is included in accounts payable and accrued expenses in the Company’s consolidated balance sheets. Net periodic benefit costs of $194, $152 and $130 for the years ended December 31, 2009, 2008 and 2007, respectively, are included in salaries, wages and employee benefits expense in the Company’s consolidated statements of income.

Weighted average actuarial assumptions used to determine the postretirement benefit obligation at December 31, 2009 and 2008, and the net periodic benefit costs for the years then ended, included a discount rate of 6.0% and a 6.0% annual increase in the per capita cost of covered healthcare benefits. The estimated effect of a one percent increase or a one percent decrease in the assumed healthcare cost trend rate did not significantly impact the service and interest cost components of the net periodic benefit cost or the accumulated postretirement benefit obligation. Future benefit payments are expected to be $102, $97, $85, $73, $73 and $366 for 2010, 2011, 2012, 2013, 2014, and 2015 through 2019, respectively.

At December 31, 2009, the Company had accumulated other comprehensive loss related to the Plan of $1,595, or $997 net of related income tax benefit, comprised of net actuarial losses of $961 and unamortized transition asset of $636. The Company estimates $94 will be amortized from accumulated other comprehensive loss into net period benefit costs in 2010.

(20)	OTHER COMPREHENSIVE INCOME

Total comprehensive income is reported in the accompanying statements of changes in stockholders’ equity. Information related to net other comprehensive income is as follows:

Year Ended December 31,	2009	2008	2007

Other comprehensive income (loss):
Investment securities available-for-sale:
Change in net unrealized gain during the period	$10,322	$17,799	$9,455
Reclassification adjustment for gains included in income	(137)	(101)	(59)
Unamortized premium on available-for-sale securities transferred into held-to-maturity	1,055	—	—
Change in the net actuarial loss on defined benefit post-retirement benefit plans	(1,179)	(13)	—

	10,061	17,685	9,396
Deferred tax expense	3,958	6,958	3,736

Net other comprehensive income	$6,103	$10,727	$5,660

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

The components of accumulated other comprehensive income, net of income taxes, are as follows:

Year ended December 31,	2009	2008

Net unrealized gain on investment securities available-for-sale	$16,072	$9,254
Net actuarial loss on defined benefit post-retirement benefit plans	(997)	(282)

Net accumulated other comprehensive income	$15,075	$8,972

(21)	NON-CASH INVESTING AND FINANCING ACTIVITIES

The Company transferred loans of $42,212, $5,645 and $1,135 to other real estate owned in 2009, 2008 and 2007, respectively.

During 2009, the Company transferred equipment pending disposal of $1,519 to other assets.

During 2008, the Company transferred accrued liabilities of $38 to common stock in conjunction with the exercise of stock options.

In conjunction with the sale of a nonbank subsidiary in December 2008, the Company divested assets and liabilities with book values of $9,299 and $128, respectively. For additional information regarding the sale, see Note 23—Acquisitions and Dispositions.

On January 10, 2008, the Company issued 5,000 shares of Series A Preferred Stock with an aggregate value of $50,000. The Series A Preferred Stock was issued in partial consideration for the First Western acquisition. For additional information regarding the acquisition, see Note 23—Acquisitions and Dispositions.

On March 27, 2008, the Company transferred $100,000 from retained earnings to common stock.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

(22)	CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Following is condensed financial information of First Interstate BancSystem, Inc.

December 31,	2009	2008

Condensed balance sheets:
Cash and cash equivalents	$30,749	$47,141
Investment in subsidiaries, at equity:
Bank subsidiaries	712,776	683,509
Nonbank subsidiaries	1,961	2,562

Total investment in subsidiaries	714,737	686,071
Premises and equipment	—	1,584
Other assets	26,213	21,551

Total assets	$771,699	$756,347

Other liabilities	$19,569	$25,362
Advances from subsidiaries, net	52	5,351
Long-term debt	53,929	62,857
Subordinated debentures held by subsidiary trusts	123,715	123,715

Total liabilities	197,265	217,285
Stockholders’ equity	574,434	539,062

Total liabilities and stockholders’ equity	$771,699	$756,347

Years Ended December 31,	2009	2008	2007

Condensed statements of income:
Dividends from subsidiaries	$41,900	$64,539	$74,548
Other interest income	9	29	71
Other income, primarily management fees from subsidiaries	11,529	9,101	9,625
Gain on sale of nonbank subsidiary	—	27,096	—

Total income	53,438	100,765	84,244

Salaries and benefits	12,687	9,030	10,687
Interest expense	8,773	12,075	4,588
Other operating expenses, net	6,270	7,713	6,475

Total expenses	27,730	28,818	21,750

Earnings before income tax benefit	25,708	71,947	62,494
Income tax expense (benefit)	(6,261)	2,814	(4,812)

Income before undistributed earnings of subsidiaries	31,969	69,133	67,306
Undistributed earnings of subsidiaries	21,894	1,515	1,335

Net income	$53,863	$70,648	$68,641

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

Years Ended December 31,	2009	2008	2007

Condensed statements of cash flows:
Cash flows from operating activities:
Net income	$53,863	$70,648	$68,641
Adjustments to reconcile net income to cash provided by operating activities:
Undistributed earnings of subsidiaries	(21,894)	(1,515)	(1,335)
Depreciation and amortization	241	289	550
Write-down of equipment pending sale	350	—	—
Deferred income tax benefit	(1,401)	(706)	(539)
Stock-based compensation expense	1,024	911	1,093
Tax benefits from stock-based compensation	742	1,178	2,519
Excess tax benefits from stock-based compensation	(719)	(1,140)	(2,508)
Gain on sale of nonbank subsidiary	—	(27,096)	—
Other, net	(8,664)	10,130	(10,782)

Net cash provided by operating activities	23,542	52,699	57,639

Cash flows from investing activities:
Maturities of available-for-sale investment securities	—	100,000	—
Purchases of available-for-sale investment securities	—	—	(99,931)
Capital expenditures, net of sales	—	—	(47)
Capitalization of subsidiaries	(535)	(1,140)	(2,117)
Acquisition of banks and data service company, net of cash and cash equivalents received	—	(198,081)	—
Proceeds from disposition of nonbank subsidiary	—	41,026	—

Net cash used in investing activities	(535)	(58,195)	(102,095)

Cash flows from financing activities:
Net increase (decrease) in advances from nonbank subsidiaries	(4,718)	(1,634)	529
Borrowings of long-term debt	—	98,500	—
Repayments of long-term debt	(8,928)	(35,643)	—
Proceeds from issuance subordinated debentures	—	20,620	61,857
Debt issuance costs	(261)	(576)	(225)
Preferred stock issuance costs	—	(38)	—
Proceeds from issuance of common stock	3,957	13,662	9,090
Excess tax benefits from stock-based compensation	719	1,140	2,485
Purchase and retirement of common stock	(11,052)	(27,912)	(25,887)
Dividends paid to common stockholders	(15,694)	(20,578)	(24,255)
Dividends paid to preferred stockholders	(3,422)	(3,347)	—

Net cash provided by (used in) financing activities	(39,399)	44,194	23,594

Net change in cash and cash equivalents	(16,392)	38,698	(20,862)
Cash and cash equivalents, beginning of year	47,141	8,443	29,305

Cash and cash equivalents, end of year	$30,749	$47,141	$8,443

Noncash Investing and Financing Activities—During 2009, the Company settled an intercompany payable to a nonbank subsidiary through investment in subsidiary. The settlement

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

resulted in a decrease in advances from subsidiary of $581 and a corresponding decrease in investment in subsidiary.

During 2009, the Company transferred equipment pending disposal of $1,519 to other assets.

During 2008, the Company transferred $38 from accrued liabilities to common stock in conjunction with the exercise of stock options.

In conjunction with the sale of a nonbank subsidiary in December 2008, the Parent Company settled intercompany balances through its investment in the i_Tech subsidiary. The settlement resulted in increases in other assets, accrued liabilities and long-term debt of $320, $1,188 and $299, respectively, with corresponding decreases in investment in subsidiary.

On January 10, 2008, the Company issued 5,000 shares of Series A Preferred Stock with an aggregate value of $50,000. The Series A Preferred Stock was issued in partial consideration for the First Western acquisition. For additional information regarding the acquisition, see Note 23—Acquisitions and Dispositions.

On March 27, 2008, the Company transferred $100,000 from retained earnings to common stock.

(23)	ACQUISITIONS AND DISPOSITIONS

On January 10, 2008, the Company completed the purchase all of the outstanding stock of Sturgis, Wall and Data (collectively, “First Western”). At the acquisition date, First Western had total assets of approximately $913,000, loans of approximately $727,000 and deposits of approximately $814,000. Consideration for the acquisition of $248,081 consisted of cash of $198,081 and 5,000 shares of Series A Preferred Stock with an aggregate value of $50,000. See Note 12—Capital Stock and Dividend Restrictions for further information regarding the Series A Preferred Stock. The cash portion of the purchase price was funded through debt financing. See Note 10—Long-Term Debt and Other Borrowed Funds and Note 11—Subordinated Debentures Held by Subsidiary Trusts for further information regarding debt financing. In conjunction with the acquisition, the Company recorded goodwill of $146,293, of which approximately $133,239 is expected to be deductible for income tax purposes, and core deposit intangibles of $14,928 with a weighted average amortization period of approximately 9.2 years. The consolidated statement of income for the year ended December 31, 2008 includes the operating results of the acquired entities from the date of acquisition. If the acquisition had occurred as of the beginning of each prior period presented, pro forma interest income, non-interest income and net income would have been $357,477, $128,516 and $71,055, respectively, for the year ended December 31, 2008, and $387,304, $78,770 and $64,225, respectively, for the year ended December 31, 2007.

On December 31, 2008, the Company completed the sale of its technology services subsidiary, i_Tech. The aggregate sales price under the agreement was $41,180. Concurrent with the sale, the Company entered into a service agreement with the purchaser to receive data processing, electronic funds transfer and other technology services for a period of seven years at current market rates for such services. A net gain of $31,596 was recognized on the sale, of which $4,500 was deferred and will be amortized to outsourced technology services expense using the straight-line method over the term of the service agreement. The Company paid i_Tech $12,622 and 12,675 for technology services during 2008 and 2007, respectively.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

(24)	FAIR VALUE MEASUREMENTS

Financial assets and financial liabilities measured at fair value on a recurring basis are as follows:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable	Balance
	Identical Assets	Inputs	Inputs	as of
As of December 31, 2009	(Level 1)	(Level 2)	(Level 3)	12/31/2009

Investment securities available-for-sale	$—	$1,316,429	$—	$1,316,429
Mortgage servicing rights	—	17,746	—	17,746
Derivative contract	—	—	245	245

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable	Balance
	Identical Assets	Inputs	Inputs	as of
As of December 31, 2008	(Level 1)	(Level 2)	(Level 3)	12/31/2008

Investment securities available-for-sale	$—	$961,914	$—	$961,914
Mortgage servicing rights	—	11,832	—	11,832

The following methods were used to estimate the fair value of each class of financial instrument above:

Investment Securities Available-for-Sale.  The Company obtains fair value measurements for investment securities available-for-sale from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

Mortgage Servicing Rights.  Mortgage servicing rights are initially recorded at fair value based on comparable market quotes and are amortized in proportion to and over the period of estimated net servicing income. Mortgage servicing rights are evaluated quarterly for impairment using an independent valuation service. The valuation service utilizes discounted cash flow modeling techniques, which consider observable data that includes market consensus prepayment speeds and the predominant risk characteristics of the underlying loans including loan type, note rate and loan term. Management believes the significant inputs utilized in the valuation model are observable in the market.

Derivative Contract.  During 2009, the Company entered into a derivative contract whereby cash payments received or paid, if any, are based on the resolution of litigation involving Visa. The value of the derivative contract was estimated based on the Company’s expectations regarding the ultimate resolution of that litigation, which involved a high degree of judgment and subjectivity.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

The following table reconciles the beginning and ending balances of the derivative contract measured at fair value on a recurring basis using significant unobservable (Level 3) inputs as of December 31, 2009.

Total
Fair Value

Balance, beginning of year	$—
Additions during the period	245
Net realized gains (losses)	—

Balance, end of year	$245

Additionally, from time to time, certain assets are measured at fair value on a non-recurring basis. These adjustments to fair value generally result from the application of lower-of-cost-or-market accounting or write-downs of individual assets due to impairment.

The following table presents information about the Company’s assets and liabilities measured at fair value on a non-recurring basis.

	Fair Value Measurements at Reporting Date Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable	Total
		Assets	Inputs	Inputs	Gains
As of December 31, 2009	Total	(Level 1)	(Level 2)	(Level 3)	(Losses)

Impaired loans	$41,343	$—	$—	$41,343	$(27,237)
Other real estate owned	14,515	—	—	14,515	(4,995)
Long-lived asset to be disposed of by sale	1,169	—	—	1,169	(350)

Fair Value Measurements at Reporting Date Using
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable	Total
		Assets	Inputs	Inputs	Gains
As of December 31, 2008	Total	(Level 1)	(Level 2)	(Level 3)	(Losses)

Impaired loans	$9,734	$—	$—	$9,734	$(8,015)
Other real estate owned	415	—	—	415	(34)

Impaired Loans.  Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from collateral. The impaired loans are reported at fair value through specific valuation allowance allocations. In addition, when it is determined that the fair value of an impaired loan is less than the recorded investment in the loan, the carrying value of the loan is adjusted to fair value through a charge to the allowance for loan losses. Collateral values are estimated using inputs based upon observable market data and customized discounting criteria. During 2009, certain impaired loans with a carrying value of $68,580 were reduced by specific valuation allowance allocations and partial loan charge-offs of $27,237 resulting in a reported fair value of $41,343. During 2008, impaired loans with a carrying value of $17,749 were reduced by specific valuation allowance allocations of $8,015 resulting in a reported fair value of $9,734.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

Other Real Estate Owned.  The fair values of OREO are determined by independent appraisals or are estimated using observable market data and customized discounting criteria. Upon initial recognition, write-downs based on the foreclosed asset’s fair value at foreclosure are reported through charges to the allowance for loan losses. Periodically, the fair value of foreclosed assets is remeasured with any subsequent write-downs charged to other real estate owned expense in the period in which they are identified. During 2009, OREO with a carrying amount of $19,510 was written down to its fair value of $14,515, resulting in impairment charges of $4,995. In addition, during 2009, OREO with a carrying amount of $1,880 was written down to its fair value of $1,330 and subsequently sold. Impairment charges related to this property of $550 were recorded in 2009. During 2008, OREO with a carrying amount of $449 was written down to its fair value of $415, resulting in impairment charges of $34.

Long-lived Assets to be Disposed of by Sale.  Long-lived assets to be disposed of by sale are carried at the lower of carrying value or fair value less estimated costs to sell. The fair values of long-lived assets to be disposed of by sale are based upon observable market data and customized discounting criteria. During 2009, a long-lived asset to be disposed of by sale with a carrying amount of $1,519 was written down to its fair value of $1,169, resulting in an impairment charge of $350, which was included in other non-interest expense.

Mortgage Loans Held for Sale.  Mortgage loans held for sale are required to be measured at the lower of cost or fair value. The fair value of mortgage loans held for sale is based upon binding contracts or quotes or bids from third party investors. As of December 31, 2009 and 2008, all mortgage loans held for sale were recorded at cost.

The Company is required to disclose the fair value of financial instruments for which it is practical to estimate fair value. The methodologies for estimating the fair value of financial instruments that are measured at fair value on a recurring or non-recurring basis are discussed above. The methodologies for estimating the fair value of other financial instruments are discussed below. For financial instruments bearing a variable interest rate where no credit risk exists, it is presumed that recorded book values are reasonable estimates of fair value.

Financial Assets.  Carrying values of cash, cash equivalents and accrued interest receivable approximate fair values due to the liquid and/or short-term nature of these instruments. Fair values for investment securities held-to-maturity are obtained from an independent pricing service, which considers observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. Fair values of fixed rate loans and variable rate loans that reprice on an infrequent basis are estimated by discounting future cash flows using current interest rates at which similar loans with similar terms would be made to borrowers of similar credit quality. Carrying values of variable rate loans that reprice frequently and with no change in credit risk approximate the fair values of these instruments.

Financial Liabilities.  The fair values of demand deposits, savings accounts, federal funds purchased, securities sold under repurchase agreements and accrued interest payable are the amount payable on demand at the reporting date. The fair values of fixed-maturity certificates of deposit are estimated using external market rates currently offered for deposits with similar remaining maturities. The carrying values of the interest bearing demand notes to the United States Treasury are deemed an approximation of fair values due to the frequent repayment and repricing at market rates. The fair value of the derivative contract was estimated by discounting cash flows using assumptions regarding the expected outcome of related litigation. The floating rate term notes, floating rate subordinated debentures, floating rate subordinated term loan and unsecured demand notes bear interest at floating

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

market rates and, as such, carrying amounts are deemed to approximate fair values. The fair values of notes payable to the FHLB, fixed rate subordinated term debt and capital lease obligation are estimated by discounting future cash flows using current rates for advances with similar characteristics.

Commitments to Extend Credit and Standby Letters of Credit.  The fair value of commitments to extend credit and standby letters of credit, based on fees currently charged to enter into similar agreements, is not significant.

A summary of the estimated fair values of financial instruments follows:

	2009		2008
	Carrying	Estimated	Carrying	Estimated
As of December 31,	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and cash equivalents	$623,482	$623,482	$314,030	$314,030
Investment securities available-for-sale	1,316,429	1,316,429	961,914	961,914
Investment securities held-to-maturity	129,851	130,855	110,362	109,809
Net loans	4,424,974	4,422,288	4,685,497	4,696,287
Accrued interest receivable	37,123	37,123	38,694	38,694
Mortgage servicing rights, net	17,325	17,746	11,002	11,832

Total financial assets	$6,549,184	$6,547,923	$6,121,499	$6,132,566

Financial liabilities:
Total deposits, excluding time deposits	$3,586,248	$3,586,248	$3,243,756	$3,243,756
Time deposits	2,237,808	2,246,223	1,930,503	1,934,296
Federal funds purchased	—	—	30,625	30,625
Securities sold under repurchase agreements	474,141	474,141	525,501	525,501
Derivative contract	245	245	—	—
Accrued interest payable	17,585	17,585	20,531	20,531
Other borrowed funds	5,423	5,423	79,216	79,216
Long-term debt	73,353	74,913	84,148	88,255
Subordinated debentures held by subsidiary trusts	123,715	128,802	123,715	119,608

Total financial liabilities	$6,518,518	$6,533,580	$6,037,995	$6,041,788

(25)	RELATED PARTY TRANSACTIONS

The Company conducts banking transactions in the ordinary course of business with related parties, including directors, executive officers, shareholders and their associates, on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that do not involve more than a normal risk of collectibility or present other unfavorable features.

Certain executive officers and directors of the Company and certain corporations and individuals related to such persons, incurred indebtedness in the form of loans, as customers, of $23,782 at December 31, 2009 and $24,977 at December 31, 2008. During 2009, new loans and advances on existing loans of $13,247 were funded and loan repayments totaled $10,321. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

at the time for comparable loans and are allowable under the Sarbanes Oxley Act of 2002. Additionally, during 2009, loans of $4,121 were removed due to changes in related parties from the prior year.

The Company leases aircraft from an entity wholly-owned by the chairman of the Company’s Board of Directors. Under the terms of the lease, the Company pays a fee for each flight hour plus certain third party operating expenses related to the aircraft. During 2009, 2008 and 2007, the Company paid the related entity $230, $143 and $168, respectively, for its use of aircraft. In addition, the Company paid third party operating expenses of $66, $315 and $325 during 2009, 2008 and 2007, respectively. A portion of these third party operating expenses were recovered by the Company as discussed below.

The Company leases a portion of its hanger and provides pilot services to the related entity. During 2009, 2008 and 2007, the Company received payments from the related entity of $129, $140 and $161, respectively, for hanger use, pilot fees and reimbursement of certain third party operating expenses related to the chairman’s personal use of the aircraft.

The Company purchases property, casualty and other insurance through an agency in which a director of the Company has a majority ownership interest. The Company paid insurance premiums to the agency of $830, $649, and $340 in 2009, 2008 and 2007, respectively.

The Company purchases services from an entity in which seven directors of the Company, including the chairman and vice chairman of the Board of Directors, have an aggregate ownership interest of 17.1%. Services provided for the Company’s benefit include shareholder education and communication, strategic enterprise planning and corporate governance consultation. During 2009, 2008 and 2007, the Company paid $342, $415 and $337, respectively, for these services. The Company also reimburses the related entity for certain costs incurred in the Company’s behalf, primarily office costs for the vice-chairman of the Company’s Board of Directors and the Company’s charitable foundation. These reimbursements totaled $81, $97 and $47 in 2009, 2008 and 2007, respectively. The related entity reimburses the Company for all salaries, wages and employee benefits expenses incurred by the Company in behalf of the related entity for its personnel.

During 2008, the Company purchased real property owned by a director of the Company for $1,250. The Company purchased the property from a developer who had purchased it from the director immediately prior to the Company’s purchase. Prior to the purchase, the Company’s Board of Directors approved the transaction after reviewing fully the relationships and proposed terms regarding the transaction. The director’s term of office expired in May 2009.

(26)	SEGMENT REPORTING

Prior to 2009, the Company reported two operating segments, community banking and technology services. Technology services encompassed services provided through i_Tech, the Company’s wholly-owned technology services subsidiary, to affiliated and non-affiliated customers. On December 31, 2008, the Company sold i_Tech and moved certain operational functions previously provided by i_Tech to the Company’s bank subsidiary.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

The following table presents prior year segment information. The “other” category includes the net funding costs and other expenses of the Parent Company, the operational results of consolidated nonbank subsidiaries and intercompany eliminations.

	Community	Technology		Intersegment
For the Year Ended December 31, 2008	Banking	Services	Other	Eliminations	Total

Net interest income	$247,176	$80	$54,060	$(65,939)	$235,377
Provision for loan losses	33,356	—	—	—	33,356

Net interest income after provision for loan losses	213,820	80	54,060	(65,939)	202,021

Non-interest income:
External sources	83,298	18,592	26,707	—	128,597
Intersegment	30	12,622	11,249	(23,901)	—

Total non-interest income	83,328	31,214	37,956	(23,901)	128,597
Non-interest expense	201,114	26,459	18,869	(23,901)	222,541

Net income before income tax expense	96,034	4,835	73,147	(65,939)	108,077
Income tax expense	32,670	1,924	2,835	—	37,429

Net income	$63,364	$2,911	$70,312	$(65,939)	$70,648

Depreciation and core deposit intangible amortizaton	$17,346	$—	$246	$—	$17,592

Total assets as of December 31, 2008	$6,618,374	$—	$9,973	$—	$6,628,347

Investment in equity method investees as of December 31, 2008	$5,847	$—	$—	$—	$5,847

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

	Community	Technology		Intersegment
For the Year Ended December 31, 2007	Banking	Services	Other	Eliminations	Total

Net interest income	$202,653	$190	$71,469	$(74,709)	$199,603
Provision for loan losses	7,750	—	—	—	7,750

Net interest income after provision for loan losses	194,903	190	71,469	(74,709)	191,853

Non-interest income:
External sources	72,600	19,080	687	—	92,367
Intersegment	1	12,675	9,408	(22,084)	—

Total non-interest income	72,601	31,755	10,095	(22,084)	92,367
Non-interest expense	157,118	25,805	17,947	(22,084)	178,786

Net income before income tax expense	110,386	6,140	63,617	(74,709)	105,434
Income tax expense (benefit)	39,142	2,434	(4,783)	—	36,793

Net income	$71,244	$3,706	$68,400	$(74,709)	$68,641

Depreciation and core deposit intangible amortizaton	$14,092	$—	$227	$—	$14,319

Total assets as of December 31, 2007	$5,091,252	$7,120	$561,686	$(443,261)	$5,216,797

Investment in equity method investees as of December 31, 2007	$5,772	$—	$—	$—	$5,772

(27)	AUTHORITATIVE ACCOUNTING GUIDANCE

FASB ASC Topic 105, “Generally Accepted Accounting Principles.”  On September 15, 2009, the Company adopted new authoritative guidance under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 105, “Generally Accepted Accounting Principles.” ASC Topic 105 establishes the ASC as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with generally accepted accounting principles. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the ASC carries an equal level of authority. All non-grandfathered, non-SEC accounting literature not included in the ASC is superseded and deemed non-authoritative. Adoption of ASC Topic 105 did not have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

FASB ASC Topic 260, “Earnings Per Share.”  On January 1, 2009, the Company adopted new authoritative accounting guidance under ASC Topic 260, “Earnings Per Share,” which provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. Adoption of ASC Topic 260 did not have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

FASB ASC Topic 320, “Investments—Debt and Equity Securities.”  New authoritative accounting guidance under ASC Topic 320, “Investments—Debt and Equity Securities,” (i) changes

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that an entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under ASC Topic 320, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. The Company adopted the guidance provided under ASC Topic 320 during first quarter 2009. The adoption did not have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

FASB Topic 505, “Equity: Accounting for Distributions to Shareholders with Components of Stock and Cash.”  New authoritative accounting guidance under ASC Topic 505, “Equity: Accounting for Distributions to Shareholders with Components of Stock and Cash” clarifies that the stock portion of a distribution to shareholders that includes an election by the shareholders to receive cash or stock is considered a share issuance to be reflected in earnings per share prospectively and is not a stock dividend. New guidance provided under ASC Topic 505 is effective for interim and annual periods ended after December 15, 2009, and is applied retrospectively. Adoption of the new guidance did not impact the Company’s consolidated financial statements, results of operations or liquidity.

FASB ASC Topic 715, “Compensation—Retirement Benefits.”  New authoritative accounting guidance under ASC Topic 715, “Compensation—Retirement Benefits,” provides guidance related to an employer’s disclosures about plan assets of defined benefit pension or other post-retirement benefit plans. Under ASC Topic 715, disclosures should provide users of financial statements with an understanding of how investment allocation decisions are made, the factors that are pertinent to an understanding of investment policies and strategies, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and significant concentrations of risk within plan assets. The Company adopted the disclosure requirements of the new authoritative accounting guidance under ASC Topic 715 in the consolidated financial statements for the year ended December 31, 2009. The adoption did not impact the Company’s consolidated financial statements, results of operations or liquidity.

Additional new authoritative accounting guidance under ASC Topic 715, “Compensation—Retirement Benefits,” requires the recognition of a liability and related compensation expense for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to post-retirement periods. Under ASC Topic 715, life insurance policies purchased for the purpose of providing such benefits do not effectively settle an entity’s obligation to the employee. Accordingly, the entity must recognize a liability and related compensation expense during the employee’s active service period based on the future cost of insurance to be incurred during the employee’s retirement. The Company adopted the new authoritative accounting guidance under ASC Topic 715 on January 1, 2008 as a change in accounting principle through a cumulative-effect adjustment to retained earnings totaling $633.

FASB ASC Topic 805, “Business Combinations.”  ASC Topic 805, “Business Combinations” applies to all transactions and other events in which one entity obtains control over one or more other businesses. ASC Topic 805 requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. Assets acquired and liabilities assumed in a business combination that arise from contingencies are to be recognized at fair value if fair value can be reasonably estimated. ASC Topic 805 also requires acquirers to expense acquisition-related costs as incurred. The guidance in ASC Topic 805 is applicable to the Company’s accounting for business combinations closing on or after January 1, 2009.

FASB ASC Topic 810, “Consolidation.”  Authoritative accounting guidance under ASC Topic 810, “Consolidation,” amends prior guidance to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Under ASC Topic 810, a non-controlling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, ASC Topic 810 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. The new authoritative guidance under ASC Topic 810 became effective for the Company on January 1, 2009 and did not have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

Further new authoritative accounting guidance under ASC Topic 810 amends prior guidance to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new authoritative accounting guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. The new authoritative accounting guidance under ASC Topic 810 will be effective for the Company on January 1, 2010 and is not expected to have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

Further new authoritative accounting guidance (Accounting Standards Update (“ASU”) No. 2010-02) under Topic 810 clarifies the scope of the decrease in ownership provisions under Subtopic 810-10 and related guidance. ASU No. 2010-02 also expands disclosure requirements about deconsolidation of a subsidiary or derecognition of a group of assets. ASU No. 2010-02 became effective for the Company on January 1, 2009 and did not have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

FASB ASC Topic 815, “Derivatives and Hedging.”  New authoritative accounting guidance under ASC Topic 815, “Derivatives and Hedging,” requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. Adoption of the new authoritative accounting guidance under ASC Topic 815 on January 1, 2009 did not impact the Company’s consolidated financial statements, results of operations or liquidity.

FASB ASC Topic 820, “Fair Value Measurements and Disclosures.”  New authoritative accounting guidance under ASC Topic 820,“Fair Value Measurements and Disclosures,” clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. ASC Topic 820 also requires an entity

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

to base its conclusion about whether a transaction was not orderly on the weight of the evidence. The new accounting guidance amended prior guidance to expand certain disclosure requirements. The Company adopted the new authoritative accounting guidance under ASC Topic 820 during the first quarter of 2009. The adoption did not impact the Company’s consolidated financial statements, results of operations or liquidity.

Further new authoritative accounting guidance (ASU No. 2009-5) under ASC Topic 820 provides guidance for measuring the fair value of a liability in circumstances in which a quoted price in an active market for the identical liability is not available. In such instances, a reporting entity is required to measure fair value utilizing a valuation technique that uses (i) the quoted price of the identical liability when traded as an asset, (ii) quoted prices for similar liabilities or similar liabilities when traded as assets, or (iii) another valuation technique that is consistent with the existing principles of ASC Topic 820, such as an income approach or market approach. The new authoritative accounting guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The forgoing new authoritative accounting guidance under ASC Topic 820 became effective for the Company’s financial statements beginning October 1, 2009 and did not have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

Further new authoritative accounting guidance (ASU No. 2009-12) amends ASC Topic 820 to permit a reporting entity to measure fair value of certain investments on the basis of the net asset value per share of the investment or its equivalent and requires new disclosures about the attributes of investments included in the scope of the amendment. ASU No. 2009-12 is effective for interim and annual periods ending after December 15, 2009. Adoption of ASU No. 2009-12 did not impact the Company’s consolidated financial statements, results of operations or liquidity.

Further new authoritative accounting guidance (ASU No. 2010-06) under ASC Topic 820 requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and, present separately information about purchases, sales, issuances and settlements in the reconciliation for fair value measurements using Level 3 inputs. In addition, ASU No. 2010-06 clarifies that reporting entities must use judgment in determining the appropriate classes of assets and liabilities for purposes of reporting fair value measurements and disclose valuation techniques and inputs used to measure both recurring and nonrecurring fair value measurements. ASU No. 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances and settlements in the reconciliation for fair value measurements using Level 3 inputs. Those disclosures are effective for fiscal years, and interim period within those years, beginning after December 15, 2010. The adoption of this new authoritative guidance under ASC Topic 820 is not expected to have a material impact on the Company’s consolidated financial statements, results of operations or liquidity.

FASB ASC Topic 825, “Financial Instruments.”  New authoritative accounting guidance under ASC Topic 825,“Financial Instruments,” requires an entity to provide disclosures about the fair value of financial instruments in interim financial information and amends prior guidance to require those disclosures in summarized financial information at interim reporting periods. The Company adopted the new authoritative accounting guidance under ASC Topic 825 during the first quarter of 2009. The adoption did not impact the Company’s consolidated financial statements, results of operations or liquidity.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

FASB ASC Topic 855, “Subsequent Events.”  New authoritative accounting guidance under ASC Topic 855, “Subsequent Events,” establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC Topic 855 defines (i) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. The new authoritative accounting guidance under ASC Topic 855 became effective for the Company’s financial statements for periods ending after June 15, 2009 and did not have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

FASB ASC Topic 860, “Transfers and Servicing.”  New authoritative accounting guidance under ASC Topic 860, “Transfers and Servicing,” amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. The new authoritative accounting guidance eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. The new authoritative accounting guidance also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The new authoritative accounting guidance under ASC Topic 860 will be effective for the Company on January 1, 2010 and is not expected to have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

(28)	SUBSEQUENT EVENTS

On January 15, 2010, the Company filed a registration statement with the SEC for a proposed initial public offering of shares of its Class A common stock. The offering is expected to consist of shares of Class A common stock to be sold by the Company and may include shares of the Company’s Class A common stock to be sold by certain existing shareholders. The consummation of the proposed offering is subject to market conditions and other factors.

On March 5, 2010, the Company held a special meeting of shareholders to consider certain amendments to the Company’s existing restated articles of incorporation. At the meeting, shareholders approved the amendments which, among other things, effected a recapitalization of the Company’s common stock by (i) redesignating the existing common stock as Class B common stock, no par value, with five votes per share, which Class B common stock is convertible into Class A common stock on a share for share basis, (ii) creating a new class of common stock designated as Class A common stock, no par value, with one vote per share, (iii) increasing the authorized number of shares of Class B common stock to 100,000,000 shares and authorizing 100,000,000 shares of Class A common stock, and (iv) approving a 4:1 stock split of the Class B common stock.

All share and per share information included in the accompanying consolidated financial statements, including the notes thereto, has been adjusted to give effect to the recapitalization of the common stock, as discussed above, as if the recapitalization had occurred on January 1, 2007, the earliest date presented.

NEIGHBORS HELPING *neighbors* IN THE PLACE WE CALL HOME.

First Interstate BancSystem

www.firstinterstate.com

10,000,000 Shares

Class A Common Stock

Prospectus
March 23, 2010

Barclays Capital

D.A. Davidson & Co.

Keefe, Bruyette & Woods

Sandler O’Neill + Partners, L.P.